    As filed with the Securities and Exchange Commission on October 11, 2001
                                                 REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM F-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                         GILAT SATELLITE NETWORKS LTD.
             (Exact name of Registrant as specified in its charter)

                                     ISRAEL
                        (State or other jurisdiction of
                         incorporation or organization)
                                      3663
                          (Primary Standard Industrial
                          Classification Code Number)
                                 NOT APPLICABLE
                                 (IRS Employer
                             Identification Number)

                         GILAT SATELLITE NETWORKS LTD.
                      GILAT HOUSE, 21 YEGIA KAPAYIM STREET
                     KIRAT ARYE, PETAH TIKVA 49130, ISRAEL
                                (972) 3-925-2000
 (Name, address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                         GILAT SATELLITE NETWORKS, INC.
                              1651 OLD MEADOW ROAD
                             MCLEAN, VIRGINIA 22102
                                 (703) 734-9401
           (Name, address and telephone number of agent for service)
                            ------------------------
                                   COPIES TO:

                             STEVEN G. TEPPER, ESQ.
                                ARNOLD & PORTER
                                399 PARK AVENUE
                         NEW YORK, NEW YORK 10022-4690
                                 (212) 715-1000
                              JONATHAN KLEIN, ESQ.
                       PIPER MARBURY RUDNICK & WOLFE LLP
                          1251 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10020
                                 (212) 835-6000
                            GENE KLEINHENDLER, ADV.
                      GROSS, KLEINHENDLER, HODAK, HALEVY,
                                GREENBERG & CO.
                               ONE AZRIELI CENTER
                             TEL AVIV 67021, ISRAEL
                                (972) 3-607-4444

                            ------------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As described herein, the exchange offer will be made in connection with an acquisition that will be submitted to the stockholders of rStar Corporation for approval. The exchange offer has not commenced. The exchange offer will only commence upon distribution of the prospectus and exchange offer materials simultaneously with the distribution of proxy materials to rStar stockholders.
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                            ------------------------
                        CALCULATION OF REGISTRATION FEE
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
                                                           AMOUNT        PROPOSED MAXIMUM PROPOSED MAXIMUM    AMOUNT OF
TITLE OF EACH CLASS OF                                      TO BE            OFFERING         OFFERING       REGISTRATION
SECURITIES TO BE REGISTERED                             REGISTERED(1)    PRICE PER SHARE      PRICE(2)          FEE(3)
---------------------------------------------------------------------------------------------------------------------------
Ordinary Shares, par value NIS 0.01 per share......    466,105 shares          N/A           $2,273,684          $569
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

(1) Based on the maximum number of shares to be issued in connection with the offer (466,105) and the exchange ratio applicable in the offer (0.0738 of an ordinary share of Gilat for each share of rStar common stock).
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) and 457(c) under the Securities Act of 1933, as amended (the "Securities Act") and based upon (1) the average of the high and low sales prices of rStar common stock on October 9, 2001 and (2) 6,315,789 shares of rStar common stock, which is the maximum number of shares that may be exchanged for the securities being registered.
(3) Computed in accordance with Rule 457(f) under the Securities Act to be $569, which is equal to 0.000250 multiplied by the proposed maximum offering price of $2,273,684.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.

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

THE INFORMATION IN THIS OFFER TO EXCHANGE/PROSPECTUS MAY CHANGE. RSTAR AND GILAT CANNOT COMPLETE THE EXCHANGE OFFER AND ISSUE THE GILAT ORDINARY SHARES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE IS EFFECTIVE. THIS OFFER TO EXCHANGE/PROSPECTUS IS NOT AN OFFER TO SELL GILAT ORDINARY SHARES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE GILAT ORDINARY SHARES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED.

        PRELIMINARY OFFER TO EXCHANGE/PROSPECTUS DATED OCTOBER 11, 2001

                               RSTAR CORPORATION

                         GILAT SATELLITE NETWORKS LTD.

                               OFFER TO EXCHANGE

                  UP TO 6,315,789 SHARES OF RSTAR COMMON STOCK

                                      FOR

 $0.95 IN CASH AND 0.0738 OF AN ORDINARY SHARE OF GILAT SATELLITE NETWORKS LTD.

     THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON NOVEMBER [ ], 2001 UNLESS THE OFFER IS EXTENDED. SHARES OF RSTAR COMMON STOCK TENDERED PURSUANT TO THIS OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE OFFER.

     rStar invites its stockholders to tender shares of its common stock for $0.95 per share in cash and 0.0738 of an ordinary share of Gilat Satellite Networks Ltd. upon the terms and subject to the conditions set forth in this offer to exchange/prospectus. Subject to the proration provisions described in the offer, rStar will exchange all shares of its common stock that are validly tendered and not properly withdrawn, up to a maximum of 6,315,789 shares, which represents approximately 29% of the outstanding shares of rStar common stock not held by Gilat or its corporate affiliates.

     rStar, its majority-stockholder Gilat, and a subsidiary of Gilat, entered into an acquisition agreement pursuant to which rStar agreed, among other things, to conduct an offer for up to 6,315,789 shares of rStar common stock. Gilat granted rStar an option to purchase up to 466,105 Gilat ordinary shares that are being offered to rStar stockholders in exchange for shares of rStar common stock validly tendered and not properly withdrawn. rStar intends to exercise this option upon the closing of the offer.

     rStar's Board of Directors, based upon, among other things, the recommendation of a special committee consisting of independent directors, has approved the acquisition agreement and has determined that the offer is fair to, and in the best interests of, rStar stockholders but makes no recommendation as to whether rStar stockholders should accept the offer and tender their shares of rStar common stock pursuant to the offer.

     The obligation to exchange cash and Gilat ordinary shares for shares of rStar common stock is subject to the conditions listed under "The
Offer -- Conditions to the Offer," including approval of the acquisition agreement by rStar stockholders. rStar has requested proxies pursuant to separate proxy solicitation materials complying with the requirements of Section 14(a) of the Securities Exchange Act of 1934. rStar's proxy solicitation materials are being mailed separately to record holders of rStar common stock as
of [          ], 2001 along with this offer to exchange/prospectus.

     Gilat ordinary shares are quoted on the Nasdaq National Market under the symbol "GILTF" and shares of rStar common stock are quoted on the Nasdaq National Market under the symbol "RSTR." Starting on June 27, 2001, rStar received a series of notices from the Nasdaq National Market regarding the delisting of rStar common stock. On August 9, 2001, the Nasdaq Listing Qualification Panel considered rStar's failure to comply with some of the Nasdaq Marketplace Rules. In accordance with Nasdaq rules, the delisting of rStar common stock has been stayed pending the decision of the Nasdaq Listing Qualification Panel. The decision of the Listing Qualification Panel is expected shortly. There can be no assurance that the Listing Qualification Panel's
determination will be favorable to rStar. As of [          ], 2001, the last
reported sales price for Gilat ordinary shares was $     per share and the last
reported sales price for rStar common stock was $     per share.

     SEE "RISK FACTORS" BEGINNING ON PAGE      FOR A DISCUSSION OF IMPORTANT
FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH THE OFFER.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Gilat ordinary shares to be issued under this offer to exchange/prospectus or passed upon the adequacy or accuracy of this offer to exchange/prospectus. Any representation to the contrary is a criminal offense.
       This offer to exchange/prospectus is dated October [          ], 2001.

                               TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE OFFER.......................    1
WHERE YOU CAN FIND MORE INFORMATION.........................    6
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............    6
SUMMARY.....................................................    8
  THE OFFER AND RELATED TRANSACTIONS........................    8
  THE COMPANIES.............................................    8
  OPINION OF CIBC WORLD MARKETS CORP. ......................    9
  THE OFFER.................................................    9
  RISK FACTORS..............................................   12
  MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.............   12
  REGULATORY MATTERS........................................   12
  ACCOUNTING TREATMENT......................................   12
  COMPARATIVE RIGHTS OF STOCKHOLDERS OF RSTAR AND GILAT.....   12
SPECIAL INFORMATION REGARDING FORWARD LOOKING STATEMENTS....   13
SELECTED FINANCIAL INFORMATION..............................   14
  SELECTED FINANCIAL DATA OF GILAT..........................   14
  SELECTED FINANCIAL DATA OF RSTAR..........................   18
COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA.........   19
COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND
  INFORMATION...............................................   20
  RECENT SHARE PRICE........................................   20
  DIVIDENDS.................................................   20
RISK FACTORS................................................   22
  RISKS RELATED TO THE OFFER................................   22
  RISKS RELATED TO GILAT....................................   23
BACKGROUND OF THE OFFER AND RELATED TRANSACTIONS............   30
  PAST CONTACTS BETWEEN RSTAR AND GILAT.....................   30
  NEGOTIATIONS BETWEEN RSTAR AND GILAT......................   32
REASONS FOR THE OFFER AND THE RELATED TRANSACTIONS..........   35
  REASONS FOR GILAT'S BOARD RECOMMENDATION; FACTORS
     CONSIDERED.............................................   35
  REASONS FOR RSTAR'S BOARD APPROVAL; FACTORS CONSIDERED....   36
OPINION OF CIBC WORLD MARKETS CORP. ........................   38
THE OFFER...................................................   42
  BASIC TERMS; PRORATION....................................   42
  EXTENSION, TERMINATION AND AMENDMENT......................   44
  EXCHANGE OF SHARES OF RSTAR COMMON STOCK AND DELIVERY OF
     THE CONSIDERATION......................................   45
  FRACTIONAL SHARES OF GILAT ORDINARY SHARES................   46
  WITHDRAWAL RIGHTS.........................................   46
  PROCEDURE FOR TENDERING SHARES OF RSTAR COMMON STOCK......   47
  PURPOSE OF THE OFFER......................................   49
  POSSIBLE EFFECTS OF THE OFFER.............................   51
  CONDITIONS TO THE OFFER...................................   52
  CERTAIN LEGAL MATTERS; REGULATORY APPROVALS...............   54
  SOURCE AND AMOUNT OF FUNDS................................   54
  FEES AND EXPENSES.........................................   55
  ACCOUNTING TREATMENT......................................   56
  MISCELLANEOUS.............................................   56
TAXATION....................................................   56
  TAX CONSEQUENCES TO HOLDERS OF SHARES OF RSTAR COMMON
     STOCK..................................................   57
  TAX CONSEQUENCES OF HOLDING GILAT ORDINARY SHARES.........   59
  ISRAELI TAXATION..........................................   60
INTERESTS OF CERTAIN PERSONS IN THE TRANSACTIONS............   60
  GILAT.....................................................   60
  THE VOTING AGREEMENT......................................   61
  RSTAR EMPLOYMENT AGREEMENTS...............................   61

THE ACQUISITION AGREEMENT...................................   62
  THE OFFER.................................................   62
  THE OPTION................................................   62
  THE ACQUISITION...........................................   62
  THE VOTING AGREEMENT......................................   65
  RSTAR BOARD OF DIRECTORS..................................   66
  REPRESENTATIONS AND WARRANTIES............................   66
  CONDUCT OF THE BUSINESS OF STARBAND LATIN AMERICA PENDING
     THE CLOSING OF THE ACQUISITION.........................   66
  CONDUCT OF RSTAR PENDING THE CLOSING OF THE ACQUISITION...   67
  REVIEW OF RSTAR'S EXPENDITURES............................   67
  CONDITIONS TO CLOSING THE ACQUISITION.....................   68
  ADDITIONAL COVENANTS AND AGREEMENTS.......................   69
  CONDUCT OF THE PARTIES AFTER THE CLOSING OF THE
     ACQUISITION............................................   70
  TERMINATION OF THE ACQUISITION AGREEMENT..................   71
  AMENDMENT.................................................   72
  THE MASTER AGREEMENT......................................   72
CERTAIN INFORMATION REGARDING GILAT.........................   73
  GENERAL...................................................   73
  DIRECTORS AND EXECUTIVE OFFICERS OF GILAT.................   74
  INTERESTS OF GILAT'S DIRECTORS AND EXECUTIVE OFFICERS.....   78
BENEFICIAL SHARE OWNERSHIP BY PRINCIPAL STOCKHOLDERS AND
  MANAGEMENT OF RSTAR.......................................   79
DESCRIPTION OF GILAT'S SHARE CAPITAL........................   81
COMPARISON OF RIGHTS OF RSTAR STOCKHOLDERS AND GILAT
  STOCKHOLDERS..............................................   82
  SIZE AND CLASSIFICATION OF THE BOARD OF DIRECTORS.........   82
  DIRECTOR QUALIFICATIONS...................................   83
  REMOVAL OF DIRECTORS; VACANCIES...........................   83
  SPECIAL MEETING OF STOCKHOLDERS...........................   84
  ACTION BY WRITTEN CONSENT OF STOCKHOLDERS.................   84
  VOTE REQUIRED FOR EXTRAORDINARY CORPORATE TRANSACTIONS....   85
  BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS........   85
  STOCKHOLDER SUITS.........................................   87
  DISSENTERS' RIGHTS........................................   87
  DIVIDENDS.................................................   88
  AMENDMENTS TO CHARTER AND BY-LAWS.........................   88
  DIRECTOR LIABILITY........................................   89
  FIDUCIARY DUTIES OF DIRECTORS.............................   89
  RIGHTS OF INSPECTION......................................   90
  INDEMNIFICATION OF OFFICERS, DIRECTORS AND OTHERS.........   90
  QUORUM OF STOCKHOLDERS....................................   91
LEGAL MATTERS...............................................   91
EXPERTS.....................................................   91
UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION OF GILAT
  SATELLITE NETWORKS LTD. ..................................  F-1

ANNEX A: AMENDED AND RESTATED ACQUISITION AGREEMENT, DATED SEPTEMBER 7, 2001,
         AMONG RSTAR CORPORATION, GILAT TO HOME LATIN AMERICA (HOLLAND) N.V. AND GILAT SATELLITE NETWORKS LTD.

ANNEX B: OPINION OF CIBC WORLD MARKETS CORP.

     THIS OFFER TO EXCHANGE/PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT RSTAR AND GILAT FROM DOCUMENTS FILED WITH THE SEC THAT ARE NOT INCLUDED IN OR DELIVERED WITH THIS OFFER TO EXCHANGE/PROSPECTUS. YOU CAN OBTAIN THESE DOCUMENTS UPON WRITTEN OR ORAL REQUEST TO THE INFORMATION AGENT FOR THE OFFER, GEORGESON SHAREHOLDER, 111 COMMERCE ROAD, CARLSTADT, NEW JERSEY 07072-2586, (866)821-0667, AND THROUGH THE SEC OR THE SEC'S INTERNET WEB
SITE. SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE      .

     DOCUMENTS INCORPORATED BY REFERENCE, EXCLUDING ALL EXHIBITS, ARE AVAILABLE TO SECURITY HOLDERS WITHOUT CHARGE, EXCEPT THAT IF AN EXHIBIT IS SPECIFICALLY INCORPORATED BY REFERENCE IN THIS OFFER TO EXCHANGE/PROSPECTUS, THE EXHIBIT WILL ALSO BE PROVIDED WITHOUT CHARGE. IN ORDER TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS BEFORE CLOSING OF THE OFFER, YOU SHOULD MAKE YOUR REQUEST NO LATER
THAN OCTOBER [     ], 2001.

                     QUESTIONS AND ANSWERS ABOUT THE OFFER

     The following summarizes the principal terms, conditions and other provisions of the offer. rStar and Gilat urge you to read the section entitled "The Offer" and the Letter of Transmittal accompanying this offer to exchange/prospectus in their entirety.

Q:  WHO IS OFFERING TO EXCHANGE MY SHARES?

A: rStar is offering to exchange up to 6,315,789 shares of rStar common stock for cash and Gilat ordinary shares. rStar entered into an acquisition agreement with its majority stockholder Gilat, and Gilat's subsidiary, Gilat To Home Latin America (Holland) N.V., pursuant to which rStar is making this offer to exchange shares of rStar common stock for cash and Gilat ordinary shares.

    rStar currently does not own any Gilat ordinary shares. Gilat has granted rStar an option to purchase up to 466,105 Gilat ordinary shares that are being offered to you in exchange for your shares of rStar common stock.

Q:  HOW MANY SHARES OF RSTAR COMMON STOCK ARE BEING SOUGHT IN THE OFFER?

A: rStar is seeking to exchange up to 6,315,789 shares of rStar common stock, par value $0.01 per share, other than shares of rStar common stock held directly or indirectly by Gilat. These shares represent approximately 10% of the total number of shares of rStar common stock outstanding and 29% of the outstanding shares of rStar common stock not held by Gilat or its corporate affiliates, based upon the total number of shares of rStar common stock outstanding as of October [ ], 2001.

Q:  WHAT WILL I RECEIVE IN EXCHANGE FOR MY SHARES OF RSTAR COMMON STOCK?

A: rStar is offering to exchange $0.95 in cash and 0.0738 of a Gilat ordinary share for each share of rStar common stock validly tendered and not properly withdrawn.

    You will not receive any interest on any cash that rStar pays you, even if there is a delay in making the exchange.

    You will not receive any fractional Gilat ordinary shares pursuant to the offer. Instead you will receive cash in an amount equal to the product obtained by multiplying (x) the fractional interest of Gilat ordinary shares that you would otherwise be entitled to receive pursuant to the offer by (y) the average of the closing price of Gilat ordinary shares as reported on the Nasdaq National Market for the five (5) consecutive trading days ending on the trading day immediately prior to the date on which rStar accepts tendered shares in the offer.

Q:  HOW MANY SHARES MAY I TENDER?

A: You may tender all of the shares of rStar common stock you own. However, if more than 6,315,789 shares of rStar common stock are validly tendered and not properly withdrawn prior to the expiration of the offer, rStar will exchange shares on a pro rata basis. This means that all of the shares you tender may not be accepted. Instead, rStar will only accept from each tendering stockholder the number of shares equal to the number of shares validly tendered and not properly withdrawn by such stockholder multiplied by a proration factor. The proration factor for each stockholder is equal to the total number of shares rStar is offering to exchange divided by the total number of shares validly tendered and not properly withdrawn by all stockholders. See "The Offer -- Basic Terms; Proration."

Q:  HOW WILL RSTAR PAY FOR MY SHARES?

A: rStar will need a maximum of $6,000,000 and 466,105 Gilat ordinary shares to exchange 6,315,789 shares of rStar common stock validly tendered and not properly withdrawn.

    rStar currently does not own any Gilat ordinary shares. However, Gilat granted rStar an option to purchase up to 466,105 Gilat ordinary shares that are being offered to rStar stockholders in exchange for shares of rStar common stock validly tendered and not properly withdrawn. Under the option, in consideration for providing rStar with the Gilat ordinary shares for the offer, Gilat will receive that number of shares of rStar common stock equal to 60% of the total number of shares of rStar common stock validly tendered and not properly withdrawn. Therefore, if 6,315,789 shares of rStar common stock are accepted by rStar, Gilat will be entitled to receive 3,789,473 shares of rStar common stock under the option. rStar intends to exercise this option upon the closing of the offer.

    rStar intends to use existing funds from its cash reserves to pay for the cash portion of the consideration offered in exchange for shares of rStar common stock validly tendered and not properly withdrawn. Therefore, if 6,315,789 shares of rStar common stock are accepted by rStar in the offer, rStar will pay $6,000,000 in cash in the offer. See "The Offer -- Source and Amount of Funds."

Q:  HOW LONG DO I HAVE TO TENDER MY SHARES?

A:  You may tender your shares until the offer expires. The offer will expire on
    [          ], November [     ], 2001, at 12:00 midnight, New York City time,
    unless rStar extends the offer. rStar may (with Gilat's prior consent) choose to extend the offer at any time. rStar cannot assure you, however, that it will extend the offer or, if it is extended, for how long.

Q:  HOW WILL I BE NOTIFIED IF RSTAR EXTENDS THE OFFER?

A: If a decision is made to extend the offer, rStar will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date of the offer. See "The Offer -- Extension, Termination and Amendment."

Q:  HOW DO I TENDER MY SHARES?

A: To tender your shares, prior to the expiration of the offer, you should do one of the following:

     - if you hold your shares in your own name, you must deliver your share certificate(s) and a properly completed and duly executed Letter of Transmittal to the exchange agent for the offer, at one of the addresses appearing on the back cover page of this offer to exchange/prospectus prior to the expiration of the offer; or

     - if you hold your shares in "street name" through a broker, you may direct your broker to tender your shares through the book-entry transfer procedures of The Depositary Trust Company. The exchange agent must receive a confirmation of receipt of your shares of rStar common stock by book-entry transfer and a properly completed and duly executed Letter of Transmittal; or

     - if your stock certificates are not immediately available or you cannot comply with the book-entry transfer procedure before the expiration date, you must comply with the guaranteed delivery procedures outlined in "The Offer -- Procedure for Tendering Shares of rStar Common Stock -- Guaranteed Delivery."

        You may also contact Georgeson Shareholder, the information agent for this offer, or your broker for assistance. The contact information for the information agent is set forth on the back cover page of this offer to exchange/prospectus. See also the instructions to the Letter of Transmittal.

Q:  ONCE I HAVE TENDERED MY SHARES IN THE OFFER, CAN I WITHDRAW MY TENDERED
SHARES?

A:  Yes. You may withdraw your tendered shares of rStar common stock at any time
    before 12:00 midnight, New York City time on [          ], November [     ],
    2001, unless rStar extends the offer, in which case you can withdraw your shares of rStar common stock until the expiration of the offer as extended. If rStar has not accepted for exchange the shares of rStar common stock that you have tendered in the offer, you may also withdraw your shares at any
    time after 12:00 midnight, New York City time, on [          ],
                   , 2001. See "The Offer -- Withdrawal Rights."

Q:  HOW DO I WITHDRAW SHARES I PREVIOUSLY TENDERED?

A: You must deliver on a timely basis a written, telegraphic or facsimile notice of your withdrawal, with the required information, to the exchange agent for the offer at one of the addresses appearing on the back cover page of this offer to exchange/prospectus. See "The Offer -- Withdrawal Rights."

Q:  IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

A: - The exchange of shares pursuant to this offer will reduce the number of the shares of rStar common stock that might otherwise trade publicly and may reduce the number of rStar stockholders, which could adversely affect the liquidity and market value of the remaining shares of rStar common stock held by the public.

    - Under the acquisition agreement, rStar and Gilat agreed, among other things, that: (1) rStar will make an offer for 6,315,789 shares of rStar common stock, and Gilat and its corporate affiliates will not tender their shares of rStar common stock in the offer, (2) rStar will acquire all of the outstanding capital stock of StarBand Latin America (Holland) B.V. from a subsidiary of Gilat in exchange for 43,103,448 shares of rStar common stock. Following the consummation of each of these transactions, and assuming that the maximum number of shares of rStar common stock are validly tendered and not withdrawn, Gilat will beneficially hold approximately 85% of the outstanding shares of rStar common stock (subject to the assignment of approximately 15,600,000 of those shares to StarBand Communications Inc., as described under "Summary -- The Offer and Related Transactions") and will, therefore, have the ability to control rStar.

    - The offer does not entitle you to appraisal or dissenters' rights with respect to your shares of rStar common stock.

Q:  WHAT DOES RSTAR'S BOARD OF DIRECTORS THINK OF THE OFFER?

A: rStar's Board of Directors, based upon, among other things, the recommendation of a special committee comprised of independent directors, has approved the acquisition agreement and has determined that the offer is fair to, and in the best interests of, rStar stockholders.

    However, none of rStar, its Board of Directors or the information agent is making any recommendation as to whether you should tender or refrain from tendering your shares of rStar common stock.

    You must decide whether to tender your shares of rStar common stock and, if so, how many shares of rStar common stock to tender. You should discuss whether to tender your shares of rStar common stock with your broker or other financial advisor.

Q:  WHAT ARE THE CONDITIONS TO THE OFFER?

A: The acceptance of shares of rStar common stock validly tendered and not properly withdrawn is subject to several conditions, including:

     - the Gilat registration statement of which this offer to exchange/prospectus is a part must have been declared effective by the SEC;

     - the acquisition agreement and the transactions contemplated by the acquisition agreement must have been approved by rStar's stockholders;

     - rStar and Gilat must have completed rStar's acquisition of StarBand Latin American (Holland) B.V. under the terms of the acquisition agreement;

     - the absence of any law, court order or regulatory action seeking to delay or prohibit the offer; and

     -  the acquisition agreement must not have been terminated.

    These and other conditions to the offer are discussed in this offer to exchange/prospectus under "The Offer -- Conditions of the Offer." The offer is not conditioned on any minimum number of shares being tendered.

Q:  WHEN WILL RSTAR EXCHANGE MY SHARES?

A: rStar will exchange cash and Gilat ordinary shares for shares of rStar common stock validly tendered and not properly withdrawn as promptly as practicable after the expiration of the offer and the acceptance of shares of rStar common stock for exchange. You will not receive any interest on any cash that rStar pays you, even if there is a delay in making the exchange.

    However, if more than 6,315,789 shares of rStar common stock are validly tendered and not properly withdrawn prior to the expiration date, as expected, rStar will exchange shares on a pro rata basis. This means that rStar will purchase from each tendering stockholder the number of shares validly tendered and not withdrawn by such stockholder multiplied by a proration factor. Because of the difficulty in determining the number of shares validly tendered and not withdrawn, rStar does not expect to announce the final proration factor or accept shares pursuant to the offer until approximately seven Nasdaq National Market trading days after the expiration of the offer. See "The Offer -- Basic Terms; Proration."

Q: WILL I BE ABLE TO SELL THE GILAT ORDINARY SHARES THAT I RECEIVE IN EXCHANGE FOR THE SHARES OF RSTAR COMMON STOCK I TENDER IN THE OFFER?

A: Yes. If you are not an affiliate of Gilat, you will be able to sell the Gilat ordinary shares that you receive in exchange for your shares of rStar common stock.

Q: WHAT IS THE RECENT MARKET PRICE OF RSTAR COMMON STOCK AND GILAT ORDINARY SHARES?

A: On September 7, 2001, the last full trading day before the announcement of the offer, the last reported sale price for rStar common stock on the Nasdaq National Market was $0.49 per share. On the same day, the last reported sale price for Gilat ordinary shares on the Nasdaq National Market was $9.18 per share.

    Starting on June 27, 2001, rStar received a series of notices from the Nasdaq National Market regarding the delisting of rStar common stock. On August 9, 2001, the Nasdaq Listing Qualification Panel considered rStar's failure to comply with certain Nasdaq Marketplace Rules. In accordance with Nasdaq rules, the delisting of rStar common stock has been stayed pending the decision of the Nasdaq Listing Qualification Panel. See "The
    Offer -- Possible Effects of the Offer -- rStar's Receipt of Nasdaq Delisting Notice," for more information regarding the possible delisting of rStar common stock.

    On October [          ], 2001, the last full trading day before announcement
    of all of the terms of the offer, the last reported sale price of rStar
    common stock on the Nasdaq National Market was $     per share and the last
    reported sales price of Gilat ordinary shares was $     per share.

    You are urged to obtain current market quotations for your shares of rStar common stock and for Gilat ordinary shares.

Q:  WILL I HAVE TO PAY ANY FEES OR COMMISSIONS IF I TENDER MY SHARES?

A: If you are the record owner of your shares of rStar common stock and you tender your shares in the offer, you will not incur any brokerage or other nominee fees. If you own your shares in "street name" through a broker or nominee who tenders the shares of rStar common stock on your behalf, your broker may charge you a fee for doing so.

    You should consult your broker or nominee to determine whether any charges will apply. rStar will not be obligated to pay for or reimburse you for any broker or nominee charges.

Q:  WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES IF I TENDER MY SHARES?

A: Generally, you will be subject to U.S. federal income taxation when you receive cash and Gilat ordinary shares in exchange for the shares of rStar common stock that you validly tender in the offer.

    Depending on the number of shares of rStar common stock that you validly tender in the offer, the receipt of cash and Gilat ordinary shares for your tendered shares will be treated either as (1) a sale or exchange eligible for capital gains treatment or (2) a distribution, some or all of which may be subject to ordinary income tax rates. See "Taxation -- Tax Consequences to Holders of rStar Common Stock."

    Also, if you do not complete and sign the Substitute Form W-9 included in the Letter of Transmittal, you may be subject to required backup federal income tax withholding.

    You are urged to carefully read the disclaimer under "Taxation," and to consult your tax advisor on the consequences of participation in the offer.

Q:  WILL I HAVE TO PAY ANY STOCK TRANSFER TAX IF I TENDER MY SHARES?

A: You will not incur any stock transfer tax if you instruct the exchange agent in the related Letter of Transmittal to deliver the cash payment and Gilat ordinary shares that you receive in exchange for your shares of rStar common stock to the registered holder of the exchanged shares of rStar common stock. See "The Offer -- Procedure for Tendering Shares of rStar Common Stock."

Q:  WHO DO I CONTACT IF I HAVE QUESTIONS ABOUT THE OFFER?

A: The information agent can help answer your questions. The information agent is Georgeson Shareholder. Its contact information is set forth on the back cover page of this offer to exchange/prospectus.

Q:  IS GILAT'S FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER MY SHARES?

A: Yes. Shares of rStar common stock accepted in the offer will be exchanged, in part, for Gilat ordinary shares and so you should consider Gilat's financial condition before you decide to become a stockholder of Gilat through the offer. In considering Gilat's financial condition, you should review this offer to exchange/prospectus, and the documents incorporated by reference in this offer to exchange/prospectus, because they contain detailed business, financial and other information about Gilat. See "Risk Factors -- Risks Related to Gilat" and "Certain Information Regarding Gilat."

                      WHERE YOU CAN FIND MORE INFORMATION

     rStar and Gilat are subject to the information and periodic reporting requirements of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance with those requirements, file annual reports and other information with the United States Securities & Exchange Commission ("SEC"). However, as a foreign registrant, Gilat and its stockholders are exempt from some of the Exchange Act reporting requirements. The reporting requirements that do not apply to Gilat or its stockholders include proxy solicitations rules, the short-swing insider profit disclosure rules of Section 16 of the Exchange Act and the rules regarding filing quarterly reports with the SEC, which are required to be filed only if required in Gilat's home country.

     You may read and copy any reports, statements or other information that Gilat or rStar file with the SEC at the SEC's public reference rooms at the following locations:

  Public Reference Room            Chicago Regional Office
  450 Fifth Street, N W            Citicorp Center
  Room 1024                        500 West Madison Street
  Washington, DC 20549             Suite 1400
                                   Chicago, IL 60661-2511

     Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These filings are also available to the public from commercial document retrieval services. Some of these documents are also available at the Internet web site maintained by the SEC at "http://www.sec.gov." Since Gilat does not file documents with the SEC electronically, its SEC filings are generally unavailable on the SEC's web site. rStar, however, does file electronically.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     Gilat filed a registration statement on Form F-4 on October 11, 2001, to register with the SEC the Gilat ordinary shares to be issued to rStar stockholders in the offer. This offer to exchange/prospectus is a part of that registration statement and constitutes a prospectus of Gilat, in addition to being an offer to exchange of both rStar and Gilat. In addition on October [ ], 2001, rStar and Gilat filed with the SEC a Tender Offer Statement on Schedule TO under the Exchange Act to furnish certain information about the offer. You may obtain copies of the Form F-4 and the Schedule TO (and any amendments to those documents) in the manner described above. As allowed by SEC rules, this document does not contain all the information you can find in Gilat's registration statement or the exhibits to the registration statement.

     The SEC allows rStar and Gilat to "incorporate by reference" information into this offer to exchange/prospectus, which means that:

     - incorporated documents are considered part of this offer to exchange/prospectus;

     - rStar and Gilat can disclose important information to you by referring you to those documents;

     - information in this offer to exchange/prospectus automatically updates and supersedes information in earlier documents that are incorporated by reference in this offer to exchange/prospectus;

     - information in a document incorporated by reference in this offer to exchange/prospectus automatically updates and supersedes information in earlier documents that are incorporated by reference in this offer to exchange/prospectus; and

     - information that rStar and Gilat file with the SEC after the date of this offer to exchange/ prospectus that is incorporated by reference in this offer to exchange/prospectus automatically updates and supersedes this offer to exchange/prospectus.

     This offer to exchange/prospectus incorporates by reference the documents and financial statements set forth below, except to the extent modified or superseded by this offer to exchange/prospectus, that have been previously filed with the SEC. These documents and financial statements contain important information about rStar and Gilat and their financial condition.

GILAT (FILE NO. 0-21218)

     - Annual Report on Form 20-F for the fiscal year ended December 31, 2000;

     - Each of the Current Reports of Foreign Private Issuers on Form 6-K, filed on May 17, 2001;

     - Each of the Current Reports of Foreign Private Issuers on Form 6-K filed on July 13, 2001;

     - Each of the Current Reports on Foreign Private Issuers on Form 6-K, filed on August 16, 2001; and

     - Each of the Current Reports on Foreign Private Issuers on Form 6-K, filed on October 3, 2001.

rSTAR (FILE NO. 0-27029)

     - Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

     - Quarterly Report on Form 10-Q for the three months ended March 31, 2001;

     - Quarterly Report on Form 10-Q for the six months ended June 30, 2001;

     - Current Reports on Form 8-K, filed on April 27, 2001, May 23, 2001, June 3, 2001, August 2, 2001, August 13, 2001 and September 14, 2001.

     This offer to exchange/prospectus may also incorporate by reference additional documents that rStar and Gilat may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, including any Form 6-K filed by Gilat which so provides, from the date of this offer to exchange/prospectus to the date that shares of rStar common stock are accepted for exchange pursuant to the offer or the date that the offer is terminated.

     If you are a stockholder of rStar, you may have received some of the documents incorporated by reference, but if you have not received such documents you can obtain any of them through the information agent for the offer, Georgeson Shareholder at, 111 Commerce Road Carlstadt, New Jersey 07072-2586,
(866) 821-0667, the SEC or the SEC's Internet web site as described above. Documents incorporated by reference are available without charge, excluding all exhibits, except that if an exhibit is specifically incorporated by reference in this offer to exchange/prospectus, the exhibit will also be provided without charge. In order to receive timely delivery of the documents before closing of
the offer, you should make your request no later than October [     ], 2001. If
you request any of the incorporated documents from the information agent, the information agent will mail them to you by first class mail, or another equally prompt means of delivery, within one business day after the information agent receives your request.

     You should rely only on the information contained in this offer to exchange/prospectus or to which rStar and Gilat have referred you. Neither rStar nor Gilat has authorized anyone to provide you with information or make any representation on behalf of rStar or Gilat in connection with this offer other than those contained in this offer to exchange/prospectus or in the related Letter of Transmittal. This offer to exchange/prospectus is dated October
[     ], 2001, and you should not assume that the information contained in this offer to exchange/prospectus is accurate as of any date other than the date of this document.

                                    SUMMARY

     The following is a brief summary of information contained in the offer to exchange/prospectus. You should carefully read this entire offer to exchange/prospectus and the other documents to which this offer to exchange/prospectus refers you in order to fully understand the offer. See
"Where You Can Find More Information" on page           .

THE OFFER AND RELATED TRANSACTIONS

     rStar, its majority-stockholder Gilat, and Gilat To Home Latin America (Holland) N.V., a subsidiary of Gilat ("GTH Latin America"), entered into an acquisition agreement pursuant to which, among other things, rStar agreed to make an offer to exchange up to 6,315,789 shares of rStar common stock, for cash and Gilat ordinary shares. rStar currently does not own any Gilat ordinary shares. Gilat granted rStar an option to purchase up to 466,105 Gilat ordinary shares that are being offered to rStar stockholders in exchange for shares of rStar common stock validly tendered and not properly withdrawn. Under the option, in consideration for providing rStar with the Gilat ordinary shares for the offer, Gilat will receive that number of shares of rStar common stock equal to 60% of the number of shares of rStar common stock validly tendered and not properly withdrawn in the offer. Therefore, if 6,315,789 shares of rStar common stock are validly tendered and not properly withdrawn, Gilat will be entitled to receive 3,789,473 shares of rStar common stock under the option. rStar intends to exercise this option upon the closing of the offer. From its existing cash reserves, rStar will fund the cash consideration, up to $6,000,000, offered in exchange for shares of rStar common stock validly tendered and not properly withdrawn.

     The acquisition agreement also provides that rStar will acquire all of the outstanding capital stock of StarBand Latin America (Holland) B.V. ("StarBand Latin America"), a wholly-owned subsidiary of GTH Latin America, in exchange for 43,103,448 shares of rStar common stock. rStar's acquisition of StarBand Latin America is referred to as the "Acquisition" in this offer to exchange/prospectus. Under the acquisition agreement, GTH Latin America has the right to assign all or part of these shares of rStar common stock to Gilat, its affiliates or to StarBand Communications, Inc. ("StarBand US"). Gilat has reached an agreement in principle with StarBand US, pursuant to which StarBand US will be entitled to receive, upon closing of the Acquisition and subject to other conditions, that number of shares of rStar common stock equal to 15% of the total number of shares of rStar common stock that will be outstanding following consummation of the Acquisition and the offer (or approximately 15,600,000 shares of rStar common stock, assuming that the maximum number of shares of rStar common stock are tendered in the offer) from the 43,103,448 shares of rStar common stock that GTH Latin America would otherwise have received in connection with the Acquisition. For more information regarding the Acquisition, see "The Acquisition Agreement -- The Acquisition."

     The completion of the offer is subject to, among other things, the closing of the Acquisition.

     For purposes of this offer to exchange/prospectus, the capitalized term "Transactions" means, collectively, the offer and the Acquisition.

THE COMPANIES

  GILAT SATELLITE NETWORKS LTD.

     Gilat, a corporation formed under the laws of Israel, was incorporated in 1987. The principal executive office of Gilat is located at 21/D Yegia Kapayim Street, Daniv Park, Kiryat Arye, Petah Tikva, Israel and its phone number is
(972) 3-925-2000.

     Gilat, with its global subsidiaries, is a leading provider of telecommunications solutions based on VSAT (very small aperture technology) satellite network technology. Gilat provides satellite-based, end-to-end enterprise networking and rural telephony solutions to customers across six continents, and markets interactive broadband data services. Gilat is also a joint venture partner with EchoStar Communications Corporation, Microsoft Network LLC and ING Furman Selz Investors, in StarBand US, America's first consumer, always-on, nationwide, two-way, high-speed satellite Internet service provider. For more information on Gilat, see "Certain Information Regarding
Gilat" beginning on page           .

  RSTAR CORPORATION

     rStar is a Delaware corporation, headquartered in San Ramon, California. rStar was founded in June 1997 and until March 2001, operated under the name ZapMe! Corporation. rStar develops, provides and manages satellite-based networks for large-scale deployment across user communities of interest. rStar's core products include remote high-speed Internet access, data delivery, high-quality video and networking services distributed through its satellite broadband Internet gateway and bi-directional solutions. rStar's technology assures instantaneous, consistent, secure and reliable delivery of content within the rStar network.

     rStar is headquartered at 3000 Executive Parkway, Suite 150, San Ramon, California 94583 and its phone number is (925)543-0300.

OPINION OF CIBC WORLD MARKETS CORP. (SEE PAGE           )

     In connection with its evaluation of the offer, a special committee consisting of independent directors of rStar received a written opinion from CIBC World Markets Corp. as to the fairness, from a financial point of view, to the holders of rStar common stock, other than Gilat and its affiliates, of the consideration to be received in the offer by such holders. The full text of CIBC World Markets' written opinion dated September 7, 2001 is attached as Annex B to this offer to exchange/prospectus. You are encouraged to read this opinion carefully in its entirety for a description of the assumptions made, matters considered and limitations on the review undertaken.

     CIBC WORLD MARKETS' OPINION IS ADDRESSED TO THE SPECIAL COMMITTEE OF RSTAR'S BOARD OF DIRECTORS AND RELATES ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE CONSIDERATION PROVIDED FOR IN THE OFFER. THE OPINION DOES NOT ADDRESS ANY OTHER ASPECT OF THE OFFER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER ANY STOCKHOLDER SHOULD TENDER SHARES IN THE OFFER OR AS TO ANY OTHER MATTERS RELATING TO THE OFFER OR RELATED TRANSACTIONS.

THE OFFER

     Attached to this offer to exchange/prospectus as Annex A is the acquisition agreement governing the offer and related transactions. You are encouraged to read this agreement because it is the legal document that covers the Transactions.

  Summary of the Offer

     rStar is offering, upon the terms and conditions set forth in this offer to exchange/prospectus and the related Letter of Transmittal, $0.95, net to the seller in cash, and 0.0738 of a Gilat ordinary share, for each outstanding share of rStar common stock that is validly tendered prior to the expiration of the offer, and not properly withdrawn, up to a maximum of 6,315,789 shares, subject to the proration provisions described in this offer to exchange/prospectus. Gilat and its corporate affiliates have agreed not to tender any of their shares of rStar common stock in the offer. You will not receive any interest on any cash that rStar pays you, even if there is a delay in making the exchange.

     rStar will not deliver any fractional Gilat ordinary shares in connection with the offer. rStar stockholders whose shares are accepted in the offer will instead receive cash for any fractional Gilat ordinary share they would otherwise be entitled to receive.

  Material Conditions to the Offer (see page           )

     rStar shall complete the offer only if specific conditions are satisfied or, in some cases waived, including the following:

     - rStar stockholders must have approved the acquisition agreement and the transactions described in the acquisition agreement;

     - Gilat's registration statement, of which this offer to exchange/prospectus is a part, must have been declared effective by the SEC;

     - rStar and Gilat must have completed the Acquisition;

     - the acquisition agreement must not have been terminated in accordance with its terms; and

     - the absence of any law, court order or regulatory action seeking to delay or prohibit the offer.

     For more information on conditions to the offer, see "The
Offer -- Conditions to the Offer."

     rStar also reserves its right (subject to Gilat's prior consent and the other terms of the acquisition agreement) to waive any condition (other than the conditions relating to the absence of a law, court order or regulatory action seeking to delay or prohibit the offer, and the effectiveness of the registration statement for the Gilat ordinary shares to be issued in the offer) by giving oral or written notice of any waiver to the exchange agent and by making a public announcement.

  Timing of the Offer

     The offer is currently scheduled to expire at 12:00 midnight, New York City time, on November [ ], 2001, subject to the satisfaction or waiver of the conditions to the offer.

  Extension, Termination and Amendment (see page           )

     rStar expressly reserves the right (subject to Gilat's prior consent and the other terms of the acquisition agreement), at any time or from time to time, to extend the period of time during which the offer remains open, and can do so by giving oral or written notice of the extension to the exchange agent. If a decision is made to extend the offer, rStar will make an announcement to that effect no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. During an extension, all shares of rStar common stock previously tendered and not properly withdrawn will remain subject to the offer, subject to your right to withdraw your shares of rStar common stock. You should read the discussion under the caption "The
Offer -- Withdrawal Rights" for more details.

     Subject to the SEC's applicable rules and regulations, rStar also reserves the right (subject to Gilat's prior consent and the other terms of the acquisition agreement) at any time or from time to time, to delay acceptance for exchange of any shares of rStar common stock pursuant to the offer or to terminate the offer and not accept for exchange or exchange any shares of rStar common stock not previously accepted for exchange or exchanged, upon the failure of any of the conditions of the offer to be satisfied.

     If the registration statement, of which this offer to exchange/prospectus is a part, has not been declared effective at the initial expiration of the offer, rStar (subject to Gilat's prior consent and the other terms of the acquisition agreement) intends to extend the offer and announce the extension via the PR Newswire no later than 9:00 a.m., New York City time, on [
          ], 2001.

     Subject to applicable SEC rules and regulations law, rStar further reserves the right (subject to Gilat's prior consent and the other terms of the acquisition agreement) and regardless of whether any of the events described in "The Offer -- Conditions to the Offer" have occurred or are deemed by rStar to have occurred, to amend the offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the offer or by decreasing or increasing the number of shares being sought in the offer). Amendments to the offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration date of the offer.

     For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or a U.S. Federal holiday and consists of the time period from 12:01 am through 12:00 midnight, New York City time.

     Any public announcement made pursuant to the offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of any extension, termination, delay or amendment. Without limiting the manner in which rStar may choose to make a public announcement, except as required by applicable law (including Rules 13(e)-4(d)(2) and 13e-4(e)(3) under the Exchange Act which require that any material change in the information published, sent or given to the stockholders in connection with the offer be promptly sent to stockholders in a manner reasonably calculated to inform stockholders of the change), rStar will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to the PR Newswire or comparable service.

  Exchange of Shares of rStar Common Stock and Delivery of the Consideration
(see page           )

     Upon the terms and subject to the conditions to the offer, including the terms and conditions of any extension, delay or amendment, rStar will accept for exchange, and will exchange, shares of rStar common stock validly tendered and not properly withdrawn as promptly as practicable after the expiration date. However, if the offer is oversubscribed, as expected, rStar will exchange shares of rStar common stock on a pro rata basis. This means that rStar will purchase from each tendering stockholder the number of shares validly tendered and not withdrawn by such stockholder multiplied by a proration factor. Because of the difficulty in determining the number of shares validly tendered and not withdrawn, rStar does not expect to announce the final proration factor or accept shares pursuant to the offer until approximately seven Nasdaq National Market trading days after the expiration of the offer.

  Withdrawal Rights (see page           )

     Your tender of shares of rStar common stock pursuant to the offer is irrevocable, except that shares of rStar common stock tendered pursuant to the offer may be properly withdrawn at any time prior to the expiration date of the offer and, unless rStar previously accepted them for exchange pursuant to the
offer, may also be withdrawn at any time after [                    ], 2001.

  Procedure for Tendering Shares of rStar Common Stock (see page           )

     For you to validly tender your shares of rStar common stock pursuant to the offer you should do one of the following:

     - if you hold your shares in your own name, you must deliver your share certificate(s) and a properly completed and duly executed Letter of Transmittal to the exchange agent for the offer, at one of the addresses appearing on the back cover page of this offer to exchange/prospectus prior to the expiration of the offer; or

     - if you hold your shares in "street name" through a broker, you may direct your broker to tender your shares through the book-entry transfer procedures of The Depositary Trust Company. The exchange agent must receive a confirmation of receipt of your shares of rStar common stock by book-entry transfer and a properly completed and duly executed Letter of Transmittal; or

     - if your stock certificates are not immediately available or you cannot comply with the book-entry transfer procedure before the expiration date, you must comply with the guaranteed delivery procedures outlined in "The Offer -- Procedure for Tendering Shares of rStar Common Stock -- Guaranteed Delivery."

     For more information on how to tender your shares in the offer, please see "The Offer -- Procedure for Tendering Shares of rStar Common Stock."

RISK FACTORS (SEE PAGE           )

     In deciding whether to tender your shares of rStar common stock pursuant to the offer, you should carefully read this offer to exchange/prospectus and the documents to which rStar and Gilat refer you. You should also carefully consider the risk factors discussed under the captions "Risk Factors -- Risks Related to the Offer" and "Risk Factors -- Risks Related to Gilat."

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES (SEE PAGE           )

     Generally, the receipt of Gilat ordinary shares and cash in exchange for your shares of rStar common stock will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under state, local or foreign income or other tax laws. Also, if you do not complete and sign the Substitute Form W-9 included with the Letter of Transmittal you may be subject to "backup withholding" of U.S. federal income tax.

     TAX MATTERS ARE VERY COMPLICATED. THE TAX CONSEQUENCES OF THE OFFER TO YOU WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE OFFER TO YOU.

     For more information concerning the U.S. federal income tax consequences to U.S. holders resulting from the offer, see "Taxation."

REGULATORY MATTERS

     Other than the SEC declaring effective Gilat's registration statement of which this offer to exchange/ prospectus is a part, neither rStar nor Gilat believes that any additional material governmental filings are required with respect to the offer.

ACCOUNTING TREATMENT (SEE PAGE           )

     Gilat will account for the Transactions as a purchase of an additional interest in rStar for financial reporting purposes.

COMPARATIVE RIGHTS OF STOCKHOLDERS OF RSTAR AND GILAT (SEE PAGE           )

     Gilat ordinary shares are being offered along with cash for your shares of rStar common stock tendered pursuant to the offer. Because rStar is a corporation organized under the laws of Delaware and Gilat is a corporation organized under the laws of Israel, there are differences between the rights of rStar stockholders and the rights of Gilat stockholders.

            SPECIAL INFORMATION REGARDING FORWARD LOOKING STATEMENTS

     This offer to exchange/prospectus contains statements that are not historical facts and constitute projections, forecasts or forward-looking statements. These statements may be identified by the use of forward-looking words or phrases such as "believes," "expects," "anticipates," "intends," "plans," "estimates," "may" and "should." These statements are not guarantees of performance. They are inherently subject to known and unknown risks, uncertainties and assumptions that could cause the future results and stockholder value of rStar and/or Gilat to differ materially from those expressed in these statements. The actual actions or results of rStar and/or Gilat may differ materially from those expected or anticipated in the forward-looking statements.

     The safe harbor provided by the Private Securities Litigation Reform Act of 1995 is not available for forward-looking statements made in the context of the offer. In making these statements, rStar and Gilat believe that their expectations are based on reasonable assumptions. Yet you should understand that the following important factors (some of which are beyond Gilat's and rStar's control), in addition to those discussed elsewhere in this offer to exchange/prospectus and in the documents that rStar and Gilat have incorporated by reference, could affect the future results of each of them. These factors could also cause the results or other outcomes to differ materially from those expressed in the forward-looking statements of rStar and Gilat:

     - developments and market trends in satellite-delivered Internet access, television or telephone market particularly in Latin America;

     - the limited experience of rStar and Gilat in the Latin American market;

     - technological developments, particularly relating to Internet and satellite technology;

     - the timing and success of business development efforts of rStar and Gilat;

     - the anticipated growth strategies for rStar and Gilat;

     - ability of rStar to perform well under its new business model;

     - the level of competition Gilat and rStar experience in their respective businesses and its effect on the pricing of their respective goods and services;

     - acceptance by businesses of the Internet as a medium for communicating with their customers, vendors and other business partners particularly in Latin America;

     - future expenditures of Gilat and rStar for capital projects and their available financial resources;

     - the ability of rStar and Gilat to continue to control costs and maintain quality;

     - the direct or indirect effects on rStar's and Gilat's business resulting from the terrorist incidents on September 11, 2001;

     - general economic, business and social conditions both in the United States and in Latin America; and

     - other uncertainties, all of which are difficult to predict and many of which are beyond the control of rStar and Gilat.

     Neither rStar nor Gilat undertakes any obligation to make any revision to the forward-looking statements contained in this document or to update them to reflect events or circumstances occurring after the date of this document.

                         SELECTED FINANCIAL INFORMATION

SELECTED FINANCIAL DATA OF GILAT

     The tables below present portions of Gilat's financial statements and are not complete. rStar stockholders should read the following selected financial data in conjunction with the consolidated financial statements and notes thereto included in Item 18 of Gilat's annual report on Form 20-F for the fiscal year ended December 31, 2000, filed with the SEC on July 2, 2001. Gilat's selected consolidated statement of operations data and the consolidated balance sheet data set forth below with respect to the years ended December 31, 1996, 1997, 1998 and 1999 as of December 31, 1996, 1997, 1998 and 1999 have been prepared in accordance with U.S. GAAP and have been derived from Gilat's audited financial statements included in Gilat's annual report on Form 20-F for the fiscal year ended December 31, 2000, filed with the SEC on July 2, 2001. The selected statement of operations and balance sheet data for the six months ended June 30, 2000 and June 30, 2001 have been prepared in accordance with U.S. GAAP and have been derived from Gilat's Report of Foreign Issuer on Form 6-K for the month of August 2001, filed with the SEC on August 16, 2001. The historical results presented below are not necessarily indicative of results to be expected for any future period.

(U.S. DOLLARS IN THOUSANDS)
                                                                     YEAR ENDED DECEMBER 31,
                                                 ---------------------------------------------------------------
                                                 1996(1)        1997          1998          1999          2000
                                                 -------      --------      --------      --------      --------
Revenues:
  Products.....................................  $74,126      $101,309      $147,767      $238,564      $398,299
  Services.....................................                  2,381         7,568        99,309       106,263
                                                 -------      --------      --------      --------      --------
Total Revenues.................................   74,126       103,690       155,335       337,873       504,562
                                                 -------      --------      --------      --------      --------
Cost of revenues:
  Products.....................................   42,917        58,603        82,198       146,084       265,259
  Services.....................................       --           139         4,405        74,055        79,182
  Write-off of inventories associated with
    restructuring..............................       --            --         9,495         4,634            --
                                                 -------      --------      --------      --------      --------
Total cost of revenues:........................   42,917        58,742        96,098       224,773       344,441
                                                 -------      --------      --------      --------      --------
Gross profit...................................   31,209        44,948        59,237       113,100       160,121
                                                 -------      --------      --------      --------      --------
Research and development costs, net............    6,216         8,121        12,780        24,791        31,272
Selling and marketing, general and
  administrative expenses......................   13,945        20,321        29,077        68,414        86,098
Merger expenses................................    7,991            --            --            --            --
Acquired in-process research and development...       --            --        80,000            --            --
Restructuring charges..........................       --            --        11,989          (356)           --
                                                 -------      --------      --------      --------      --------
Operating income (loss)........................    3,057        16,506       (74,609)       20,251        42,751
Financial income (expenses), net...............    1,170           538        (1,247)        3,267        (1,289)
Write-off of investments associated with
  restructuring................................       --            --        (2,700)         (896)           --
Impairment of investments in other companies...       --            --            --            --        (9,350)
Other income, net..............................    1,329            30           162            --            --
                                                 -------      --------      --------      --------      --------
Income (loss) before taxes on income...........    5,556        17,074       (78,394)       22,622        32,112
Taxes on income................................       84           130           286         2,475         2,003
                                                 -------      --------      --------      --------      --------
Income (loss) after taxes on income............    5,472        16,944       (78,680)       20,147        30,109
Equity in losses of affiliated companies.......       --            --          (703)         (536)         (950)
Acquired in-process research and development
  related to an affiliated company.............       --            --            --            --       (10,000)
Minority interest in losses of a subsidiary....       --            --            --            --           276
                                                 -------      --------      --------      --------      --------
Net income (loss)..............................  $ 5,472(2)   $ 16,944      $(79,383)(3)  $ 19,611(4)   $ 19,435(5)
                                                 =======      ========      ========      ========      ========
Net income (loss) per share:
  Basic........................................  $  0.51(2)   $   1.56      $  (7.18)(3)  $   0.96(4)   $   0.86(5)
                                                 =======      ========      ========      ========      ========
  Diluted......................................  $  0.50(2)   $   1.51      $  (7.18)(3)  $   0.92(4)   $   0.81(5)
                                                 =======      ========      ========      ========      ========
Weighted average number of shares used in
  Computing net earnings (loss) per share
  (in thousands):
  Basic........................................   10,816        10,895        11,059        20,447        22,516
                                                 =======      ========      ========      ========      ========
  Diluted......................................   11,049        11,255        11,059        21,429        24,099
                                                 =======      ========      ========      ========      ========

(U.S. DOLLARS IN THOUSANDS)
                                                                         DECEMBER 31,
                                                    ------------------------------------------------------
                                                      1996       1997       1998       1999        2000
BALANCE SHEET DATA:                                 --------   --------   --------   --------   ----------
Working capital...................................  $ 61,632   $ 85,081   $ 89,227   $265,307   $  542,895
Total assets......................................   113,484    213,739    412,674    681,953    1,261,023
Short-term bank credit and current maturities of
  long-term debt..................................       582      2,719     23,158      6,986       14,819
Convertible subordinated notes....................        --     75,000     75,000     75,000      350,000
Other long-term Liabilities.......................     1,890      2,642      3,892     13,057      138,944
Shareholders' equity..............................    89,758    108,338    222,620    499,823      617,346

---------------
(1) Includes the results of Gilat Florida Inc., formerly named Skydata Inc. ("Gilat Florida") into which a wholly-owned subsidiary of Gilat was merged on December 30, 1996, and accounted for using the pooling-of-interests method.

(2) If the merger expenses associated with the Gilat Florida Merger had not been included in Gilat's results, net income for the year ended December 31, 1996 would have been approximately $13,463,000, basic net earnings per share for that year would have been $1.24 and diluted earnings net per share would have been $1.22.

(3) If the restructuring charges, write-offs associated with restructuring and expenses related to acquired research and development associated with the acquisition of Spacenet Inc. had not been included in Gilat's results, net income for the year ended December 31, 1998 would have been approximately $24,801,000, basic net earnings per share for that year would have been $2.24 and diluted net earnings per share would have been $2.14.

(4) If the expenses associated with the Spacenet acquisition and the restructuring charges had not been included in Gilat's results, net income for the year ended December 31, 1999 would have been approximately $58,422,000, basic net earnings per share for that year would have been $2.86 and diluted net earnings per share would have been $2.73.

(5) If the expenses associated with the rStar Corporation acquisition, acquired in-process research and development and impairment of investments in other companies had not been included in Gilat's results, net income for the year ended December 31, 2000 would have been approximately $49,052,000, basic earnings per share for that year would have been $2.18 and diluted earnings per share would have been $2.04.

INTERIM UNAUDITED SELECTED FINANCIAL DATA OF GILAT
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
DATA (U.S. DOLLARS IN THOUSANDS, EXCEPT PER SHARE
FIGURES)

                                                               SIX MONTHS ENDED
                                                                    JUNE 30
                                                              -------------------
                                                                2000       2001
                                                              --------   --------
                                                                  (UNAUDITED)
Revenues....................................................  $194,547   $218,641
Cost of revenues............................................   121,644    162,212
                                                              --------   --------
Gross profit................................................    72,903     56,429
                                                              --------   --------
Research and development costs:
Expenses incurred...........................................    16,089     24,159
Less -- grants..............................................     1,037      4,171
                                                                15,052     19,988
                                                              --------   --------
Selling, general and administrative expenses................    41,854     75,270
Restructuring charges.......................................                9,994
                                                              --------   --------
Operating income (loss).....................................    15,997    (48,823)
                                                              --------   --------
Financial income (expenses) -- net..........................      (806)   (13,200)
Impairment of investments in other companies................               (2,000)
                                                              --------   --------
Income (loss) before taxes on income........................    15,191    (64,023)
                                                              --------   --------
Taxes on income (expenses)..................................      (201)      (281)
                                                              --------   --------
Income (loss) after taxes on income.........................    14,990    (64,304)
                                                              --------   --------
Share in losses of associated companies.....................       372     (9,054)
Minority Share in losses of a subsidiary....................       276
                                                              --------   --------
Net income (loss)...........................................  $ 15,638   $(73,358)
                                                              --------   --------
Net income (loss) per share (in US dollars)
  Basic.....................................................      0.72      (3.14)
                                                              ========   ========
  Diluted...................................................      0.65      (3.14)
                                                              ========   ========
Weighted average number of shares used in computation of
  earnings per share
  (in thousands)
  Basic.....................................................    21,816     23,358
                                                              ========   ========
  Diluted...................................................    23,910     23,358
                                                              ========   ========

CONDENSED CONSOLIDATED
BALANCE SHEET DATA (U.S. DOLLARS IN THOUSANDS)

                                                                JUNE 30
                                                                 2001
                                                              -----------
                                                              (UNAUDITED)
Assets
Current assets:
Cash and cash equivalents...................................  $   96,804
Accounts receivable:
  Trade.....................................................     176,723
  Other.....................................................     100,669
Inventories.................................................     171,452
                                                              ----------
Total current assets........................................     545,648
                                                              ----------
Investments and non-current receivables:
Restricted cash.............................................       6,500
Investments in companies and non-current receivables........     271,375
                                                              ----------
                                                                 277,875
                                                              ----------
Property, plant and equipment:
  Cost......................................................     344,057
  Less -- accumulated depreciation & amortization...........      82,368
                                                              ----------
                                                                 261,689
                                                              ----------
Other assets and deferred charges -- net....................      92,131
                                                              ----------
                                                              $1,177,343
                                                              ==========
Liabilities and Shareholders' Equity
Current liabilities:
Short-term bank credit......................................  $    8,782
Current maturities of long term loans.......................       6,239
Accounts payable and accruals:
  Trade.....................................................      78,414
  Accrued expenses..........................................      25,078
  Other.....................................................      25,869
                                                              ----------
Total current liabilities...................................     144,382
Convertible subordinated notes..............................     350,000
Accrued severance pay.......................................       3,375
Long term loans -- net of current maturities................     125,446
Other long-term liabilities.................................      13,526
                                                              ----------
Total liabilities...........................................     636,729
                                                              ----------
Shareholders' equity:
Share capital and additional paid in capital................     626,164
Currency translation adjustment.............................      (6,891)
Accumulated deficit.........................................     (78,659)
                                                              ----------
                                                                 540,614
                                                              ----------
                                                              $1,177,343
                                                              ==========

SELECTED FINANCIAL DATA OF RSTAR

     The table that follows presents portions of rStar's financial statements and is not complete. You should read the following selected financial data together with rStar's financial statements and related notes and with "rStar Management's Discussion and Analysis of Financial Condition and Results of Operations" and the more complete financial information which are contained in rStar's Annual Report on Form 10-K filed with the SEC. rStar has summarized below statement of operations data for the years ended December 31, 1998, 1999, and 2000 and balance sheet data as of December 31, 1997, 1998, 1999 and 2000. These selected operations and balance sheet data have been derived from rStar's financial statements which have been audited by independent auditors and which are incorporated by reference into this offer to exchange/prospectus. rStar has also derived summarized statement of operations data for the six month periods ended June 30, 2000 and 2001 and balance sheet data as of June 30, 2001 from rStar's unaudited financial statements which have been incorporated by reference herein. These unaudited financial statements include, in rStar management's opinion, all adjustments, consisting only of normal recurring adjustments, that it considers necessary for the fair presentation of rStar's financial position and results of operations for those periods. The historical results presented below for the six months ended June 30, 2001 are not necessarily indicative of the results to be expected for any future period.

                                       PERIOD FROM
                                      JUNE 25, 1997
                                       (INCEPTION)                                              6 MONTHS   6 MONTHS
                                         THROUGH               YEAR ENDED DECEMBER 31,           ENDED      ENDED
                                      DECEMBER 31,       ------------------------------------   JUNE 30,   JUNE 30,
                                          1997            1998          1999          2000        2000       2001
                                      -------------      -------      --------      ---------   --------   --------
                                                           (IN THOUSANDS, EXCEPT PER SHARE
                                                                       FIGURES)
HISTORICAL STATEMENT OF OPERATIONS
  Net revenues from continuing
    operations......................     $   --          $    --      $     --      $      --   $     --   $     --
  Net revenues from discontinued
    operations......................         --               --         2,542         14,316     12,666      1,592
  Income (Loss) from continuing
    operations......................        (54)            (122)          182         (6,231)      (213)    (6,545)
  Income (Loss) from discontinued
    operations......................       (527)          (4,909)      (27,309)      (104,724)   (24,855)   (11,562)
  Total net loss....................       (581)          (5,031)      (27,127)      (110,955)   (25,068)   (18,107)
  Preferred dividends, actual,
    accreted and deemed.............         --             (606)      (17,965)          (213)        --         --
  Net loss applicable to common
    stockholders....................     $ (581)         $(5,637)     $(45,092)     $(111,168)  $(25,146)  $(18,107)
  Net income (loss) per share, basic
    and diluted from continuing
    operations......................     $(0.05)         $ (0.06)     $   0.91      $   (0.16)  $  (0.01)  $  (0.14)
  Net income (loss) per share, basic
    and diluted from discontinued
    operations......................     $   --          $ (0.42)     $  (1.39)     $   (2.40)  $  (0.58)  $  (0.24)
  Shares used in calculation of net
    loss per share, basic and
    diluted.........................     11,620           11,685        19,607         43,348     42,350     48,215

                                                                       DECEMBER 31,
                                                           ------------------------------------   JUNE 30,
                                                           1997     1998       1999      2000       2001
                                                           -----   -------   --------   -------   --------
BALANCE SHEET:
  Cash and equivalents...................................  $ 275   $   815   $112,714   $48,406   $37,778
  Restricted cash........................................     --        --        565       577       682
  Total current assets...................................    288       820    113,141    48,981    39,163
  Total current liabilities..............................    399       118     23,587    41,108    10,136
  Total liabilities......................................    861     5,726     36,879    61,653    11,132
  Total stockholders' equity (deficit)...................  $(512)  $(2,123)  $114,313   $11,575   $39,067
  Current ratio..........................................    .72      6.95       4.80      1.19      3.86

              COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

     The following table presents historical and pro forma per share data for Gilat and rStar and pro forma equivalent data based on the number of Gilat ordinary shares to be issued in the offer. You should read the data presented in conjunction with (i) the audited consolidated financial statements of Gilat included in its annual report on Form 20-F for the fiscal year ended December 31, 2000 which is incorporated by reference in this offer to exchange/prospectus, (ii) the unaudited interim consolidated financial statements of Gilat for the six months ended June 30, 2001, which is incorporated by reference in this offer to exchange/prospectus, and (iii) the audited consolidated financial statements of rStar contained in its Annual Report on Form 10-K filed with the SEC on April 17, 2001 and the unaudited consolidated financial statements included in rStar's quarterly report on Form 10-Q for the quarter ended June 30, 2001, both of which are incorporated by reference in this offer to exchange/prospectus. You should also read the unaudited pro forma financial information included elsewhere in this offer to exchange/ prospectus.

     The data set forth in the following table are provided for the year ended December 31, 2000 and for the six months ended June 30, 2001. The pro forma data are not necessarily indicative of actual or future operating results or of the financial condition that would have occurred or will occur upon consummation of the Transactions.

                                                                 YEAR ENDED       SIX MONTHS ENDED
                                                              DECEMBER 31, 2000    JUNE 31, 2001
                                                              -----------------   ----------------
GILAT SATELLITE NETWORKS LTD.
  HISTORICAL DATA PER GILAT ORDINARY SHARE:
     Basic income (loss) per share..........................       $ 0.86              $(3.14)
     Diluted income (loss) per share........................       $ 0.81              $(3.14)
     Book value per share(1)................................       $26.43              $23.14
  UNAUDITED PRO FORMA COMBINED DATA PER GILAT ORDINARY
     SHARE(3)(4):
     Basic and diluted income (loss) per share from
       continuing operations................................       $ 0.07              $(3.23)
     Basic and diluted income loss per share from
       discontinued operations..............................       $(4.19)             $(0.48)
                                                                   ------              ------
     Net loss per share.....................................       $(4.12)             $(3.71)
                                                                   ------              ------
     Book value per share(2)................................           --              $22.97
RSTAR CORPORATION
  HISTORICAL DATA PER RSTAR COMMON STOCK:
     Basic and diluted loss per share from continuing
       operations...........................................       $(0.16)             $(0.14)
     Basic and diluted (loss) per share from discontinued
       operations...........................................       $(2.40)             $(0.24)
                                                                   ------              ------
     Net loss per share.....................................       $(2.56)             $(0.38)
                                                                   ------              ------
     Book value per share(1)................................       $ 0.26              $ 0.61

---------------
(1) The historical book value per share is computes by dividing total shareholders' equity by the number of Gilat ordinary shares outstanding at the end of the period.

(2) The pro forma combined book value per Gilat ordinary share is computed by dividing total pro forma shareholders' equity by the pro forma number of ordinary shares outstanding at the end of the period.

(3) The pro forma combined data per Gilat ordinary share is computed by dividing pro forma net income by the weighted average pro forma shares outstanding after giving effect to the Gilat ordinary shares issued in the offer.

(4) Equivalent pro forma per share data of rStar is not presented as the effect of the Transactions is not material.

          COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

     rStar's common stock is listed for trading on the Nasdaq National Market under the symbol "RSTR." Prior to March 2001, rStar's common stock was traded under the symbol "IZAP." Gilat ordinary shares are also listed for trading on the Nasdaq National Market under the symbol "GILTF." As of September 27, 2001, there were outstanding 23,364,113 Gilat ordinary shares and 63,792,044 shares of rStar common stock. For information regarding the potential delisting of rStar common stock from the Nasdaq National Market see "The Offer -- Possible Effects of the Offer -- rStar's Receipt of Nasdaq Delisting Notice."

     The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per share of rStar common stock and Gilat ordinary shares as reported on the Nasdaq National Market. Neither rStar nor Gilat has paid any cash dividends during the periods indicated.

                                                                 GILAT(1)           RSTAR(2)
                                                             -----------------   --------------
                                                              HIGH       LOW      HIGH     LOW
                                                             -------   -------   ------   -----
1999
  First quarter............................................  $ 67.00   $ 48.00       --      --
  Second quarter...........................................  $ 61.50   $ 46.80       --      --
  Third quarter............................................  $ 63.25   $ 41.88       --      --
  Fourth quarter...........................................  $125.25   $ 41.75   $13.75   $5.31
2000
  First quarter............................................  $181.50   $103.00   $11.63   $5.88
  Second quarter...........................................  $128.75   $ 64.00   $ 8.00   $1.81
  Third quarter............................................  $ 93.38   $ 67.50   $ 4.19   $1.56
  Fourth quarter...........................................  $ 77.50   $ 25.38   $ 2.50   $0.47
2001
  First quarter............................................  $ 43.75   $ 11.25   $ 1.61   $0.50
  Second quarter...........................................  $ 16.03   $  9.36   $ 1.15   $0.55
  Third quarter............................................  $ 14.00   $  5.02   $ 0.83   $0.35

---------------
(1) Gilat began trading on the Nasdaq National Market on March 26, 1993.

(2) rStar began trading on the Nasdaq National Market on October 20, 1999.

RECENT SHARE PRICE

     The table below presents the per share closing prices of Gilat ordinary shares and rStar common stock on the Nasdaq National Market on September 7, 2001, the last full trading day before announcement of the offer, and on October
[     ], 2001, the last full trading day before announcement of all of the terms of the offer. rStar and Gilat urge stockholders to obtain current market quotations for rStar common stock and Gilat ordinary shares.

                                                   GILAT ORDINARY SHARES   RSTAR COMMON STOCK
                                                   ---------------------   ------------------
September 7, 2001................................         $ 9.18                 $ 0.49
October [     ], 2001............................         $    []                $    []

DIVIDENDS

     Generally, the Israeli Companies Law provides that the decision to distribute dividends and the amount to be distributed, whether interim or final, is made by the board of directors. Gilat's Articles of Association provide that no dividends shall be paid otherwise than out of its profits and that any such dividend shall carry no interest. In addition, upon the recommendation of the board of directors, approved by the Gilat stockholders in an ordinary resolution, Gilat may cause dividends to be paid in kind. Gilat has never paid cash dividends on its ordinary shares and do not anticipate paying any cash dividends in the foreseeable future. Gilat intends to retain any earnings for use in its business. In addition, the terms of some of its financing arrangements restrict Gilat from paying dividends to its stockholders.

     rStar has never declared or paid cash dividends on its capital stock. Subject to some exceptions, rStar expects to retain its future earnings, if any, for use in the operation and expansion of rStar's business and does not anticipate paying any cash dividends in the foreseeable future. However, rStar stockholders of record as of June 30, 2003 or June 30, 2004 may be entitled to a special cash distribution if the StarBand Latin America business fails to meet its net income targets. This special cash distribution is referred to in this offer to exchange/prospectus as the "Special Distribution." For more information regarding the Special Distribution see the discussion under "The Acquisition Agreement -- The Acquisition -- Special Distribution." Also, in the acquisition agreement, Gilat and GTH Latin America have agreed not to permit rStar to pay or declare any dividends or other distributions (other than the Special Distribution) for the longer of (x) one year following the closing of the Acquisition or (y) the date on which rStar's obligation to make the Special Distribution have been satisfied in full or otherwise terminated in accordance with the terms of the acquisition agreement.

     Further, rStar has proposed certain amendments to its current certificate of incorporation in the proxy solicitation materials that are being mailed
separately to rStar stockholders of record as of [     ], 2001, along with this
offer to exchange/prospectus. If approved by rStar stockholders, these amendments will provide that until such time as rStar has satisfied its obligation to make the Special Distributions, other than the Special Distribution, rStar shall not be permitted to declare or pay any dividend or other distributions on any of its capital stock other than rStar common stock and dividends payable in the form of additional shares of rStar capital stock.

                                  RISK FACTORS

     You should consider the risks described below in deciding whether to tender your shares of rStar common stock in the offer. You should consider these risks in connection with the other information that rStar and Gilat have included or incorporated by reference in the offer to exchange/prospectus.

RISKS RELATED TO THE OFFER

     BECAUSE THE EXCHANGE RATIO IS FIXED, DECREASES IN GILAT'S TRADING PRICE WILL REDUCE THE VALUE OF WHAT RSTAR STOCKHOLDERS RECEIVE IN THE OFFER.

     Upon completion of the offer, each share of rStar common stock that is tendered in the offer will be exchanged for $0.95 in cash and 0.0738 of a Gilat ordinary share. The consideration you receive in the offer will not change even if the market price of either or both the shares of rStar common stock and Gilat ordinary shares fluctuates.

     The market price of Gilat ordinary shares to be issued in the offer may change as a result of changes in the business, operations or prospects of Gilat and its subsidiaries, or general market conditions. Because the market price of Gilat ordinary shares fluctuates, the specific dollar value of the Gilat ordinary shares you will receive upon completion of the offer will depend on the market value of Gilat's ordinary shares at the time of the acceptance of shares of rStar common stock in the offer and could vary significantly from its current price.

     THE CONSIDERATION THAT YOU RECEIVE IN EXCHANGE FOR YOUR RSTAR COMMON STOCK GENERALLY WILL BE TAXABLE TO YOU.

     Generally, you will be subject to U.S. federal income taxation when you receive cash and Gilat ordinary shares in exchange for the shares of rStar common stock tendered in the offer. The receipt of cash and Gilat ordinary shares for your tendered shares of rStar common stock will be treated either as
(1) a sale or exchange eligible for capital gains treatment or (2) a dividend some or all of which may be subject to ordinary income tax rates. You are urged
to review carefully the discussion under "Taxation" beginning on page [     ]
for a more detailed discussion of the anticipated U.S. federal income tax consequences of the offer.

     BROKERAGE COMMISSIONS AND OTHER FEES COULD REDUCE THE AMOUNT OF CONSIDERATION YOU ACTUALLY RECEIVE IN THE OFFER.

     If you own your shares of rStar common stock in "street name" through a broker or other nominee, you may be required to pay brokerage commissions or other fees if you participate in the offer. These brokerage commissions and other fees will reduce the amount of consideration you actually receive in the offer.

     THE LIQUIDITY AND MARKET VALUE OF RSTAR COMMON STOCK COULD DECREASE FOLLOWING THE OFFER.

     Each rStar stockholder who elects not to tender its shares of rStar common stock in the offer will continue to hold the same number of shares of rStar common stock after the offer. Any market for shares of rStar common stock following the offer could be less liquid than the market prior to the offer, and the market value for shares of rStar common stock following the offer could be substantially lower than their value before the offer.

     THE ISSUANCE OF ADDITIONAL GILAT ORDINARY SHARES IN THE OFFER MAY MATERIALLY ADVERSELY AFFECT THE MARKET PRICE OF GILAT ORDINARY SHARES.

     The offer will increase the number of Gilat ordinary shares that are publicly held. A substantial portion of the Gilat ordinary shares to be issued in the offer will be eligible for immediate resale in the open market. If a significant number of rStar stockholders who receive Gilat ordinary shares in the offer attempt to sell those shares on the open market after the offer is completed, the market price of Gilat ordinary shares could be materially adversely affected.

     THE RIGHTS OF STOCKHOLDERS IN AN ISRAELI CORPORATION ARE DIFFERENT THAN THE RIGHTS OF STOCKHOLDERS IN A U.S. CORPORATION.

     Shares of rStar common stock accepted in the offer will be exchanged, in part, for Gilat ordinary shares and, therefore, you will become a stockholder of Gilat if your shares of rStar common stock are accepted for exchange pursuant to the offer. The rights of holders of Gilat ordinary shares are governed by Israeli law. As a result, the rights of Gilat's stockholders differ from, and may be more limited than, the typical rights of stockholders in a U.S. corporation such as rStar. See "Comparison of Rights of rStar Stockholders and Gilat Stockholders."

RISKS RELATED TO GILAT

     References in this section to "we," "our" and "us" and similar references refer to Gilat, and not to rStar.

     BECAUSE WE DEPEND ON A LIMITED NUMBER OF LARGE SALES AND A LIMITED NUMBER OF PRODUCTS, LOSING A RELATIVELY SMALL NUMBER OF BIDS OR A DECREASE IN THE ORDERS OF EXISTING MAIN CUSTOMERS COULD HAVE A SIGNIFICANT ADVERSE IMPACT ON OUR OPERATING RESULTS.

     A significant portion of our sales is derived from large-scale contracts with main customers. Generally, we are selected as suppliers of these customers in a bid process. The number of major bids for VSAT-based networks in any given year is limited and the competition is intense. Losing a relatively small number of bids or a decrease in the orders of existing main customers could have a significant adverse impact on our operating results. In particular, our main customers include the United States Postal Service, whose contract does not require it to purchase any specific number of VSATs by any specific date, and StarBand US, previously named Gilat To Home Inc., whose demand for our products may fluctuate significantly over time.

     In addition, in recent years, we have derived the largest portion of product sales from the sale of our Skystar Advantage product and, more recently, from the sale of our SkyBlaster product. Any change in the market acceptance of the Skystar Advantage or SkyBlaster products or of other key products, such as our telephony products, could have a material adverse effect on our business.

     IF WE ARE UNABLE TO DEVELOP, INTRODUCE AND MARKET NEW PRODUCTS AND SERVICES ON A COST EFFECTIVE AND TIMELY BASIS, OUR BUSINESS COULD BE ADVERSELY AFFECTED.

     Our market is characterized by rapid technological changes, new product announcements and evolving industry standards. Significant technological changes could render our existing products and technology obsolete. To be successful, we must anticipate changes in technology and industry standards and continuously develop and introduce new products and services as well as enhancements to existing products and services. If we are unable to address the needs of our customers successfully and to respond to technological advances on a cost-effective and timely basis, or if our new products are not accepted by the market, then our business, financial condition and operating results could be adversely affected.

     OUR JOINT VENTURE, STARBAND US, MAY NOT BE SUCCESSFUL IN ATTRACTING SUBSCRIBERS AND THIS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

     We are pursuing the business of providing broadband Internet access via satellite through StarBand US, our joint venture with EchoStar Communications Corporation ("EchoStar"), Microsoft Network LLC ("MSN") and ING Furman Selz Investors ("ING"). StarBand US has an unproven business model and a limited operating history in a new and rapidly evolving industry. StarBand US' business model contemplates that it will generate revenues from basic subscription services, value-added services, advertising and e-commerce. We have entered into an agreement to provide StarBand US with our products and services. StarBand US may not be able to successfully implement its strategy for attracting subscribers, and this could have a material adverse effect on our business, financial condition and operating results.

     WE MAY NOT BE ABLE TO FILL OUR BACKLOG OF ORDERS, WE MAY LOSE EXISTING CONTRACTS AND ORDERS MAY NOT BE RENEWED, ANY OF WHICH WOULD ADVERSELY AFFECT OUR BUSINESS.

     At present, we have a substantial backlog of orders, consisting of network service contracts, generally for three to five years, and of new orders for products and services. We may not be able to fill all the backlog or to fully recognize the revenues expected from this backlog in the event existing contracts are terminated due to any of the following reasons:

     - dissatisfaction of our customers with the service we provide or due to our inability to timely provide or install additional products or requested new applications; or

     - customers' default on payments due.

     The loss of existing contracts or a decrease in the number of renewals of orders or of new large orders, would have a material adverse effect on our business, financial condition and operating results. In addition, a portion of our service contracts are short-term with expiration or cancellation upon 90 days notice or less. If a substantial number of our service customers choose to cancel or not to renew their contracts, our business could be adversely affected.

     WE MAY EXPERIENCE DELAYS IN THE SUPPLY OR INCREASE IN PRICE OF COMPONENTS WE REQUIRE TO BUILD OUR VSATS, RESULTING IN A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

     Several of the components required to build our VSATs are manufactured by a limited number of suppliers. In the past, we have not experienced any difficulties with our suppliers. However, we cannot assure the continuous availability of key components or our ability to forecast our component requirements sufficiently in advance. Any interruption in supply would cause delays in manufacturing and shipping of products. Those delays and the cost of developing alternative sources of supply could have a material adverse effect on our business, financial condition and operating results.

     Our research and development and operations groups are continuously working with our vendors and subcontractors to obtain components for our products on favorable terms in order to reduce the overall price of our products. If we were unable to obtain the necessary volumes of components on time, or at desired favorable terms or prices, sales of our products may be lower than expected which could have a material adverse effect on our business, financial condition and operating results.

     In connection with the general slowdown in the telecommunications market, we have canceled orders for components, or postponed delivery dates for components. Two of our suppliers have already initiated legal action against us as a result of these actions, and we may be subject to additional legal actions by other suppliers. While we do not anticipate that such legal actions would materially affect our business, they would likely have an adverse impact on our relationship with any such suppliers.

     WE DEPEND ON THE AVAILABILITY OF SATELLITE TRANSPONDER SPACE THAT WE PURCHASE FROM THIRD PARTY SUPPLIERS. IF WE ARE UNABLE TO CONTINUOUSLY OBTAIN THE TRANSPONDER SPACE WE REQUIRE AT COMPETITIVE PRICES, OUR REVENUES WOULD BE ADVERSELY AFFECTED.

     Our VSAT-based services depend on satellite transponder space purchased from third-party suppliers. For networks in the United States, we primarily use satellite capacity acquired from GE American Communications, Inc., a subsidiary of General Electric Corporation ("GE Americom"). We also use capacity on several regional satellites in Western and Eastern Europe, Latin America, India and other areas of Asia. In connection with our acquisition of Spacenet Inc. ("Spacenet"), we entered into a series of agreements with GE Americom. These agreements provide protected services for customer networks on transponders on certain satellites currently operated by GE Americom as well as certain preemptible services for in-house use on an additional satellite operated by GE Americom. In March 2001, SES Group and General Electric Capital Corporation announced a transaction pursuant to which SES will acquire GE Americom. We cannot assure you that we will be able to obtain additional transponder space at competitive prices should we need to do so. In addition, our transponder service contracts generally do not provide for alternative services in the event of satellite failure, and we do not maintain insurance against such failures. Therefore, if a satellite becomes inoperable and alternative services are not available or are available at higher prices, our revenues would be adversely affected.

     AS SERVICE PROVIDERS WE COMPETE WITH CERTAIN EXISTING CUSTOMERS WHO COULD CONSEQUENTLY SEVER THEIR BUSINESS RELATIONSHIPS WITH US. THE LOSS OF THOSE CUSTOMERS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

     As service providers, we compete with certain existing customers for our products who provide VSAT-related services to end-users. These customers could consequently sever their business relationships with us or, alternatively, we may elect to refrain from selling additional products to them. The loss of those customers, some of whom may be significant, could have a material adverse effect on our business, financial condition and operating results.

     WE OPERATE IN THE HIGHLY COMPETITIVE NETWORK COMMUNICATIONS INDUSTRY. WE MAY BE UNSUCCESSFUL IN COMPETING EFFECTIVELY AGAINST MANY OF OUR COMPETITORS WHO HAVE SUBSTANTIALLY GREATER FINANCIAL RESOURCES AND EXPERIENCE.

     Gilat operates in a highly competitive industry of network communications. Many of our competitors have substantially greater financial resources, providing them with greater research and development and marketing capabilities. These competitors are also more experienced in obtaining regulatory approvals for their products and services and in marketing them. Our relative position may place us at a disadvantage in responding to our competitors' pricing strategies, technological advances and other initiatives.

     Gilat's principal competitor in the supply of VSAT networks is Hughes Network Systems, Inc. ("Hughes"). Hughes obtains satellite capacity on the satellite system operated by PanAmSat.

     The following table lists additional competitors of Gilat:

               COMPETITOR                             AREA OF COMPETITION
               ----------                             -------------------
NEC Corporation                            FaraWay VSAT system
Comstream Corp.                            FaraWay VSAT system
ViaSat Inc.                                FaraWay VSAT system
Titan Information Systems Corp.            DialAw@y IP VSAT system
STM Wireless, Inc.                         DialAw@y IP VSAT system
EMS Technologies Inc.                      SkyBlaster
ViaSat                                     Skystar Advantage

     In addition, Gilat competes with various companies that offer communication network systems based on other non-satellite technologies such as terrestrial lines (including cable, DSL, fixed wireless, ISDN lines and fiber optics), frame relay, radio and microwave transmissions. These technologies can often be cheaper than VSAT technology while still providing a sufficient variety of the features required by customers. Competitors of this type include major established carriers such as AT&T, MCI WorldCom, Sprint, British Telecom, Deutsche Telekom, France Telecom, global consortia of postal, telephone and telegraph organizations ("PTTs") and others.

     OUR ACTIONS TO PROTECT OUR PROPRIETARY VSAT TECHNOLOGY MAY BE INSUFFICIENT TO PREVENT OTHERS FROM DEVELOPING PRODUCTS SIMILAR TO OUR PRODUCTS.

     Proprietary rights are important to our success and our competitive position. We establish and protect the proprietary rights and technology used in our products by the use of patents, trade secrets, copyrights and trademarks. We also utilize non-disclosure and intellectual property assignment agreements.

     Our actions to protect our proprietary rights may be insufficient to prevent others from developing products similar to our products. In addition, the laws of many foreign countries do not protect our intellectual property rights to the same extent as the laws of the United States.

     OUR SUCCESS DEPENDS ON THE CONTINUED EMPLOYMENT OF OUR KEY MANAGEMENT AND TECHNICAL PERSONNEL. IF WE ARE UNABLE TO RETAIN OUR KEY PERSONNEL, OUR BUSINESS COULD BE MATERIALLY ADVERSELY AFFECTED.

     We believe that our success depends on the continued employment of the following senior management team:

               NAME                                   POSITION                     EMPLOYMENT AGREEMENT
               ----                                   --------                     --------------------
Yoel Gat                            Chairman and Chief Executive Officer               Year-to-year
Amiram Levinberg                    President and Chief Operating Officer              Year-to-year
Yoav Leibovitch                     Vice President, Finance and Administration         Year-to-year
                                    and Chief Financial Officer

     If any of our key personnel is unable or unwilling to continue in his present position, our business, financial condition and operating results could be materially adversely affected.

     We face competition for personnel, particularly for employees with technical expertise. Our business, financial condition and operating results could be materially adversely affected if we cannot hire and retain suitable personnel.

     WE DEPEND ON A SINGLE FACILITY IN ISRAEL AND ARE SUSCEPTIBLE TO ANY EVENT THAT WOULD ADVERSELY AFFECT ITS CONDITION.

     Most of our manufacturing capacity, our principal offices and principal research and development facilities are concentrated in a single location in Israel.

     Fire, natural disaster or any other cause of material disruption in our operation in this location could have a material adverse effect on our business, financial condition and operating results. In addition, the particular risks relating to our location in Israel are described below.

     OUR INTERNATIONAL SALES EXPOSE US TO CHANGES IN FOREIGN REGULATIONS AND TARIFFS, POLITICAL INSTABILITY AND OTHER RISKS INHERENT TO INTERNATIONAL BUSINESS, ANY OF WHICH COULD ADVERSELY AFFECT OUR OPERATIONS.

     We sell and distribute our products and also provide our services internationally, particularly in the United States, Europe and Latin America. A component of our strategy is to continue to expand into new international markets. Our operations can be limited or disrupted by various factors known to affect international trade. These factors include the following:

     - imposition of governmental controls and regulations;

     - export license requirements;

     - political instability;

     - trade restrictions and changes in tariffs;

     - difficulties in staffing and managing foreign operations;

     - longer payment cycles and difficulties in collecting accounts receivable; and

     - seasonal reductions in business activities.

     WE MAY FACE DIFFICULTIES IN OBTAINING REGULATORY APPROVALS FOR OUR TELECOMMUNICATION SERVICES. THIS COULD ADVERSELY AFFECT OUR OPERATIONS.

     Our telecommunication services require licenses and approvals by the Federal Communications Commission ("FCC") in the United States, and by regulatory bodies in other countries. The approval process can often take substantial time and require substantial resources, and any approvals that may be granted may be subject to materially adverse conditions. In addition, even after obtaining the required approvals, the regulating agencies may, at any time, impose additional requirements. We cannot assure our ability to comply with any new requirements on a timely or economic basis.

     WE ARE SUBJECT TO LIMITATIONS ON PRODUCTION OUTSIDE OF ISRAEL AND ON TRANSFER OF TECHNOLOGY.

     Because some of our products were developed with Israeli governmental financial support, we cannot manufacture them or transfer the technology embodied in them outside of Israel without governmental approval. Those approvals, if granted, may be conditioned, among other things, upon significantly higher royalty payments to the Israeli government.

     OUR OPERATING RESULTS MAY VARY SIGNIFICANTLY FROM QUARTER TO QUARTER AND THE MARKET PRICE OF OUR ORDINARY SHARES HAS BEEN SUBJECT TO VOLATILITY.

     Our operating results may vary significantly from quarter to quarter. Historically, we have recognized a greater proportion of our revenues in the last quarter of each year. The causes of fluctuations include, among other things:

     - the timing, size and composition of orders from customers;

     - our timing of introducing new products and product enhancements and the level of their market acceptance;

     - the mix of products and services we offer; and

     - the changes in the competitive environment in which we operate.

     The market price of our ordinary shares has been subject to volatility and could be subject to wide fluctuations in response to numerous factors, many of which are beyond our control. These factors include:

     - actual fluctuations or anticipated variations in our operating results;

     - announcements of technological innovations;

     - customer orders or new products or contracts;

     - competitors' positions in the market;

     - changes in financial estimates by securities analysts;

     - conditions and trends in the VSAT and other technology industries;

     - our earnings releases and the earnings releases of our competitors; and

     - the general state of the securities markets (with particular emphasis on the technology and Israeli sectors thereof).

     In addition, the stock market in general and the market for technology companies in particular have been highly volatile. Investors may not be able to resell their shares following periods of volatility.

     WE ARE INVOLVED IN LITIGATION ALLEGING OUR INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS. THE LITIGATION MAY CONTINUE FOR AN EXTENDED PERIOD AND MAY MATERIALLY ADVERSELY AFFECT OUR BUSINESS, FINANCIAL CONDITION AND OPERATING RESULTS.

     On July 26, 2000, Gilat Satellite Networks Ltd. and StarBand US were named as defendants in an action filed in the United States District Court for the Eastern District of New York. The plaintiff, GlobeComm Systems Inc. ("GlobeComm"), alleges the infringement of a patent allegedly owned by it. GlobeComm seeks to enjoin further alleged infringement and also seeks damages.

     We do not believe we are infringing any third-party patents. However, the litigation described above may continue for an extended period and, regardless of the outcome thereof, may require the expenditure of significant sums for legal fees, experts, and other related costs, and may materially adversely affect our business, financial condition and operating results. If the respective plaintiff in either action is successful, we might be required to pay license fees for using the patented technology. We cannot assure, however, that licenses will be available under terms that are acceptable to us, if at all. The failure to obtain such licenses could cause us to incur substantial liabilities and to suspend the manufacture of the products that utilize the patented technologies. In addition, we may be required to redesign our products so as not to use the patented technologies. Such redesign, if possible, could result in substantial delays in marketing our products, as well as significant costs. We intend to vigorously defend against each of these claims.

     In addition, we may from time to time be notified of other claims that we may be infringing patents, copyrights or other intellectual property rights owned by third parties. While we do not believe we are currently infringing any intellectual property rights of third parties, we cannot assure that others will not, in the future, be subject to claims against us with respect to the alleged infringement of patents, copyrights or other intellectual property rights owned by third parties. In addition, litigation may be necessary to protect our intellectual property rights and trade secrets, to determine the validity of and scope of the propriety rights of others or to defend against third-party claims of invalidity. Any litigation could result in substantial costs and diversion of resources and could have a material adverse effect on our business, financial condition and operating results.

     POTENTIAL PRODUCT LIABILITY CLAIMS RELATING TO OUR PRODUCTS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

     We may be subject to legal claims relating to the products we sell or the services we provide. Our agreements with our business customers generally contain provisions designed to limit our exposure to potential product liability claims. We also maintain a product liability insurance policy. Our insurance may not cover all relevant claims or may not provide sufficient coverage. To date, we have not experienced any material product liability claims. Our business, financial condition and operating results could be materially adversely affected if costs resulting from future claims are not covered by our insurance or exceed our coverage.

     A GROUP OF OUR PRINCIPAL STOCKHOLDERS, COLLECTIVELY OWNING ONLY ABOUT 27.3% OF OUR OUTSTANDING ORDINARY SHARES, IS ABLE TO EXERCISE A CERTAIN LEVEL OF CONTROL OVER GILAT.

     GE Americom beneficially owns approximately 18.44% of our outstanding Gilat ordinary shares as of June 15, 2001. GE Americom and several other principal stockholders, who beneficially own, including options exercisable within 60 days, an additional approximately 8.9% of Gilat ordinary shares, have entered into a stockholders' agreement. As a result of this agreement, a group of our principal stockholders, collectively owning only about 27.3% of our outstanding Gilat ordinary shares, is able to exercise a certain level of control.

     WE HAVE NEVER PAID CASH DIVIDENDS AND HAVE NO INTENTION TO PAY DIVIDENDS IN THE FORESEEABLE FUTURE.

     We have never paid cash dividends on our ordinary shares and do not anticipate paying any cash dividends in the foreseeable future. We intend to retain any earnings for use in our business. In addition, the terms of some of our financing arrangements restrict us from paying dividends to our stockholders.

     WE BENEFIT FROM ISRAELI GOVERNMENT TAX BENEFITS AND GRANTS. THE TERMINATION OR REDUCTION OF THE BENEFITS AVAILABLE TO US WOULD SIGNIFICANTLY INCREASE OUR COSTS AND COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

     Under the Israeli Law for Encouragement of Capital Investments, 1959, facilities that meet certain conditions can apply for an "Approved Enterprise" status. This status confers certain benefits including tax benefits. Our Israeli facilities have been designated as "Approved Enterprises." Our historical operating results reflect substantial tax benefits which amounted to approximately $0 and $11.4 million for the years 1998 and 1999 and are expected to be approximately $35 million in 2000.

     In addition, under the Law for Encouragement of Research and Development, 1984, we have received research and development grants from the Office of the Chief Scientist of the Ministry of Trade and Industry of the State of Israel (the "Office of the Chief Scientist"). These grants are repayable from royalties on sales of products developed with these grants. Under the terms of the grants, we are required to manufacture these products in the State of Israel unless we receive a permit from the Office of the Chief Scientist to manufacture abroad. If we receive a permit to manufacture abroad, we may be required to pay a higher royalty rate on sales of these products, and we may also be required to repay a greater overall amount. In addition, we have received grants from research consortia that are partly funded by the Office of the Chief Scientist. The consortia grants do not require the payment of royalties.

     During 1998, 1999 and 2000 we accrued $2,910,000, $2,300,000 and
$1,990,000, respectively, in royalty-bearing and non-royalty-bearing grants from the Office of the Chief Scientist.

     The Government of Israel has indicated its intention to reexamine its policies in these areas. The Israeli Government has also shortened the period of the tax exemption applicable to "Approved Enterprises" from four years to two years. This change only applies to our last five Approved Enterprises and to any future Approved Enterprises, if any.

     With respect to repayment of grants from the Office of the Chief Scientist, in 1997, the Government increased the annual rate of royalties from between 2% to 3% of associated product sales to between 3% and 5% of associated product sales (including service and other related revenues). The royalties are paid up to a maximum amount equaling 100% of the grant provided by the Office of the Chief Scientist, linked to the dollar, and for grants received after January 1, 1999, also bear annual interest at LIBOR. Repayments of grants is required only if there are sales of products developed within the framework of the funded program. Israeli authorities have also indicated that the grant program may be further reduced in the future.

     We cannot be sure that these and other governmental programs and tax benefits will be continued in the future at their current levels or at all. In 2000, a committee appointed by the Israel Minister of Finance recommended reducing certain tax benefits. The termination or reduction of the benefits available to us would significantly increase our costs and could have a material adverse effect on our business, financial condition and operation results.

     In addition, in order to maintain our eligibility for the grants and tax benefits we receive, we must continue to meet certain conditions, including making certain investments in property and equipment and operations. If we fail to meet such conditions in the future, we could be required to refund tax benefits already received, with interest and linkage differences to the Israeli Consumer Price Index (the "Israeli CPI").

     OUR OPERATING RESULTS WOULD BE ADVERSELY AFFECTED IF INFLATION IN ISRAEL IS NOT OFFSET ON A TIMELY BASIS BY A DEVALUATION OF THE NIS (NEW ISRAELI SHEKEL) AGAINST THE U.S. DOLLAR.

     Our international sales expose us to fluctuations in foreign currencies. Substantially all of our sales are denominated in U.S. dollars. Conversely, a portion of our expenses in Israel, mainly salaries, is incurred in NIS and is linked to the Israeli CPI. When the Israeli inflation rate exceeds the rate of the NIS devaluation against the foreign currencies, then our NIS expenses increase to the extent of the difference between the rates. A significant disparity of this kind may have a material adverse effect on our operating results.

     CONDITIONS IN ISRAEL MAY LIMIT OUR ABILITY TO PRODUCE AND SELL OUR PRODUCTS. THIS COULD RESULT IN A MATERIAL ADVERSE EFFECT ON OUR OPERATIONS AND BUSINESS.

     We are incorporated under the laws of the State of Israel, where we also maintain our headquarters and most of our manufacturing facilities. Political, economic and military conditions in Israel directly influence us. Since the establishment of the State of Israel in 1948, Israel and its Arab neighbors have engaged in a number of armed conflicts. A state of hostility, varying in degree and intensity, has led to security and economic problems for Israel. Major hostilities between Israel and its neighbors may hinder Israel's international trade and lead to economic downturn. This, in turn, could have a material adverse effect on our operations and business.

     Since October 2000, there has been substantial deterioration in the relationship between Israel and the Palestinian Authority which has resulted in increased violence. The future effect of this deterioration and violence on the Israeli economy and our operations is unclear. Ongoing violence between Israel and the Palestinians may have a material adverse effect on our business, financial conditions or results of operations.

     Generally, male adult citizens and permanent residents of Israel under the age of 54 are obligated to perform up to 36 days of military reserve duty annually. Additionally, these residents may be called to active duty at any time under emergency circumstances. The full impact on our workforce or business if some of our officers and employees are called upon to perform military service is difficult to predict.

     YOU MAY NOT BE ABLE TO ENFORCE CIVIL LIABILITIES IN THE UNITED STATES AGAINST OUR OFFICERS AND MOST OF OUR DIRECTORS.

     Our officers and most of our directors reside outside the United States. Service of process upon them may be difficult to effect within the United States. Furthermore, because the majority of our assets are located in Israel, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

     CURRENT TERRORIST ATTACKS MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR OPERATING RESULTS.

     Terrorist attacks, such as the attacks that occurred in New York and Washington, D.C. on September 11, 2001, and other acts of violence or war may affect the markets on which Gilat ordinary shares trade, the markets in which we operate, our operations and profitability and your investment. There can be no assurance that there will not be further terrorist attacks against the United States or Israel, or against American or Israeli businesses. These attacks or subsequent armed conflicts resulting from or connected to them may directly impact our physical facilities or those of our suppliers or customers. Furthermore, these terrorist attacks may make travel and the transportation of our supplies and products more difficult and more expensive and ultimately affect the sales of our products in the United States and overseas. Also, as a result of terrorism, the United States and other countries may enter into an armed conflict that could have a further impact on our sales, our profitability, our supply chain, our production capability and our ability to deliver product and services to our customers.

                BACKGROUND OF THE OFFER AND RELATED TRANSACTIONS

PAST CONTACTS BETWEEN RSTAR AND GILAT

     rStar was founded in June 1997 and completed its initial public offering in October 1999. On March 19, 2001, it changed its name to rStar Corporation from ZapMe! Corporation.

     In 1998, rStar began to purchase VSAT (very small aperture terminal) data communications equipment (including satellite uplink equipment and satellite receiver cards) from Gilat. In 1999, the parties expanded their business relationship to cover purchase of services and equipment from Spacenet. In December 1998 and February 1999, Gilat purchased 548,648 shares of rStar common stock in privately negotiated transactions for $5.00 per share.

     On June 11, 1999, rStar and Spacenet entered into a service agreement whereby Spacenet was to provide rStar with equipment, installation, maintenance and space segment for a fixed fee per school installment. The service agreement provided for a minimum of 500 school sites to be installed within 3-months of the effective date, a minimum 3-year service term per site, and a fixed monthly fee per site. Commencing in July 1999, Spacenet began installing and leasing satellite equipment, as well as providing the space segment and operation and maintenance services under the service agreement. The service agreement was amended in July 1999 to adjust pricing, and amended and restated in September 1999, to expand Spacenet's responsibilities to provide a complete end-to-end, two way broadband solution and to increase the minimum number of sites to 2,000.

     Sales to rStar by Gilat and its affiliates amounted to $447,000 in 1998, $35,812,192 in 1999 and $26,742,000 in 2000. Gilat provided financing terms for a portion of these sales. Such financing obligations were included in rStar's financial statements as capital lease obligations.

     In 1999, rStar provided advertisement services to Spacenet for which Spacenet paid a total of $360,000. On December 30, 1999, Gilat and rStar entered into an agreement for advertising and consulting services for Gilat and its subsidiaries. The services under this agreement were substantially geared to
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

provide information to assist Gilat in the launch of new satellite-to-home services to be offered by StarBand US. rStar provided a beta test network for new product features and development concepts, and StarBand US paid for the costs of these services.

     Yoel Gat, a co-founder of Gilat, its Chairman and CEO, was a director of rStar from June 1999 through October 1999. On October 15, 1999, Mr. Gat resigned from rStar's Board of Directors, but Gilat retained observer rights on the Board of Directors, which give Gilat's designee the opportunity to participate in most Board of Directors discussions.

     In February 2000, Spacenet began discussions with rStar regarding technical support of key vertical enterprise markets of interest to Spacenet. Spacenet informed rStar of its intent to build web-based networks for vertical market segments, combining Gilat's satellite technology with a customized browser to enable e-commerce transactions between small to medium-sized businesses and their suppliers.

     Spacenet provided rStar with specifications for the development of a demonstration system for presentation to potential supplier partners and users. Beginning on April 3, 2000, rStar attended a series of business development meetings sponsored by Spacenet. In the course of these meetings, Spacenet presented its service concept to key suppliers in the food service, automotive repair and pharmacy market segments, and collected market research regarding applications and other technical requirements necessary for these vertical markets.

     In June 2000, Spacenet delivered to rStar a specification for a customized browser for technical support of Spacenet's vertical initiatives. The parties agreed that rStar would be compensated for its technology, based on a revenue share model, to be negotiated prior to conclusion of the first vertical initiative transaction, which has not yet occurred.

     As a consequence of and during the above activities, Gilat developed a strong interest to acquire rStar's infrastructure in order to accelerate vertical market initiatives.

     In June 2000, rStar began discussing with Gilat potential changes in its traditional education business and the ability to reposition rStar with a focus on the vertical opportunities in an effort to improve its financial performance. On July 11, 2000, Yoel Gat met with Lance Mortensen and Rick Inatome, at that time rStar's Chairman and CEO, respectively, to discuss the potential acquisition of all or part of rStar by Gilat.

     From July 2000 through September 2000, representatives of Gilat and rStar discussed and reviewed several proposed transactions for Gilat's investment in, or acquisition of, rStar.

     On September 27, 2000, rStar and Gilat decided to effect the transaction by way of a tender offer to acquire 51% of the capital stock of rStar, subject to
(i) final agreement on pricing and other terms, (ii) approval of the contemplated transaction by the Boards of Directors of rStar and Gilat, and
(iii) other customary matters.

     In October 2000, rStar announced a shift of its business focus and resources to implement and manage industry-specific private networks for businesses to communicate with their vendors and customers via bi-directional satellite-delivered Internet connections. Prior to that announcement, rStar's principal focus was building an advertiser-supported network serving the educational market.

     For some time, the Board of Directors and management of rStar have evaluated entering into strategic relationships and considered strategic acquisitions of companies with complimentary businesses and technologies. Since announcing its exit from the school-based model, rStar has focused on exploring a number of potential relationships with its corporate partners, including developer relationships and potential equity investments by Gilat.

     On October 3, 2000, rStar, Gilat and certain principal stockholders of rStar entered into a tender offer agreement pursuant to which Gilat would make a cash tender offer to purchase (at a price of $2.32 per share) up to the number of outstanding shares of rStar common stock, which together with the shares that Gilat beneficially owned, would constitute 51% of the outstanding shares of rStar common stock. Also, under the tender offer agreement, certain principal stockholders granted Gilat an option to purchase their shares of rStar common stock, at an option price of $2.32 per share, to the extent necessary to provide Gilat with beneficial ownership of 51% of the outstanding shares of rStar common stock if less than 51% of the outstanding shares of rStar common stock were tendered in the cash tender offer. Gilat and rStar issued a joint press release announcing the cash tender offer.

     On October 17, 2000, Gilat commenced its cash tender offer.

     On November 27, 2000, Gilat accepted for payment, and paid for, 16,793,752 shares tendered in its cash tender offer. Such shares represented approximately 38% of the outstanding shares of rStar common stock.

NEGOTIATIONS BETWEEN RSTAR AND GILAT

     On December 6, 2000, as contemplated by the tender offer agreement and by a letter agreement, dated December 6, 2000, between Gilat and certain principal stockholders of rStar, Gilat exercised its option, in part, to purchase 4,196,550 shares of rStar common stock.

     On December 19, 2000, December 20, 2000, and January 9, 2001, Messrs. Mortensen and Gat met and held conference calls regarding, among other matters, the potential acquisition by rStar of a portion of Gilat's operations in Latin America. Among other concepts, the parties discussed the possibility of consolidating portions of Gilat's operations in Latin America into a Gilat subsidiary that would be acquired by rStar.

     On January 5, 2001, Gilat exercised the remainder of its option, and purchased 879,141 shares of rStar common stock from certain principal stockholders of rStar, as contemplated by the tender offer agreement and the letter agreement. As a result of the shares purchased in the cash tender offer and pursuant to the option, Gilat beneficially owned approximately 51% of the outstanding shares of rStar common stock.

     On January 10, 2001, Lance Mortensen met with Yoel Gat and Amiel Samuels, Vice-President, Broadband Networks of Gilat, and discussed rStar's school business, the status of its vertical networks, and Gilat's operations in Latin America.

     On February 8, 2001, Messrs. Mortensen and Gat met and discussed in further detail the potential for rStar's acquisition of the StarBand Latin America business and the possible structure such deal would take.

     On February 16, 2001, Mr. Mortensen visited the offices of Gilat Latin America Inc. in Sunrise, Florida and met with senior officers involved in the daily operations and management of Gilat's business activities in Latin America. At the meeting, the parties discussed information with respect to the business model and operations of the StarBand Latin America business, including the risks associated with the economic and political environment in Latin America, the structure of the proposed transactions and the manner by which Gilat would contribute various assets to the newly-formed entity.

     From late February through the end of March 2001, Messrs. Mortensen and Samuels held nearly daily conference calls to discuss the potential structure and terms of the proposed acquisition of the StarBand Latin America business.

     On March 1, 2001, Mr. Mortensen and Michael Arnouse, a director of rStar, met with the financial advisor for Gilat and senior officers of the StarBand Latin America business. During the meeting, Gilat's financial advisor and senior officers of the StarBand Latin America business conducted a presentation at which information with respect to the proposed StarBand Latin America business was distributed and discussed, including the current Gilat operations in Latin America, the risks involved in implementing and providing new technologies in Latin America, the growth strategy and the projected growth of the StarBand Latin America business. The parties discussed the manner in which StarBand Latin America would be formed including the expected contribution by Gilat and its affiliates of rights to (i) implement, operate and market broadband Internet access services and voice services to consumers and small
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

office/home office subscribers across Latin America, and (ii) provide in Latin America a bundled product with direct-to-home television service using a single satellite dish. The parties also discussed Gilat's ongoing commitment to StarBand Latin America to provide in Latin America such new technologies and products as Gilat develops and makes available to its affiliates in the United States, including StarBand US.

     The parties explored the possibility of increasing stockholder value by undertaking a tender offer for a portion of the outstanding rStar common stock. The parties noted the market price of the rStar common stock and considered whether it would be a prudent use of rStar's financial resources to buy back a portion of the outstanding rStar common stock. The parties discussed the possibility of Gilat participating in the offer.

     Following the meeting, Messrs. Mortensen and Arnouse recommended to rStar's Board of Directors that rStar continue discussions and due diligence regarding the proposed acquisition of the StarBand Latin America business.

     Throughout March 2001, representatives of rStar held several conference calls with representatives of Gilat and its financial advisor to further review, among other things, the business model and the valuation analysis of the StarBand Latin America business.

     On March 21, 2001, Messrs. Mortensen and Gat held a conference call and agreed that formal discussions should begin with respect to rStar's acquisition of StarBand Latin America. They decided to consider, in connection with the proposed acquisition of the StarBand Latin America business by rStar, satisfaction of rStar's outstanding capital lease obligation and other accrued liabilities to Spacenet with rStar common stock. Messrs. Mortensen and Gat discussed the general parameters of the proposed transactions, including possible price ranges. They agreed to further discuss the proposed transactions and the acquisition of StarBand Latin America by rStar.

     On or about March 28, 2001, officers and counsel of Gilat and representatives of rStar met to discuss the proposed transactions. rStar and Gilat agreed to a non-binding term sheet outlining a series of transactions, including (i) the proposed issuance of rStar common stock to Gilat in exchange for the cancellation of all or a portion of rStar's outstanding indebtedness to Spacenet; (ii) rStar's acquisition of the StarBand Latin America business, and
(iii) the offer.

     On April 2, 2001, counsel to Gilat provided counsel to rStar with a proposed draft original acquisition agreement.

     On April 4, 2001, the rStar's Board of Directors formed a special committee comprised of Messrs. Appleby and Arnouse, independent directors (the "Special Committee"), to consider the proposed transactions.

     Between April 4 and April 5, 2001, representatives of rStar, Gilat and their respective counsel met frequently with each other to discuss and negotiate numerous aspects of the proposed transactions. At this time, the Special Committee retained CIBC World Markets to evaluate the fairness, from a financial point of view, of the aggregate consideration to be provided for in the offer and related transactions.

     On April 7, 2001, the Special Committee and Mr. Mortensen discussed with CIBC World Markets the StarBand Latin America business and preliminary matters relating to the proposed transactions.

     On April 10, 2001, Mr. Appleby, representing the Special Committee, and Mr. Mortensen held a conference call with representatives of Gilat regarding the structure of the proposed transactions and the terms of a definitive original acquisition agreement. On the same day, the Special Committee and CIBC World Markets discussed due diligence and other matters relating to StarBand Latin America and the proposed transactions.

     On April 15, 2001, Messrs. Mortensen and Gat held further discussions about the proposed transactions.

     On April 18, 2001, the Special Committee and the respective officers and counsel of rStar and Gilat met to continue drafting a definitive original acquisition agreement. rStar's counsel advised the Special Committee and Mr. Mortensen of their fiduciary obligations in considering the proposed transactions and reviewed with the full Board of Directors the terms of the proposed transactions and the status of the negotiations.

     On April 19, 2001, the Special Committee reviewed, considered, and further evaluated StarBand Latin America, Gilat and the proposed transactions, along with the related documents and agreements relating to the proposed transactions. Also at this meeting, CIBC World Markets reviewed with the Special Committee its financial analysis of the aggregate consideration to be provided for in the offer and related transactions.

     On April 22, 2001, the Special Committee again convened telephonically to consider the proposed transactions. Mr. Mortensen, rStar's legal counsel and CIBC World Markets participated in the telephonic meeting. rStar's legal counsel reviewed with the Special Committee the terms of the proposed transactions. Also at this meeting, CIBC World Markets delivered to the Special Committee its oral opinion, which opinion was confirmed by delivery of a written opinion dated April 23, 2001, the date of the original acquisition agreement, as to the fairness, from a financial point of view, of the aggregate consideration provided for in the offer and related transactions. At the conclusion of the meeting, the Special Committee unanimously approved the proposed transactions and recommended the proposed transactions to the Board of Directors. Thereafter, the entire Board of Directors convened a meeting and discussed the recommendations of the Special Committee. After a review and discussion of the terms of the proposed transactions, and discussions regarding the financial and other effects of the proposed transactions on rStar and its stockholders, the Board of Directors approved the proposed transactions and authorized the officers of rStar to finalize and execute the original acquisition agreement and any other related documents.

     On April 23, 2001, rStar, Gilat and GTH Latin America executed and delivered the definitive original acquisition agreement, and rStar and Gilat issued a joint press release announcing the proposed transactions.

     On May 21, 2001, pursuant to the original acquisition agreement, rStar satisfied its outstanding capital lease and other accrued obligations to Spacenet through the issuance of 19,396,552 shares of rStar common stock to an affiliate of Spacenet, Gilat Satellite Networks (Holland) B.V. The total present value of rStar's capital lease and other accrued liabilities owed to Spacenet was approximately $45 million. This debt for equity swap transaction between rStar and Spacenet is referred to in this offer to exchange/prospectus as the "Spacenet Transaction." Following the completion of the Spacenet Transaction, Amiel Samuels and Sasson Darwish were appointed to rStar's Board of Directors.

     Between July 22, 2001 and July 31, 2001, representatives of rStar, Gilat and GTH Latin America held numerous telephone conferences to discuss the status of the StarBand Latin America business, due diligence matters and the manner in which StarBand Latin America would operate after the closing of the Acquisition. The parties also discussed various business opportunities, including Gilat's operations in Mexico. At that time, Gilat requested that the terms of the Acquisition be modified so that StarBand Latin America's right to conduct its business in Mexico would be non-exclusive rather than exclusive.

     Further, Gilat requested that, in connection with the offer, rStar increase the consideration paid by it to Gilat upon the exercise of the option from nominal consideration to shares of rStar common stock. After numerous conference calls, the parties decided to amend the original acquisition agreement and the terms of the offer to: (i) reflect that StarBand Latin America will have non-exclusive rights to provide telephony and Internet access services to consumers and small office/home office subscribers in Mexico, (ii) increase the maximum number of shares that may be tendered in the offer to 6,315,789 shares of rStar common stock, (iii) provide for a special cash distribution payable to rStar stockholders of record as of a certain date in the event that the StarBand Latin America business fails to meet certain net income targets, (iv) provide that Gilat will guarantee rStar's obligation to make the special cash distribution (if any) in the event that rStar is unable to fulfill its obligation, (v) provide that Gilat will be entitled to additional shares of rStar common stock consideration in the event that the StarBand Latin America
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

business exceeds certain net income targets and (vi) increase the consideration that Gilat will receive in exchange for providing rStar with the Gilat ordinary shares for the offer under the option.

     On July 31, 2001, Mr. Mortensen reported the status of his discussions with Gilat to Messrs. Arnouse and Appleby, the members of the Special Committee. The parties discussed the revised terms of the Acquisition, the offer and the option including, the impact the proposed changes would have to the non-Gilat shareholders.

     From early July through the end of August, representatives of rStar, Gilat and their respective counsel held frequent telephonic conferences to discuss and negotiate numerous aspects of the proposed revisions to the Acquisition and the offer, including exchanging drafts of revisions to the original acquisition agreement, the master agreement, rStar's Certificate of Incorporation and the option. The "master agreement" refers to the form of master agreement attached as an exhibit to the acquisition agreement concerning the services and supply arrangement between GTH Latin America, Gilat and Gilat To Home Latin America, Inc., a subsidiary of Gilat.

     On September 7, 2001, the Special Committee convened telephonically to consider the revised terms of the Transactions contained in the acquisition agreement. Mr. Mortensen, rStar's legal counsel and CIBC World Markets participated in the telephonic meeting. rStar's legal counsel reviewed the revised terms of the Transactions. CIBC World Markets delivered to the Special Committee its oral opinion, which opinion was confirmed by delivery of a written opinion dated September 7, 2001, the date of the acquisition agreement, to the effect that, as of that date and based on and subject to the matters described in its opinion, the consideration to be received by the holders of rStar common stock, other than Gilat and its affiliates, in the offer was fair, from a financial point of view, to such holders. At the conclusion of the meeting, the Special Committee unanimously approved the Transactions and recommended the Transactions to the Board of Directors. Thereafter, the Board of Directors convened a meeting and discussed the recommendations of the Special Committee. After a review and discussion of the terms of the proposed Transactions, and discussions regarding the financial and other effects of the proposed Transactions on rStar and its stockholders, the Board of Directors approved the proposed Transactions and authorized the officers of rStar to finalize and execute the acquisition agreement and any other related documents.

     On September 7, 2001, rStar, Gilat and GTH Latin America executed and delivered the definitive acquisition agreement and on September 10, 2001 rStar and Gilat issued a joint press release announcing the revised terms of the Transactions.

               REASONS FOR THE OFFER AND THE RELATED TRANSACTIONS

REASONS FOR GILAT'S BOARD RECOMMENDATION; FACTORS CONSIDERED

     In approving the acquisition agreement, the offer, the Acquisition, and the other transactions described in the acquisition agreement, Gilat's Board of Directors considered a number of factors.

     In its evaluation, Gilat's Board of Directors considered several potential benefits of the acquisition agreement, the most important of which included the following:

     - the Acquisition would provide an opportunity to obtain funding for Gilat's initial business plan for StarBand Latin America;

     - the Acquisition would provide an opportunity for Gilat to expand its presence in the Latin American consumer and small office/home office markets for telephony and high-speed Internet access services more quickly than Gilat would likely achieve on its own due to rStar's funding of the initial business plan for StarBand Latin America and rStar's existing broadband technology;

     - the Acquisition and the offer would enable Gilat to develop more fully the potential synergies between rStar and other Gilat subsidiaries and achieve a more consistent business organization among Gilat's various businesses worldwide; and

     - the Spacenet Transaction would allow Gilat's wholly-owned subsidiary, Spacenet, to obtain satisfaction of rStar's outstanding capital lease and other accrued obligations.

     Gilat's Board of Directors consulted with senior management, as well as its legal counsel and financial advisors, in reaching its decision.

     In its evaluation of the acquisition agreement, Gilat's Board of Directors reviewed several other factors, including, but not limited to, the following:

     - historical information concerning Gilat's and rStar's respective businesses, financial performance and condition, operations, technology and management;

     - the view of Gilat's management of the financial condition, results of operations and businesses of Gilat and rStar before and after giving effect to the Acquisition, the offer, as well as the Spacenet Transaction, and the determination of these transactions' collective effect on Gilat's and rStar's stockholder value;

     - current financial market conditions and historical market prices, volatility and trading information;

     - the consideration rStar stockholders will receive in the offer;

     - the consideration that Gilat will receive under the option;

     - the belief by Gilat's senior management that the terms of the acquisition agreement are reasonable; and

     - the potential impact of the acquisition and offer on Gilat's and rStar's customers and employees.

Gilat's Board of Directors also considered the risk factors set forth under "Risk Factors -- Risks Related to the Offer."

     The foregoing discussion of the information and factors considered by Gilat's Board of Directors is not intended to be exhaustive, but includes the material factors it considered. In view of the variety of factors considered in connection with its evaluation of the transaction, Gilat's Board of Directors did not find it practicable to, and did not quantify or otherwise assign relative weight to, the specific factors considered in reaching its determination. In addition, individual directors may have given differing weights to different factors. After weighing all of the different factors, Gilat's Board of Directors approved the acquisition agreement and the other transactions contemplated by the acquisition agreement.

REASONS FOR RSTAR'S BOARD APPROVAL; FACTORS CONSIDERED

     rStar entered into the proposed transactions, specifically the Acquisition, to acquire an operating business in the satellite-based telephony and Internet access services industry in Latin America. rStar's Board of Directors and the Special Committee determined that following the consummation of the proposed transactions, rStar would have the potential to realize long-term improved operating results and a stronger competitive position. The Board of Directors and the Special Committee have approved the acquisition agreement and the proposed transactions contemplated thereby and have identified several potential benefits from the proposed transactions that should contribute to the success of rStar and create better value for its stockholders. The Board of Directors and the Special Committee believe that the StarBand Latin America business, along with the contributions made to StarBand Latin America by Gilat and certain of its affiliates including GTH Latin America, will enable rStar to enter into a market that has a great deal of potential and will provide rStar with many benefits including:

     - the opportunity to accelerate the development of new product initiatives;

     - increased capacity across the entire organization through the addition of approximately 90 experienced StarBand Latin America employees;

     - Gilat's experience in the development of voice and data services and its existing relationships with Latin American partners;

     - the likelihood of realizing superior benefits through the expansion into the growing Latin American Internet market;

     - the expectation that the Acquisition would yield a stronger management team for rStar;

     - information concerning the existing StarBand Latin America business, historical performance and operations and competitive position; and

     - increased liquidity due to the reduced outstanding debt obligations of rStar as a result of the conversion of the capital lease liability into rStar common stock.

     In connection with its deliberations, the Board of Directors and the Special Committee reviewed a number of additional positive factors relevant to the proposed transactions. The material factors include:

     - the Board of Directors' belief that the exchange ratios in the acquisition agreement and other related proposed transactions are favorable given the recent trading prices of rStar common stock;

     - the high likelihood that the Transactions would be consummated, in light of the fact that the offer and the Acquisition are not subject to any financing contingency;

     - diversification of technologies and product portfolio offerings that would result from the Acquisition;

     - access to greater financial resources allowing rStar to develop a greater range of products;

     - the opportunity the offer affords rStar's stockholders to reduce their exposure to the risks associated with the uncertainty of implementing a new business plan;

     - the difficulties in competing against larger companies with greater financial resources;

     - the financial protection to be afforded to rStar stockholders (other than Gilat and its corporate affiliates) by the terms of the Special Distribution; and

     - the opinion dated September 7, 2001 of CIBC World Markets addressed to the Special Committee as to the fairness, from a financial point of view, to the holders of rStar common stock, other than Gilat and its affiliates, of the consideration to be received in the offer, as more fully described below under the caption "Opinion of CIBC World Markets Corp."

     The Board of Directors and the Special Committee also considered a variety of potentially negative factors in its deliberations concerning the proposed transactions including:

     - the loss of control over the future operations of rStar due to the resignations of three current Board of Directors members and the President and Chief Executive Officer of rStar;

     - the control that will be exerted by Gilat since its beneficial ownership of shares of rStar common stock would increase upon consummation of the Transactions to approximately 85% (subject to Gilat's assignment to StarBand US of approximately 15,600,000 shares of rStar common stock that GTH Latin America would have otherwise received in the Acquisition, as described in "Summary -- The Offer and Related Transactions");

     - the risks associated with the expansion of rStar's operations into a new field and into the Latin American markets;

     - the additional shares of rStar common stock which may be issued to Gilat under the acquisition agreement if the StarBand Latin America business exceeds its net income targets; and

     - the risk that the benefits associated with the Transactions may not be achieved.

     After reviewing these potentially negative factors, the Board of Directors and the Special Committee concluded that they were outweighed by the positive factors described above and accordingly determined that the proposed transactions were fair to, and in the best interests of rStar and its stockholders. The Board of Directors and the Special Committee also considered the actual and potential conflicts of interest described under the caption "Interests of Certain Persons in the Transactions." In view of the wide variety of factors considered by the Board of Directors and the Special Committee, they did not find it practicable to quantify, or otherwise attempt to assign relative weights to, the specific factors considered in making their determination. Consequently, the Board of Directors and the Special Committee did not quantify the assumptions and results of their analysis in reaching their determination that the proposed transactions were fair to, and in the best interests of, rStar and its stockholders. In addition, it is possible that different members of the Board of Directors and the Special Committee assigned different weights to the various factors described above.

                      OPINION OF CIBC WORLD MARKETS CORP.

     The Special Committee engaged CIBC World Markets to evaluate the fairness, from a financial point of view, of the consideration provided for in the offer. On September 7, 2001, at a telephonic meeting of the Special Committee held to evaluate the revised terms of the Transactions contained in the acquisition agreement, CIBC World Markets rendered to the Special Committee an oral opinion, which opinion was confirmed by delivery of a written opinion dated September 7, 2001, to the effect that, as of that date and based on and subject to the matters described in its opinion, the consideration to be received by holders of rStar common stock, other than Gilat and its affiliates, in the offer was fair, from a financial point of view, to such holders.

     The full text of CIBC World Markets' written opinion dated September 7, 2001, which describes the assumptions made, matters considered and limitations on the review undertaken, is attached to this offer to exchange/prospectus as Annex B. CIBC WORLD MARKETS' OPINION IS ADDRESSED TO THE SPECIAL COMMITTEE AND RELATES ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE CONSIDERATION PROVIDED FOR IN THE OFFER. THE OPINION DOES NOT ADDRESS ANY OTHER ASPECT OF THE OFFER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER ANY STOCKHOLDER SHOULD TENDER SHARES IN THE OFFER OR AS TO ANY OTHER MATTERS RELATING TO THE OFFER OR RELATED TRANSACTIONS. THE SUMMARY OF CIBC WORLD MARKETS' OPINION DESCRIBED BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION. YOU ARE ENCOURAGED TO READ THE OPINION CAREFULLY IN ITS ENTIRETY.

     In arriving at its opinion, CIBC World Markets:

     - reviewed the acquisition agreement and related documents, including forms of the master agreement and the option agreement attached as exhibits to the acquisition agreement;

     - reviewed audited financial statements of rStar and Gilat for the fiscal years ended December 31, 1998, December 31, 1999 and December 31, 2000;

     - reviewed unaudited financial statements of rStar and Gilat for the six months ended June 30, 2001;

     - reviewed financial forecasts and other information relating to rStar and StarBand Latin America provided to or discussed with CIBC World Markets by the managements of rStar and Gilat, and reviewed and discussed with the management of Gilat publicly available financial forecasts relating to Gilat;

     - reviewed historical market prices and trading volumes for rStar common stock and Gilat ordinary shares;

     - held discussions with rStar's and Gilat's senior managements and other representatives with respect to the businesses and prospects for future growth of rStar, Gilat and StarBand Latin America;

     - reviewed and analyzed publicly available financial data for companies CIBC World Markets deemed comparable to rStar, Gilat and StarBand Latin America;

     - performed discounted cash flow analyses of rStar, Gilat and StarBand Latin America using assumptions of future performance prepared or discussed with CIBC World Markets by rStar's and Gilat's managements;

     - reviewed public information concerning rStar, Gilat and StarBand Latin America; and

     - performed other analyses and reviewed and considered other information and factors, including the pro rata nature of the offer, as CIBC World Markets deemed appropriate.

     In rendering the opinion, CIBC World Markets relied on and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information that rStar, Gilat and their employees, representatives and affiliates provided to or discussed with CIBC World Markets. With respect to the financial forecasts and other information relating to rStar and StarBand Latin America, which the managements of rStar and Gilat provided to or discussed with CIBC World Markets, CIBC World Markets assumed, at the direction of rStar's and Gilat's managements, without independent verification or investigation, that the forecasts and information were reasonably prepared on bases reflecting the best available information, estimates and judgments of rStar's and Gilat's managements as to the future financial condition and operating results of rStar and StarBand Latin America, as the case may be. With respect to publicly available financial forecasts relating to Gilat, which CIBC World Markets reviewed and discussed with Gilat's management, CIBC World Markets assumed, at the direction of Gilat's management, without independent verification or investigation, that the forecasts were prepared on bases reflecting reasonable estimates and judgments as to the future financial condition and operating results of Gilat. CIBC World Markets relied, at the direction of rStar's and Gilat's managements, without independent verification and investigation, on the assessments of rStar's and Gilat's managements as to StarBand Latin America's existing and future technology and products and the risks associated with its technology and products. CIBC World Markets assumed, with rStar's consent, that in the course of obtaining the necessary regulatory or third party approvals and consents for the Transactions, no delay, limitation, restriction or condition will be imposed that would have a material adverse effect on rStar or StarBand Latin America or the contemplated benefits to rStar of the Transactions. CIBC World Markets also assumed, with rStar's consent, that the Transactions and other transactions contemplated by the acquisition agreement and related documents will be consummated in all material respects in accordance with their terms, without waiver, modification or amendment of any material conditions or agreements.

     CIBC World Markets did not make or obtain any independent evaluations or appraisals of the assets or liabilities, contingent or otherwise, of rStar, Gilat, StarBand Latin America or affiliated entities. CIBC World Markets expressed no opinion as to rStar's, Gilat's or StarBand Latin America's underlying valuation, future performance or long-term viability, or the prices at which rStar common stock or Gilat ordinary shares would trade upon or after announcement or consummation of the Transactions. CIBC World Markets did not express any view as to, and its opinion does not address, the underlying business decision of rStar to effect the Transactions. CIBC World Markets was not requested to consider the relative merits of the Transactions as compared to any alternative business strategies that might exist for rStar or the effect of any other transaction in which rStar might engage. In connection with CIBC World Markets' engagement, CIBC World Markets was not requested to, and CIBC World Markets did not, participate in the negotiation or structuring of the Transactions. CIBC World Markets' opinion was necessarily based on the information available to it and general economic, financial and stock market conditions and circumstances as they existed and could be evaluated by CIBC World Markets as of the date of its opinion. Although subsequent developments may affect its opinion, CIBC World Markets does not have any obligation to update, revise or reaffirm its opinion. The Special Committee imposed no other instructions or limitations on CIBC World Markets with respect to the investigations made or the procedures followed by CIBC World Markets in rendering its opinion.

     This summary is not a complete description of CIBC World Markets' opinion to the Special Committee or the financial analyses performed and factors considered by CIBC World Markets in connection with its opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to summary description. CIBC World Markets believes that its analyses and this summary must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying CIBC World Markets' analyses and opinion.

     In performing its analyses, CIBC World Markets considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond rStar's, Gilat's and StarBand Latin America's control. No company, transaction or business used in the analyses as a comparison is identical to rStar, Gilat, StarBand Latin America or the Transactions, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.

     The estimates contained in CIBC World Markets' analysis and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, CIBC World Markets' analyses and estimates are inherently subject to substantial uncertainty.

     The type and amount of consideration payable in the Transactions was determined by rStar or through negotiation between rStar and Gilat and the decision to enter into the Transactions was solely that of the Special Committee. CIBC World Markets' opinion and financial analyses were only one of many factors considered by the Special Committee in its evaluation of the Transactions and should not be viewed as determinative of the views of the Special Committee or rStar's management with respect to the Transactions or the consideration provided for in the Transactions.

     The following is a summary of the material financial analyses underlying CIBC World Markets' opinion to the Special Committee with respect to the offer. THE FINANCIAL ANALYSES SUMMARIZED BELOW INCLUDE INFORMATION PRESENTED IN TABULAR FORMAT. IN ORDER TO FULLY UNDERSTAND CIBC WORLD MARKETS' FINANCIAL ANALYSES, THE TABLES MUST BE READ TOGETHER WITH THE TEXT OF EACH SUMMARY. THE TABLES ALONE DO NOT CONSTITUTE A COMPLETE DESCRIPTION OF THE FINANCIAL ANALYSES. CONSIDERING THE DATA IN THE TABLES BELOW WITHOUT CONSIDERING THE FULL NARRATIVE DESCRIPTION OF THE FINANCIAL ANALYSES, INCLUDING THE METHODOLOGIES AND ASSUMPTIONS UNDERLYING THE ANALYSES, COULD CREATE A MISLEADING OR INCOMPLETE VIEW OF CIBC WORLD MARKETS' FINANCIAL ANALYSES.

  RSTAR ANALYSIS

     Selected Companies Analysis. CIBC World Markets compared financial and stock market information for rStar and the following 12 selected publicly held companies in the eLearning, traditional education and outsourcing/systems integration industries:

       eLEARNING                TRADITIONAL EDUCATION           OUTSOURCING/SYSTEMS INTEGRATION
       ---------                ---------------------           -------------------------------
- Centra Software, Inc.  - DeVry Inc.                         - eCollege.com
- Click2learn.com, Inc.  - ITT Educational Services, Inc.     - The Management Network Group, Inc.
- DigitalThink, Inc.     - Learning Tree International, Inc.  - Sapient Corporation
- Mentergy Ltd.          - Sylvan Learning Systems, Inc.
- SkillSoft Corporation

     CIBC World Markets reviewed enterprise values, calculated as equity market value plus net debt, as multiples of calendar years 2001 and 2002 estimated revenues and earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA. CIBC World Markets also reviewed equity market values as a multiple of calendar years 2001 and 2002 estimated earnings per share, commonly referred to as EPS. All multiples were based on closing stock prices on September 5, 2001. Estimated financial data for the selected companies were based on publicly available research analysts' estimates and estimated financial data for rStar were based on internal estimates of rStar's management.

     CIBC World Markets then applied a range of selected multiples of calendar years 2001 and 2002 estimated revenues, EBITDA and EPS derived from the selected companies to corresponding financial data of rStar in order to derive an implied equity reference range for rStar. This analysis indicated the following implied per share equity reference range for rStar, as compared to the implied value of the offer consideration based on the average closing price of Gilat ordinary shares for the 30-day period ended September 5, 2001:

IMPLIED EQUITY REFERENCE RANGE FOR RSTAR  IMPLIED OFFER CONSIDERATION
----------------------------------------  ---------------------------
        $0.77 - $0.85 per share                 $1.84 per share

     Discounted Cash Flow Analysis. CIBC World Markets performed a discounted cash flow analysis of rStar to estimate the present value of the unlevered, after-tax free cash flows that rStar could generate for the second half of fiscal year 2001 through the end of fiscal year 2005, based on internal estimates of rStar's management. CIBC World Markets calculated a range of estimated terminal values by applying EBITDA terminal value multiples ranging from 8.0x to 10.0x to rStar's estimated EBITDA for fiscal year 2005. The present value of the estimated cash flows and terminal values were calculated using discount rates ranging from 16.0% to 20.0%. This analysis indicated the following implied per share equity reference range for rStar, as compared to the implied value of the offer consideration based on the average closing price of Gilat ordinary shares for the 30-day period ended September 5, 2001:

IMPLIED EQUITY REFERENCE RANGE FOR RSTAR  IMPLIED OFFER CONSIDERATION
----------------------------------------  ---------------------------
        $0.44 - $0.52 per share                 $1.84 per share

     GILAT ANALYSES

     Selected Companies Analysis. CIBC World Markets compared financial and stock market information for Gilat and the following five selected publicly held companies in the very small aperture terminal, commonly referred to as VSAT, and satellite equipment industries:

     VSAT COMPANIES       SATELLITE EQUIPMENT COMPANIES
     --------------       -----------------------------
- STM Wireless, Inc.      - Andrew Corporation
- ViaSat, Inc.            - EMS Technologies, Inc.
                          - Radyne Comstream Inc.

     CIBC World Markets reviewed enterprise values as multiples of calendar years 2001 and 2002 estimated revenues and EBITDA. CIBC World Markets also reviewed equity market values as a multiple of calendar years 2001 and 2002 EPS. All multiples were based on closing stock prices on September 5, 2001. Estimated financial data for the selected companies and Gilat were based on publicly available research analysts' estimates.

     CIBC World Markets then applied a range of selected multiples of estimated calendar years 2001 and 2002 revenues, EBITDA and EPS derived from the selected companies to corresponding financial data of Gilat in order to derive an implied equity reference range for Gilat. This analysis indicated the following implied per share equity reference range for Gilat, as compared to the closing price of Gilat ordinary shares on September 5, 2001:

IMPLIED EQUITY REFERENCE RANGE FOR GILAT  CLOSING PRICE ON 9/05/01
----------------------------------------  ------------------------
       $18.69 - $27.49 per share              $10.06 per share

     Discounted Cash Flow Analysis. CIBC World Markets performed a discounted cash flow analysis of Gilat to estimate the present value of the unlevered, after-tax free cash flows that Gilat could generate for the second half of fiscal year 2001 through the end of fiscal year 2005, based on publicly available research analysts' estimates for Gilat. CIBC World Markets calculated a range of estimated terminal values by applying EBITDA terminal value multiples ranging from 10.0x to 12.0x to Gilat's estimated EBITDA for fiscal year 2005. The present value of the estimated cash flows and terminal values were calculated using discount rates ranging from 15.0% to 17.0%. This analysis indicated the following implied per share equity reference range for Gilat, as compared to the closing price of Gilat ordinary shares on September 5, 2001:

IMPLIED EQUITY REFERENCE RANGE FOR GILAT  CLOSING PRICE ON 9/05/01
----------------------------------------  ------------------------
       $14.51 - $24.77 per share              $10.06 per share

     Other Factors. In rendering its opinion, CIBC World Markets also reviewed and considered other factors, including:

     - selected research analysts' reports for Gilat, including stock price estimates of those analysts;

     - historical trading prices of rStar common stock ranging from a low of $0.35 to a high of $2.50 per share for the 52-week period ended August 31, 2001;

     - historical trading prices of Gilat ordinary shares ranging from a low of $9.36 to a high of $81.88 per ordinary share for the 52-week period ended August 31, 2001;

     - the relationship between movements in rStar common stock, movements in the common stock of selected eLearning companies, traditional education companies and outsourcing/systems integration companies, and movements in the Nasdaq Composite Index; and

     - the relationship between movements in Gilat ordinary shares, movements in the common stock of selected VSAT and satellite equipment companies, and movements in the Nasdaq Composite Index.

  Miscellaneous

     rStar has agreed to pay CIBC World Markets an aggregate fee of $750,000 for its opinion services. In addition, rStar has agreed to reimburse CIBC World Markets for its reasonable out-of-pocket expenses, including reasonable fees and expenses of its legal counsel, and to indemnify CIBC World Markets and related parties against liabilities, including liabilities under the federal securities laws, relating to, or arising out of, its engagement.

     The Special Committee selected CIBC World Markets based on CIBC World Markets' reputation and expertise. CIBC World Markets is an internationally recognized investment banking firm and, as a customary part of its investment banking business, is regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes. CIBC World Markets in the past has provided services to Gilat unrelated to the Transactions, including acting as a dealer manager in connection with Gilat's tender offer for rStar common stock in October 2000, for which services CIBC World Markets has received compensation. In the ordinary course of business, CIBC World Markets and its affiliates may actively trade the securities of rStar and Gilat for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

                                   THE OFFER

BASIC TERMS; PRORATION

     Subject to the terms and conditions of this offer, rStar is offering to exchange up to 6,315,789 shares of rStar common stock that are validly tendered and not properly withdrawn before the expiration date, for $0.95 in cash and
0.0738 of a Gilat ordinary share, per share, net to the seller. You will not receive any interest on any cash that rStar pays you, even if there is a delay in making the exchange. The 6,315,789 shares of rStar common stock that rStar is offering to exchange, represents approximately 10% of the total number of shares of rStar common stock outstanding and approximately 29% of the outstanding shares of rStar common stock not held by Gilat or its corporate affiliates, based upon the total number of shares of rStar common stock outstanding as of October [ ], 2001.

     Under the acquisition agreement, Gilat granted rStar an option to purchase up to 466,105 Gilat ordinary shares that are being offered to rStar stockholders in exchange for shares of rStar common stock validly tendered and not properly withdrawn. Under the option, in consideration for providing rStar with the Gilat ordinary shares for the offer, Gilat will receive that number of shares of rStar common stock equal to 60% of the total number of shares of rStar common stock validly tendered and not properly withdrawn. Therefore, if 6,315,789 shares of rStar common stock are validly tendered and not properly withdrawn, Gilat will be entitled to receive 3,789,473 shares of rStar common stock under the option. rStar intends to exercise this option upon the closing of the offer. From its existing cash reserves, rStar will fund the cash consideration, up to $6,000,000, offered in exchange for shares of rStar common stock validly tendered and not properly withdrawn.

     You will not receive any fractional Gilat ordinary shares. Instead you will receive cash in an amount equal to the market value of any fractional shares you would otherwise have been entitled to receive as described below.

     The term "expiration date" means 12:00 midnight, New York City time, on
[     ], November [  ], 2001, unless rStar (subject to Gilat's prior consent and the other terms of the acquisition agreement) extends the period of time during which the offer will remain open, in which case the term expiration date means the latest time and date on which the offer, as so extended, expires.

     Only whole shares of rStar common stock validly tendered and not properly withdrawn will be accepted in the offer. Fractional shares of rStar common stock will not be accepted in the offer.

     Upon the terms and subject to the conditions to the offer, if more than 6,315,789 shares of rStar common stock have been validly tendered and not properly withdrawn prior to the expiration date, rStar will accept and exchange only 6,315,789 shares of rStar common stock on a pro rata basis (with appropriate adjustments to avoid the exchange of fractional shares of rStar common stock) from each stockholder who has validly tendered shares of rStar common stock in the offer based upon the number of shares validly tendered and not properly withdrawn by each stockholder prior to the expiration date. Therefore, all of the shares of rStar common stock that a stockholder tenders in the offer may not be accepted even if they are validly tendered and not properly withdrawn before the expiration date.

     If proration of tendered shares of rStar common stock is required, rStar will determine the proration factor as promptly as practicable following the expiration date. The proration factor for each stockholder who has validly tendered shares in the offer is based upon the number of shares validly tendered and not properly withdrawn by each stockholder prior to the expiration date. Because of the difficulty in determining the number of shares of rStar common stock validly tendered and not properly withdrawn, rStar does not expect that it will be able to announce the final proration factor or exchange any shares validly tendered in the offer until about seven Nasdaq National Market trading days after the expiration date (due in part to the guaranteed delivery procedures described below in "The Offer -- Procedure for Tendering Shares of rStar Common Stock.") The preliminary results of any proration will be announced by press release as promptly as practicable after the expiration date. After the expiration date, stockholders may obtain preliminary proration information from the exchange agent and also may be able to obtain the information from their brokers.

     rStar's directors and executive officers collectively beneficially own approximately 11,159,370 shares of rStar common stock and are eligible to tender any or all of their shares of rStar common stock into the offer. In addition, Gilat's directors and executive officers collectively beneficially own approximately 330,000 shares of rStar common stock, and are also eligible to tender their shares of rStar common stock in the offer. If the respective directors and executive officers of rStar and Gilat validly tender all of their shares of rStar common stock in the offer, the offer will be oversubscribed and the proration provisions will apply.

     You may be subject to U.S. federal income tax consequences if you tender your shares of rStar common stock in the offer. These tax consequences may be relevant to your decision to tender your shares of rStar common stock. See "Taxation."

     The offer is not conditioned on any minimum number of shares of rStar common stock being tendered. The offer is, however, subject to other conditions. See "The Offer -- Conditions to the Offer."

EXTENSION, TERMINATION AND AMENDMENT

     rStar expressly reserves the right (subject to Gilat's prior consent and the other terms of the acquisition agreement) at any time or from time to time, to extend the period of time during which the offer remains open, and rStar can do so by giving oral or written notice of the extension to the exchange agent. If rStar decides to extend the offer, rStar will make an announcement to that effect no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. During an extension, all shares of rStar common stock previously tendered and not properly withdrawn will remain subject to the offer, subject to your right to withdraw your shares of rStar common stock. See "The Offer -- Withdrawal Rights" for more details.

     If the registration statement, of which this offer to exchange/prospectus is a part, has not been declared effective at the initial expiration of the offer, rStar intends to extend (subject to Gilat's prior consent and the other terms of the acquisition agreement) the offer and announce the extension via the PR Newswire no later than 9:00 a.m., New York City time, on [
          ], 2001.

     Subject to compliance with SEC's applicable rules and regulations, rStar also reserves the right (subject to Gilat's prior consent and the other terms of the acquisition agreement) regardless of whether or not any of the events described in "The Offer -- Conditions to the Offer" have occurred or are deemed by rStar to have occurred, to delay acceptance for payment of, and payment for, any shares by giving oral or written notice of the extension to the exchange agent and making a public announcement of the extension. rStar also expressly reserves the right (subject to Gilat's prior consent and the other terms of the acquisition agreement) to terminate the offer and reject for payment and not pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in "The Offer -- Conditions to the Offer" by giving oral or written notice of the termination or postponement to the exchange agent and making a public announcement of the termination or postponement. The reservation of the right to delay payment for shares that have been accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that rStar must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer.

     Subject to compliance with SEC's applicable rules and regulations, rStar further reserves the right (subject to Gilat's prior consent and the other terms of the acquisition agreement) and regardless of whether any of the events set forth in "The Offer -- Conditions to the Offer" have occurred or are deemed by rStar to have occurred, to amend the offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the offer to holders of shares or by decreasing or increasing the number of shares being sought in the offer). Amendments to the offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 9:00 a.m., New York City time, on the first business day after the last previously scheduled or announced expiration date. Any public announcement made pursuant to the offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of the change. Without limiting the manner in which rStar may choose to make a public announcement, except as required by applicable law (including Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act), rStar will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to the PR Newswire or comparable service.

     If the terms of the offer or the information concerning the offer are materially changed, or if a material condition of the offer is waived, the offer will be extended to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. These rules provide that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If:

     (1) the consideration offered for the shares of rStar common stock is increased or decreased or the number of shares of rStar common stock sought in this offer is increased (by more than 2% of the outstanding shares of rStar common stock) or decreased, and

     (2) the offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of the change in the offer is first published, sent or given in the manner specified above, then, in each case, the offer will be extended until the expiration of a period of ten business days from the date that notice of the change is first published. If rStar makes a material change to other terms of the offer or to the information concerning the offer, rStar will extend the offer, if required by applicable law, for a period of five business days to allow you to consider the amended terms of the offer. For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or U.S. Federal holiday and consists of the time period from 12:01 am through 12:00 midnight, New York City time.

EXCHANGE OF SHARES OF RSTAR COMMON STOCK AND DELIVERY OF THE CONSIDERATION

     Upon the terms and subject to the conditions to the offer (including if the offer is extended or amended, and the terms and conditions of any such extension or amendment), rStar will accept and exchange up to 6,315,789 shares of rStar common stock validly tendered and not properly withdrawn prior to the expiration date, subject to the satisfaction or waiver of the conditions to the offer.

     For purposes of the offer, rStar will be deemed to have accepted for exchange (and therefore exchanged), subject to the proration provisions of this offer, shares of rStar common stock that are validly tendered and not properly withdrawn from the offer only when, as and if rStar gives oral or written notice to the exchange agent of its acceptance of the shares for exchange pursuant to this offer. As soon as practicable after receipt of such notice, the exchange agent for the offer will arrange for delivery of the Gilat ordinary shares and the cash payment (including cash instead of fractional Gilat ordinary shares) to the tendering stockholders. The exchange agent will act as agent for tendering stockholders for the purpose of receiving the consideration and transmitting such consideration to you. You will not receive any interest on any cash that rStar pays you, even if there is a delay in making the exchange.

     In all cases, exchange for tendered shares of rStar common stock accepted for exchange pursuant to the offer will be made promptly, subject to possible delay in the event of proration, but only after timely receipt by the exchange agent of certificates for those shares (or of a timely confirmation of a book-entry transfer of such shares in the exchange agent's account, at The Depositary Trust Company, which is referred to as "DTC"), and a properly completed and duly executed Letter of Transmittal (or manually signed facsimile of the Letter of Transmittal), or, in the case of a book-entry transfer, an agent's message, and any other required documents.

     If rStar does not accept any tendered shares of rStar common stock for exchange pursuant to the terms of and conditions to the offer, or if certificates are submitted for more shares of rStar common stock than are tendered, rStar will return certificates for such unexchanged shares of rStar common stock without expense to the tendering stockholder or, in the case of shares of rStar common stock tendered by book-entry transfer to the exchange agent's account at DTC pursuant to the procedures set forth below under the discussion "The Offer -- Procedure for Tendering Shares of rStar Common Stock" those shares of rStar common stock will be credited to an account maintained with DTC, as soon as practicable following the expiration or termination of the offer.

     rStar will generally pay all stock transfer taxes, if any, payable on the transfer to rStar or Gilat of shares of rStar common stock exchanged pursuant to the offer. If, however, the cash payment and delivery of Gilat ordinary shares for the exchanged shares of rStar common stock is to be made to or (in the circumstances permitted by the offer) if unexchanged shares of rStar common stock are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the consideration offered for shares of rStar common stock unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted. See Instruction 7 of the Letter of Transmittal.

FRACTIONAL SHARES OF GILAT ORDINARY SHARES

     You will not receive any fractional Gilat ordinary shares pursuant to the offer. Instead, each tendering stockholder who would otherwise be entitled to a fractional Gilat ordinary share will receive cash in an amount equal to the product of (x) the fractional interest that such tendering stockholder would otherwise be entitled to receive pursuant to the offer by (y) the average closing price of Gilat ordinary shares as reported on the Nasdaq National Market for the five consecutive trading days ending on the trading day immediately prior to the date on which rStar accepts tendered shares in the offer.

WITHDRAWAL RIGHTS

     Your tender of shares of rStar common stock pursuant to the offer is irrevocable, except that shares of rStar common stock may be withdrawn at any time prior to the expiration date and, unless rStar previously accepted the tendered shares of rStar common stock for exchange pursuant to the offer, may
also be withdrawn at any time after [                    ], 2001.

     For a withdrawal to be effective, the exchange agent must timely receive from you a written or facsimile transmission notice of withdrawal at one of its addresses or numbers set forth on the back cover of this offer to exchange/prospectus. Your notice of withdrawal must include your name, address, social security number, the certificate number(s) and the number of shares of rStar common stock to be withdrawn as well as the name of the registered holder, if it is different from that of the person who tendered those shares of rStar common stock.

     A financial institution must guarantee all signatures on the notice of withdrawal unless those shares of rStar common stock have been tendered for the account of any eligible institution (i.e. an institution that is a member of the Securities Transfer Agent Medallion Program, the New York Stock Exchange, Inc. Medallion Signature Program or the Stock Exchange Medallion Program). Most banks, savings and loan associations and brokerage houses are able to provide these signature guarantees for you.

     If shares of rStar common stock have been tendered pursuant to the procedures for book-entry transfer discussed under the caption entitled "The Offer -- Procedure for Tendering Shares of rStar Common Stock," any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn shares of rStar common stock and must otherwise comply with DTC's procedures. If certificates have been delivered or otherwise identified to the exchange agent, the name of the registered holder and the serial numbers of the particular certificates evidencing the shares of rStar common stock withdrawn must also be furnished to the exchange agent, as stated above, prior to the physical release of the certificates.

     rStar will decide (subject to Gilat's prior consent and the other terms of the acquisition agreement) all questions as to the form and validity (including time of receipt) of any notice of withdrawal and rStar's decisions shall be final and binding. Neither rStar, the exchange agent, the information agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any notification. Any shares of rStar common stock properly withdrawn will be deemed not to have been validly tendered for purposes of the offer. However, you may retender withdrawn shares of rStar common stock by following one of the procedures discussed under the caption entitled "The
Offer -- Procedure for Tendering Shares of rStar Common Stock" at any time prior to the expiration date.

     If the offer is extended, or rStar is delayed in its exchange of shares or is unable to exchange shares pursuant to the offer for any reason, then, without prejudice to rStar's rights under the offer, the exchange agent may, subject to applicable law, retain tendered shares on rStar's behalf, and the shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this section. rStar's reservation of the right to delay payment for shares of rStar common stock that are accepted for exchange is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires rStar to pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer.

PROCEDURE FOR TENDERING SHARES OF RSTAR COMMON STOCK

     For you to validly tender shares of rStar common stock pursuant to the offer:

     (a) (1) a properly completed and duly executed Letter of Transmittal in the form provided with this offer to exchange/prospectus, along with any required signature guarantees, or in connection with a book-entry transfer, an agent's message instead of the Letter of Transmittal, and any other required documents, must be received by the exchange agent at one of its addresses set forth on the back cover of this offer to exchange/prospectus, and

         (2) certificates for tendered shares of rStar common stock must be received by the exchange agent at such address or those shares of rStar common stock must be tendered pursuant to the procedures for book-entry transfer set forth below (and a confirmation of receipt of such tender received (this confirmation is referred to as a "book-entry confirmation") in each case before the expiration date of the offer, or

     (b) you must comply with the guaranteed delivery procedures set forth below under "Guaranteed Delivery."

     No alternative, conditional or contingent tenders will be accepted.

     The term "agent's message" means a message, transmitted by electronic means by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the shares of rStar common stock, which are the subject of that book-entry confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that rStar may enforce that agreement against that participant.

     Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by an eligible institution (i.e. an institution that is a member of the Securities Transfer Agents Medallion Program, the New York Stock Exchange, Inc. Medallion Signature Program or the Stock Exchange Medallion Program), except in cases in which shares of rStar common stock are tendered either:

     - by a registered holder of shares of rStar common stock who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal; or

     - for the account of an eligible institution.

     If the certificates for shares of rStar common stock are registered in the name of a person other than the person who signs the Letter of Transmittal or if the cash payment and the Gilat ordinary shares, or certificates for shares of rStar common stock not accepted for exchange or not tendered, are to be issued to a person other than the registered holder(s), then the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holder(s) appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed by an eligible institution. If the Letter of Transmittal or stock powers are signed or any certificate is endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing, and unless rStar waives that requirement, they should submit proper evidence satisfactory to rStar of their authority to so act.

     Book-Entry Transfer. The exchange agent will establish accounts with respect to the shares for purposes of the offer at DTC within two business days after the date of this offer to exchange/prospectus.

Any financial institution that is a participant in DTC's system may make book-entry delivery of shares or rStar common stock by causing DTC to transfer these shares into the exchange agent's account in accordance with DTC's procedure for transfer. However, although delivery of shares of rStar common stock may be effected through a book-entry transfer into the exchange agent's account at DTC, an agent's message in connection with a book-entry transfer, and any other required documents, must, in any case, be received by the exchange agent at one or more of its addresses set forth on the back cover of this offer to exchange/prospectus prior to the expiration date, or the guaranteed delivery procedures described below must be followed.

     Delivery of the Letter of Transmittal or any other documents to the DTC does not constitute delivery to the exchange agent.

     Guaranteed Delivery. If you wish to tender shares of rStar common stock pursuant to the offer and your certificates are not immediately available or you cannot deliver the certificates to the exchange agent prior to the expiration date or cannot complete the procedure for book-entry transfer on a timely basis, your shares of rStar common stock may be tendered, if all of the following conditions are satisfied:

     - you make your tender by or through an eligible institution;

     - a properly completed and duly executed notice of guaranteed delivery, substantially in the form enclosed with this offer to exchange/prospectus, is received by the exchange agent as provided below on or prior to the expiration date; and

     - the certificates for all tendered shares, in proper form for transfer (or confirmation of book-entry transfer of the shares into the exchange agent's account at DTC as described above under "Book-Entry Transfer"), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal) with any required signature guarantees or, in the case of a book-entry transfer, an agent's message, and all other documents are received by the exchange agent within three Nasdaq National Market trading days after the date of execution of such notice of guaranteed delivery.

     You may deliver the notice of guaranteed delivery by hand or transmit it by facsimile transmission or mail to the exchange agent and you must include a signature guarantee by an eligible institution in the form set forth in that notice.

     In all cases, rStar will exchange shares of rStar common stock tendered and accepted for exchange pursuant to the offer only after timely receipt by the exchange agent of certificates for shares of rStar common stock (or timely confirmation of a book-entry transfer of tendered securities into the exchange agent's account at DTC as described above) properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), or an agent's message in connection with a book-entry transfer, and any other required documents.

     Return of Unexchanged Shares of rStar Common Stock. If any tendered shares are not exchanged, or if less than all shares evidenced by a stockholder's certificate(s) are tendered, certificates for unexchanged shares will be returned as promptly as practicable after the expiration or termination of the offer or, in the case of shares tendered by book-entry transfer at DTC, the shares will be credited to the appropriate account maintained by the tendering stockholder at DTC, in each case without expense to the stockholder.

     Determination of Validity; Rejection of Shares of rStar Common Stock; Waiver of Defects; No Obligation to Give Notice of Defects. rStar will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of shares of rStar common stock (subject to Gilat's prior consent and the other terms of the acquisition agreement) and rStar's determination shall be final and binding on all parties. rStar reserves the absolute right (subject to Gilat's prior consent and the other terms of the acquisition agreement) to reject any or all tenders of any shares of rStar common stock that it determines are not in proper form or the acceptance for exchange of or the exchange of may, in the opinion of rStar's counsel, be unlawful. rStar also reserves the absolute right

(subject to Gilat's prior consent and the other terms of the acquisition agreement) to waive any defect or irregularity in any tender with respect to any particular shares of rStar common stock or any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholder. No tender of shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by rStar. rStar will not, and none of the exchange agent, the information agent or any other person, will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give any notice.

     Binding Agreement. rStar's acceptance for exchange of shares of rStar common stock tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and rStar upon the terms of and conditions to the offer.

     Lost or Destroyed Certificates. Stockholders whose certificates for part or all of their shares of rStar common stock have been lost, stolen, misplaced or destroyed must complete and check the appropriate box in the Letter of Transmittal pertaining to lost or mutilated certificates and contact the exchange agent at (781) 575-3400 for information regarding the necessary forms and instructions to replace any mutilated, lost, stolen or destroyed certificates. Stockholders are requested to contact the exchange agent immediately in order to permit timely processing of this documentation.

     CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED LETTER OF TRANSMITTAL AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE EXCHANGE AGENT AND NOT TO RSTAR OR GILAT. ANY DOCUMENTS DELIVERED TO RSTAR OR GILAT WILL NOT BE FORWARDED TO THE EXCHANGE AGENT AND WILL NOT BE DEEMED TO BE VALIDLY TENDERED.

     THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. IF DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT STOCKHOLDERS USE REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

PURPOSE OF THE OFFER

     Purpose of the Offer. Gilat and rStar believe that the rStar strategy that is expected to be in effect after completing the Acquisition and the offer will enable rStar to continue operations, create a viable business, and increase stockholder value. rStar is making the offer to buy shares of rStar common stock pursuant to the acquisition agreement because rStar and Gilat believe that shares of rStar common stock are undervalued in the public market and that the offer is consistent with rStar's long-term corporate goal of increasing stockholder value. Although rStar's stockholders, other than Gilat and its corporate affiliates, will suffer substantial dilution because of the Acquisition, rStar and Gilat believe that rStar's overall value will increase significantly because of the benefits to rStar offered by the new business strategy and the transactions contemplated by the acquisition agreement. rStar and Gilat believe that the offer is a prudent use of rStar's financial resources given recent market prices, rStar's newly announced business strategy, and rStar's assets. rStar and Gilat believe that investing in shares of rStar common stock is an attractive use of rStar's capital, and an efficient means to provide value to rStar stockholders.

     After the Acquisition and the offer are completed, rStar and Gilat believe that rStar's anticipated cash flow from rStar's operations, access to credit facilities and capital markets and financial condition will be, taken together, adequate for rStar's needs for at least the immediate future. However, actual experience may differ significantly from the expectations of Gilat and rStar. Future events may adversely or materially affect rStar's business, expenses or prospects and could have the effect of reducing or increasing rStar's available cash or the availability or cost of external financial resources.

     rStar's Board Has Approved the Offer. rStar's Board of Directors, based upon, among other things, the recommendation of a special committee comprised of independent directors, has approved the acquisition agreement and has determined that the offer is fair to, and in the best interests of, rStar stockholders. However, none of rStar, its Board of Directors, or the information agent is making any recommendation as to whether you should tender or refrain from tendering your shares of rStar common stock. You are urged to evaluate carefully all information in the offer, consult with your investment and tax advisors and make your own decision whether to tender and, if so, how many shares of rStar common stock to tender.

     Use of Securities Exchanged in the Offer. The shares of rStar common stock that rStar acquires in the offer will be restored to the status of authorized but unissued shares and will be available for rStar to issue in the future without further stockholder action (except as required by applicable law or Nasdaq rules) for all purposes, such as the acquisition of other businesses or the raising of additional capital for use in rStar's businesses.

     Under the option, in consideration for providing rStar with the Gilat ordinary shares for the offer, Gilat will receive that number of shares of rStar common stock equal to 60% of the total number of shares of rStar common stock validly tendered and not properly withdrawn. Therefore, if 6,315,789 shares of rStar common stock are validly tendered and not properly withdrawn, Gilat will be entitled to receive 3,789,473 shares of rStar common stock under the option. rStar intends to exercise this option upon closing of the offer. rStar does not have any other plans for the issuance of shares of rStar common stock acquired pursuant to the offer.

     Plans. Except as disclosed in this offer to exchange/prospectus and other than as contemplated by the acquisition agreement, neither rStar nor Gilat currently have plans, proposals or negotiations underway that relate to or would result in:

     - any extraordinary transaction, such as a merger, reorganization or liquidation, involving rStar or any of its subsidiaries, which is material to rStar and its subsidiaries, taken as a whole;

     - any purchase, sale or transfer of an amount of rStar's assets or any of its subsidiaries' assets which is material to rStar and its subsidiaries, taken as a whole;

     - any other material change in rStar's capitalization, corporate structure or business;

     - any class of rStar's equity securities being delisted by Nasdaq or cease to be authorized to be quoted in an automated quotations system operated by a national securities association;

     - any class of rStar's equity securities becoming eligible for termination of registration under the Exchange Act;

     - the suspension of rStar's obligation to file reports under the Exchange Act;

     - the acquisition or disposition by any person of rStar's securities; or

     - any changes in rStar's charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of rStar, other than amendments that would (1) permit stockholder action by written consent in lieu of a meeting, (2) allow holders of a majority of the outstanding shares of rStar common stock to call a special meeting of stockholders and (3) provide for the Special Distribution.

     Although neither rStar nor Gilat currently have any plans to acquire additional shares of rStar common stock other than as disclosed in this offer to exchange/prospectus, either rStar or Gilat may, in the future, purchase additional shares of rStar common stock in the open market, in private transactions, through tender offers or otherwise, subject to the approval of rStar's Board of Directors. Future purchases may be on the same terms as this offer or on terms that are more or less favorable to stockholders than the terms of the offer. However, Rule 13e-4(f)(6) under the Exchange Act, prohibits rStar and its affiliates (including Gilat) from purchasing any shares of rStar common stock other than pursuant to the offer until at least ten business days after the expiration date. Any future purchases of shares of rStar common stock by rStar or Gilat will depend on many factors, including:

     - the market price of the shares at that time;

     - the results of this offer;

     - rStar's and Gilat's business strategy;

     - rStar's and Gilat's business and financial position; and

     - general economic and market conditions.

POSSIBLE EFFECTS OF THE OFFER

     Reduced Liquidity; Possibly No Longer Included for Quotation. After completion of the Acquisition and the offer, and assuming that the maximum number of shares of rStar common stock are validly tendered and not properly withdrawn from the offer, Gilat will beneficially hold approximately 85% of the outstanding shares of rStar common stock (subject to Gilat's assignment to StarBand US of approximately 15,600,000 shares of rStar common stock that GTH Latin America would have otherwise received in the Acquisition, as described in "Summary -- The Offer and Related Transactions" and assuming that the maximum number of shares are tendered in the offer). The tender of shares of rStar common stock pursuant to the offer will reduce the number of holders of shares of rStar common stock and the number of shares of rStar common stock that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining shares of rStar common stock held by the public. Shares of rStar common stock are included for quotation and principally traded on the Nasdaq National Market. Depending on the number of shares of rStar common stock acquired pursuant to the offer, following consummation of the offer, shares of rStar common stock may no longer meet the requirements of the Nasdaq National Market for continued quotation. The Nasdaq's requirements for continued inclusion on the Nasdaq National Market require, among other things, that an issuer's shares of common stock have a minimum bid price of $1 per share and a market value for their publicly held shares of at least $5,000,000. However, according to the announcement made by Nasdaq on September 27, 2001, the minimum bid price and market value of the public float requirements have been waived until January 2, 2002. Some of the other requirements for continued inclusion on the Nasdaq National Market that are currently being enforced are that the issuer have:

     - At least 750,000 publicly held shares, held by at least 400 stockholders of round lots, with at least two registered and active market makers; and

     - Stockholders' equity of at least $10,000,000.

     The shares of rStar common stock might nevertheless continue to be included in the Nasdaq National Market with quotations published in the Nasdaq "additional list" or in one of the "local lists," but if the number of holders of the shares of rStar common stock were to fall below 400, the number of publicly held shares were to fall below 750,000, the stockholders' equity were to fall below $10,000,000, or there were not at least two registered and active market makers for the shares, the Nasdaq's rules provide that the shares would no longer be "qualified" for Nasdaq reporting and the Nasdaq would cease to provide any quotations. Shares of rStar common stock held directly or indirectly by directors, officers or beneficial owners of more than 10% of the shares are not considered as being publicly held for this purpose. If, following the closing of the offer, the shares of rStar common stock no longer meet the requirements of the Nasdaq for continued inclusion in the Nasdaq National Market or in any other tier of the Nasdaq and the shares were no longer included in the Nasdaq National Market or in any other tier of the Nasdaq, the market for shares of rStar common stock could be adversely affected.

     If the shares of rStar common stock no longer meet the requirements of the Nasdaq for continued inclusion in any tier of the Nasdaq, it is possible that the shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the shares of rStar common stock and the availability of quotations for shares of rStar common stock would, however, depend upon the number of holders of shares remaining at that time, the interest in maintaining a market in shares of rStar common stock on the part of securities firms, the possible termination of registration of the shares under the Exchange Act, as described below, and other factors. Neither rStar nor Gilat can predict whether the reduction in the number of shares of rStar common stock that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the shares of rStar common stock.

     According to rStar, there were, as of September 27, 2001, approximately 63,792,044 shares of rStar common stock issued and outstanding held by approximately 133 stockholders of record and approximately 4,300 beneficial owners of shares held by brokers and fiduciaries. The closing price of rStar
common stock on October [     ], 2001 was $[          ].

     rStar's Receipt of Nasdaq Delisting Notice. Commencing on June 27, 2001, rStar received a series of notices from the Nasdaq National Market regarding the delisting of rStar common stock. On August 9, 2001, the Nasdaq Listing Qualification Panel considered rStar's failure to comply with (i) Nasdaq Marketplace Rule 4450(a)(5) that requires a listed company maintain a minimum bid price of at least $1.00 per share; (ii) Nasdaq Marketplace Rule 4450(a)(3) that requires a listed company maintain a minimum of $4,000,000 net tangible assets or $10,000,000 stockholder's equity and (iii) Nasdaq Marketplace Rules 4350(i)(1)(C)(i) and 4350(i)(1)(C)(ii), under which the Nasdaq contended that a vote of rStar's stockholders was necessary in connection with the Spacenet Transaction. On September 27, 2001, the Nasdaq National Market announced that it had temporarily suspended the enforcement of the minimum bid price requirements of Nasdaq Marketplace Rule 4450(a)(5) until January 2, 2002. In accordance with Nasdaq rules, delisting of rStar common stock has been stayed pending the decision of the Nasdaq Qualification Listing Panel with respect to rStar's failure to comply with the Nasdaq Marketplace Rules described above, other than the minimum bid requirement.

     The decision of the Listing Qualification Panel is expected shortly. There can be no assurance that the Listing Qualification Panel's determination will be favorable to rStar. If the Listing Qualification Panel's determination is unfavorable, shares of rStar common stock could be immediately delisted from the Nasdaq National Market. Further, even if the rStar common stock is not delisted by the Nasdaq prior to the closing of the Transactions, there is a risk that, following the closing of the Transactions, rStar may be unable to meet the continuing listing standards required by Nasdaq and, as a result, rStar common stock could be delisted in the future.

     Registration under the Exchange Act. Shares of rStar common stock are currently registered under the Exchange Act. rStar can terminate that registration upon application to the SEC if the outstanding shares are not listed on a national securities exchange, quoted on an automated inter-dealer quotation system or if there are fewer than 300 holders of record of shares of rStar common stock. Termination of registration of the shares of rStar common stock under the Exchange Act would reduce the information that rStar must furnish to its stockholders and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy statement in connection with stockholders meetings pursuant to Section 14(a) and the related requirement of furnishing an annual report to stockholders, no longer applicable with respect to shares of rStar common stock. In addition, if shares of rStar common stock are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to "going-private" transactions would no longer be applicable to rStar. Furthermore, the ability of "affiliates" of rStar and persons holding "restricted securities" of rStar to dispose of these securities pursuant to Rule 144 under the United States Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the shares under the Exchange Act were terminated, rStar would no longer be eligible for Nasdaq reporting or for continued inclusion on the Federal Reserve Board's list of "margin securities."

CONDITIONS TO THE OFFER

     Notwithstanding any other provision of the offer, rStar will not be required to accept for exchange, exchange or deliver any payment for any shares tendered, and may terminate or amend the offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered (subject to Gilat's prior consent and the other terms of the acquisition agreement) pursuant to the rules under the Exchange Act, if at any time on or after
[                    ], 2001 and prior to the expiration date any of the
following events have occurred (or have been determined by rStar to have occurred) that (subject to Gilat's prior consent and the other terms of the acquisition agreement) and regardless of the circumstances giving rise to the event or events (including any action or omission to act by either rStar or Gilat), makes it inadvisable to proceed with the offer or with acceptance for exchange:

     - the Form F-4 registration statement of which this offer to exchange/prospectus is a part filed by Gilat with the SEC on October
       [     ], 2001 has not been declared effective under the Securities Act by the SEC or is subject of a stop or similar order, or Gilat has not received any material state securities authorization necessary to issue Gilat ordinary shares pursuant to the offer;

     - the Acquisition has not been approved by rStar stockholders;

     - rStar and Gilat and its affiliates have not completed the Acquisition;

     - there has been instituted or pending any action or proceeding by any government or governmental authority or agency, domestic, foreign or supranational, before any court or governmental authority or agency, domestic, foreign or supranational challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the making of the offer, the acceptance for payment of or payment for some or all of the shares of rStar common stock;

     - there shall not have been entered, enacted, promulgated, enforced or issued by any court, government or governmental authority or agency, domestic, foreign or supranational a judgment, order, decree, statute, law, ordinance, rule or regulation, or any other legal restraint or prohibition preventing the completion of the offer or making the offer illegal;

     - the acquisition agreement has been terminated in accordance with its terms;

     - there has occurred any of the following:

        (1) any general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter market;

        (2) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

        (3) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States;

        (4) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in rStar's reasonable judgment (subject to Gilat's prior consent), could materially affect, the extension of credit by banks or other lending institutions in the United States;

        (5) any significant decrease in the market price of rStar common stock or in the market prices of equity securities generally in the United States or any changes in the general political, market, economic or financial conditions in the United States or abroad that could have, in rStar's reasonable judgment (subject to Gilat's prior consent), a material adverse effect on rStar's or Gilat's and their respective subsidiaries' business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or on the trading in the shares of rStar's common stock or Gilat ordinary shares or on the benefits of the offer to rStar and Gilat; or

        (6) in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof.

     - a tender or exchange offer for any or all of the shares (other than this offer), or any merger, acquisition proposal, business combination or other similar transaction with or involving rStar or any subsidiary, has been proposed, announced or made by any person or has been publicly disclosed;

     - any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire rStar or Gilat or any shares of rStar common stock or Gilat ordinary shares (as the case may be), or has made a public announcement reflecting an intent to acquire rStar or Gilat or any subsidiaries of rStar or Gilat or any of the respective assets or securities of rStar or Gilat; or

     - any change or changes have occurred or are threatened in rStar or its subsidiaries' business, condition (financial or otherwise), assets, income, operations, prospects or stock ownership that, in rStar's reasonable judgment, is or may be material to rStar or its subsidiaries; or

     - rStar determines (with Gilat's prior consent) that the consummation of the offer and the purchase of the shares may cause rStar's common stock to be delisted from the Nasdaq National Market or to be eligible for deregistration under the Exchange Act.

     The conditions referred to above are for rStar's sole benefit and may be asserted by rStar regardless of the circumstances (including any action or omission to act by rStar or Gilat) giving rise to any condition, and may be waived by rStar, in whole or in part, at any time and from time to time in rStar's discretion (subject to Gilat's prior consent and the other terms of the acquisition agreement). rStar's failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. In certain circumstances, if rStar waives any of the conditions described above, rStar may be required to extend the expiration date. Any determination by rStar (subject to Gilat's prior consent and the other terms of the acquisition agreement) concerning the events described above will be final and binding on all parties. Notwithstanding anything to the contrary in this offer to exchange/prospectus, neither rStar nor Gilat can or will assert any of the conditions to the offer, other than certain regulatory conditions as, and to the extent, permitted by applicable rules and regulations of the SEC, at any time after the expiration date of the offer (giving effect to any extensions thereof).

CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

     Neither rStar nor Gilat is aware of any license or regulatory permit material to the business of rStar or Gilat that might be adversely affected by the acquisition of shares of rStar common stock tendered in the offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for rStar's and Gilat's acquisition or ownership of the shares of rStar common stock as contemplated by the offer.

     However, the Gilat ordinary shares may not be given to you as part of the offer consideration unless and until the Form F-4 registration statement of which this offer to exchange/prospectus is a part filed by Gilat with the SEC on October 11, 2001 has been declared effective by the SEC.

     Should any approval or other action be required, rStar currently intends to seek that approval or other action. rStar does not believe that any approvals under the antitrust laws will be required. rStar cannot predict whether it will be required to delay the acceptance for exchange or exchange of shares tendered in the offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain the approval or other action might not result in adverse consequences to rStar or its subsidiaries business. rStar's obligations under the offer to accept for exchange or exchange shares of rStar common stock validly tendered and not properly withdrawn are subject to the conditions described in this offer to exchange/prospectus.

SOURCE AND AMOUNT OF FUNDS

     If 6,315,789 shares of rStar common stock are validly tendered and not properly withdrawn, rStar presently expects that the maximum aggregate amount that rStar and Gilat will need to pay for such shares, including all fees and expenses applicable to the offer will be approximately [$7,527,569].

     The estimated fees and expenses to be incurred in connection with the offer and paid by rStar are as follows:

Financial Advisor's Fees                                        $750,000
Legal, Accounting and Other Professional Fees                   $270,000
Printing, Tender Solicitation and Mailing Costs                  $75,000
Miscellaneous                                                     $2,000
                                                              ----------
Total                                                         $1,097,000

     rStar has sufficient funds in its existing cash reserves to pay the fees described above and to close the offer and does not anticipate borrowing or otherwise obtaining funds from any third parties. The offer is not subject to any financing contingency.

     The estimated fees and expenses to be incurred in connection with the offer and paid by Gilat are as follows:

Legal, Accounting and Other Professional Fees                   $350,000
Printing, Tender Solicitation and Mailing Costs                  $75,000
SEC Filing Fee                                                      $569
Miscellaneous                                                     $5,000
                                                              ----------
Total                                                           $430,569

     Gilat has sufficient funds in its existing cash reserves to pay the fees described above and does not anticipate borrowing or otherwise obtaining funds from any third parties.

     Under the option, in consideration for providing rStar the Gilat ordinary shares for the offer, Gilat will receive that number of rStar shares tendered in the offer equal to 60% of the total number of shares of rStar common stock validly tendered and not properly withdrawn from the offer. Therefore, if 6,315,789 shares of rStar common stock are validly tendered and not properly withdrawn, Gilat will be entitled to receive 3,789,473 shares of rStar common stock under the option. rStar intends to exercise this option upon the closing of the offer.

FEES AND EXPENSES

     rStar has retained Georgeson Shareholder to act as information agent and EquiServe to act as exchange agent in connection with the offer. The information agent may contact holders of shares by mail, telephone, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the offer to beneficial owners. The information agent and the exchange agent will each receive reasonable and customary compensation for their respective services, will be reimbursed by rStar for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the offer, including liabilities under the U.S. federal securities laws.

     Except as set forth above, rStar will not pay any fees or commissions to brokers, dealers or other persons for soliciting tenders of shares pursuant to the offer. Stockholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if stockholders tender shares through the brokers or banks and not directly to the exchange agent. rStar will, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the offer and related materials to the beneficial owners of shares held by them in forwarding offering materials to their customers.

     No broker, dealer, commercial bank or trust company has been authorized to act as rStar's or Gilat's agent, or the agent of the information agent or the exchange agent for purposes of the offer.

     rStar will pay or cause to be paid all stock transfer taxes, if any, on the shares exchanged pursuant to this offer except as otherwise provided in Instruction 7 in the Letter of Transmittal.

ACCOUNTING TREATMENT

     Gilat will account for the Transactions on the basis of the "purchase" method of accounting and financial reporting purposes, in accordance with generally accepted accounting principles in the United States. Accordingly, Gilat will make a determination of the fair value of rStar's assets and liabilities in order to allocate the purchase price to the assets acquired and liabilities assumed in the Transactions. In addition, Gilat would recognize a gain on the exchange of its interest in StarBand Latin America for an additional interest in rStar.

MISCELLANEOUS

     Neither rStar nor Gilat is aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If rStar or Gilat becomes aware of any jurisdiction where the making of the offer or the acceptance of shares pursuant to the offer is not in compliance with any valid applicable law, rStar and Gilat will make a good faith effort to comply with the applicable law. If, after a good faith effort, rStar cannot comply with the applicable law, the offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of shares residing in that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the offer to be made by a licensed broker or dealer, the offer will be deemed to be made on rStar's behalf by the information agent or one or more registered brokers or dealers licensed under the laws of the jurisdiction.

                                    TAXATION

     The following is a general summary of the material U.S. federal income and Israeli tax consequences to U.S. Holders of the offer and the ownership and disposal of Gilat ordinary shares received pursuant to the offer. The discussion under the caption "Tax Consequences to Holders of Shares of rStar Common Stock" is based on the advice of Piper Marbury Rudnick & Wolfe LLP, counsel to rStar, insofar as it relates to U.S. federal income tax consequences to U.S. Holders of the offer. In addition, the discussion as to matters of Israeli law represents the views of Gross Kleinhendler Hodak Halevy & Greenberg, Israeli counsel to Gilat.

     This summary is based on provisions of the Internal Revenue Code of 1986, existing and proposed U.S. Treasury regulations, and administrative and judicial interpretations, all as in effect as of the date of this registration statement. All of these authorities are subject to change (possibly with retroactive effect) and to differing interpretations. Furthermore, this discussion applies only to U.S. Holders who hold their shares of rStar common stock, and will hold Gilat ordinary shares after the offer, as capital assets (generally, property held for investment). In addition, this summary does not discuss all aspects of U.S. federal income taxation that may be applicable to investors in light of their particular circumstances or to investors who are subject to special treatment under U.S. federal income tax law, including:

     - life insurance companies;

     - dealers in stocks or securities;

     - financial institutions;

     - tax-exempt organizations;

     - persons who are not U.S. Holders (as defined below);

     - persons subject to the alternative minimum tax;

     - persons holding their shares as part of a straddle, hedging, conversion or integrated transactions;

     - persons who acquire their Gilat ordinary shares otherwise than through the offer (for example, upon their exercise of employee options or otherwise as compensation);

     - persons having a functional currency other than the U.S. dollar; and

     - direct, indirect or constructive owners of 10% or more of the outstanding voting shares of Gilat.

     Furthermore, this discussion does not consider the effect of any applicable state, local or (except as set forth below under "Israeli Taxation") foreign tax laws, nor does it consider the effect of any U.S. federal taxes other than the federal income tax.

     EACH U.S. HOLDER IS URGED TO CONSULT WITH ITS TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF ITS HOLDINGS, INCLUDING THE EFFECTS OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

     For purposes of this discussion, the term "U.S. Holder" means any stockholder of rStar or any partner in a partnership which is a stockholder of rStar who is:

     (1) an individual citizen or resident of the United States;

     (2) a corporation created or organized in or under the laws of the United States or any political subdivision thereof;

     (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

     (4) a trust if (i) (A) a U.S. court is able to exercise primary supervision over the trust's administration and (B) one or more U.S. persons have the authority to control all of the trust's substantial decisions, or
         (ii) (A) it was in existence on August 20, 1996, (B) it was properly treated as a U.S. person on and before that date, and (C) it validly elected to continue to be so treated.

TAX CONSEQUENCES TO HOLDERS OF SHARES OF rSTAR COMMON STOCK

     If your shares are exchanged pursuant to the offer, the U.S. federal income tax consequences to you will depend upon the percentage of rStar common stock that you own after the exchange as compared to the percentage of such stock that you owned before the exchange.

     In general, your participation in the offer will be treated as an "exchange," rather than as a "distribution," if either:

     - the percentage of the outstanding shares of rStar common stock that you own after the exchange of shares in the offer is less than 80% of the percentage of the outstanding shares of rStar common stock owned by you prior to such purchase, or

     - your percentage stock interest in rStar is minimal, you exercise no control over the affairs of rStar, and the percentage of outstanding shares of rStar common stock you own after the purchase of shares in the offer is less than the percentage of the outstanding shares of rStar common stock owned by you prior to such purchase.

     In applying these tests, certain constructive ownership rules will apply, under which you will be treated as owning (in addition to shares of rStar common stock that you actually own) shares of rStar common stock that are actually owned by certain family members or by certain entities in which you have an interest (or, in the case of a U.S. Holder other than an individual, which have an interest in you), as well as shares of rStar common stock that you could acquire by the exercise of an option or a conversion right.

     It is likely that the issuance of Gilat ordinary shares in exchange for your shares of rStar common stock will be viewed as part of the same transaction as the exchange of your shares in the offer. If the steps are so viewed, you will be able to determine the reduction in your interest in rStar for purposes of the tests described above after taking into account the reduction in your interest as a result of such issuances, in which case there will likely be a sufficient reduction in your interest to qualify for exchange treatment as discussed above. If the issuances of Gilat ordinary shares in exchange for your shares of rStar common stock are not taken into account, your ability to satisfy the requirements for exchange treatment will depend upon the number of your shares of rStar common stock actually exchanged in the offer. Since this will depend upon the number of shares of rStar common stock tendered by others and the application of the proration factor, it cannot be predicted with certainty. However, the likelihood of satisfying the requirements for exchange treatment will be maximized if all of your shares of rStar common stock are tendered in the offer.

     In either case, your ability to satisfy the requirements for exchange treatment could be affected if there are additional shares of rStar common stock which are not tendered and which you are deemed to own under the constructive ownership rules.

     If you undergo a sufficient reduction in interest to qualify for exchange treatment, you will recognize capital gain or loss equal to the difference between the combined value of the Gilat ordinary shares and cash received and the tax basis of your shares of rStar common stock exchanged in the offer. Your capital gain will constitute long-term capital gain if you held the affected shares of rStar common stock for more than one year prior to their exchange in the offer. Whether the redemption is treated as a distribution or an exchange, your tax basis in the Gilat ordinary shares received in the offer will equal the fair market value of such Gilat ordinary shares at the time you receive them, and your holding period for such Gilat ordinary shares will begin on the day following the exchange of shares in the offer.

     If you do not undergo a sufficient reduction in interest to qualify as an exchange, the amount of cash and the value of the Gilat ordinary shares you receive will be treated as a distribution. That distribution will be treated as a dividend (taxed at ordinary income rates) to the extent rStar has either (1) accumulated earnings and profits immediately prior to the purchase of shares in the offer, or (2) earnings and profits for the year of such purchase (even if earned after the purchase). If the consideration you receive exceeds this amount, that excess will be treated as a return of your investment up to the amount of your tax basis in all of your shares (including shares not purchased in the offer); any excess would be treated as a capital gain, which would constitute long-term capital gain if you held the affected shares of rStar common stock for more than one year prior to their exchange in the offer.

TAX CONSEQUENCES OF HOLDING GILAT ORDINARY SHARES

     Dividends Paid on Gilat Ordinary Shares. In general, you will be required to include in gross income as ordinary dividend income the amount of any distributions paid on the Gilat ordinary shares (including the amount of any Israeli taxes withheld) to the extent that such distributions are paid out of Gilat's current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Distributions in excess of Gilat's earnings and profits as so determined will be applied against and will reduce your tax basis in your Gilat ordinary shares and, to the extent they are in excess of such tax basis, will be treated as gain from a sale or exchange of such Gilat ordinary shares. Gilat's dividends will not qualify for the dividends-received deduction available in certain cases to U.S. corporations. A Dividend paid in NIS (including the amount of any Israeli taxes withheld therefrom) will be includible in your income of them in a U.S. dollar amount calculated by reference to the exchange rate in effect on the day you are deemed to have received the dividend. Any gain or loss resulting from currency exchange fluctuations during the period from the date the dividend is includible in your income to the date such payment is converted into U.S. dollars will be treated as ordinary income or loss.

     Any dividends paid by Gilat to you on the Gilat ordinary shares generally will be treated as foreign source income for U.S. foreign tax credit purposes. Subject to the limitations set forth in the Code, as modified by the income tax treaty between the United States and Israel (the "Treaty"), you may elect to claim a foreign tax credit against your tentative U.S. federal tax liability for Israeli income tax withheld from dividends received on Gilat ordinary shares. You will be denied a foreign tax credit with respect to Israeli income tax withheld from dividends received on Gilat ordinary shares if you have not held the Gilat ordinary shares for a minimum period or to the extent you are under an obligation to make certain related payments with respect to substantially similar or related property. If you who do not elect to claim a foreign tax credit, you may instead claim a deduction for Israeli income tax withheld, but only for a year in which you elect to do so with respect to all foreign income taxes.

     Disposition of Gilat Ordinary Shares. Upon the sale or other disposition of Gilat ordinary shares, you generally will recognize capital gain or loss equal to the difference between the amount realized on the disposition and your adjusted tax basis in the Gilat ordinary shares disposed of. Gain or loss upon the disposition of Gilat ordinary shares will be long-term if, at the time of the disposition, you have held the Gilat ordinary shares disposed of for more than one year. Long-term capital gains realized by individual U.S. Holders generally are subject to a lower marginal U.S. federal income tax rate than ordinary income. The deductibility of capital losses you incur is subject to limitations.

     In general, any gain you recognize on the sale or other disposition of Gilat ordinary shares will be U.S. source income for U.S. foreign tax credit purposes. However, pursuant to the Treaty, gain from the sale or other disposition of Gilat ordinary shares by a holder who is a U.S. resident (for Treaty purposes) and who sells the Gilat ordinary shares in Israel may be treated as foreign source income for U.S. foreign tax credit purposes. Any loss on the sale or other disposition of Gilat ordinary shares may be required to be allocated against foreign source income for U.S. foreign tax credit limitation purposes.

     Passive Foreign Investment Company. Special U.S. federal income tax rules apply to U.S. Holders owning shares of a so-called "passive foreign investment company" ("PFIC"). A foreign corporation will be considered a PFIC for any taxable year in which 75% or more of its gross income consists of certain types of passive income, or 50% or more of the average value of its assets consists of "passive assets" (generally, assets that generate passive income). Based upon an analysis of Gilat's financial position, Gilat does not believe that it has ever been a PFIC and does not expect to become a PFIC for its current taxable year. While Gilat intends to manage its business so as to avoid PFIC status, to the extent consistent with its other business goals, no assurances can be made that the business plans of Gilat will not change in a manner that affects its PFIC status determination. If Gilat were classified as a PFIC, you could be subject to increased tax liability (possibly including an interest charge) upon the sale or other disposition of Gilat ordinary shares or upon the receipt of amounts treated as "excess distributions."

     Backup Withholding. U.S. Holders (which for purposes of this discussion is defined as a person listed in clauses (1) -- (4) under the definition of U.S. Holder above, plus any partnership organized in or under the laws of the United States) may be subject to backup withholding with respect to dividends on, and the proceeds of dispositions of, Gilat ordinary shares. In general, backup withholding will apply to a U.S. Holder only if a U.S. Holder fails to timely and properly complete an Internal Revenue Service Form W-9 or if a U.S. Holder fails to report properly payments of dividends. Backup withholding will not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations. Backup withholding is not an additional tax and may be claimed as a credit against the U.S. federal income tax liability of a U.S. Holder, provided that the required information is furnished to the Internal Revenue Service.

ISRAELI TAXATION

     The following is a short summary of certain Israeli tax consequences to persons holding Gilat ordinary shares. The discussion is not intended and should not be construed as legal or professional tax advice and is not exhaustive of all possible tax considerations.

     Nonresidents of Israel are subject to income tax on income accrued or derived from sources in Israel or received in Israel. These sources of income include passive income such as dividends, royalties and interest, as well as non-passive income from services rendered in Israel. Gilat is required to withhold income tax at the rate of 25% (15% for dividends generated by an Approved Enterprise) on all distributions of dividends other than bonus shares (stock dividends), unless a different rate is provided in a treaty between Israel and the stockholder's country of residence. Under the Treaty, the maximum tax on dividends paid to a holder of Gilat ordinary shares who is a U.S. resident (as defined in the Treaty) is 25%.

     Israeli law imposes a capital gains tax on the sale of securities and other capital assets. Under current law, however, gains from sales of the Gilat ordinary shares are exempt from Israeli capital gains tax for so long as (i) the shares are quoted on Nasdaq or listed on a stock exchange recognized by the Israeli Ministry of Finance and (ii) Gilat qualifies as an Industrial Company or Industrial Holding Company under the Law for Encouragement of Industry (Taxes), 1969. In addition, under the Treaty, a holder of Gilat ordinary shares who is a U.S. resident will be exempt from Israeli capital gains tax on the sale, exchange or other disposition of such Gilat ordinary shares unless such holder owns, directly or indirectly, 10% or more of the voting power of Gilat.

     A nonresident of Israel who receives interest, dividend or royalty income derived from or accrued in Israel, from which tax was withheld at the source, is generally exempt from the duty to file tax returns in Israel with respect to such income, provided such income was not derived from a business conducted in Israel by the taxpayer.

     Israel presently has no estate or gift tax.

     On July 26, 2000, the Government of Israel published a legislative proposal which adopted the recommendations of a special committee of the Israeli Ministry of Finance regarding reform of the Israeli tax laws. The proposed legislation includes, among other things, the application of a general tax rate, for individual Israeli and foreign investors, of up to 25% on capital gains recognized in Israel. Implementation of this proposal requires legislation by the Israeli legislature, the Knesset. There is no certainty that the Knesset will adopt the recommendations of the committee in whole or in part.

                INTERESTS OF CERTAIN PERSONS IN THE TRANSACTIONS

GILAT

     In connection with the Acquisition, rStar will issue 43,103,448 shares of rStar common stock to GTH Latin America. Also under the option, in consideration for providing rStar with the Gilat ordinary shares necessary for the offer, Gilat will receive 60% of the number of shares of rStar common stock tendered in the offer. Accordingly, it is expected that after the completion of the Transactions, Gilat's beneficial ownership of the outstanding shares of rStar common stock will increase from approximately 65.6% to approximately 85% (subject to Gilat's assignment to StarBand US of approximately 15,600,000 shares of rStar common stock that GTH Latin America would have otherwise received in the Acquisition, as described under "Summary -- The Offer and Related Transactions" and assuming that the maximum number of shares of rStar common stock are tendered in the offer).

     rStar's current Chief Executive Officer and three members of rStar's Board of Directors (Lance Mortensen, Charles Appleby, and Michael Arnouse) have agreed to resign upon the closing of the Acquisition. Because Gilat will beneficially own approximately 85% of the outstanding shares of rStar common stock after the completion of the Transactions (subject to Gilat's assignment to StarBand US of approximately 15,600,000 shares of rStar common stock that GTH Latin America would have otherwise received in the Acquisition, as described under "Summary -- The Offer and Related Transactions" and assuming that the maximum number of shares of rStar common stock are tendered in the offer), Gilat will be able to elect a majority of the members of rStar's Board of Directors who, in turn, will appoint a Chief Executive Officer for rStar to replace Mr. Mortensen.

THE VOTING AGREEMENT

     On April 23, 2001, certain rStar stockholders, including Gilat and its subsidiary, Gilat Satellite Networks (Holland) B.V., and three members of rStar's current Board of Directors who collectively own approximately 81.6% of the outstanding shares of rStar common stock, entered into a voting agreement. Under the terms of this voting agreement, each stockholder has agreed to vote all of their shares of rStar common stock in favor of the acquisition agreement and the transactions contemplated thereby.

rSTAR EMPLOYMENT AGREEMENTS

     rStar has an employment agreement in place with its Chief Executive Officer which contains severance payments that will become payable upon the closing of the Acquisition. Upon the consummation of the Acquisition, rStar's Chief Executive Officer will become entitled to the following benefits:

     - 200% of his current base salary (or $550,000);

     - 200% of any performance bonus he would have been entitled to receive had he remained employed;

     - 100% vesting of all unvested options for shares of rStar common stock, at an exercise price of $1.00 per share; and

     - the continuation of certain employee health benefits for a period of eighteen (18) months.

     rStar also may be liable to several executive officers under their employment agreements and arrangements if rStar terminates their employment without cause or if the executive terminates his employment for good cause. "Good cause" is defined under these agreements and arrangements to include (i) a material reduction of the duties, title, authority or responsibilities; (ii) a material reduction of the facilities or perquisites; (iii) a reduction in the base salary; (iv) a material reduction in the kind or level of employee benefits, including bonuses; (v) the relocation of the facility or a location more than sixty (60) miles from his residence; or (vi) failure to obtain the assumption of the employment agreement by any successor entity.

                           THE ACQUISITION AGREEMENT

     The following is a summary of the material terms of the acquisition agreement. For a more complete understanding of the acquisition agreement, you should carefully read the acquisition agreement, which is attached hereto as Annex A and is incorporated herein by reference.

THE OFFER

  TERMS OF THE OFFER

     The acquisition agreement provides for the commencement by rStar of a tender offer to exchange up to 6,315,789 shares of rStar common stock. Gilat and its corporate affiliates have agreed not to tender their shares of rStar common stock in the offer. The acquisition agreement provides that the consideration that will be offered to rStar stockholders in the offer shall consist of cash and Gilat ordinary shares. The acquisition agreement further provides that Gilat shall provide rStar with the Gilat ordinary shares for the offer pursuant to the option described below under "The Acquisition Agreement -- The Offer -- The Option."

     The acquisition agreement prohibits rStar, without the consent of Gilat, from changing, modifying, amending or terminating the offer. Subject to SEC rules and regulations, if circumstances make it inadvisable to proceed with the offer and if Gilat and rStar mutually agree, rStar:

     - shall not be required to accept for exchange or, exchange any tendered shares of rStar common stock and

     - may (1) delay the acceptance for exchange of any tendered shares of rStar common stock and (2) terminate or amend the offer as to any shares of rStar common stock for which rStar has not then paid.

  EXPIRATION AND CONSUMMATION OF THE OFFER

     The offer shall expire on the closing date of the Acquisition. Payment by rStar for all of the shares of rStar common stock validly tendered and not previously withdrawn shall be made as soon as practicable after the closing date of the Acquisition. The acquisition agreement provides that the offer shall be terminated and rStar, subject to applicable SEC rules and regulations, shall not accept for exchange or exchange any shares of rStar common stock tendered in the offer if the acquisition agreement is terminated or the Acquisition is not consummated for any reason.

THE OPTION

     rStar currently does not hold any Gilat ordinary shares. Under the acquisition agreement, Gilat has granted rStar an option to purchase up to 466,105 Gilat ordinary shares that are being offered to rStar stockholders in exchange for their shares of rStar common stock in the offer. Under the option, in consideration for providing rStar with the necessary Gilat ordinary shares, Gilat shall receive that number of shares of rStar common stock equal to 60% of the number of shares of rStar common stock tendered in the offer. Assuming that 6,315,789 shares of rStar common stock are tendered in the offer, Gilat will be entitled to receive 3,789,473 shares of rStar common stock under the option.

THE ACQUISITION

     The acquisition agreement provides that rStar (or its wholly-owned subsidiary, if mutually agreed to by the parties) shall acquire from GTH Latin America all of the issued and outstanding shares of the common stock, par value EURO 0.01, of StarBand Latin America, in exchange for 43,103,448 shares of rStar common stock. GTH Latin America has the right to assign all or part of its right to the 43,103,448 shares of rStar common stock to Gilat, its corporate affiliates or to StarBand US. The closing of the Acquisition shall take place as soon as practicable after the last of the conditions set forth in the acquisition agreement, including rStar stockholder approval of the acquisition agreement, is satisfied or waived (subject to applicable law) but in no event later than the fifth business day after the last condition is satisfied or waived, or on such other date mutually agreed to by the parties. However, without the mutual agreement of the parties to the acquisition agreement, in no event shall the closing of the Acquisition occur later than November 30, 2001.

     The acquisition agreement provides that if rStar, GTH Latin America and Gilat agree, rStar may assign its rights, but not its obligations, to acquire StarBand Latin America to a wholly-owned subsidiary of rStar formed specifically to consummate the Acquisition. Also, except as provided for in the acquisition agreement and subject to applicable SEC rules and regulations, the right of Gilat and GTH Latin America to assign or otherwise transfer the shares of rStar common stock that they receive in connection with the Transactions is not prohibited or otherwise limited in any way.

  ADDITIONAL SHARE CONSIDERATION

     In addition to the 43,103,448 shares of rStar common stock to be issued to GTH Latin America in connection with the Acquisition, the acquisition agreement provides that in the event that the StarBand Latin America business exceeds certain agreed upon net income targets during each of the one year periods ended June 30, 2003 and June 30, 2004, with respect to each such year, Gilat will be entitled to receive, as additional consideration for the Acquisition, additional shares of rStar common stock. Specifically,

     - if the net income (as defined below) for the StarBand Latin America business for the period from July 1, 2002 through June 30, 2003, is greater than or equal to $4,100,000 but no more than $4,900,000, rStar shall be obligated to issue 2,685,382 shares of rStar common stock to Gilat;

     - if the net income for the StarBand Latin America business for the period from July 1, 2002 through June 30, 2003 is greater than or equal to $4,900,000, rStar shall be obligated to issue 5,370,765 shares of rStar common stock to Gilat;

     - if the net income for the StarBand Latin America business for the period from July 1, 2003 through June 30, 2004, is greater than or equal to $27,500,000 but no more than $33,000,000, rStar shall be obligated to issue 2,685,382 shares of rStar common stock to Gilat; and

     - if the net income for the StarBand Latin America business for the period from July 1, 2003 through June 30, 2004 is greater than or equal to $33,000,000, rStar shall be obligated to issue 5,370,765 shares of rStar common stock to Gilat.

     The "net income" for the StarBand Latin America business means rStar's consolidated net income (excluding extraordinary items of gain or all and before the amortization of goodwill and other intangible assets) generated during the applicable period by the StarBand Latin America business as reflected on audited financial statements of the StarBand Latin America business.

     Qualified Public offering. rStar's obligation to issue the additional share consideration terminates upon the completion of a firmly underwritten public offering of shares of rStar common stock raising gross proceeds to rStar of at least $25 million, with a price of rStar common stock of at least $2.32 per share. The parties have agreed that neither Gilat nor its corporate affiliates will participate in any such offering.

     Assignment. Gilat has the right to assign all or part of its right to the additional share consideration to any of its corporate affiliates or to StarBand US.

  SPECIAL DISTRIBUTION

     Under the acquisition agreement, rStar's current certificate of incorporation will be amended, subject to rStar stockholder approval, to provide rStar stockholders with the right to the Special Distribution. Pursuant to the proposed amendments to rStar's current certificate of incorporation, in the event that the StarBand Latin America business does not achieve certain net income targets agreed to by the parties during each of the one year periods ended June 30, 2003 and June 30, 2004, rStar stockholders of record as of June 30, 2003 or June 30, 2004 will be entitled to their pro rata share of a Special Distribution equal
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to either $2.5 million or $5 million in cash, depending upon the net income of the StarBand Latin America business realized during those one year periods. Specifically,

     - if the net income for the StarBand Latin America business for the period from July 1, 2002 through June 30, 2003 is less than or equal to $1,600,000, the Special Distribution shall be $5,000,000;

     - if the net income for the StarBand Latin America business for the period from July 1, 2002 through June 30, 2003 is greater than $1,600,000 and less than or equal to $2,500,000, the Special Distribution shall be $2,500,000;

     - if the net income for the StarBand Latin America business for the period from July 1, 2002 through June 30, 2003 is greater than $2,500,000, the Special Distribution shall be zero,

     - if the net income for the StarBand Latin America business for the period from July 1, 2003 through June 30, 2004 is less than or equal to $11,000,000, the Special Distribution shall be $5,000,000,

     - if the net income for the StarBand Latin America business for the period from July 1, 2003 through June 30, 2004 is greater than $11,000,000 and less than or equal to $16,500,000, the Special Distribution shall be $2,500,000; and

     - if the net income for the StarBand Latin America Business for the period from July 1, 2003 through June 30, 2004 is greater than $16,500,000, the Special Distribution shall be zero.

     Qualified Public Offering (the "QPO"). The Special Distribution rights shall expire upon the completion of a firmly underwritten public offering of shares of rStar common stock raising gross proceeds to rStar of at least $25 million, with a price of rStar common stock of at least $2.32 per share. The parties have agreed that neither Gilat nor its corporate affiliates will participate in any such offering.

     Guaranty. If rStar is unable to make the Special Distribution to its stockholders for any reason, Gilat shall make a cash capital contribution to rStar to the extent and in an amount necessary for rStar to satisfy its obligations to make the Special Distribution.

     Waiver by Gilat and GTH Latin America. Under the acquisition agreement, Gilat and GTH Latin America, on their own behalf and on behalf of their corporate affiliates:

     - waive any and all claims or rights they have to the Special Distribution;

     - agree that until the earlier of (x) June 30, 2004 and (y) the date on which the Special Distribution is actually paid to the holders of shares of rStar common stock, or (z) the date of the QPO (the "Special Distribution Expiration Date"), their ability to sell, assign or otherwise transfer their shares of rStar common stock is subject to certain restrictions, including the receipt by rStar of a certificate of waiver from a proposed-transferee of shares of rStar common stock, under which such proposed-transferee waives its rights to the Special Distribution; and

     - agree that the certificates representing the rStar common stock acquired pursuant to the acquisition agreement shall bear a legend indicating the limitations of transferability.

     Restrictions on New Issuances. The acquisition agreement provides that until the date immediately following the Special Distribution Expiration Date, rStar will not:

     - sell or issue any additional shares of rStar common stock, other than (i) shares of rStar common stock issued upon the exercise of stock options that are outstanding as of the closing of the Acquisition and (ii) shares of rStar common stock issuable pursuant to employee stock option plans or other stock based compensation plans. However, the number of shares of rStar common stock that rStar may issue under employee stock option plans or other stock based compensation plans cannot exceed (in the aggregate) 1% of the issued and outstanding shares of rStar common stock as of the closing of the offer on a fully diluted basis. All shares of rStar common stock issued under clauses (i) and (ii) above shall be entitled to the Special Distribution;
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     - issue any securities convertible into or exchangeable for shares of rStar common stock, except to the extent that any such securities are not convertible into or exchangeable for shares of rStar common stock (the "Qualified Convertible Securities"); or

     - enter into any agreement that by its terms legally prohibits rStar from making the Special Distribution.

     However, the acquisition agreement further provides that rStar shall not be precluded or restricted from issuing:

     - shares of rStar common stock or securities convertible into or exchangeable for shares of rStar common stock (other than Qualified Convertible Securities) in a private transaction if, prior to such issuance, rStar receives a certificate of waiver from the person who will receive such shares of rStar common stock or such convertible securities, as the case may be, agreeing, among other things, to waive its right to the Special Distribution; or

     - any class of capital stock of rStar other than rStar common stock or any securities convertible into or exercisable or exchangeable for shares of a class of capital stock of rStar other than rStar common stock.

     Other Terms of the Special Distribution. The proposed amendments to rStar's Third Amended and Restated Certificate of Incorporation also provide that:

     - rStar, at its option, can satisfy its obligation to make the Special Distribution by distributing the maximum amount of such distribution at any time prior to the required payout date thereof;

     - until rStar's obligation to pay the Special Distribution has been terminated or satisfied rStar is (i) prohibited from paying, declaring or setting apart for payment any dividend or distribution on any class or series of its capital stock other than the rStar common stock (other than dividends payable in the form of additional shares of rStar's capital stock) and (ii) subject to certain limitations, prohibited from redeeming, purchasing or otherwise acquiring any shares of any class or series of rStar's capital stock other than the rStar common stock, or any right, warrant or option to acquire any shares of rStar capital stock;

     - the amount of the Special Distribution (if any) shall increase at a rate of 7% per annum if it is not paid by the required payout date therefor; and

     - the Special Distribution shall be $5,000,000 for each of the years ending June 30, 2003 and June 30, 2004 if rStar fails to complete and announce or deliver audited financial statements for that particular year to the holders of rStar common stock by December 31, 2003 and December 31, 2004, respectively.

THE VOTING AGREEMENT

     The acquisition agreement provides that certain principal stockholders of rStar, including Gilat, shall enter into a voting agreement according to which such rStar stockholders would agree to vote all of their shares of rStar common stock in favor of Acquisition and the other transactions described in the acquisition agreement. On April 23, 2001, rStar and the principal stockholders of rStar, including (i) Gilat and its subsidiary, Gilat Satellite Networks (Holland) B.V., (ii) The Mortensen 2000 Family Resource Trust, The Mortensen Charitable Trust certain (which are entities controlled by Lance Mortensen),
(iii) CAVCO of North Florida, Inc. (an entity controlled by Charles Appleby), and (iv) The Arnouse Charitable Trust (an entity controlled by Michael Arnouse) and Michael Arnouse, executed the voting agreement. These rStar stockholders collectively hold approximately 81.6% of the outstanding shares of rStar common stock.

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rSTAR BOARD OF DIRECTORS

     Under the terms of the acquisition agreement, three members of rStar's current board of directors (Lance Mortensen, Charles Appleby and Michael Arnouse) and rStar's Chief Executive Officer will resign effective upon the closing date of the Acquisition.

REPRESENTATIONS AND WARRANTIES

     The acquisition agreement contains a number of customary representations and warranties made by each party. All representations and warranties of the parties expire on the second anniversary of the closing of the Acquisition. Some of the representations of Gilat, GTH Latin America and rStar are subject to a "material adverse effect" qualifier. This qualifier limits the scope of the representations and warranties to only those circumstances that generally would have a material adverse affect on the business, assets or financial condition of the party giving the representation in the case of rStar, Gilat and GTH Latin America or, in the case of StarBand Latin America, a material adverse effect on the ability of StarBand Latin America to own its assets and operate its business or on the financial condition of StarBand Latin America as reflected on the pro forma consolidated statements that give effect to the Acquisition, which are included in rStar's proxy statement requesting, among other things, stockholder approval of the acquisition agreement and the Transactions.

CONDUCT OF THE BUSINESS OF STARBAND LATIN AMERICA PENDING THE CLOSING OF THE ACQUISITION

     Gilat and GTH Latin America have agreed that prior to the closing of the Acquisition, except with the prior consent of rStar (which consent shall not be unreasonably withheld), they shall, and shall cause the other affiliates and subsidiaries of Gilat that participate in the conduct and operations of the StarBand Latin America business (the "Gilat Business Entities") to:

     - conduct their respective operations with respect to the StarBand Latin America business in the ordinary course, including complying with all applicable laws relating to the StarBand Latin America business and maintaining books and records of the StarBand Latin America business in accordance with applicable laws and past practices;

     - maintain satisfactory relationships with suppliers, distributors, customers and others business partners with respect to the operations of the StarBand Latin America business;

     - take no action that would materially adversely affect the ability of rStar, Gilat or GTH Latin America to consummate the transactions contemplated by the acquisition agreement;

     - use commercially reasonable efforts to preserve the StarBand Latin America business; and

     - conduct their respective operations in a manner that will not result in any event that is materially adverse to the financial condition, properties, assets, liabilities, business, operations or result of operations of Gilat and its subsidiaries taken as a whole.

     In addition, Gilat and GTH Latin America have agreed that prior to the closing of the Acquisition, except with the prior consent of rStar (which consent shall not be unreasonably withheld), they shall not, nor will they permit any of the Gilat Business Entities in connection with the conduct of the StarBand Latin America business:

     - borrow any material amount of money other than through lines of credit in the ordinary course of business;

     - increase compensation for any employees of the StarBand Latin America business except in the ordinary course of business;

     - pay or agree to pay any pension retirement allowance or other employee benefits to employees of the StarBand Latin America business except as required by law;

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

     - grant severance or termination pay to, or enter into any employment or severance agreement with, any existing employee of the StarBand Latin America business;

     - enter into any contracts, including leases, in excess of $100,000; or

     - make any capital expenditures of more than $100,000.

CONDUCT OF rSTAR PENDING THE CLOSING OF THE ACQUISITION

     rStar has agreed that prior to the closing of the Acquisition, unless contemplated by the acquisition agreement, it shall not undertake (or agree to undertake) the following, except with the prior consent of Gilat (which consent shall not be unreasonably withheld):

     - amend its Certificate of Incorporation or Bylaws;

     - issue any shares of rStar common stock or options to purchase shares of rStar common stock other than the shares related to its currently outstanding options and the Acquisition;

     - split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution in respect to its capital stock or purchase, redeem or otherwise acquire any shares of its capital stock;

     - enter into transaction exceeding $100,000;

     - increase employee, director or officer compensation (except in the ordinary course of business consistent with past practice);

     - pay or agree to pay any pension, retirement allowance or other employee benefit not required, or enter into or agree to enter into any agreement or arrangement with such director or officer or employee, past or present, relating to any such pension, retirement allowance or other employee benefit, except as required under currently existing agreements, plans or arrangements; grant any severance or termination pay to, or enter into any employment or severance agreement with any employee, officer or director except consistent with commercially acceptable standards; or adopt any new pension plan, welfare plan, multiemployer plan, employee benefit plan, benefit arrangement, or similar plan or arrangement, which was not in existence as of April 23, 2001;

     - enter into any business contracts, except for (i) business contracts for the purchase, sale or lease of goods or services involving payments or receipts by Gilat or its affiliates not in excess of $100,000, or (ii) leases for rental space in an amount not to exceed $100,000 for any lease;

     - enter into any agreement in principle or an agreement with respect to any sale, transfer, lease, license, pledge, mortgage, or other disposition or encumbrance of a material amount of rStar's assets, or any enter into a material business contract or any amendment or modification of any material business contract or any release or relinquishment of any material business contract rights;

     - authorize or commit to make capital expenditures with respect to and in connection with the operation of rStar's business in excess of $100,000;

     - make any changes in its accounting methods or accounting practices; or

     - settle any action or suit in excess of $200,000 without the consent of GTH Latin America.

REVIEW OF rSTAR'S EXPENDITURES

     Under the acquisition agreement, the parties have agreed that all cash expenditures by rStar equal to or greater than $25,000 are subject to prior review and approval by Gilat. In addition, prior to the closing of the Acquisition, other than in the ordinary course consistent with past practices, rStar shall not take any action that may materially affect rStar's cash and cash equivalent holdings, which, as of September 7, 2001, equaled at least $36 million, without the express consent of both Gilat and rStar's Chief Executive Officer.

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CONDITIONS TO CLOSING THE ACQUISITION

     There are numerous conditions that have to be satisfied or waived before the closing of the Acquisition. They are as follows:

  THE OBLIGATIONS OF EACH PARTY

     The respective obligations of each party to effect the transactions contemplated by the acquisition agreement are subject to the following conditions:

     - the approval by rStar's stockholders of the acquisition agreement and the transactions contemplated thereby;

     - the absence of any judgment, order, decree, statute, law, ordinance, rule or regulation adopted by any court or other governmental entity of competent jurisdiction or other legal restraint or prohibition in effect preventing the consummation of the transactions contemplated by the acquisition agreement;

     - the absence of any action or proceeding been instituted by any governmental authority seeking to prevent consummation of the transactions contemplated by the acquisition agreement;

     - the approval by a majority of the board of directors of rStar of the Acquisition and the other transactions contemplated by the acquisition agreement;

     - the declaration by the SEC that Gilat's registration statement for the Gilat ordinary shares to be offered to rStar stockholders in exchange for their shares of rStar common stock is effective and the absence of any stop order or other similar proceeding threatened by the SEC or any other state securities administrator with respect to Gilat's registration statement;

     - the receipt by the parties to the acquisition agreement of all necessary third party consents and governmental consents, which consents are in full force and effect as of the closing date of the Acquisition; and

     - the receipt by the parties of confirmation that the Fourth Amended and Restated Certificate of Incorporation has been filed by with the Secretary of State of the State of Delaware.

  THE OBLIGATION OF rSTAR

     The obligation of rStar to consummate the Acquisition are subject to the satisfaction or waiver of the following conditions:

     - if reasonably requested by rStar, the receipt of an opinion of special Netherlands counsel, Israeli counsel and/or a special United States counsel to Gilat and its affiliates, dated as of the closing date of the Acquisition in form and substance customary for the type of transactions contemplated by the acquisition agreement;

     - the material accuracy of the representations and warranties made by Gilat and GTH Latin America as of the closing date of the Acquisition and receipt by rStar of certificates from an executive officer of Gilat and an executive officer of GTH Latin America attesting to the foregoing and dated as of the closing date of the Acquisition;

     - the performance or compliance by Gilat and GTH Latin America with their respective agreements, covenants, obligations and conditions required by the acquisition agreement as of the closing of the Acquisition and receipt by rStar of certificates from an executive officer of Gilat and an executive officer of GTH Latin America attesting to the foregoing and dated as of the closing date of the Acquisition;

     - the execution by the parties of the master agreement, the voting agreement and the option; and

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     - all corporate and other proceedings in connection with the transactions contemplated by the acquisition agreement and all documents incidental thereto shall be reasonably satisfactory in form, scope and substance to rStar and its counsel and rStar and its counsel shall have received all such other counterpart originals or certified or other copies of such documents as rStar and its counsel may reasonably request.

  THE OBLIGATION OF GILAT AND GTH LATIN AMERICA

     The obligation of Gilat and GTH Latin America to consummate the Acquisition are subject to the satisfaction or waiver of the following conditions:

     - if reasonably requested by Gilat or GTH Latin America, the receipt of an opinion of rStar's counsel, dated as of the closing date of the Acquisition, in form and substance customary for the type of transactions contemplated by the acquisition agreement;

     - the material accuracy of the representations and warranties made by rStar as of the closing of the Acquisition and receipt by Gilat and GTH Latin America of a certificate from an executive officer of rStar attesting to the foregoing and dated as of the closing date of the Acquisition;

     - the performance or compliance by rStar with its respective agreements, covenants, obligations and conditions required by the acquisition agreement as of the closing of the acquisition agreement and receipt by Gilat and GTH Latin America of a certificate from an executive officer of rStar attesting to the foregoing and dated as of the closing date of the Acquisition;

     - the execution by the parties of the voting agreement and the option;

     - the resignation of certain members of rStar's board of directors; and

     - all corporate and other proceedings in connection with the transactions contemplated by the acquisition agreement and all documents incidental thereto shall be reasonably satisfactory in form, scope and substance to GTH Latin America and its counsel and GTH Latin America and its counsel shall have received all such other counterpart originals or certified or other copies of such documents as GTH Latin America and its counsel may reasonably request.

ADDITIONAL COVENANTS AND AGREEMENTS

     The parties have also agreed to the following:

  REASONABLE EFFORTS

     Each of rStar, Gilat and GTH Latin America agree to use its reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper and advisable consummate the transactions described in the acquisition agreement and to cooperate with each other, including using its reasonable best efforts to obtain all necessary waivers, consents and approvals from other parties to loan agreements, material leases and other material contracts, to obtain all necessary consents, approvals and authorizations as are required to be obtained from appropriate governmental authorities, and to effect all necessary registrations and filings, including filings with the SEC and submissions of information requested by governmental authorities. Also, under the acquisition agreement, Gilat and GTH Latin America shall use their respective best efforts to take, or cause to be taken, all action reasonably necessary to form StarBand Latin America and to transfer and assign the assets of the StarBand Latin America business, which are identified in the schedules attached to the acquisition agreement, to StarBand Latin America.

  NO SOLICITATION

     The acquisition agreement provides that rStar and all of its affiliates (other than Gilat) will not:

     - directly or indirectly (through any directors, officers, employees, agents, representatives or otherwise) solicit, initiate, facilitate or encourage (including by way of furnishing or disclosing non-

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       public information) any inquiries or the making of any proposal with respect to any merger, consolidation or other business combination involving rStar or its subsidiaries or the acquisition of all or any significant assets or capital stock of or by rStar (a "Transaction Proposal"); or

     - negotiate, explore or otherwise engage in discussions with any person (other than Gilat or GTH Latin America and their representatives) with respect to any Transaction Proposal; or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the transactions contemplated by the acquisition agreement.

     However, prior to the consummation of the Acquisition, if the board of directors of rStar determines in good faith, after consultation with outside counsel, that it is necessary to respond to an unsolicited superior proposal in order to comply with its fiduciary duties to rStar's stockholders under applicable law, the board of directors of rStar may:

     - withdraw or modify its approval or recommendation of the Acquisition and the acquisition agreement and the other transaction contemplated by the acquisition agreement, or

     - approve or recommend an unsolicited superior proposal or terminate the acquisition agreement (and concurrently with or after such termination, if it so chooses, cause rStar to enter into any agreement with respect to any unsolicited superior proposal), but in each of the cases, no action shall be taken by rStar pursuant to this clause until a time that is after the fifth business day following GTH Latin America's receipt of written notice advising GTH Latin America that the board of directors of rStar has received an unsolicited superior proposal, specifying the material terms and conditions of such unsolicited superior proposal and identifying the person making such unsolicited superior proposal, to the extent making such identification does not breach the fiduciary duties of rStar's Board of Directors as advised by outside legal counsel.

     If rStar's Board of Directors takes any action to amend or withdraw its recommendation or approve or recommend an unsolicited superior proposal, then rStar must within two business days of such action pay GTH Latin America an amount equal to 3% of the value of consideration payable by rStar to GTH Latin America in connection with the Acquisition and reimburse Gilat and GTH Latin America for any of their out of pocket expenses (including the fees and expenses of outside professionals).

     An "unsolicited superior proposal" means any bona fide, unsolicited, written proposal made by a third party to enter into an agreement with respect to a transaction proposal on terms that the board of directors of rStar determines in its good faith judgment (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be more favorable to rStar's stockholders than the Acquisition and the other transactions contemplated by the acquisition agreement.

     Under the acquisition agreement, rStar must immediately advise GTH Latin America of any Transaction Proposal, the material terms of such Transaction Proposal, and to the extent such disclosure is not a breach of the board of directors' fiduciary duties (as advised by outside legal counsel), the identity of the person making such transaction proposal.

CONDUCT OF THE PARTIES AFTER THE CLOSING OF THE ACQUISITION

  LISTING OF SHARES

     Gilat and GTH Latin America have agreed to use their respective commercially reasonable efforts to ensure that following the closing of the Acquisition rStar remains a public company traded on the Nasdaq National Market or, if such listing is impracticable, list or quoted on the American Stock Exchange, the NASDAQ -- Small Cap or on the bulletin board (in that order of priority). The parties, however, acknowledge that rStar's continued listing on the Nasdaq National Market is subject to the outcome of the Nasdaq qualification hearing that was held on August 9, 2001 and that there can be no assurance that the Listing Qualification Panel's determination will be favorable to rStar. If the Listing Qualification Panel's determination is unfavorable, shares of rStar common stock could be immediately delisted from the Nasdaq National Market.

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  OPERATION OF STARBAND LATIN AMERICA

     Gilat and GTH Latin America have also agreed to operate rStar and its subsidiaries in a manner consistent with the operation of the StarBand Latin America business, including the voice services, as currently conducted, for a period of one year following the closing of the Acquisition and thereafter as determined by a majority of independent directors of rStar's Board of Directors as being in the best interests of rStar's stockholders.

  OTHER TRANSACTIONS

     Under the acquisition agreement, Gilat and GTH Latin America have also agreed not to:

     - permit rStar to pay or declare any dividends or any other distributions for the longer of (x) a period of one year following the closing of the Acquisition or (y) the Special Distribution Expiration Date;

     - permit rStar or any of its subsidiaries to enter into any material transactions with Gilat or any of Gilat's affiliates on terms that are materially less favorable to rStar and/or its subsidiaries than similar arms-length transactions with unaffiliated third parties for a period of two years following the closing of the Acquisition;

     - charge rStar or any of its subsidiaries for any administrative services (such as legal, financial and accounting services) in excess of Gilat's actual cost to perform such services, except as described in the master agreement, for the longer of (x) a period of three years following the closing of the Acquisition or (y) the Special Distribution Expiration Date; and

     - amend or alter the master agreement among rStar, Gilat and certain of Gilat's affiliates, in a manner that is materially detrimental to the business interests of StarBand Latin America or rStar during the term of the master agreement (including any automatic renewals of the term of the master agreement).

TERMINATION OF THE ACQUISITION AGREEMENT

  TERMINATION BY MUTUAL AGREEMENT

     The acquisition agreement may be terminated at any time by the written consent of rStar and GTH Latin America. Also, either rStar or GTH Latin America may terminate the acquisition agreement, if the transactions contemplated by the acquisition agreement shall not have been consummated by 5:00 p.m. Eastern Standard Time on November 30, 2001, unless such date shall have been extended by mutual consent and provided that neither party may terminate the acquisition agreement if the failure to consummate the transactions contemplated by the acquisition agreement by November 30, 2001 is a result of a breach by such party of its representations, warranties or agreements under the acquisition agreement.

  TERMINATION BY rSTAR

     rStar can terminate the acquisition agreement if any of the conditions to rStar's obligations have not been met, or if it becomes apparent that these conditions will not have been fulfilled by the closing date of the Acquisition, unless such failure is due to the failure of rStar to perform or comply with any of covenants, agreement or conditions set forth in the acquisition agreement to be performed or complied with by rStar prior to the closing of the Acquisition. Additionally, rStar can also terminate the acquisition agreement in accordance with the provisions described above in "The Acquisition Agreement -- Additional Covenants and Agreements -- No Solicitation."

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  TERMINATION BY GTH LATIN AMERICA

     GTH Latin America can terminate the acquisition agreement:

          - if any of the conditions to GTH Latin America's obligations have not been met, or if it becomes apparent that these conditions will not have been fulfilled by the closing date of the Acquisition, unless such failure is due to the failure of Gilat or GTH Latin America to perform or comply with any of covenants, agreement or conditions set forth in the acquisition agreement to be performed or complied with by Gilat and GTH Latin America prior to the closing of the Acquisition;

          - if rStar, or any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative of rStar breaches the non-solicitation provisions described in described above in "The Acquisition
            Agreement -- Additional Covenants and Agreements -- No Solicitation;" or

          - the Board of Directors of rStar or any committee of the Board, shall have withdrawn or modified in any manner adverse to Gilat or GTH Latin America its approval or recommendation of the acquisition agreement or the Acquisition and the other transactions contemplated by the acquisition agreement or failed to reconfirm its recommendation within five business days after a written request to do so, or approved or recommended any Transaction Proposal or the Board of Directors of rStar or any committee of the Board shall have resolved to take any of the foregoing actions.

AMENDMENT

     The acquisition agreement may be amended by rStar, Gilat and GTH Latin America at any time prior to the closing of the Acquisition by an instrument in writing signed by each party to the acquisition agreement.

THE MASTER AGREEMENT

     Under the acquisition agreement, at or prior to the closing of the Acquisition, StarBand Latin America will enter into a master agreement pursuant to which StarBand Latin America will receive certain services and products and rights from Gilat necessary to conduct its business in Latin America. A form of the master agreement has been filed as an exhibit to Gilat's registration statement, filed with the SEC on October 11, 2001.

     Parties. The parties to the master agreement are StarBand Latin America, Gilat, GTH Latin America, and Gilat to Home Latin America, Inc., a subsidiary of GTH Latin America.

     Services and Supplies. Gilat and its subsidiaries will grant to StarBand Latin America the non-exclusive rights in Mexico and the exclusive rights in the other Latin American countries (including, among others Brazil, Argentina, Peru, Colombia and, subject to certain restrictions, Chile) to (i) implement, operate and market its broadband Internet access services and voice services to consumers and small office/home office subscribers, (ii) provide a bundled product with direct-to-home television service using its single satellite dish technology and (iii) provide such new technologies and products related to the foregoing as Gilat may in the future develop or make available to StarBand US, which shall be offered to StarBand Latin America and/or its subsidiaries upon commercially reasonable terms via a two-way satellite-based network. Gilat has agreed, on behalf of itself and its affiliates, not to offer services that compete with StarBand Latin America's services to residential and Soho customers throughout Latin America, except that StarBand US will not be limited from conducting its business in Mexico and provided that Gilat and its affiliates shall not be limited or otherwise restricted from conducting business with certain entities in Chile.

     Under the master agreement, Gilat will provide StarBand Latin America with the facilities, telecommunications equipment, licensed software and services that it will use in its business, including:

     - customer premises equipment, network operations equipment, software necessary for the network to operate, the multicast system (where applicable) and optional services in connection with hub operation, technical support and Internet connectivity;

     - transition services, including information technology, real estate and administrative services such as financial, legal, accounting and tax services for a period until StarBand Latin America establishes its own systems and processes. StarBand Latin America will reimburse Gilat for the actual costs incurred with respect to such services. The transition services will also include research and development support. Gilat shall use its commercially reasonable efforts to accommodate any reasonable requests by StarBand Latin America for additional or modified transition services. StarBand Latin America may, in its discretion and upon 90 days' written notice, cancel one or more of the transition services at any time without penalty or payment obligation, with some exceptions; and

     - optional services, including installation, operation and maintenance, access to satellite transmission and reception facilities and services and any other services required by StarBand Latin America to operate its business at prevailing and customary market prices.

Generally, pricing terms will be renegotiated every two years.

     The master agreement contains a most favored nations clause under which all services, products and other items provided by Gilat and its affiliates shall be on terms no less favorable than the best terms offered by Gilat to any other party for comparable products sold in comparable quantities on comparable terms and conditions.

     Exclusivity. Gilat is required to use its best commercial efforts to maintain price and technological competitiveness of the products and services provided to StarBand Latin America under the master agreement. So long as the products and services provided by Gilat remain competitive with respect to their pricing and technological competitiveness and Gilat and its affiliates meets their respective delivery and support obligations, StarBand Latin America will be required to purchase all of the products and services performing similar functionality to the products and services provided by Gilat and its affiliates under the master agreement, solely from Gilat and its affiliates.

     Term. The master agreement has a term of five years, and thereafter automatically renews for additional five-year terms.

                      CERTAIN INFORMATION REGARDING GILAT

References in this section to "we," "our," "us" and similar references refer to Gilat, and not to rStar.

GENERAL

     Gilat, with its global subsidiaries, is a leading provider of products and services for satellite-based communications networks. We design, develop, manufacture, market and service products that enable complete end-to-end telecommunications and data networking solutions, as well as broadband Internet solutions, based on VSAT satellite earth stations, related central station (hub) equipment and software. We also provide service offerings which include access to satellite transponder capacity, installation of network equipment, on-line network monitoring and network maintenance and repair services. We distribute our products and services worldwide through our own direct sales force, service providers and agents and, in certain circumstances, joint ventures, alliances and affiliated companies.

     Our networks are primarily used for:

     - on-line data delivery and transaction-oriented applications including point-of-sale (for example, credit and debit card authorization), inventory control and real time stock exchange trading;

     - telephone service in areas that are underserved by the existing telecommunications services or in remote locations without service; and

     - IP-based networking applications such as corporate intranets, corporate training and other broadband multicasting applications, as well as consumer broadband Internet applications.

DIRECTORS AND EXECUTIVE OFFICERS OF GILAT

     The following table and the text below it sets forth the name, citizenship, present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each of our directors and executive officers, as well as a description, if applicable, of any criminal, judicial or administrative proceedings involving such director or executive officer. Unless otherwise indicated, the current business address of each person is c/o Gilat Satellite Networks Ltd., 21 Yegia Kapayim Street, Kiryat Arye, Petah Tikva, 49130, Israel and their telephone number is (972) 3-925-2000.

             NAME                 PRESENT PRINCIPAL OCCUPATION/BUSINESS ADDRESS      CITIZENSHIP
             ----                -----------------------------------------------  -----------------
Yoel Gat.......................  Chairman of the Board of Directors and Chief          Israel
                                 Executive Officer
Amiram Levinberg...............  President, Chief Operating Officer and Director       Israel
Shlomo Tirosh..................  Director                                              Israel
                                 Address: Mentergy Ltd., 21/D Yegia Kapayim
                                 Street, P.O. Box 3675, Petah Tikva, 49130
                                 Israel Tel: (972) 3-925-5000
Dov Tadmor.....................  Director                                              Israel
                                 Address: Saridar Investments Ltd., 37 Shaul
                                 Hamelech Ave., Tel-Aviv, 64928, Israel Tel:
                                 (972) 3-696-6996
John F. Connelly...............  Director                                           United States
                                 Address: GE American Communication Inc., Four
                                 Research Way, Princeton, NJ 08540-6684 Tel:
                                 (609) 987-4448
Lori Kaufmann..................  Director                                          Israel, United
                                 Address: 60 Ha'sharon Street, Ra'anana, 43352,      States and
                                 Israel Tel: (972) 9-956-1621                        Switzerland
Dr. Gideon Kaplan..............  Vice President, Technology                            Israel
Yoav Leibovitch................  Vice President, Finance and Administration and        Israel
                                 Chief Financial Officer
Joshua Levinberg...............  Senior Vice President, Business Development           Israel
Erez Antebi....................  Vice President and General Manager for Asia,     Israel and Canada
                                 Africa and Pacific Rim
Nick Supron....................  President and Chief Executive Officer, Spacenet    United States
                                 Address: Spacenet Inc., 1750 Old Meadow Rd.
                                 McLean, Va. 22102 Tel: (703) 848-1012
Sheldon Revkin.................  Director and Vice Chairman, Spacenet               United States
                                 Address: Spacenet Inc., 1750 Old Meadow Rd.
                                 McLean, Va. 22102 Tel: (703) 848-1012
David R. Shiff.................  Vice President, Sales and Marketing, Spacenet      United States
                                 Address: Spacenet Inc., 1750 Old Meadow Rd.
                                 McLean, Va. 22102 Tel: (703) 848-1012
Robert Givens..................  President, Gilat Europe Address: 267 Blvd.         United States
                                 Pereire, 75017 Paris, France Tel: 33 (0)1 58 56     and France
                                 73 00

             NAME                 PRESENT PRINCIPAL OCCUPATION/BUSINESS ADDRESS      CITIZENSHIP
             ----                -----------------------------------------------  -----------------
Giora Oron.....................  Chief Executive Officer, Gilat to Home Latin          Israel
                                 America
                                 (Netherlands Antilles) N.V. Address: 1560
                                 Sawgrass Corporate Parkway, Sunrise, Florida
                                 33323 Tel: (954) 858-1600
Amit Ancikovsky................  Vice President and Chief Financial Officer,           Israel
                                 Gilat to Home Latin America (Netherlands
                                 Antilles) N.V.
                                 Address: 1560 Sawgrass Corporate Parkway,
                                 Sunrise, Florida 33323 Tel: (954) 858-1600

     YOEL GAT is a co-founder of Gilat and has been its Chief Executive Officer and a Director since Gilat's inception and, since July 1995, has served as the Chairman of the Board of Directors. Mr. Gat is a member of the Stock Option and Compensation Committees of the Board. Until July 1995, Mr. Gat also served as the President of Gilat. From 1974 to 1987, Mr. Gat served in the Israel Defense Forces ("IDF"). In his last position in service, Mr. Gat was a senior electronics engineer in the Israel Ministry of Defense ("IMOD"). Mr. Gat is a two-time winner of the Israel Defense Award (1979 and 1988), Israel's most prestigious research and development award. Mr. Gat is also Chairman of the Board of Directors of KSAT, in which Gilat holds a minority interest. Mr. Gat also served as the Chairman of the MOST Consortium and is a director of ILAN-GAT Engineering Ltd., a civil contracting company whose shares are publicly traded on the Tel Aviv Stock Exchange and of which members of his family are major shareholders. Mr. Gat is Chairman of the Board of Directors of StarBand US. Mr. Gat received a bachelor of science degree in electrical engineering and electronics from the Technion -- Israel Institute of Technology and a masters degree in management science from the Recanati Graduate School of Business Administration of Tel Aviv University, where he concentrated on information systems.

     AMIRAM LEVINBERG is a co-founder of Gilat and has been a Director and Chief Operating Officer since its inception, and since July 1995, has served as its President. Mr. Levinberg is a member of the Stock Option and Compensation Committees of the Board. Until July 1995, he served as Vice President of Engineering. In this capacity, he supervised the development of Gilat's OneWay and Skystar Advantage VSATs. Mr. Levinberg is also a director of Mentergy Ltd. (formerly Gilat Communications Ltd.). From 1977 to 1987, Mr. Levinberg served in a research and development unit of the IDF, where he managed a large research and development project. He was awarded the Israel Defense Award in 1988. Mr. Levinberg is a graduate of the Technion -- Israel Institute of Technology, with a bachelor of science degree in electrical engineering and electronics and masters of science degree in digital communications.

     SHLOMO TIROSH is a co-founder of Gilat and has been a member of the Board of Directors since its inception, serving as Chairman of the Board of Directors until July 1995. Mr. Tirosh is a member of the Audit Committee of the Board. Since July 1990, Mr. Tirosh has been serving as Chairman of the Board and President of Mentergy, and from 1990 to 2001 as Chief Executive Officer of Mentergy. From 1964 to 1987, Mr. Tirosh served in the IDF, where he held a variety of professional and field command positions (retiring with the rank of colonel). From 1980 to 1985, he headed a large research and development unit and, from 1985 to 1987, he managed a large-scale technology project for the IMOD. In 1988, he received the Israel Defense Award. Mr. Tirosh holds a bachelor of arts degree (summa cum laude) in economics from Bar-Ilan University in Ramat Gan.

     DOV TADMOR has been a Director of Gilat since July 1994 and is a member of the Audit Committee of the Board. Mr. Tadmor served as Managing Director of the Discount Investment Corporation Ltd. ("DIC") and DIC Financial Management Ltd. ("DICFM") from 1985 until March 1999. Mr. Tadmor holds a bachelor of law degree from the School of Law and Economics in Tel Aviv.

     In August 1999, an indictment was filed by the Tel Aviv District Attorney's Office in the Tel Aviv Magistrate's Court alleging certain violations of the Israeli Securities Law by DIC and certain of its officers, including Mr. Dov Tadmor, in his capacity as the former Managing Director of DIC. The indictment alleges that DIC's annual and quarterly financial statements for the period 1990-1995 that were sent to the Tel Aviv Stock Exchange and to the Israel Companies Registrar omitted the financial statements of three private Israeli companies of which DIC was a shareholder, and that this omission was made in order to mislead. In December 1999, Mr. Tadmor and the other defendants pleaded not guilty to the charges, although one of the defendants subsequently entered into a plea agreement with the prosecution. The court commenced evidentiary proceedings in May 2000, which are continuing.

     LORI KAUFMANN has been a director of Gilat since November 2000 and is a member of the Audit, Compensation and Stock Option Committees. Ms. Kaufmann has been an independent consultant in Israel and the United States since 1993. From October 1998 to October 2000, Ms. Kaufmann was vice president of MainXchange, an Internet-based financial services company. In 1991, Ms. Kaufmann co-founded HK Associates, an Israeli marketing and management consulting firm that served many of Israel's leading high technology companies, including, in 1991, Gilat. Ms. Kaufmann was employed by HK Associates until 1993. From 1989 to 1990, Ms. Kaufmann was a senior economist at Israel Chemicals Ltd., an Israeli chemicals firm. Ms. Kaufmann holds a bachelor of arts degree (magna cum laude) in international relations from Princeton University and a masters in business administration from Harvard Business School.

     JOHN F. CONNELLY was appointed a Director in January 1999 pursuant to our agreement with GE Americom for the acquisition of Spacenet. Since 1992, Mr. Connelly has served as Chairman and Chief Executive Officer of GE Americom. Mr. Connelly joined the General Electric Company in 1967, and has served in a number of capacities at General Electric and its affiliates since that time. Mr. Connelly holds a bachelor of science degree from Niagara University and a masters in business administration from St. John's University.

     GIDEON KAPLAN joined Gilat in 1989 as Vice President of Technology. From late 1987 to 1989, Dr. Kaplan was employed as a research engineer with Qualcomm, Inc., a mobile satellite communications and cellular radio company. From 1978 to 1987, Dr. Kaplan served in a research and development unit of the IDF and received the Israel Defense Award in 1984. Dr. Kaplan received a bachelor of science degree in electrical engineering, a master of science degree and doctorate in electrical engineering from the Technion -- Israel Institute of Technology.

     YOAV LEIBOVITCH joined Gilat in early 1991 as Vice President of Finance and Administration and Chief Financial Officer. Since joining Gilat, Mr. Leibovitch has also served as acting Chief Financial Officer of Gilat Inc. From 1989 to 1990, Mr. Leibovitch worked in the United States at Doubleday Books and Music Clubs as special advisor for new business development. From 1985 to 1989, he was the Financial Officer of a partnership among Bertelsmann, A.G., a large German media and communications company; Clal Corporation, a major Israeli industrial holding company; and Yediot Aharonot, an Israeli daily newspaper. Mr. Leibovitch is a graduate of the Hebrew University of Jerusalem with a bachelor of arts degree in economics and accounting and a masters degree in business administration specializing in finance and banking. Mr. Leibovitch is a Certified Public Accountant in Israel.

     JOSHUA LEVINBERG is a co-founder of Gilat and, since June 1999, serves as Senior Vice President for Business Development of Gilat, having previously served in that position from 1994 to April 1998. At that time, Mr. Levinberg became Chief Executive Officer of Gilat to Home Latin America (Netherlands Antilles) N.V. until June 1999. From 1989 until September 1994, he served as Executive Vice President and General Manager of Gilat Satellite Networks, Inc. From 1987 until the formation of Gilat Satellite Networks, Inc. in 1989, Mr. Levinberg was Vice President of Business Development of Gilat. From 1985 to 1987, Mr. Levinberg held various positions, including Manager of System Development and Marketing Manager at the Israeli subsidiary of DSP Group Inc., a U.S. company specializing in digital signal processing. From 1979 to 1985, he worked in the Communications Engineering Department of Elrisa Ltd., a manufacturer of sophisticated weapons and communications systems. Mr. Levinberg is a graduate of Tel Aviv University, with a bachelor of science degree in electrical engineering and electronics. Amiram Levinberg, a Director, President and Chief Operating Officer of Gilat and Joshua Levinberg are brothers.

     EREZ ANTEBI currently serves as Gilat's Vice President, General Manager for Asia, Africa and Pacific Rim. From September 1994 until the beginning of 1998, he served as Vice President and General Manager of Gilat Inc. Mr. Antebi joined Gilat in May 1991 as product manager for the Skystar

Advantage VSAT product. From August 1993 until August 1994, he served as Vice President of Engineering and Program Management of Gilat Inc. Prior to joining Gilat, Mr. Antebi worked for a private importing business from 1989 to 1991, after having served as marketing manager for high frequency radio communications for Tadiran Limited, a defense electronics and telecommunications company, from 1987 to 1989, and as a radar systems development engineer at Rafael, the research and development and manufacturing arm of the IDF, from 1981 to 1987. Mr. Antebi received a bachelor of science degree and master of science degree in electrical engineering from the Technion -- Israel Institute of Technology.

     NICK SUPRON joined Spacenet in January 2001 as President and Chief Executive Officer. Prior to joining Spacenet and since 1999, Mr. Supron was a private investor and management consultant. Between 1984 and 1999, he served in various positions with GTECH Corporation, commencing as a senior corporate consultant to the CEO and culminating as Senior Vice President of world-wide operations. From 1982 to 1984, Mr. Supron was a Senior Corporate Consultant for Tenneco Oil Company and he served as a senior project manager engineer between 1978 and 1980 for Brown & Root. Mr. Supron received a masters in business administration degree from Harvard Business School and a BSME from the Rice University in Houston.

     SHELDON (SHELLY) REVKIN joined Spacenet in January 1999 as President and Chief Operating Officer until January 2001, when he assumed the position of Vice Chairman. Prior to joining Spacenet, Mr. Revkin was Senior Vice President and General Manager of the Wireless Networks Division of Hughes Network Systems, Inc. Mr. Revkin joined Hughes in 1978 and held several executive-level marketing, sales and operations positions within the company. Mr. Revkin holds a bachelor of science degree in electrical engineering from Pratt Institute in New York City, a master of science degree in electrical engineering from Polytech University in Brooklyn, New York, and a masters of business administration degree in finance and marketing from Lynchburg College in Lynchburg, Virginia. Mr. Revkin is a member of Eta Kappa Nu, Tau Beta Pi and the Institute of Electrical and Electronics Engineering ("IEEE").

     DAVID R. SHIFF joined Spacenet in December 1998 as Vice President of Sales and Marketing. Prior to joining Spacenet, Mr. Shiff spent 15 years with Hughes Network Systems, a division of Hughes Electronics. For the last two years, he served as Assistant Vice President, North American Sales, for the Satellite Networks Division of Hughes. Mr. Shiff holds a degree in mechanical engineering from the University of Wisconsin.

     ROBERT GIVENS joined Gilat in the Spring of 2000 as President of Gilat Europe. Prior to joining Gilat, Mr. Givens was employed by Global One Communications S.A. from 1996 until 2000, first as Chief Financial Officer and then as Executive Vice President and General Manager for Europe and Eastern Europe. From 1982 to 1996, Mr. Givens operated Profit Development, a transition management company he founded to provide temporary management for European and American companies undergoing corporate change. Prior to 1982, he held various management and financial positions with Groupe Chargeurs from 1977 to 1981, Corning Glass Works from 1976 to 1977, Fairchild Camera and Instrument Corp. from 1972 to 1976, SmithKline Beecham from 1970 to 1972 and Ford Motor Company from 1968 to 1970. Mr. Givens received a bachelor of science degree in finance from Miami University and a masters degree in international business administration from Columbia University and continued his studies in post graduate accounting at the Wharton School.

     GIORA ORON joined Gilat to Home Latin America (Netherlands Antilles) N.V. in 1997 as Vice President, Operations and, in December 2000, became Chief Operating Officer. From 1992 to 1997 he was the General Manager for Espro Engineering (1992) Ltd., a company engaged in the design, production and marketing of portable digital audio guide systems based on voice compression technology. Between 1986 and 1992, Mr. Oron was the Chief Engineer for Voice of America, Israel, a plan for the installation and operation of the largest high frequency radio system in the world. From 1969 to 1984, Mr. Oron served in the IDF, Israeli Defense Forces where he attained the rank of Commander-Lieutenant Colonel. Mr. Oron holds a bachelor of science in electronic engineering from the Technion -- Israel Institute of Technology.

     AMIT ANCIKOVSKY joined Gilat in 1999 as a Controller and, in 2000, became Chief Financial Officer of Gilat to Home Latin America (Netherlands Antilles) N.V. From 1997 to 1999, Mr. Ancikovsky served as deputy to a Vice President at Israel Discount Bank Ltd., Israel's third largest bank. From August 1996 to July 1997, he worked at the law office of Baratz, BarNatan, Gilat & Co. From 1988 to 1991, Mr. Ancikovsky served in the IDF, where he won an excellency award for his work on a team responsible for IT implementation. Mr. Ancikovsky holds a bachelor of arts in accounting and economics and a law degree, both from the Hebrew University of Jerusalem, as well as a master of science in accounting and finance from Tel Aviv University.

INTERESTS OF GILAT'S DIRECTORS AND EXECUTIVE OFFICERS

     Gilat's directors and executive officers are eligible to tender their
shares of rStar common stock in the offer. As of October [     ], 2001, Gilat's
directors and officers collectively hold approximately 330,000 shares of rStar common stock which represents less than 1% of the outstanding shares of rStar common stock. There are no arrangements or agreements between such directors and executive officers of Gilat and rStar with respect to the shares of rStar common stock they hold. Also, other than the voting agreement described in this offer to exchange/prospectus, there are no arrangements or agreements between rStar and Gilat with respect to the shares of rStar common stock that Gilat directly or indirectly holds. For a description of the voting agreement, see the discussion under "The Acquisition Agreement -- The Voting Agreement."

     Based on Gilat's records and on information provided to Gilat by its directors and members of its senior management, neither Gilat nor any of its directors or executive officers, nor any of Gilat's subsidiaries has effected any transaction involving shares of rStar common stock during the 60 day period
prior to October [     ], 2001.

                         BENEFICIAL SHARE OWNERSHIP BY
                 PRINCIPAL STOCKHOLDERS AND MANAGEMENT OF RSTAR

     The following table sets forth as of September 27, 2001, certain information relating to the beneficial ownership of rStar common stock by: (i) each person known by rStar to be the beneficial owner of more than five percent (5%) of the outstanding shares of rStar common stock; (ii) each director of rStar; (iii) each of the executive officers of rStar; and (iv) all of directors and executive officers of rStar as a group.

                                                                 SHARES       PERCENTAGE
                                                              BENEFICIALLY   BENEFICIALLY
         5% STOCKHOLDERS, DIRECTORS AND OFFICERS(2)             OWNED(1)        OWNED
         ------------------------------------------           ------------   ------------
5% STOCKHOLDERS:
Gilat Satellite Networks Ltd.(3)............................   41,814,643       64.95%
  21 Gilat Yegia Kapayim Street
  Kiryat Arye
  Petah Tikva 49130, Israel
Lance Mortensen(4)..........................................    6,430,875        9.99%
Michael Arnouse(5)..........................................    3,617,554        5.62%
  545 Madison Ave
  New York, NY 10022
CURRENT DIRECTORS:
Charles Appleby(6)..........................................      813,335        1.26%
  9250 Baymeadows Road
  Suite 220
  Jacksonville, FL 32256
Amiel Samuels(7)............................................       56,000           *
Sasson Darwish(8)...........................................           --          --
EXECUTIVE OFFICERS:
Robert Edwards(9)...........................................      101,566           *
Christophe Morin(10)........................................       46,874           *
Jay Scott(11)...............................................       74,916           *
David Wallace(12)...........................................       18,250           *
ALL DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP (9
  persons)..................................................   11,159,370       17.33%

---------------
   * Less than 1%

 (1) The number of shares owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the individual or entity has voting power or investment power and also any shares which the individual or entity has the right to acquire within 60 days of September 27, 2001 through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.

 (2) Unless otherwise indicated, the address of each of the individuals or entities named above is: c/o rStar Corporation, 3000 Executive Parkway, Suite 150, San Ramon, CA 94583.

 (3) Based on Schedule 13D/A filed with the SEC on May 21, 2001, Gilat held shared voting as to 41,814,643 of such shares. Gilat indicates that it had no sole voting, sole dispositive, or shared dispositive power over such shares.

 (4) Includes options to purchase 300,000 shares of rStar common stock exercisable within 60 days of September 27, 2001. Mr. Mortensen is Chairman of the Board, Chief Executive Officer and President of rStar.

 (5) Includes options to purchase 40,000 shares of rStar common stock exercisable within 60 days of September 27, 2001. Mr. Arnouse is a director of rStar.

 (6) Includes options to purchase 6,667 shares of rStar common stock exercisable within 60 days of September 27, 2001. Mr. Appleby is a director of rStar.

 (7) Includes shares of rStar common stock that are controlled by Mr. Samuel's spouse. Mr. Samuels disclaims beneficial ownership of these shares. Mr. Samuel's address is c/o Gilat Satellite Networks Ltd., 21 Gilat Yegia Kapayim Street, Kiryat Arye, Petah Tikva 49130, Israel.

 (8) Mr. Darwish's address is 424 Madison Avenue, 16th Floor, New York, New York, 10017.

 (9) Includes options to purchase 101,038 shares of rStar common stock exercisable within 60 days of September 27, 2001. Mr. Edwards is Senior Vice President, Administration and Chief Financial Officer of rStar.

(10) Includes options to purchase 46,874 shares of rStar common stock exercisable within 60 days of September 27, 2001. Mr. Morin is Vice President -- Marketing of rStar.

(11) Includes options to purchase 72,916 shares of rStar common stock exercisable within 60 days of September 27, 2001. Mr. Scott is Chief Operating Officer of rStar.

(12) Includes options to purchase 17,800 shares of rStar common stock exercisable within 60 days of September 27, 2001. Mr. Wallace is Vice President, General Counsel and Secretary of rStar.

                      DESCRIPTION OF GILAT'S SHARE CAPITAL

  Transfer of Ordinary Shares and Notices

     Fully paid Gilat ordinary shares are issued in registered form and may be freely transferred pursuant to the Articles of Association unless such transfer is restricted or prohibited by another instrument. Each Gilat stockholder of record is entitled to receive at least 21 calendar days' prior notice of any stockholders' meeting.

  Modification of Class Rights

     The rights attached to any class of shares (unless otherwise provided by the terms of issue of such class), such as voting, dividends and the like, may be varied with the adoption of an ordinary resolution passed at a separate general meeting of the holders of the shares of such class.

  Foreign Ownership

     Gilat's Memorandum and Articles of Association do not restrict in any way the ownership of Gilat ordinary shares by nonresidents of Israel and neither the Memorandum of Association nor Israeli law restricts the voting rights of nonresidents of Israel.

  Election and Removal of Directors

     Under Gilat's Articles of Association, the Gilat ordinary shares do not have cumulative voting rights in the election of directors. A director is not required to retire at a certain age and need not be a stockholder of Gilat. Under the Israeli Companies Law, a person cannot serve as a director if convicted of certain offenses or been declared bankrupt. Article 39 of Gilat's Amended Articles provides that the affirmative vote of a majority of the shares then represented at a general meeting of stockholders shall be entitled to remove a director from office (for any reason), to elect directors instead of the directors so removed or to fill any vacancy, however created, in the Board of Directors. The directors may, at any time and from time to time, appoint a director to temporarily fill a vacancy on the Board of Directors, except that if the number of directors then in office at the time of such vacancy constitutes less than a majority of the entire Board, they may only act in an emergency, or to fill the vacancy up to the minimum number required to effect corporate action.

  Distribution of Dividend and Liquidation Rights

     Gilat ordinary shares are entitled to the full amount of any cash or share dividend declared. In the event of liquidation, after satisfaction of liabilities to creditors, Gilat's assets will be distributed to the holders of Gilat ordinary shares in proportion to the nominal value of their respective holdings. Such right may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future by a special resolution of the stockholders.

     Under the Israeli Companies Law, dividends may be paid only out of accumulated earnings or out of net earnings for the two years preceding the distribution of the dividends as calculated under the Israeli Companies Law. In any distribution of dividends, Gilat's Board of Directors is required to determine that there is no reasonable concern that the distribution of dividends will prevent Gilat from meeting its existing and foreseeable obligations as they become due.

     Generally, pursuant to the Israeli Companies Law, the decision to distribute dividends and the amount to be distributed, whether interim or final, is made by the Board of Directors. Accordingly, under Article 52 of Gilat's Articles of Association, Gilat's Board of Directors has the authority to determine the amount and time for payment of interim dividends and final dividends.

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       COMPARISON OF RIGHTS OF rSTAR STOCKHOLDERS AND GILAT STOCKHOLDERS

     In connection with the offer, holders of rStar common stock will receive Gilat ordinary shares. rStar is incorporated under the laws of Delaware and Gilat is incorporated under the laws of Israel. The Delaware General Corporation Law is the statute that governs Delaware corporations, and the Israeli Companies Law, 1999 (the "Israeli Companies Law") is the statute which governs Israeli corporations.

     The following is a summary of the material differences between the rights of holders of rStar common stock and the rights of holders of Gilat ordinary shares. These differences arise from differences between:

     - the corporate and securities laws of Israel and the State of Delaware corporate law and U.S. federal securities laws; and

     - the rStar certificate of incorporation and the by-laws and the Gilat Memorandum of Association and Articles of Association.

     This discussion is not, and does not purport to be, complete, and does not, and does not purport to, identify all differences that may, under given situations, be material to stockholders. The following summaries are qualified in their entirety by reference to the rStar certificate of incorporation and by-laws and the Gilat Memorandum of Association and Articles of Association. You are encouraged to obtain and read these documents in their entirety. See "Where You Can Find More Information."

SIZE AND CLASSIFICATION OF THE BOARD OF DIRECTORS

     Under the Delaware General Corporation Law, directors are elected at each annual stockholder meeting, unless their terms are staggered. The certificate of incorporation may authorize the election of directors by one or more classes or series of shares and the certificate of incorporation, an initial by-law or a by-law adopted by a vote of the stockholders may provide for staggered terms for the directors. The certificate of incorporation or the by-laws also may allow the stockholders or the board of directors to fix or change the number of directors, but a corporation must have at least one director. The certificate of incorporation and the by-laws of rStar do not provide for a classified board of directors. rStar's certificate of incorporation provides that the number of directors shall be as set forth in its by-laws. rStar's by-laws, in turn, provide for five directors on the board of directors. Currently, the number of directors serving on the rStar board of directors is five.

     Under the Israeli Companies Law, directors are also elected at each annual stockholder meeting. The number of directors shall be as set forth in a corporation's Articles of Association, which can require a minimum and a maximum number of directors. A public corporation must, however, have at least two outside directors, as described in more detail below. Gilat's Articles of Association provides that the board of directors shall consist of such number of directors (not less than two nor more than 14, including any outside directors) as may be fixed from time to time by an ordinary resolution approved by the holders of a majority of the voting power represented at the meeting in person or by proxy and voting thereon (an "Ordinary Resolution"). Gilat is authorized to have six directors on its board and, currently, there are six directors serving on Gilat's board.

     Gilat's Articles of Association further provide that a director may appoint, by written notice to Gilat, any individual (who is qualified to be a director and is not an existing board member and does not serve as an alternate director) to serve as an alternate director. Any alternate director shall have all of the rights and obligations of the director appointing him, except the power to appoint an alternate (unless otherwise specifically provided for in the appointment of such alternate). The alternate director may not act at any meeting at which the director appointing him is present. Unless the time period or scope of any such appointment is limited by the appointing director, such appointment is effective for all purposes and for an indefinite time, but will expire upon the expiration of the appointing director's term. Currently, no alternate directors have been appointed.

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DIRECTOR QUALIFICATIONS

     The Delaware General Corporation Law does not have any residency or other qualifications required for eligibility to be a board member. rStar's certificate of incorporation and bylaws also do not have any eligibility requirements for board membership.

     Under the Israeli Companies Law, a person cannot serve as a director if he/she has been convicted of certain offenses or has been declared bankrupt. Corporations that have not been dissolved voluntarily or involuntarily by court order, may also serve as directors of another corporation.

     Moreover, the Israeli Companies Law requires corporations that are registered under the laws of Israel and whose shares are listed for trading on a stock exchange outside of Israel, like Gilat (the "Foreign Exchange Corporations"), to elect two outside directors who must meet specified standards of independence. The regulations of the Israeli Companies Law do not require any residency qualifications. The outside directors may not have any economic relationship with Gilat. Therefore, any person who is -- at the time of the appointment or during the two years that preceded the appointment -- an employee of Gilat or has or had a commercial or professional connection with Gilat, including controlling stockholders and their relatives, cannot serve as outside directors of Gilat.

     Outside directors are elected by stockholders. The stockholders voting in favor of their election must include at least one-third of the shares of the non-controlling stockholders of the corporation who are present at the meeting. This minority approval requirement need not be met if the total shareholdings of those non-controlling stockholders who vote against their election represent 1% or less of all of the voting rights in the corporation. Outside directors serve for a three-year term, which may be renewed for only one additional three-year term. Outside directors can be removed from office only by the same special percentage of stockholders as can elect them, or by a court, and then only if the outside directors cease to meet the statutory qualifications with respect to their appointment or if they violate their duty of loyalty to the corporation. If, when an outside director is elected, all members of the board of directors of a corporation are of one gender, the outside director to be elected must be of the other gender.

     No residency or other director qualifications are specified in Gilat's Articles of Association.

REMOVAL OF DIRECTORS; VACANCIES

     The Delaware General Corporation Law provides, generally, that the holders of a majority of the shares then entitled to vote in an election of directors may remove any director or the entire board of directors with or without cause. rStar's certificate of incorporation and bylaws provide, consistent with Delaware General Corporation Law, that a vacancy on the rStar board of directors may be filled by the affirmative vote of a majority of the remaining directors, although less than a quorum. The directors so chosen shall hold office until the next annual election of directors at a stockholders' meeting.

     A director's term of office will be terminated if such director fails, at any time, to meet the qualifications set forth in the Israeli Companies Law, as discussed above. A corporation may provide additional grounds for termination of office in its Articles of Association. In addition, stockholders may dismiss a director in a general meeting at any time, provided that the director is given a reasonable opportunity to present his position at the general meeting.

     Gilat's Articles of Association provide that that the affirmative vote of a majority of the shares then represented at a general meeting of stockholders shall be entitled to remove a director from office (for any reason), to elect directors instead of the directors so removed or to fill any vacancy, however created, on the board of directors. In addition, directors may at any time and from time to time appoint a director to temporarily fill a vacancy on the board of directors, except that if the number of directors in office at the time of such vacancy constitutes less than a majority of the entire board, they may only act in an emergency, or to fill the vacancy up to the minimum number required to effect corporate action, or in order to call a general meeting of stockholders for the purpose of electing directors to fill any or all vacancies, so that at least a majority of the number of directors are in office as a result of said meeting.

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SPECIAL MEETING OF STOCKHOLDERS

     Under the Delaware General Corporate Law, each stockholder entitled to vote at a meeting must receive written notice of the meeting not less than 10 nor more than 60 days before the date of the meeting. For a merger, a minimum of 20 days' notice is required and the holders of all stock, both voting and non-voting, are entitled to a notice. Under the Delaware General Corporate Law, a special stockholders' meeting may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the by-laws. Currently, rStar's certificate of incorporation and by-laws provide that special meetings of the stockholders may be called by rStar's board of directors, by the chairman of rStar's board or by rStar's president. However, in rStar's proxy solicitation materials that are being mailed separately to rStar stockholders of record as of September 27, 2001, along with this offer to exchange/prospectus, rStar has proposed to amend its certificate of incorporation to permit stockholders holding a majority of the outstanding shares of rStar common stock to call a special meeting. If this proposed amendment is approved by rStar stockholders, stockholders holding a majority of the outstanding shares of rStar common stock will be able to call a special meeting of stockholders, along with rStar's board of directors, the chairman of rStar's board and rStar's president.

     The Israeli Companies Law provides that a corporation whose shares are traded on an exchange must give notice of a general meeting to its stockholders at least 21 days prior to the meeting, unless the corporation's Articles of Association provide that notice need not be sent. Gilat's Articles of Association requires that stockholders be given at least 21 days' prior notice of any general meeting.

     Israeli Companies Law further provides that a special meeting of stockholders must be called by a corporation upon the written request of:

     - two directors;

     - one-fourth of the serving directors;

     - one or more stockholders who hold(s) at least 5% of the issued share capital and at least 1% of the voting power of the corporation; or

     - one or more stockholders who have at least 5% of the voting power of the corporation.

     Within 21 days of receipt of such demand, the board is required to convene the special meeting for a time not later than 35 days after notice has been given to the stockholders. Gilat's Articles of Association provides that the board of directors may call a special meeting of the stockholders at any time and shall be obliged to call a special meeting as specified in the Israeli Companies Law.

ACTION BY WRITTEN CONSENT OF STOCKHOLDERS

     The Delaware General Corporation Law provides that, unless limited by the certificate of incorporation, any action that could be taken by stockholders at a meeting may be taken without a meeting by written consent of the stockholders. The written consent should state the action so taken and be signed by the holders of record of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all shares entitled to vote thereon were present and voted. Currently, rStar's certificate of incorporation prohibits stockholders from taking any action by written consent. However, in rStar's proxy solicitation materials that are being mailed separately to rStar stockholders of record as of September 27, 2001, along with this offer to exchange/prospectus, rStar has proposed to amend its certificate of incorporation to repeal this prohibition. If this proposed amendment is approved by rStar stockholders, rStar stockholders will be able to act by written consent.

     The Israeli Companies Law permits stockholder action by written instrument on which the stockholder indicates how he/she votes in specific actions provided therein, such as the appointment and removal of directors, the approval of transactions with interested parties, approval of a merger, and any other actions that may be provided in the Articles of Association. The aforementioned provisions of the Israeli Companies Law shall become valid at the time of publication of the appropriate regulations. The
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Foreign Exchange Corporations will be exempt from the obligation to send proxy statements to the stockholders in the event that they are obligated to send such statements under the applicable laws of the governing jurisdiction of the foreign exchange.

     Gilat's Articles of Association permits stockholder action by written consent. More specifically, a resolution signed by all stockholders of Gilat then entitled to vote at a general meeting of stockholders or for which all such stockholders have given their written consent (by letter, telegram, telex, facsimile or otherwise) shall be deemed to have been unanimously adopted by a general meeting of stockholders duly convened and held.

VOTE REQUIRED FOR EXTRAORDINARY CORPORATE TRANSACTIONS

     The Delaware General Corporation Law provides that a sale, lease or exchange of all or substantially all of the corporation's assets, a merger or consolidation of the corporation with another corporation or a dissolution of the corporation requires the affirmative vote of the board of directors, plus, with some exceptions, the affirmative vote of a majority of the outstanding stock entitled to vote for that type of proposal. The foregoing provisions apply to rStar and its stockholders.

     The Israeli Companies Law requires that certain transactions, actions and arrangements be approved by an audit committee of the corporation's board, whose members include all of the corporation's outside directors, as defined in the Israeli Companies Law, and none of whom are employees of the corporation, as well as the board itself.

     In certain circumstances, in addition to audit committee and board approval, approval by the stockholders at a general meeting is also required. Such circumstances in which stockholder approval is required include transactions between the corporation and Office Holders. An "Office Holder" is defined under the Israeli Companies Law as a director, managing director, chief business manager, executive vice president, vice president or other manager directly subordinate to the managing director and any other person assuming the responsibilities of any of the foregoing positions without regard to such person's title.

     Specifically, audit committee, board and stockholder approval is required with respect to:

     - an Office Holder's conditions of service and employment (e.g., grant of exemptions, insurance and indemnification) and

     - Extraordinary Transactions (an "Extraordinary Transaction" is a transaction which is not in the corporation's ordinary course of business, or is not on market terms or that may materially affect the corporation's profitability, assets or liabilities) with controlling stockholders or Office Holders.

Board and stockholder approval is also required for (i) a Merger and for (ii) any private offering that (A) increases the share ownership of a substantial stockholder (a "substantial stockholder" is a person who holds 5% or more of the corporation's issued share capital or voting interest) or (B) increases the share ownership of an individual stockholder, such that he becomes a substantial stockholder of the corporation. A "Merger" is defined under the Israeli Companies law as a transfer of all assets and liabilities (including conditional, future, known and unknown liabilities) of a target company to another company, the consequence of which is the dissolution of the target company in accordance with the provisions of the Israeli Companies Law.

     Generally, the transactions described above must be approved by an affirmative vote of the holders of at least a majority of the outstanding voting stock entitled to vote on the transaction. The requisite stockholder approval under Israeli Companies Law for Extraordinary Transactions with controlling stockholders is described below in "Business Combinations with Interested Stockholders."

BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS

     Section 203 of the Delaware General Corporation Law prohibits a corporation from engaging in various business combinations with an interested stockholder for a three-year period beginning on the date the person became an "interested stockholder." An interested stockholder is defined generally as a person
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beneficially owning 15% or more of the corporation's outstanding voting stock, or an interested stockholder's affiliates or associates. The restrictions on business combinations, including a merger, sale of substantial assets, loan or substantial issuance of stock, apply to a corporation which has securities traded on a national securities exchange, is designated on the Nasdaq National Market or is held of record by more than 2,000 stockholders. The restrictions do not apply if:

     - the corporation has elected not to be governed by these restrictions;

     - the board of directors gives prior approval of the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

     - the interested stockholder acquires 85% or more of the corporation's outstanding stock in the same transaction in which the stockholder's ownership first exceeds 15%. This percentage excludes those shares owned by persons who are directors and also officers as well as by employee stock plans in which employees do not have the right to determine whether shares held subject to the plan will be tendered in a tender or exchange offer; or

     - on or following the date on which the stockholder became an interested stockholder, the board of directors approves the business combination and the holders of at least two-thirds of the outstanding voting stock, excluding shares owned by the interested stockholder, authorize the business combination at a meeting of stockholders.

     Although a Delaware corporation may elect, in its certificate of incorporation or by-laws, not to be governed by this provision, rStar's certificate of incorporation and the by-laws do not contain these elections. The rStar Board of Directors, however, previously approved the transaction by which Gilat became an interested stockholder and therefore the provisions of Section 203 do not apply to offer or the Acquisition.

     The disclosure provisions of the Israeli Companies Law require that an Office Holder or a controlling stockholder promptly disclose any direct or indirect personal interest that he or his affiliates may have, and all related material known to him, in connection with any existing or proposed transaction by the corporation. If the transaction is an Extraordinary Transaction, (i) the Office Holder also must disclose any personal interest held by certain of the Office Holder's relatives and (ii) the transaction must be approved by the corporation's audit committee, prior to the approval of the board of directors. In certain circumstances, the approval of the stockholders of the corporation at a general meeting is also required. The vote of a majority of the disinterested directors of the audit committee and the board participating in a duly convened meeting is required for approval of such matters. Office Holders who have a personal interest in a matter which is considered at a meeting of the board or the audit committee may not be present at such meeting, may not participate in the discussions and may not vote on any such matter.

     The Israeli Companies Law further provides that a stockholder who participates in a vote with respect to an Extraordinary Transaction between the corporation and a controlling stockholder (including with respect to the terms and conditions of service and employment of such controlling stockholder), or a transaction in which a controlling stockholder has a personal interest, including a private offering which is an Extraordinary Transaction, must inform the corporation prior to such vote, or on the proxy, whether or not he has a personal interest in the approval of such transaction. A stockholder who does not inform the corporation with respect to any such interest shall not vote and his vote shall not be counted.

     Under the Israeli Companies Law, approval by the stockholders at a general meeting of any of the following requires a special majority:

     - an Extraordinary Transaction between the corporation and a controlling stockholder;

     - an Extraordinary Transaction between the corporation and another person in whom a controlling stockholder has a personal interest (including a private offering which constitutes an Extraordinary Transaction); or

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     - a contract between a corporation and its controlling stockholder with respect to the controlling stockholder's service and employment conditions, if he is also an officer of the company, or with respect to his employment conditions, if he is an employee of the corporation and not its officer.

Such special majority approval must include (i) at least one-third of all the votes of stockholders who do not have a personal interest in the transaction, or
(ii) the total number of opposing shares from among the stockholders referred to under clause (i) above does not exceed 1% of all the voting power of the corporation.

STOCKHOLDER SUITS

     Under Delaware law, a stockholder may institute a lawsuit against one or more directors, either on his own behalf, or derivatively on behalf of the corporation. An individual stockholder may also bring a derivative action alleging damage to the corporation by third parties. Additionally, a stockholder may commence a lawsuit on behalf of himself and other similarly situated stockholders when the requirements for maintaining a class action under Delaware law have been met. With respect to a derivative action, the Delaware General Corporation Law provides that a stockholder must state in the complaint that he was a stockholder of the corporation at the time of the transaction of which he complains. A stockholder must first make a demand on the board of directors of the corporation to bring suit. Only when the demand is refused or it is shown that a demand would be futile may a stockholder sue derivatively.

     Section 102(b)(7) of the Delaware General Corporation Law enables a corporation in its certificate of incorporation to eliminate or limit, and the rStar certificate of incorporation in fact eliminates, the personal liability of a director to the corporation and its stockholders for monetary damages for violations of the director's fiduciary duties. This does not include liability, however, for any breach of the director's duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends, stock repurchases and redemptions, or for any transaction from which the director derived an improper personal benefit.

     Under the Israeli Companies Law, a stockholder or a director may bring a derivative action on behalf of the corporation asserting damage by third parties. A stockholder may also institute derivative action against any directors of the corporation. Before filing a derivative action, a stockholder or a director must first send the corporation a written demand to bring suit. Only when such demand is refused or the corporation fails to respond to the demand, and a court has approved the filing of the stockholder's or the director's derivative action, may a stockholder or a director sue derivatively. A court shall approve filing of a derivative suit if it is satisfied that the action is for the benefit of the corporation and the stockholder is acting in good faith. Under the Israeli Companies Law, a stockholder may bring a class action against the corporation, if approved by the court. A stockholder must inform the attorney general and the Israeli securities authority of such action and may request that the Israeli securities authority bear the costs of the action, if a public interest exists in the action.

DISSENTERS' RIGHTS

     Under the Delaware General Corporation Law, dissenters' rights of appraisal are limited. Rights of appraisal are available to a stockholder of a corporation only in connection with some mergers or consolidations involving the corporation, or if its certificate of incorporation provides that these rights are available as a result of:

     - an amendment to its certificate of incorporation;

     - any merger or consolidation in which the corporation is a "constituent corporation;" or

     - the sale of all or substantially all of the assets of the corporation.

     Unless provided in a corporation's certificate of incorporation, appraisal rights are not available under the Delaware General Corporation Law in connection with a merger or consolidation of a corporation if

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the corporation's stock is, on the applicable record date, listed on a national securities exchange or designated on the Nasdaq National Market or held of record by more than 2,000 stockholders. Nevertheless, appraisal rights will be available if the merger or consolidation requires stockholders to exchange their stock for anything other than shares of the surviving corporation; shares of another corporation that will be listed on a national securities exchange, designated on the Nasdaq National Market or held of record by more than 2,000 stockholders; cash in lieu of fractional shares of any corporation; or a combination of that kind of shares and cash.

     The Israeli Companies Law does not specifically provide for stockholder dissenters' rights of appraisal, but does state that courts have the authority to provide for this remedy and other remedies that it deems appropriate (on a case by case basis) to protect the rights of stockholders.

DIVIDENDS

     Under the Delaware General Corporation Law, a corporation may declare and pay dividends out of "surplus" which is defined as the excess of net assets over capital. If there is no surplus, dividends can be paid out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year as long as the amount of capital of the corporation following the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. In addition, the Delaware General Corporation Law generally provides that a corporation may redeem or repurchase its shares only if the capital of the corporation is not impaired and would not be impaired by the redemption or repurchase.

     Under the Israeli Companies Law, dividends may be paid only out of accumulated earnings or out of net earnings for the two years preceding the distribution of the dividends as calculated under the Israeli Companies Law. In any distribution of dividends, the board of directors is required to determine that there is no reasonable concern that the distribution of dividends will prevent the corporation from meeting its existing and foreseeable obligations as they become due. Generally, the Israeli Companies Law provides that the decision to distribute dividends and the amount to be distributed, whether interim or final, is made by the board of directors.

     Gilat's Articles of Association provide that no dividends shall be paid otherwise than out of its profits and that any such dividend shall carry no interest. In addition, upon the recommendation of the board of directors, approved by the stockholders in an Ordinary Resolution, Gilat may cause dividends to be paid in kind.

AMENDMENTS TO CHARTER AND BY-LAWS

     Under the Delaware General Corporation Law, unless a higher vote is required in the certificate of incorporation, an amendment to the certificate of incorporation generally requires:

     - the recommendation of the board of directors;

     - the approval of the holders of a majority of all shares entitled to vote for that type of proposal, voting together as a single class; and

     - approval of the holders of a majority of the outstanding stock of each class entitled to vote for that type of proposal.

     Pursuant to the Delaware General Corporation Law, the power to amend the by-laws of a corporation is vested in the stockholders, but a corporation may also confer this authority on the board of directors if the certificate of incorporation so provides. The rStar certificate of incorporation has conferred the power to make, alter or repeal the rStar by-laws upon the board of directors. The rStar's by-laws may be amended either by the vote of a majority of the board of directors or by the holders of a majority of the outstanding stock entitled to vote on this type of proposal.

     Under the Israeli Companies Law, a corporation may amend its Articles of Association by the affirmative vote of a majority of the shares voting and present at the general meeting of stockholders or by
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a different voting if so provided by the corporation's Articles of Association.
Gilat's Articles of Association may be amended by an Ordinary Resolution if such amendment is recommended by the board of directors, but in any other case, by a resolution approved by holders of at least 75% of the shares represented at a general meeting and voting on such resolution.

     The Israeli Companies Law further provides that any amendment to the Articles of Association of a corporation that obligates a stockholder to acquire additional shares or to increase the extent of his liability shall not obligate the stockholder without his prior consent.

DIRECTOR LIABILITY

     The Delaware General Corporation Law permits Delaware corporations, in their certificates of incorporation, to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty, except for liability:

     - for any breach of the director's duty of loyalty to the corporation or its stockholders;

     - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - arising from the payment of a dividend or approval of a stock repurchase in violation of the Delaware General Corporation Law; or

     - for any transaction from which the director derived an improper personal benefit.

     The rStar certificate of incorporation eliminates director liability for breaches of fiduciary duty to the full extent permitted under the Delaware General Corporation Law.

     Under the Israeli Companies Law, an Israeli corporation may not exempt an Office Holder from liability with respect to a breach of his duty of loyalty, but may exempt in advance an Office Holder from his liability to the corporation, in whole or in part, with respect to a breach of his duty of care. See also "Comparison of Rights of rStar Stockholders and Gilat
Stockholders -- Indemnification of Officers, Directors and Others."

     Under the Israeli Companies Law, the court may under certain circumstances relate the rights and obligations of the corporation to individual members of the different corporate organs (including directors), i.e., enable a "lifting of the veil' against the directors. If a corporation carries out a prohibited distribution, as defined in the Israeli Companies Law, then every person who was a director at the time of such distribution shall be considered a director who had committed a breach of his duty of loyalty, unless he proves otherwise.

     The Gilat Articles of Association waive director liability for a breach of the duty of loyalty, to the extent permitted under the Israeli Companies Law.

FIDUCIARY DUTIES OF DIRECTORS

     Under the Delaware General Corporate Law, the duty of care requires that the directors act in an informed and deliberative manner and inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of corporate employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner that the directors reasonably believe to be in the best interests of the stockholders.

     The Israeli Companies Law describes the duty of loyalty of an Office Holder as a duty to act in good faith, to the corporation's benefit, to refrain from actions in which he/she has a conflict of interest or that compete with the corporation's business and to refrain from exploiting a business opportunity of the corporation in order to gain a benefit for himself or for another person. The duty of care is defined as an obligation of caution of an Office Holder that requires the Officer Holder to act at a level of competence at which a reasonable officer would have acted in the same position and under the same circumstances, inter alia by adopting means that are reasonable under the applicable circumstances, taking into account also the possibility to obtain information on the profitability of the act brought for his decision.

RIGHTS OF INSPECTION

     The Delaware General Corporation Law allows any stockholder of a Delaware corporation, upon written demand under oath stating the purpose of the demand to inspect, during usual business hours, for any proper purpose the corporation's stock ledger, list of stockholders, and other books and records, and to make copies or extracts of these documents and materials. A proper purpose means a purpose reasonably related to the person's interest as a stockholder.

     Under the Israeli Companies Law, a stockholder has the right to inspect the protocols of the general meeting, the stockholders' register and the register of substantial stockholders (holders of 5% or more of the corporation's outstanding share capital or of voting rights in it), the corporation's Articles of Association and financial reports, and any other document that the corporation must file with a government agency as well as documents otherwise publicly available. In addition, a stockholder may demand the right to inspect any document that relates to a corporate act or transaction that requires special approval of the stockholders (e.g., transactions with Office Holders). The corporation may refuse the demand of a stockholder if it believes that the demand was not made in good faith or that the requested documents include a trade secret or a patent, or that the disclosure of the documents is otherwise likely to have an adverse effect on the Company's situation.

INDEMNIFICATION OF OFFICERS, DIRECTORS AND OTHERS

     The Delaware General Corporation Law permits indemnification of officers, directors, employees and agents against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in proceedings, other than an action by or in the right of the corporation. The indemnified person, however, must have acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal actions, had no reasonable cause to believe that the conduct was unlawful.

     In the case of actions, by or in the right of the corporation, indemnification is limited to expenses actually and reasonably incurred, and no indemnification may be made for any claim, issue or matter as to which the person has been adjudged to be liable to the corporation, unless indemnification is otherwise authorized by a court.

     Under the Israeli Companies Law, a corporation may indemnify an Office Holder against a monetary liability imposed on him in a court decision, including in settlement or arbitration proceedings and against reasonable legal expenses in a civil proceeding or in a criminal proceeding in which the Office Holder was found to be innocent or in which he was convicted of an offense which does not require proof of a criminal intent. The indemnification of an Office Holder must be expressly allowed in the Articles of Association, under which the corporation may:

     - undertake in advance to indemnify its Office Holders with respect to categories of events that can be foreseen at the time of giving such undertaking and up to an amount determined by the board of directors to be reasonable under the circumstances, or

     - provide indemnification retroactively at amounts deemed to be reasonable by the board of directors. A corporation may also procure insurance of an Officer Holder's liability in consequence of an act performed in the scope of his office, in the following cases: (a) a breach of the duty of care of such Office Holder, (b) a breach of the duty of loyalty, only if the Office Holder acted in good faith and had reasonable grounds to believe that such act would not be detrimental to the corporation, or (c) a monetary obligation imposed on the Office Holder for the benefit of another person.

     A corporation may not indemnify an Office Holder, nor enter into an insurance contract which would provide coverage for any monetary liability incurred as a result of any of the following:

     - a breach by the Office Holder of his duty of loyalty unless the Office Holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the corporation;

     - a breach by the Office Holder of his duty of care if such breach was done intentionally or in disregard of the circumstances of the breach or its consequences;

     - any act or omission done with the intent to derive an illegal personal benefit; or

     - any fine or penalty imposed on the Office Holder.

     In addition, under the Israeli Companies Law, indemnification of, and procurement of insurance coverage for, the corporation's Office Holders must be approved by the corporation's audit committee and board of directors and, in specified circumstances, by the corporation's stockholders.

     Gilat's Articles of Association provides that Gilat may indemnify an Office Holder for a breach of duty of care to the maximum extent permitted by law, before or after the occurrence giving rise to liability. In addition, Gilat may separately agree to indemnify an Office Holder, to the maximum extent permitted by law, against any liabilities that he may incur in such capacity. However, any agreement shall be limited with respect (i) to the categories of events that can be foreseen in advance by the board of directors when authorizing such undertaking and (ii) to the amount of such indemnification as determined retroactively by the board of directors to be reasonable in the particular circumstances. Gilat's Articles of Association, nevertheless, further provide that Gilat may indemnify any past or present Office Holder, to the maximum extent permitted by applicable law, with respect to any past occurrence, regardless of whether Gilat is obligated under any agreement to indemnify such Office Holder in respect of such occurrence.

QUORUM OF STOCKHOLDERS

     Under the Delaware General Corporation Law, and unless the certificate of incorporation or by-laws provide otherwise, a quorum at a meeting of stockholders consists of a majority of shares entitled to vote present in person or represented by proxy. In no event may a quorum consist of less than one-third of shares entitled to vote at the meeting. rStar's by-laws provide that a quorum shall be a majority of the issued and outstanding stock of rStar entitled to vote at the meeting, present in person or by proxy.

     The Israeli Companies Law provides that a quorum for purposes of conducting a general meeting of stockholders shall consist of two or more stockholders present in person or by proxy representing at least 25% of the voting power, unless the Articles of Association provide otherwise. Under Gilat's Articles of Association, a quorum for purposes of conducting a general meeting of stockholders consists of two or more stockholders, present in person or by proxy representing at least 33 1/3% of the voting power of Gilat.

                                 LEGAL MATTERS

     The validity of the Gilat ordinary shares to be issued in the offer will be passed upon for Gilat by Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co., Israeli counsel to Gilat.

                                    EXPERTS

     The consolidated financial statements of Gilat incorporated in this offer to exchange/prospectus by reference to Gilat's Annual Report on Form 20-F with respect to the years ended December 31, 1998 and 1999 have been prepared in accordance with U.S. GAAP and audited by Kesselman & Kesselman, independent certified public accountants in Israel and a member of PricewaterhouseCoopers International Limited. The consolidated financial statements of Gilat incorporated in this offer to exchange/prospectus by reference to Gilat's Annual Report on Form 20-F with respect to the year ended December 31, 2000 have been prepared in accordance with U.S. GAAP and audited by Kost Forer & Gabbay, independent auditors and a member of Ernst & Young International. Such consolidated financial statements have been so included in this offer to exchange/prospectus in reliance on the reports of such independent accountants, given on their authority as experts in auditing and accounting.

     The consolidated financial statements of rStar Corporation (f/k/a ZapMe! Corporation) at December 31, 2000 and for the year then ended, incorporated herein by reference, have been audited by Grant Thornton LLP, independent auditors, and at December 31, 1999 and for each of the two years in the period ended December 31, 1999, by Ernst & Young LLP, independent auditors, as set forth in their respective reports thereon incorporated herein by reference, and are incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

                          UNAUDITED PRO FORMA COMBINED
             FINANCIAL INFORMATION OF GILAT SATELLITE NETWORKS LTD.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Gilat Satellite Networks Ltd.
     Pro Forma Condensed Consolidated Balance Sheets as of
      June 30, 2001 (unaudited).............................  F-3
     Pro Forma Condensed Consolidated Statement of
      Operations for the Six Months Ended June 30, 2001
      (unaudited)...........................................  F-4
     Pro Forma Condensed Consolidated Statement of
      Operations for the Year Ended December 31, 2000
      (unaudited)...........................................  F-5
Notes to Unaudited Pro Forma Condensed Consolidated
  Statements of Operations..................................  F-6

                        PRO FORMA FINANCIAL INFORMATION

     The following unaudited pro forma condensed consolidated statements of operations are set forth herein to give effect to the acquisition of rStar Corporation ("rStar") by Gilat Satellite Networks Ltd ("Gilat") as if such acquisition had occurred as of January 1, 2000 by combining the Statements of Operations of Gilat and the Statement of Revenues and Direct Costs and Operating Expenses of rStar for the year ended December 31, 2000 and the six-month period ended June 30, 2001. The unaudited pro forma consolidated balance sheet combines the Gilat Balance Sheet and rStar's balance sheet as if the acquisition has occurred of June 30, 2001.

     THE PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS ARE PROVIDED FOR ILLUSTRATIVE PURPOSES ONLY AND ARE NOT NECESSARILY INDICATIVE OF THE COMBINED RESULTS OF OPERATIONS THAT WOULD HAVE BEEN REPORTED ON A HISTORICAL BASIS, NOR DO THEY REPRESENT A FORECAST OF THE COMBINED FUTURE RESULTS OF OPERATIONS FOR ANY FUTURE PERIOD. ALL INFORMATION CONTAINED HEREIN SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND THE NOTES THERETO OF GILAT, WHICH HAVE BEEN INCORPORATED BY REFERENCE AND THE STATEMENTS AND NOTES THERETO OF RSTAR INCLUDED HEREIN.

                         GILAT SATELLITE NETWORKS LTD.

                         UNAUDITED PRO FORMA CONDENSED
                CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2001
                          (U.S. DOLLARS IN THOUSANDS)

                                                  GILAT
                                                SATELLITE        rSTAR
                                              NETWORKS LTD.   CORPORATION
                                                JUNE 30,       JUNE 30,      PRO FORMA       PRO FORMA
                                                  2001           2001       ADJUSTMENTS     AS ADJUSTED
                                              -------------   -----------   -----------     -----------
Current assets:
  Cash and cash equivalents.................   $   96,804       $37,778      $  (6,000)A    $  128,582
  Account receivables:
     Trade..................................      176,723            --                        176,723
     Other..................................      100,669         1,385                        102,054
  Inventory.................................      171,452            --                        171,452
                                               ----------       -------      ---------      ----------
Total current assets........................      545,648        39,163      $  (6,000)        578,811
Investments and non-current receivables:
  Restricted cash...........................        6,500           682                          7,182
  Investments in companies..................      271,375            --        (80,942)B       190,433
                                               ----------       -------      ---------      ----------
                                                  277,875           682        (80,942)        197,615
Property, plant and equipment, net..........      261,689         3,248                        264,937
Other assets and deferred charges, net......       92,131         3,055         54,708C        149,894
Goodwill and other intangibles, net.........           --            --
Net assets of discontinued operations.......           --         4,051                          4,051
                                               ----------       -------      ---------      ----------
Total assets................................   $1,177,343       $50,199        (32,234)     $1,195,308
                                               ==========       =======      =========      ==========
Liabilities and Stockholders Equity:
Current liabilities:
     Short term bank credit.................        8,782            --                          8,782
     Current maturity of long term loans....        6,239            --                          6,239
     Account payable and accruals:
     Trade..................................       78,414         2,445                         80,859
     Accrued expenses and other
       liabilities..........................       50,947         7,691                         58,638
                                               ----------       -------      ---------      ----------
Total current liabilities...................      144,382        10,136                        154,518
Convertible subordinated notes..............      350,000            --                        350,000
Accrued severance pay.......................        3,375            --                          3,375
Long term loans -- net of current
  maturities................................      125,446            --                        125,446
Other long term liabilities.................       13,526           996                         14,522
                                               ----------       -------      ---------      ----------
Total liabilities...........................      636,729        11,132                        647,861
                                               ----------       -------      ---------      ----------
Stockholders equity.........................      540,614        39,067        (32,234)D       547,447
                                               ----------       -------      ---------      ----------
Total Liabilities and stockholders equity...   $1,177,343       $50,199        (32,234)     $1,195,308
                                               ==========       =======      =========      ==========

                          GILAT SATELLITE NETWORKS LTD

                         UNAUDITED PRO FORMA CONDENSED
                      CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 2001
                          (U.S. DOLLARS IN THOUSANDS)

                                                 GILAT SATELLITE      rSTAR
                                                  NETWORKS LTD     CORPORATION
                                                   SIX MONTHS      SIX MONTHS
                                                      ENDED           ENDED
                                                    JUNE 30,        JUNE 30,      PRO FORMA     PRO FORMA
                                                      2001            2001       ADJUSTMENTS   AS ADJUSTED
                                                 ---------------   -----------   -----------   -----------
Revenues.......................................     $218,641        $     --                    $218,641
Cost revenues..................................      162,212              86                     162,298
                                                    --------        --------       ------       --------
Gross profit...................................       56,429             (86)                     56,343
                                                    --------        --------       ------       --------
Research and development costs, net............       19,988           1,524                      21,512
Selling and marketing, General and
  administrative expenses......................       75,270           4,335      5,687 K         85,292
Restructuring charges..........................        9,994              --                       9,994
                                                    --------        --------       ------       --------
Total operating expenses.......................      105,252           5,859        5,687        116,798
                                                    --------        --------       ------       --------
Operating loss.................................      (48,823)         (5,945)      (5,687)       (60,455)
Financial expenses, net........................      (13,200)           (599)        (150)E      (13,949)
Impairment of investments in other companies...       (2,000)             --                      (2,000)
                                                    --------        --------       ------       --------
Loss before taxes on income....................      (64,023)         (6,544)      (5,837)       (76,404)
Provision for income taxes.....................         (281)             --                        (281)
                                                    --------        --------       ------       --------
Loss from continuing operations................      (64,304)         (6,544)      (5,837)       (76,685)
Equity in loss of affiliate companies..........       (9,054)             --        8,802F          (252)
Loss from discontinued operation...............           --         (11,562)                    (11,562)
                                                    --------        --------       ------       --------
                                                    $(73,358)       $(18,106)       2,965       $(88,499)
                                                    ========        ========       ======       ========
Basic and diluted Pro forma net income (loss)
  per common share:
From continuing operations.....................     $  (3.14)       $  (0.14)                   $  (3.23)
From discontinued operation....................           --           (0.24)                      (0.48)
                                                    --------        --------       ------       --------
Net income (loss) per share....................     $  (3.14)       $  (0.38)                   $  (3.71)
                                                    ========        ========       ======       ========
Pro forma weighted average shares
  outstanding..................................       23,358          48,215                      23,824
                                                    ========        ========       ======       ========

                          GILAT SATELLITE NETWORKS LTD

                         UNAUDITED PRO FORMA CONDENSED
                      CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2000
                          (U.S. DOLLARS IN THOUSANDS)

                                                   GILAT
                                                 SATELLITE        rSTAR
                                                NETWORKS LTD   CORPORATION
                                                 YEAR ENDED     YEAR ENDED
                                                DECEMBER 31,   DECEMBER 31,    PRO FORMA     PRO FORMA
                                                    2000           2000       ADJUSTMENTS   AS ADJUSTED
                                                ------------   ------------   -----------   -----------
Revenues......................................    $504,562      $      --       (26,742)G     477,820
Cost revenues.................................     344,441             --       (18,544)H     325,897
                                                  --------      ---------       -------       -------
Gross profit..................................     160,121             --        (8,198)      151,923
                                                  --------      ---------       -------       -------
Research and development costs, net...........      31,272            817        10,000I       42,089
Selling and marketing, general and
  administrative expenses.....................      86,098          5,853         2,208K       94,159
                                                  --------      ---------       -------       -------
Total operating expenses......................     117,370          6,670        12,208       136,248
                                                  --------      ---------       -------       -------
Operating income (loss).......................      42,751         (6,670)      (20,406)       15,175
Financial expenses, net.......................      (1,289)          (401)         (300)       (1,990)
Impairment of investments in other
  companies...................................      (9,350)            --                      (9,350)
                                                  --------      ---------       -------       -------
Profit (loss) before taxes on income..........      32,112         (7,071)      (20,706)        4,335
Provision for income taxes....................      (2,003)            --                      (2,003)
                                                  --------      ---------       -------       -------
Income (loss) from continuing operations......      30,109         (7,071)      (20,706)        2,332
Equity in loss of affiliate companies.........        (950)            --                        (950)
Acquired in-process research and
  development.................................     (10,000)            --        10,000I           --
Minority interest in losses of a subsidiary...         276             --                         276
Loss from discontinued operation..............          --       (104,097)        7,799J      (96,298)
                                                  --------      ---------       -------       -------
Net income (loss).............................    $ 19,435      $(111,168)       (2,907)      (94,640)
                                                  ========      =========       =======       =======
Basic Pro forma net income (loss) per common
  share:
From continuing operations....................    $   0.86      $   (0.16)                       0.07
From discontinued operation...................          --          (2.40)                      (4.19)
                                                  --------      ---------       -------       -------
Net income (loss) per share...................        0.86          (2.56)                      (4.12)
                                                  ========      =========       =======       =======
Diluted Pro forma net income (loss) per common
  share:
From continuing operations....................    $   0.81      $   (0.16)                       0.07
From discontinued operation...................          --          (2.40)                      (4.19)
                                                  --------      ---------       -------       -------
Net income (loss) per share...................        0.81          (2.56)                      (4.12)
                                                  ========      =========       =======       =======
Pro forma weighted average shares outstanding
Basic.........................................      22,516         43,348                      22,982
                                                  ========      =========       =======       =======
Diluted.......................................      24,099         43,348                      22,982
                                                  ========      =========       =======       =======

                          NOTES TO UNAUDITED PRO FORMA
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Note 1. The unaudited pro forma condensed consolidated statements reflect the purchase of rStar Corporation ("rStar").

     The transaction described as follows:

     In April 2001, Gilat Satellite Networks Ltd. ("Gilat") announced a series of planned transactions, which will result in Gilat obtaining control of rStar. As described elsewhere in this offer to exchange/prospectus, Gilat exchanged $45 million dollars of debt of rStar for 19,396,552 shares of common stock, par value $0.01 per share, of rStar ("rStar Common Stock"). In accordance with the Amended and Restated Acquisition Agreement executed on September 7, 2001 (the "Acquisition Agreement"), among rStar, Gilat, and Gilat's subsidiary Gilat To Home Latin America (Holland) N.V. ("GTH Latin America), rStar will issue to GTH Latin America 43,103,448 shares of rStar Common Stock in exchange for all of the outstanding stock of StarBand Latin America (Holland) B.V. ("StarBand Latin America"), an indirect wholly-owned subsidiary of Gilat (the "Acquisition"). Prior to the closing of the Acquisition, Gilat and its subsidiaries including GTH Latin America, will transfer the StarBand Latin America business, along with the relevant assets necessary to operate the business, to StarBand Latin America. In addition, pursuant to the Acquisition Agreement, rStar will offer to exchange up to 6,315,789 shares of rStar Common Stock, in exchange for cash and Gilat ordinary shares (the "Offer," and together with the Acquisition, the "Transactions"). As described in this offer to exchange/prospectus, rStar currently does not own any Gilat ordinary shares. Gilat granted rStar an option to purchase up to 466,105 Gilat ordinary shares, in exchange for 60% of the shares of rStar Common Stock tendered in Offer. rStar will exercise this option upon closing of the Offer. Therefore, assuming that the maximum number of shares of rStar common stock are tendered in the Offer, rStar will issue 3,789,473 shares of rStar common stock to Gilat upon exercise of the option As a result, Gilat will indirectly own 85% of rStar subsequent to the completion of these Transactions. Gilat will account for the Transactions on the basis of the "purchase" method of accounting for financial reporting purposes, in accordance with generally accepted accounting principles in the United States. Accordingly, Gilat will make a determination of the fair value of rStar's assets and liabilities in order to allocate the purchase price to the assets acquired and liabilities assumed in the Transactions.

     Prior to the April 23, 2001 acquisition agreement, Gilat beneficially owned 51% of the outstanding shares of rStar Common Stock, at a cost of approximately $51 million. Gilat acquired this interest in a series of transactions from October 2000 through January 2001, however did not gain control of rStar as control was limited by legal restrictions, including the lack of an ability to appoint the majority of the Board of Directors until 2002. Based upon a preliminary valuation of tangible and intangible assets acquired, Gilat has allocated the total cost of the acquisition to rStar assets as follows (in thousands) (This allocation is for pro forma purposes only. Actual fair values will be based on financial information at the Transactions date:

                                                              JUNE 30, 2001
                                                              -------------
Intangibles assets -- assembled workforce, and goodwill.....     42,388
Existing technology.........................................     12,320
                                                                 ------
                                                                 54,708
                                                                 ======

Note 2. The unaudited pro forma condensed consolidated balance sheet and statements of operations, including the notes thereto, should be read in conjunction with the historical consolidated financial statements of Gilat and the financial statements of rStar for the indicated periods. The unaudited pro forma condensed consolidated statements of operations do not reflect activity subsequent to the periods presented and therefore does not reflect a future results nor does it anticipate cost reductions or other synergies that may result from the combination.

Note 3. Gilat's statement of operations for the year ended December 31, 2000 has been combined with rStar's statement of revenues and direct costs and operating expenses for the year ended December 31,

                          NOTES TO UNAUDITED PRO FORMA
         CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS -- (CONTINUED)

2000. Additionally, Gilat's statement of operations for the six-month period ended June 30, 2001 and balance sheet as of June 30, 2001 has been combined with rStar's statement of revenues and direct costs and operating expenses for the six-month period ended June 30, 2001.

Note 4. The unaudited pro forma net loss per share is based on the weighted average number of shares of Gilat's ordinary shares outstanding during the periods presented after giving effect to the Transactions.

Note 5. The following pro forma adjustments are reflected in the unaudited pro forma condensed combined balance sheet:

     A. Acquisition of 6,315,789 shares of rStar Common Stock in exchange for $6 million.

     B.   Elimination of Gilat's investment in rStar.

     C.   Valuation of rStar's intangible assets of $54,708.

     D. Elimination of the rStar equity accounts net of capital gain and proceeds from Gilat's issuance of 466,105 shares.

Note 6. The following pro forma adjustments are reflected in the unaudited pro forma condensed combined statements of operations:

     E. Interest expenses related to the $6 million acquisition cost of 6,315,789 shares of rStar Common Stock.

     F.   Elimination of Gilat's share in rStar's loss.

     G.   Elimination of intercompany revenues.

     H.  Elimination of intercompany cost of goods sold and services rendered.

     I. Reclassification of acquired in-process research and development of $10,000.

     J.   Elimination of intercompany profits.

     K.   Amortization of purchased intangibles assets.

     Amortization of acquired intangibles assets is calculated using the following useful lives:

Existing technologies.......................................  5 years
Goodwill....................................................  5 years

     Amortization for the year ended December 31, 2000 and for the six months ended June 30, 2001 was $2,208 and $5,687, respectively.

                              AMENDED AND RESTATED
                             ACQUISITION AGREEMENT

     This AMENDED AND RESTATED ACQUISITION AGREEMENT, dated as of September 7, 2001 (this "Agreement"), is among Gilat To Home Latin America (Holland) N.V., a Dutch corporation ("Seller"), rStar Corporation, a Delaware corporation ("Purchaser"), and Gilat Satellite Networks Ltd., an Israeli corporation, the indirect parent of Seller and an indirect majority stockholder of Purchaser ("Gilat Israel" and together with Seller, the "Gilat Parties" and each a "Gilat Party").

                                R E C I T A L S

     A. Seller, Purchaser and Gilat Israel entered into an Acquisition Agreement, dated April 23, 2001 (the "Original Acquisition Agreement"), and wish to amend and restate in its entirety the Original Acquisition Agreement and the related exhibits and schedules thereto as set forth in this Agreement and the related exhibits and schedules hereto. The amendments to the Original Acquisition Agreement reflect, among other things, Purchaser's satisfaction of its accrued obligations under the Capital Lease (as defined below) to Spacenet Inc., a Delaware corporation and the direct wholly-owned subsidiary of Gilat Israel ("Spacenet"). Under the Original Acquisition Agreement, the satisfaction of Purchaser's accrued obligations to Spacenet under the Capital Lease (the "Capital Lease Obligation") was a condition precedent to the parties' obligations to consummate the Sale (as defined below). Purchaser satisfied the Capital Lease Obligation through the issuance and delivery of 19,396,552 shares of Purchaser Stock (as defined below) to an affiliate of Spacenet on May 21, 2001, as contemplated by the Original Acquisition Agreement and pursuant to the Agreement, dated April 23, 2001, between Spacenet and Purchaser.

     B. Gilat Israel, with its global subsidiaries, is a leading provider of telecommunications solutions based on VSAT (very small aperture terminal) satellite network technology. Since its inception, Gilat Israel has invested considerable resources, including hundreds of millions of dollars and thousands of man-years, in research and development, proprietary technologies, product design and manufacturing and marketing. Gilat Israel's technology is used to deliver advanced satellite-based, end-to-end enterprise networking and rural telephony solutions to customers across six continents, as well as interactive broadband data services.

     C. Gilat Israel's joint venture, StarBand Communications Inc. ("StarBand"), is the first to market with an "always-on", two-way, broadband Internet access solution for the residential and small office and home office markets that is available virtually everywhere in North America today. StarBand offers a stand-alone Internet access service, as well as a bundled product with direct-to-home television service using a single dish at the subscriber's location. Gilat Israel and certain of its affiliates contributed to StarBand the exclusive rights for North America to its consumer two-way VSAT technology, as well as management, employees and technological expertise, including the operation of the satellite network. Through this venture, Gilat Israel and its affiliates have gained significant experience in implementing and marketing such services to consumers and small office and home office subscribers.

     D. Gilat Israel and its affiliates have also developed substantial experience in Latin America, particularly in providing satellite-based services to corporate clients operating large-scale networks. Such experience has included the obtaining of licenses to operate in the various Latin American countries, experience in the development of networks for voice and data, relationships with local partners and other relevant business experience.

     E. StarBand Latin America (Holland) B.V. has been formed as a direct wholly-owned subsidiary of Seller (the "Company"), for the purpose of leveraging such investment, experience and know-how into the Latin American market. As further described in this Agreement, Gilat Israel, Seller and their affiliates shall contribute to the Company or to the Company's subsidiaries (such contributing entities collectively referred to herein as the "Gilat Business Entities") the business as currently conducted by the Company and the non-exclusive rights in Mexico and the exclusive rights in the other Latin American countries (including, among others Brazil, Argentina, Peru, and, subject to certain restrictions, Chile) to (i) implement, operate and market broadband Internet access services and voice services to consumers and small office and home office

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

subscribers, (ii) provide a bundled product with direct-to-home television service using a single satellite dish and (iii) provide such new technologies and products related to the foregoing as Gilat Israel may in the future develop or make available to StarBand, which shall be offered to the Company and/or the Company's subsidiaries upon commercially reasonable terms via a two-way satellite-based network, together with the related assets, licenses, rights, management, employees experience and know-how (such business, related assets, licenses, rights, management, employees' experience and know-how, shall be referred to herein as the "Business").

     F. Seller wishes to sell to Purchaser, and Purchaser wishes to purchase from Seller (the "Sale"), all of the issued and outstanding shares of capital stock of the Company in exchange for the Share Consideration (as defined below), on the terms and subject to the conditions set forth in this Agreement.

     G. To further induce the parties hereto to enter into this Agreement, certain principal stockholders of Purchaser, Gilat Israel and its direct wholly-owned subsidiary, Gilat Satellite Networks (Holland) B.V. ("Gilat Holland") shall enter into a voting agreement pursuant to which they each shall agree to vote, or cause to be voted, the shares of Purchaser Stock (as defined below) beneficially owned or controlled by such stockholders in favor of the Sale and the other transactions contemplated hereby and against any competing proposal.

     H. In contemplation of the Sale, Purchaser shall make a tender offer (the "Offer") in compliance with the applicable provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulation promulgated under the Exchange Act, to purchase from its stockholders (other than Gilat Israel and its Affiliates (as defined below)) up to 6,315,789 shares of Purchaser Stock. The Offer shall be subject to this Agreement and shall immediately following the consummation of the Sale.

     NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

                                   ARTICLE I.

                              CERTAIN DEFINITIONS

     The following terms used in this Agreement shall have the meanings specified below.

     "Additional Share Consideration" has the meaning set forth in Section 2.4(e) hereof.

     "Affiliate" means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person; provided, however, that unless expressly set forth otherwise herein, officers and directors of a Party or of any corporation or other entity deemed to be an Affiliate of such Party, shall not themselves be deemed an Affiliate of such Party solely by virtue of serving as an officer or director thereof. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to vote fifty percent (50%) or more of the securities having voting power for the election of directors of such Person or to otherwise direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

     "Agreement" means this Amended and Restated Acquisition Agreement.

     "Applicable Net Income" means, for any Calculation Period, Purchaser's consolidated net income (excluding extraordinary items of gain or loss and before the amortization of goodwill and other intangible assets) generated during the applicable Calculation Period by the Business, in each case: (i) as determined in accordance with GAAP; and (ii) as reflected on audited financial statements of the Business (the "Audited Statement"): (x) audited by independent certified public accountants of recognized national standing (which

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

may be the regular auditors of Purchaser) selected Purchaser; and (y) filed by Purchaser with the SEC or otherwise publicly announced or delivered to holders of the Purchaser Stock.

     "Applicable Distribution Amount" means: (i) with respect to the First Payment Date, the First Distribution Amount and (ii) with respect to the Second Payment Date, the Second Distribution Amount.

     "Assets" has the meaning set forth in Section 4.1(h)(i)(2) hereof.

     "Audited Statement" has the meaning set forth in the definition of Applicable Net Income.

     "breaching party" has the meaning set forth in Section 11.2 hereof.

     "Business" has the meaning set forth in the recitals to this Agreement.

     "Business Contract" means any Contract by which the Assets or the Business is bound or any Contract to which any of the Gilat Business Entities is a party that is necessary to conduct the Business.

     "Business Day" means a day on which both Seller and national banks doing business in New York City are open for business.

     "Business Documentation" has the meaning set forth in Section 6.5(b) hereof.

     "Calculation Period" has the meaning set forth in Section 2.4(b) hereof.

     "Capital Lease" means the Amended and Restated Service Agreement between ZapMe! Corporation and Spacenet, dated September 30, 1999, and such products and services otherwise provided by Spacenet to the Company.

     "Capital Lease Obligation" has the meaning set forth in the recitals hereto.

     "Certificate of Waiver" has the meaning set forth in Section 2.5(b) hereof.

     "Closing" and "Closing Date" have the respective meanings given to those terms in Section 2.2 hereof.

     "Company" has the meaning set forth in the recitals to this Agreement.

     "Company Common Stock" has the meaning set forth in Section 4.1(f) hereof.

     "Company Material Adverse Effect" has the meaning set forth in Article IV hereof.

     "Company Shares" has the meaning set forth in Section 4.1(f)(i) hereof.

     "Contract" means any written or oral contract, agreement, lease, license, plan, instrument or other document, commitment, arrangement, undertaking, understanding, practice or authorization that is binding on any Person or its property under applicable Law.

     "Control of Purchaser" means the direct or indirect beneficial ownership of 51% or more of the outstanding shares of Purchaser Stock or the authority or ability to elect a majority of the members of Purchaser's board of directors.

     "Damages" means money damages determined on a dollar-for-dollar basis after giving effect to any related offset or reduction, including any tax or other benefits realized as a result of such damage. In determining any amount of Damages arising out of or by reason of any breach of warranty or covenant relating to taxes, such Damages shall be reduced by any resulting or related tax benefit for the same or a different tax period or periods.

     "Disclosure Schedule" has the meaning set forth in Section 4.1 hereof.

     "DGCL" means Delaware General Corporation Law, as amended.

     "D&O Resignations" has the meaning set forth in Section 6.1 hereof.

     "$" or "dollars" shall means and refers to United States dollars.

     "Employee Plans" has the meaning set forth in Section 4.1(k)(i) hereof.

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

     "Employees" means the employees of the Business as of the date hereto or as of the Closing Date as the context may required.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Expiration Date" has the meaning set forth in Section 2.5(d) hereof.

     "First Calculation Period" has the meaning set forth in Section 2.4(a) hereof.

     "First Distribution Amount" has the meaning set forth in the Fourth Amended and Restated Certificate of Incorporation.

     "First Payment Date" has the meaning set forth in the Fourth Amended and Restated Certificate of Incorporation.

     "Fourth Amended and Restated Certificate of Incorporation" has the meaning set forth in Section 2.5(a) hereof.

     "Fully Diluted Basis" means at any time as applied to any calculation of the number of securities of Purchaser, after giving effect to (x) all shares of Purchaser Stock issued and outstanding at the time of determination, (y) all shares of Purchaser Stock issuable upon the exercise of any option, warrants or similar right outstanding at the time of determination and (z) all shares of Purchaser Stock issuable upon the exercise of any conversion or exchange right contained in any security convertible into or exchangeable for shares of Purchaser Stock.

     "GAAP" means the accounting principles generally accepted in the United States applied on a consistent basis.

     "Gilat Business Entities" has the meaning set forth in the recitals to this Agreement.

     "Gilat Holland" has the meaning set forth in the recitals hereto.

     "Gilat Israel" has the meaning set forth in the introductory paragraph to this Agreement.

     "Gilat Material Adverse Effect" has the meaning ascribed to it in Article IV hereof.

     "Gilat Parties" has the meaning set forth in the introductory paragraph to this Agreement.

     "Gilat Registration Statement" has the meaning set forth in Section 3.3(a) hereof.

     "Government" or "Governmental" means, or refers to, (a) the government of the United States, Israel, or the Netherlands or the government of any foreign country recognized by the governments of either the United States, Israel, or the Netherlands; (b) the government of any state, province, county, municipality, city, town or district of the United States, Israel, the Netherlands or any foreign country (whose national government is so recognized); and any multi-county district; and (c) any agency, department, authority, commission, administration, court, magistrate, tribunal, arbitrator, instrumentality or political subdivision of, or within the geographical jurisdiction of, any government described in the foregoing clauses (a) and (b).

     "Indemnifiable Claims" when used in, and for purposes of, Article 8 hereof means and includes any and all direct Damages and all expenses (including, without limitation, reasonable legal and expert fees and expenses).

     "IRS" means the United States Internal Revenue Service or any successor thereto.

     "Law" means any of the following of, or issued by, any Government, in effect on or prior to the date hereof, any statute, law, act, ordinance, code, resolution, rule, regulation, order, guideline, decree, judgment, license, permit, certificate or certification, registration, concession, grant, franchise or restriction; and any published official interpretation, or ruling (whether designated as public or private, substantive or procedural).

     "Liabilities" has the meaning set forth in Section 4.1(h)(i)(3) hereof.

     "Licenses" has the meaning set forth in Section 4.1(q) hereof.

     "Lien" means any mortgage, lien, security interest, pledge, encumbrance, restriction on transferability, defect of title, charge or claim of any nature whatsoever on any property or property interest.

     "Master Agreement" has the meaning set forth in Section 4.1(h)(i)(1) hereof.

     "Maximum Distribution Amount" has the meaning set forth in the Fourth Amended and Restated Certificate of Incorporation.

     "NASD" has the meaning set forth in Section 4.1(c) hereof.

     "NASDAQ" has the meaning set forth in Section 4.1(c) hereof.

     "Offer" has the meaning set forth in the recitals hereto.

     "Offer Consideration" has the meaning set forth in Section 3.1(a) hereof.

     "Offer Documents" has the meaning set forth in Section 3.1(c) hereof.

     "Option" has the meaning set forth in Section 3.1(a) hereof.

     "Ordinary Shares" means the Ordinary Shares of Gilat Israel.

     "Party" means Purchaser, Seller or Gilat Israel, as the context requires, and "Parties" means Purchaser, Seller and Gilat Israel, collectively.

     "Penalty" means any civil or criminal penalty (including any interest thereon), fine, levy, lien, assessment, charge, monetary sanction or payment, or any payment in the nature thereof, of any kind required to be made to any Government under any Law.

     "Period" means any taxable year or any other period that is treated as a taxable year with respect to which any Tax may be imposed under any applicable statute, rule or regulation.

     "Person" means a corporation, association, partnership, limited liability company or partnership, joint venture, organization, business, individual, trust, or any other entity or organization, including a Government or any subdivision or agency thereof.

     "Principal Stockholders" has the meaning set forth in Section 3.2 hereof.

     "Proxy Statement" has the meaning set forth in Section 3.3(a) hereof.

     "Purchaser" has the meaning set forth in the introductory paragraph to this Agreement.

     "Purchaser Material Adverse Effect" has the meaning set forth in Article IV hereof.

     "Purchaser Stock" means the common stock, par value $.01, of Purchaser.

     "Purchaser's Indemnified Persons" means:

          (a) Purchaser and its current and former directors, officers, employees, agents and stockholders, and

          (b) subsequent to the Closing, the Company and its Subsidiaries, and the officers (or the persons performing the functions of officers), employees and agents of the Company and its Subsidiaries, serving as such subsequent to the Closing (but only in their capacity as such from and after the Closing).

     "Qualified Convertible Securities" has the meaning set forth in Section 2.5(d)(i)(B) hereof.

     "Qualified Public Offering" has the meaning set forth in Section 2.5(a)(ii) hereof.

     "Required Ordinary Shares" means that number of Ordinary Shares that Purchaser is required to deliver to its stockholders in order to consummate the Offer.

     "Sale" has the meaning set forth in the recitals to this Agreement.

     "SEC" has the meaning set forth in Section 3.1(c).

     "SEC Documents" has the meaning set forth in Section 3.1(c) hereof.

     "Second Calculation Period" has the meaning set forth in Section 2.4(b) hereof.

     "Second Distribution Amount" has the meaning set forth in the Fourth Amended and Restated Certificate of Incorporation.

     "Second Payment Date" has the meaning set forth in the Fourth Amended and Restated Certificate of Incorporation.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Seller" has the meaning set forth in the introductory paragraph to this Agreement.

     "Seller's Indemnified Persons" has the meaning set forth in Section 8.2(a) hereof.

     "Share Consideration" has the meaning set forth in Section 2.1 hereof.

     "Spacenet" has the meaning set forth in the recitals hereto.

     "Special Distribution" has the meaning set forth in Section 2.5(a) hereof.

     "Special Distribution Expiration Date" has the meaning set forth in Section 2.5(c)(ii) hereof.

     "StarBand" has the meaning set forth in the recitals hereto.

     "Special Committee" has the meaning set forth in Section 4.2(i) hereof.

     "State Income Tax" means all Taxes (whether denominated as franchise taxes or otherwise) measured on or by income imposed by any State of the United States of America (or any subdivision thereof).

     "Stockholder Approval" has the meaning set forth in Section 3.3(b) hereof.

     "Stockholder Meeting" has the meaning set forth in Section 3.3(b) hereof.

     "Subsidiaries" has the meaning set forth in Section 4.1(g) hereof.

     "Tax Code" means the Internal Revenue Code of 1986, as amended and as in effect from time to time, and any law that shall have been a predecessor or shall be a successor thereto.

     "Tax Return" means any report, return, information return or other information required to be supplied to a taxing authority in connection with Taxes.

     "Taxes" means all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, environmental, severance, occupation, property, sales, use, transfer, registration, value-added, license, payroll, franchise, Social Security and unemployment taxes imposed or required to be withheld by any Government or other tax of any kind whatsoever, including any interest, penalties and additions thereto, whether disputed or not.

     "Transaction Proposal" has the meaning set forth in Section 6.6(a) hereof.

     "Unsolicited Superior Proposal" has the meaning set forth in Section 6.6(b) hereof.

     "Voice Services" has the meaning set forth in Section 4.1(h)(iv) hereof.

     "Voting Agreement" has the meaning set forth in Section 3.2 hereof.

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

                                  ARTICLE II.

                        SALE AND PURCHASE OF THE SHARES

     SECTION 2.1  Sale and Purchase of the Company Shares.

     Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, the Company Shares in exchange for 43,103,448 shares of Purchaser Stock, representing the value $100 million divided by $2.32 (the "Share
Consideration").

     SECTION 2.2  Closing Date.

     The closing of the Sale (the "Closing") shall take place at the New York offices of Piper Marbury Rudnick & Wolfe LLP, located at 1251 Avenue of the Americas, New York, New York 10020-1104, as soon as practicable after the last of the conditions set forth in Section 5 hereof is fulfilled or waived (subject to applicable Law) but in no event later than the fifth Business Day thereafter, or at such other time and place and on such other date as the Parties shall mutually agree; provided, however, that, without the mutual agreement of the Parties, in no event shall the Closing occur later than November 30, 2001 (the "Closing Date").

     SECTION 2.3  Deliveries and Assignment of Right to Share Consideration.

     (a) Deliveries of Gilat Israel and Seller. Gilat Israel and Seller, as the case may be, shall deliver to Purchaser the following:

          (i) certificates representing the Company Shares, duly endorsed in blank or with stock powers duly endorsed in blank, together with such other documents as Purchaser may reasonably request to evidence the transfer to Purchaser of good title in and to the Company Shares, free and clear of any Liens (including, without limitation, confirmation of the recording of any registration required under the laws of the Company's jurisdiction of formation); and

          (ii) the other instruments or documents, as shall be required by Purchaser under Section 5.2 hereof.

     (b) Deliveries of Purchaser. Purchaser shall deliver to Seller the following:

          (i) certificates representing the Share Consideration, together with such other documents as Seller may reasonably request to evidence the transfer to Seller of good title in and to the Share Consideration, free and clear of any Liens; and

          (ii) the other instruments or documents, as shall be required by Gilat Israel and Seller, as the case may be, under Section 5.3 hereof.

     (c) Assignment of Right to Share Consideration. The Parties agree that Seller shall have the right to assign all or part of its right to the Share Consideration under Section 2.1 hereof and its rights to the delivery of the certificates representing such Share Consideration under Section 2.3(b)(i) hereof to Gilat Israel, any of its Affiliates, and/or StarBand; provided, however, that, in each such case, the assignee of all or part of the Share Consideration executes and delivers a Certificate of Waiver to Purchaser.

     SECTION 2.4  Post-Closing Share Consideration Adjustments.

     (a)  Company's Net Income for 2002-2003.

          (i) If the Company's Applicable Net Income for the period from July 1, 2002 through June 30, 2003 (inclusive) (the "First Calculation Period"), is greater than or equal to $4,100,000 but no more than $4,900,000, Purchaser shall, promptly following the determination of the Applicable Net Income for such period, issue 2,685,382 shares of Purchaser Stock to Gilat Israel.

          (ii) If the Company's Applicable Net Income for the First Calculation Period, is greater than or equal to $4,900,000, Purchaser shall, promptly following the determination of the Applicable Net Income for such period, issue 5,370,765 shares of Purchaser Stock to Gilat Israel.

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

          (iii) Anything contained in this Section 2.4(a) to the contrary notwithstanding, in the event that the Audited Statements with respect to the First Calculation Period are not filed with the SEC or otherwise publicly announced or delivered to the holders of shares of Purchaser Stock on or before December 31, 2003, no shares of Purchaser Stock shall be issued by Purchaser to Gilat Israel pursuant to this Section 2.4(a).

     (b)  Company's Net Income for 2003-2004.

          (i) If the Company's Applicable Net Income for the period from July 1, 2003 through June 30, 2004 (inclusive) (the "Second Calculation Period" and, together with the First Calculation Period, each a "Calculation Period"), is greater than or equal to $27,500,000, but no more than $33,000,000, Purchaser shall, promptly following the determination of the Applicable Net Income for such period, issue 2,685,382 shares of Purchaser Stock to Gilat Israel.

          (ii) If the Company's Applicable Net Income for the Second Calculation Period, is greater than or equal to $33,000,000, Purchaser shall, promptly following the determination of the Applicable Net Income for such period, issue 5,370,765 shares of Purchaser Stock to Gilat Israel.

          (iii) Anything contained in this Section 2.4(b) to the contrary notwithstanding, in the event that the Audited Statements with respect to the Second Calculation Period are not filed with the SEC or otherwise publicly announced or delivered to the holders of shares of Purchaser Stock on or before December 31, 2004, no shares of Purchaser Stock shall be issued by Purchaser to Gilat Israel pursuant to this Section 2.4(b).

     (c) Delivery of Additional Share Consideration. If Purchaser issues shares of Purchaser Stock to Gilat Israel pursuant to this Section 2.4 (the "Additional Share Consideration"), on the date of such issuance, Purchaser shall deliver to Gilat Israel the certificates representing the Additional Share Consideration, together with such other documents as Gilat Israel may reasonably request to evidence the transfer to Gilat Israel of good title in and to the Additional Share Consideration, free and clear of any Liens.

     (d) Assignment of Right to Additional Share Consideration. The Parties agree that Gilat Israel shall have the right to assign all or part of its right to the Additional Share Consideration under Section 2.4(a) and (b) hereof, as well as the delivery of the certificates representing the Additional Share Consideration under Section 2.4(c) hereof, to any of its Affiliates and/or StarBand.

     (e)  Termination of Obligation to Issue Additional Share
Consideration. Notwithstanding anything to the contrary set forth herein, the Parties agree that upon Purchaser's completion of a Qualified Public Offering, Purchaser shall have no further obligation to issue any Additional Share Consideration to Gilat under this Section 2.4 after the date of such Qualified Public Offering.

     SECTION 2.5  The Special Distribution.

     (a)  The Special Distribution.

          (i) In connection with the Sale and the other transactions contemplated hereby, the Parties hereby agree to amend and restate Purchaser's Third Amended and Restated Certificate of Incorporation in the form attached hereto as Exhibit 2.5 (the "Fourth Amended and Restated Certificate of Incorporation"). The proposed amendments shall (i) repeal the prohibition on Purchaser stockholder action by written consent, (ii) grant Purchaser's stockholders holding at least majority of the outstanding shares of Purchaser Stock the right to call a special meeting of stockholders, and (iii) grant Purchaser's stockholders the right to receive a cash distribution from Purchaser pursuant to Section IV.B of the Fourth Amended and Restated Certificate of Incorporation (the "Special Distribution"). Subject to the approval of the proposed amendments by the holders of a majority of the shares of Purchaser Stock, the right to the Special Distribution will attach to all of the outstanding shares of Purchaser Stock, is represented by the same certificate that represents shares of Purchaser Stock, and will entitle each holder thereof to the Special Distribution, which shall be payable to Purchaser's stockholders in the manner described in Section IV.B of the Fourth Amended and Restated Certificate of Incorporation. Purchaser's obligation to pay the Special Distribution shall expire on the date on which the Second Distribution

     Amount (as defined in the Fourth Amended and Restated Certificate of Incorporation) is distributed to holders of shares of Purchaser Stock, or on such earlier date as prescribed in Section IV.B of the Fourth Amended and Restated Certificate of Incorporation and Section 2.5(a)(ii) hereof.

          (ii) Notwithstanding anything to the contrary set forth herein, the Parties agree that upon completion of a Qualified Public Offering, Purchaser's obligation to pay the Special Distribution shall terminate and holders of shares of Purchaser Stock shall have no rights whatsoever in, to or under the First Distribution Amount, the Second Distribution Amount or the Maximum Distribution Amount. A "Qualified Public Offering" is the closing by Purchaser of a firmly underwritten public offering of Purchaser Stock raising gross proceeds to Purchaser of at least $25 million, with a price for Purchaser Stock of at least $2.32 per share; it being understood by the Parties that neither Gilat Israel nor its Affiliates shall participate in the offering.

     (b) Guaranty. For the benefit of each current and future holder of shares of Purchaser Stock (other than Gilat Israel and its Affiliates), Gilat Israel hereby agrees that, in the event that Purchaser is unable to make the Special Distribution to its stockholders pursuant to Section IV.B of the Fourth Amended and Restated Certificate of Incorporation for any reason, including, without limitation, because it has insufficient funds, not later than three (3) Business Days prior to each Payment Date, Gilat Israel will make a cash capital contribution to Purchaser to the extent and in an amount necessary for Purchaser to satisfy its obligation to make the Special Distribution under Section IV.B of the Fourth Amended and Restated Certificate of Incorporation.

     (c) Waiver of Special Distribution and Restrictions on Transfers. For the benefit of each current and future holder of shares of Purchaser Stock (other than Gilat Israel and its Affiliates), Gilat Israel and Seller, on their own behalf, and on behalf of their Affiliates, hereby:

          (i) irrevocably waive any and all claims or rights it has in, to or under the Special Distribution and, without limiting the foregoing, agree that they shall not be entitled to receive any portion of the First Distribution Amount, the Second Distribution Amount or the Maximum Distribution Amount;

          (ii) agree that prior to the earlier of (x) June 30, 2004, (y) the date on which the Maximum Distribution Amount is actually paid to the holders of shares of Purchaser Stock under Section IV.B of the Fourth Amended and Restated Certificate of Incorporation, and (z) the date on which Purchaser completes a Qualified Public Offering (such earlier date referred to herein as the "Special Distribution Expiration Date"), they shall not sell, assign or otherwise transfer any shares of Purchaser Stock held by either of them to any Person, unless, in each case such transfer constitutes a private transaction (i.e., a transaction exempt from registration under the Securities Act) and (A) the proposed-transferee agrees to hold the transferred shares of Purchaser Stock in its own name and not in "street name" and executes and delivers to Purchaser a certificate of waiver (a "Certificate of Waiver") pursuant to which the proposed-transferee agrees to be bound by the waiver and the restrictions on the transfer of shares of Purchaser Stock set forth in this Section 2.5(c) in the same manner and to the same extent as Gilat Israel, Seller and their Affiliates; (B) the certificates evidencing such shares of Purchaser Stock contain the legend required under Section 2.5(c)(iii) hereof; and (C) the transfer agent of the shares of Purchaser Stock shall be instructed (1) to maintain a register of all shares of Purchaser Stock held by Gilat Israel, Seller, their Affiliates and their permitted assignees and transferees; (2) not to pay any Special Distribution with respect to any shares of Purchaser Stock held by any of Gilat Israel, Seller, their Affiliates and their permitted assignees and transferees; and
     (3) not to register the transfer of any such shares of Purchaser Stock without first having obtained an opinion of counsel to the effect that the requirements of clause (A) above have been satisfied; and

          (iii) agree and acknowledge that the certificates representing the Purchaser Stock held by Gilat Israel, Seller and their Affiliates (as well as any certificates transferred to any transferee in accordance with clause
     (ii) above), shall bear a legend indicating the waiver and restrictions on transfer of the shares of Purchaser Stock set forth in this Section 2.5(c).

     (d)  Restrictions on New Issuances.

          (i) For the benefit of each current and future holder of shares of Purchaser Stock (other than Gilat Israel and its Affiliates), the Parties agree that (and Gilat Israel and Seller shall take all steps reasonably necessary to assure that) until the date immediately following the Special Distribution Expiration Date, Purchaser will not:

             (A) sell or issue any additional shares of Purchaser Stock (other than (1) shares of Purchaser Stock issued upon the exercise of stock options for shares of Purchaser Stock that are outstanding as of the Closing Date and (2) shares of Purchaser Stock issuable pursuant to employee stock option plans or other stock based compensation plans; provided, however, that the number of shares of Purchaser Stock that Purchaser may issue under the foregoing clause (2) shall not exceed in the aggregate 1% of the issued and outstanding shares of Purchaser Stock as of the closing of the Offer on a Fully Diluted Basis. The Parties agree that all shares of Purchaser Stock issued under clauses (1) and
        (2) of this paragraph (A) shall be entitled to the Special Distribution;

             (B) sell, issue or grant any securities convertible into or exercisable or exchangeable for shares of Purchaser Stock, in each case, except to the extent that any such securities are not convertible into or exercisable or exchangeable for shares of Purchaser Stock until the Expiration Date (the "Qualified Convertible Securities"); or

             (C) enter into any agreement that by its terms legally prohibits Purchaser from making the Special Distribution.

          (ii) Notwithstanding anything to the contrary contained herein, the Parties agree that Purchaser shall not be precluded or restricted in any way from selling, issuing or granting, as the case may be: (i) shares of Purchaser Stock or securities convertible into or exercisable or exchangeable for shares of Purchaser Stock (other than Qualified Convertible Securities) if: (A) such sale, issuance or grant constitutes a private transaction (i.e., a transaction exempt from registration under the Securities Act); (B) the proposed purchaser agrees to hold the shares of Purchaser Stock so sold, issued or granted in its own name and not in "street name;" (C) prior to such sale, issuance or grant, Purchaser receives a duly executed Certificate of Waiver from the Person who will receive such shares of Purchaser Stock or such convertible securities, as the case may be; (D) the certificates evidencing such shares contain the legend required under Section 2.5(c)(iii) hereof; and (E) the transfer agent of the shares of Purchaser Stock shall be instructed (1) to maintain a register of all shares issued by Purchaser in accordance with this
     Section 2.5(d)(ii) and the permitted assignees and transferees of such shares of Purchaser Stock; (2) not to pay any Special Distribution with respect to any shares of Purchaser Stock so issued; and (3) not to register the transfer of any such shares without first having obtained an opinion of counsel to the effect that the requirements of clause (C) of this Section 2.5(d)(ii) have been satisfied, or (ii) any class of capital stock of Purchaser other than Purchaser Stock or any securities convertible into or exercisable or exchangeable for shares of a class of capital stock of Purchaser other than Purchaser Stock.

                                  ARTICLE III.

                        THE OFFER AND OTHER TRANSACTIONS

     SECTION 3.1  Purchaser Tender Offer.

     (a) The Offer. As soon as practicable following the execution of this Agreement, Purchaser shall commence (within the meaning of Rule 14e-4(a)(4) promulgated under the Exchange Act) the Offer to purchase from its stockholders up to 6,315,789 shares of Purchaser Stock in exchange for such stockholder's pro rata share of the Offer Consideration; provided, however, that neither Gilat Israel nor any of its Affiliates shall tender its shares of Purchaser Stock in the Offer. For purposes of this Agreement, "Offer Consideration" shall mean $.95 and .0738 of an Ordinary Share for each share of Purchaser Stock validly tendered in, and not properly withdrawn from, the Offer; provided, however, that in no event shall such consideration exceed, in the aggregate, $6,000,000 (plus any amount of cash to be paid in lieu of fractional Ordinary Shares) and 466,105

Ordinary Shares. Gilat Israel shall deliver to Purchaser the Required Ordinary Shares upon Purchaser's exercise of the option granted to Purchaser pursuant to an amended and restated option agreement between Purchaser and Gilat Israel, a form of which is attached hereto as Exhibit 3.1 (the "Option"). Purchaser and Gilat Israel shall enter into the Option prior to the Closing.

     Notwithstanding any other provisions of the Offer, if mutually agreed to by Gilat Israel and Purchaser, Purchaser: (i) shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC (including, without limitation, Rule 14e-1(c) under the Exchange Act relating to Purchaser's obligation to pay for or return tendered shares of Purchaser Stock promptly after termination or withdrawal of the Offer), pay for any tendered shares; and (ii) may (x) delay the acceptance for payment of any tendered shares and (y) terminate or, subject to the terms of this Agreement, amend the Offer as to any shares not then paid for, if Gilat Israel and Purchaser mutually agree that circumstances make it inadvisable to proceed with the Offer. Purchaser may not otherwise change, modify, amend or terminate the Offer without the prior express consent of Gilat Israel, which consent shall not be unreasonably withheld.

     (b) Expiration and Consummation of the Offer. The Offer shall expire on the close of business on the Closing Date. Payment by Purchaser for all of the shares of Purchaser Stock accepted by Purchaser pursuant to the Offer shall be made immediately following the Closing; provided, however, that the Offer shall be terminated and Purchaser shall not accept for payment or, subject to any applicable rules and regulations of the federal securities laws, pay for any shares of Purchaser Stock tendered in the Offer if this Agreement is terminated or the Sale is not consummated for any reason.

     (c) Offer Documents. As soon as practicable following the execution of this Agreement, Purchaser shall prepare all necessary forms, reports, schedules, statements, and other documents (collectively, "SEC Documents") with respect to the Offer in accordance with applicable federal and state securities laws, including, without limitation, a tender offer statement on Schedule TO (the "Offer Documents"). Purchaser shall use all of its reasonable commercial efforts to file the Offer Documents with the Securities & Exchange Commission (the "SEC") and other necessary regulatory authorities as promptly as practicable following the date hereof; provided, however, that such Offer Documents shall be in form and substance reasonably satisfactory to Gilat Israel and its counsel. The Parties agree that to the extent necessary to consummate the Offer and required under applicable Law, Gilat Israel and Purchaser shall be identified as joint offerors in the Offer Documents filed with the SEC. Purchaser will take all steps reasonably necessary to cause the Offer Documents to be disseminated to its stockholders to the extent and in the manner required by applicable federal and state securities laws. If at any time prior to the consummation of the Offer any information relating to the Business, Gilat Israel, Seller or Purchaser, or any of their respective officers, directors, or Affiliates (including the officers and directors of such Affiliates), should be discovered by Gilat Israel, Seller or Purchaser which should be set forth in an amendment or supplement to the Offer Documents so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of Purchaser.

     SECTION 3.2  Voting Agreement.

     Simultaneously with the execution hereof, each of The Mortensen 2000 Family Resource Trust, The Mortensen Charitable Trust, CAVCO of North Florida, Inc., The Arnouse Charitable Trust, and Michael Arnouse (collectively, the "Principal Stockholders"), Gilat Israel and Gilat Holland shall each execute a voting agreement substantially in the form attached hereto as Exhibit 3.2 (the "Voting Agreement"), pursuant to which the parties shall agree to vote or cause to be voted, at the Stockholder Meeting, all of the shares of Purchaser Stock held by each such party in favor of the Sale and the other transactions contemplated hereby (including any increase to Purchaser's authorized capital stock, as may be required to consummate the Sale); provided, however, that the Voting Agreement shall terminate immediately upon the termination of this Agreement.

     SECTION 3.3  Proxy Statement; Form F-4 and Stockholder Meeting.

     (a) Preparation and Filing of Proxy Statement and Gilat Registration Statement. As soon as practicable following the execution of this Agreement, Purchaser shall prepare and file with the SEC a proxy statement describing the Sale and the other transactions contemplated hereby (the "Proxy Statement"); provided, however, that such Proxy Statement must be in form and substance reasonably satisfactory to Seller and its counsel. At the same time, Gilat Israel shall prepare and file its registration statement on Form F-4 (or such other appropriate form, the "Gilat Registration Statement") covering the Ordinary Shares to be issued in connection with the Offer upon exercise of the Option and shall use its commercially reasonable efforts to cause the Gilat Registration Statement to be declared effective by the SEC as promptly as practicable. Purchaser will use its commercially reasonable efforts to cause the Proxy Statement to be mailed to Purchaser's stockholders as promptly as practicable after the Gilat Registration Statement is declared effective under the Securities Act, subject to SEC review. No filing of, or amendment or supplement to, shall be made to either the Proxy Statement or the Gilat Registration Statement by either Purchaser or Gilat Israel, as the case may be, without providing the other a reasonable opportunity to review and comment thereon, each of Purchaser and Gilat Israel will advise the other, promptly after it receives notice thereof, of the time when the Gilat Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, or any request by the SEC for amendment of the Proxy Statement or the Gilat Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Closing Date any information relating to Gilat Israel, Seller or Purchaser, or any of their respective officers, directors, or Affiliates (including the officers and directors of such Affiliates), should be discovered by Gilat Israel, Seller or Purchaser which should be set forth in an amendment or supplement to the Proxy Statement or the Gilat Registration Statement, as the case may be, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of Purchaser.

     (b) Stockholder Approval. As soon as practicable following the execution of this Agreement, Purchaser shall (i) take all actions reasonably necessary in accordance with the DGCL and Purchaser's Third Amended and Restated Certificate of Incorporation and Bylaws to convene and hold a meeting of its stockholders ("Stockholder Meeting") for the purpose of obtaining the approval of a majority of its stockholders (the "Stockholder Approval") of this Agreement, the Sale, and the other transactions contemplated hereby (including any increase to Purchaser's authorized capital stock, as may be required to consummate the
Sale); and (ii) through its Board of Directors, recommend to its stockholders the approval and adoption of this Agreement, and subject to the satisfaction of the conditions set forth herein, the Sale and the other transactions contemplated hereby (including any increase to Purchaser's authorized capital stock, as may be required to consummate the Sale). Notwithstanding anything to the contrary set forth herein, if the Gilat Registration Statement has not been declared effective by the SEC prior to the date of the Stockholder Meeting, Purchaser agrees to take such action, in accordance with the DGCL and Purchaser's Third Amended and Restated Certificate of Incorporation and Bylaws, to properly adjourn such Stockholder Meeting until such time as the Gilat Registration Statement has been declared effective by the SEC.

     SECTION 3.4  Financial Information of the Business.

     The Gilat Parties shall timely prepare, or shall cause to be timely prepared, as promptly as practicable, and cause to be delivered to Purchaser a balance sheet, income statement and such other financial statements for the Business to the extent and in the form and manner required by the applicable federal securities laws to be filed with the SEC or otherwise disclosed in the Proxy Statement, the Gilat Registration Statement or the Offer Documents, as the case may be, in order to consummate the Sale and the other transactions contemplated hereby.

                                  ARTICLE IV.

                         REPRESENTATIONS AND WARRANTIES

     In this Agreement, any reference to: (i) a "Company Material Adverse Effect" shall mean any event, change or effect that fundamentally and adversely affects the ability of the Company and its Subsidiaries, taken as a whole, to own the Assets and operate the Business or otherwise materially and adversely effects the financial condition of the Company or the Business as reflected on the pro forma consolidated statements included in the Proxy Statement that give effect to the Sale; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (a) any failure by the Company to meet internal projections or forecasts or published revenue or earnings predictions for any period ending on or after the date of this Agreement; (b) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting the industries in which the Company participates, the U.S. economy as a whole, or foreign economies in any locations where Company or any of its Subsidiaries has material operations or sales; (c) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to any change in GAAP or any change in applicable Laws or the interpretation thereof; or (d) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to actions required to be taken under applicable Laws (other than the adoption of Laws which prevent the Company from conducting the Business generally); (ii) "Purchaser Material Adverse Effect" shall mean any event, change or effect that is materially adverse to the financial condition, properties, assets (including intangible assets), liabilities (including contingent liabilities), business, operations or results of operations of Purchaser and its subsidiaries, taken as a whole; and (iii) "Gilat Material Adverse Effect" shall mean any event, change or effect that is materially adverse to the financial condition, properties, assets (including intangible assets), liabilities (including contingent liabilities), business, operations or results of operations of Gilat Israel and its subsidiaries, taken as a whole. Notwithstanding the foregoing, with respect to each of the Parties and after the date hereof, (i) changes or effects which are primarily and directly caused by the execution and delivery of this Agreement or the announcement of the transactions contemplated hereby and (ii) changes in the market price or trading volume of a Parties' publicly traded securities, shall not constitute a Company Material Adverse Effect, Purchaser Material Adverse Effect or Gilat Material Adverse Effect, as the case may be (it being understood that in any controversy concerning the applicability of this proviso, the Party claiming the benefit of this proviso shall have the burden of proof with respect to the elements of such proviso).

     In this Agreement, the words "aware," "knowledge" or similar words, expressions or phrases with respect to a Party means such Party's actual knowledge after reasonable inquiry of officers and directors of such Party and its subsidiaries reasonably believed to have knowledge of the relevant matters.

     SECTION 4.1  Representations and Warranties of the Gilat Parties.

     Gilat Israel and Seller, jointly and severally, represent and warrant to Purchaser that, except as set forth in the Disclosure Schedule delivered by Gilat Israel and Seller to Purchaser immediately prior to the execution and delivery of this Agreement (the "Disclosure Schedule"), the statements contained in Section 4.1 are true and correct. Reference to any Section in the Disclosure Schedule shall be deemed to be a reference to all other Sections in the Disclosure Schedule.

          (a)  Organization; Standing and Authorization of the Gilat
     Parties. Each of Gilat Parties is an entity duly organized and validly existing and in good standing under laws of the jurisdiction of its incorporation. Seller is a direct wholly-owned subsidiary of Gilat To Home Latin American (Netherlands Antilles) N.V., which is a 97.5% controlled subsidiary of Gilat Holland. Gilat Holland is the direct, wholly-owned subsidiary of Gilat Israel. Each of the Gilat Parties has the full power and authority to own and operate its properties and to carry on its businesses as now conducted. Each of the Gilat Parties has the power and authority to enter into this Agreement and to perform its obligations hereunder and all such action has been duly and validly authorized by all necessary corporate action and proceedings. This Agreement has been duly and validly authorized, executed and delivered by each of the Gilat Parties, and constitutes a valid and binding agreement of such each Gilat Party, enforceable against such Gilat Party in accordance with its terms.

          (b) Organization; Standing and Certain Actions of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Netherlands and will be a direct wholly-owned subsidiary of Seller. On or prior to the Closing, the Company and its Subsidiaries, taken as a whole, shall own all of the Assets free and clear of any Liens and shall have full and complete rights, authority and power to operate and conduct the Business. As of the Closing, the Company will conduct no business other than the Business.

          (c) Consents; Filings. No filing or registration with, no notification to, and no permit, authorization, consent or approval of, any Governmental entity (including, without limitation, any federal, state or local regulatory authority or agency) is required to be obtained or made by any of the Gilat Parties or the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except as will be obtained prior to the Closing Date and except (i) as required by (A) the Securities Act and the Exchange Act,
     (B) state securities or "blue sky" laws and (C) the National Association of Securities Dealers, Inc. ("NASD") or the Nasdaq National Market ("NASDAQ"), and (ii) such other filings, registrations, notifications, permits, authorizations, consents or approvals the failure of which to be obtained, made or given would not, individually or in the aggregate, either have a Company Material Adverse Effect, a Gilat Material Adverse Effect or an adverse affect upon the ability of the Gilat Parties to consummate the transactions contemplated hereby.

          (d)  Effect of Agreements; Conflicts.

          The execution, delivery and performance by the Gilat Parties of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate, conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws, or similar organizational instruments of, the Gilat Parties or the Company, (ii) except to the extent waived or consented to prior to the Closing Date, violate, conflict with, or result in a breach of any provision of, require any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets of the Gilat Parties or the Company under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or a material Contract or other material instrument or obligation to which (x) a Gilat Party is, or the Company as of the Closing will be, a party or (y) by which a Gilat Party is, or the Company as of the Closing will be, bound, or (z) to which a Gilat Party or the Company, or any of its properties or assets, may be subject, (iii) violate any judgment, ruling, order, writ, injunction, determination, award, decree, statute, ordinance, rule or regulation applicable to a Gilat Party or the Company, or any of its properties or assets, or (iv) cause the suspension or revocation of any authorization, consent, approval or license obtained by or on behalf of a Gilat Party or the Company, which violations, conflicts, breaches, defaults, terminations, accelerations, liens, encumbrances, suspensions or revocations, or which consents, approvals or notices the failure to obtain or give, would, in the case of clauses (ii), (iii) and (iv), individually or in the aggregate, be reasonably expected to result in a Company Material Adverse Effect.

          (e)  Litigation and Compliance.

             (i) Except as disclosed in SEC Documents filed by Gilat Israel, there are no actions, suits or proceedings of any kind pending against, or to the knowledge of the Gilat Parties, threatened against any of the Gilat Parties before any court, Governmental or regulatory agency, body, commission or any arbitrator that (A) questions or calls into question the validity of this Agreement, (B) involves or arises out of the Business or the Assets (except for such actions, suits or proceedings that would not be reasonably expected to result in material liability to either one or both of the Company or the Business), (C) may reasonably be expected to have a Company Material Adverse Effect, a Gilat Material Adverse Effect or an adverse effect upon the ability of the Gilat Parties to effect the transactions contemplated hereby, or (D) would reasonably be expected to result in material liability to either one or both of the Company or the Business after the Closing Date.

             (ii) Each of the Gilat Business Entities is in substantial compliance with, and is not in default or violation in any respect under, any Law applicable to the Business or its respective business which noncompliance, default or violation would be reasonably expected to result in a Company Material Adverse Effect, and to the knowledge of the Gilat Parties, no such default or violation has been alleged.

          (f) Capitalization of the Company; Validity of Company Shares and Ordinary Shares.

             (i) As of the Closing, the authorized capital stock of the Company will consist of 100,000,000 shares of common stock, par value EUR .01 (the "Company Common Stock") of which 60,000,000 shares will be issued and outstanding (the "Company Shares"). As of the Closing, Seller will be the sole record and beneficial owner of all of the Company Shares free and clear of any Liens.

             (ii) As of the Closing, all of the Company Shares will be validly issued, fully paid, non-assessable and, with respect to this transaction, free of any preemptive rights or similar rights created by statute, the Articles of Incorporation or Bylaws or similar organizational instruments of the Company or any agreement to which the Company will be a party or by which the Company will be bound. Upon the Closing, Purchaser shall acquire the Company Shares free and clear of all Liens.

             (iii) As of the Closing, except as set forth in Section 4.1(f)(iii) of the Disclosure Schedule, the Company will not have any commitments to issue or sell any shares of its capital stock or any options, warrants or other rights to purchase or subscribe for, or securities or obligations convertible into, exchangeable for or measured by the market price or value of, or giving any Person any right to acquire from the Company, any shares of its capital stock, and no such options, warrants or other rights or securities or obligations will be outstanding. As of the Closing, the Company Shares will not be subject to, and the Company Shares will not be issued in violation of, any preemptive rights (with respect to this transaction only), shareholders agreements or rights of first refusal by or with the Company or Seller.

             (iv) All of the Ordinary Shares to be issued upon exercise of the Option will be validly issued, fully paid, non-assessable and free of any preemptive rights or similar rights created by statute, the Articles of Association and Memorandum of Association or similar organizational instruments of Gilat Israel or any agreement to which Gilat Israel is a party or by which Gilat Israel is bound. Upon issuance of such Ordinary Shares to Purchaser's stockholders upon the consummation of the Offer, such stockholders will acquire the Ordinary Shares free and clear of all Liens.

          (g)  Subsidiaries of the Company and the Gilat Business Entities.

             (i) On or prior to the Closing, the Gilat Parties shall transfer, or cause to be transferred, to the Company all ownership interests in any entities formed by a Gilat Party exclusively to conduct the Business, as well as in Gilat To Home Brasil Holdings Ltda. Such entities shall be on or prior to the Closing subsidiaries of the Company. The Gilat Parties shall deliver to Purchaser on the Closing a true and correct list of the names of such subsidiaries (the "Subsidiaries") and their respective jurisdictions of organization. Except for the Subsidiaries, as of the Closing, the Company will not own any interest, direct or indirect, and will not have any commitment to purchase any interest, direct or indirect, in any other corporation, partnership, limited liability company, joint venture or other enterprise. Each of the Subsidiaries will be duly organized and validly existing and in good standing under the laws of the jurisdiction of its incorporation, with full power and authority to own and operate its properties and to carry on its businesses as now conducted.

             (ii) Section 4.1(g)(ii) of the Disclosure Schedule sets forth a true and complete list of all of the Gilat Business Entities (other than the Gilat Parties) and their respective jurisdictions of organization. Each such Gilat Business Entities is duly organized and validly existing and in good standing under the laws of the jurisdiction of its incorporation, with full power and authority to own and operate its properties and to carry on its businesses as now conducted.

          (h) Master Agreement; Assets and Liabilities of the Company; Entire Business.

             (i)  On or prior to the Closing Date, the Company shall:

                (1) have entered into a Master Agreement with Gilat Israel, substantially in the form attached hereto as Exhibit 4.1(h) (the "Master Agreement"), pursuant to which, among other things, the Company either directly or indirectly through the Subsidiaries, shall be granted the non-exclusive right to operate the Business in Mexico and the exclusive right to operate the Business in the other Latin American countries (subject to the limitations contained therein with respect to Chile);

                (2) have all right, title and interest in, to and under the assets of the Business, including the Business Contracts described in
           Section 4.1(l) hereof, each as set forth on Section 4.1(h)(i)(2) of the Disclosure Schedule (the "Assets"); and

                (3) have assumed all of the liabilities of the Business (the "Liabilities") including the material Liabilities set forth on
           Section 4.1(h)(i)(3) of the Disclosure Schedule. For purposes of this Agreement and the Disclosure Schedules, material Liabilities shall mean Liabilities that exceed $100,000 individually or $1 million in the aggregate.

             (ii) None of the Company, the Subsidiaries or the Business as of the Closing will be subject to or have any obligation with respect to any obligation or liability of any kind whatsoever, whether accrued, absolute, contingent, determined, determinable or otherwise that has a value of $100,000 or more other than the material Liabilities listed on
        Section 4.1(h)(i)(3) of the Disclosure Schedule.

             (iii) The Assets, together with the commitments of the Gilat Parties under the Master Agreement, as of the Closing, will constitute all of the assets of the Company and the Subsidiaries. Except as set forth on Section 4.1(h)(iii) of the Disclosure Schedule, the Assets, together with the commitments of the Gilat Parties under the Master Agreement, constitute all of the assets, of any kind or nature whatsoever, of any of the Gilat Business Entities used, or intended to be used, in the conduct of the Business.

             (iv) Except as set forth on Schedule 4.1(h)(iv), the Assets, together with the commitments of the Gilat Parties under the Master Agreement, constitute all of the assets reasonably necessary to, immediately following the Closing, operate the Business, including voice services related to the Business ("Voice Services"), as currently conducted and (y) no portion of the Business is conducted by any Person other than the Gilat Business Entities and Comunicacion y Telefonia Rural S.A., Servicios Rural S.A., Servicios Rurales de Telecomuncaciones S.A., CTR Holdings Ltd. and Rural Telecomunications Chile S.A., which conduct certain telephony services in Chile.

             (v) As of the Closing Date, revenues generated from Voice Services will have as of the Closing Date a positive contribution to the net income of the Business. Also, as of the Closing Date, the value of the Assets shall exceed the value of the Liabilities as they would be reflected on a balance sheet of the Company, dated the Closing Date, and prepared in accordance with GAAP.

          (i)  Title and Condition of Assets; Leases.

             (i) The Gilat Business Entities, taken as a whole, have, and the Company and its Subsidiaries, taken as a whole, as of the Closing Date, will have good title in all of the Assets and, with respect to the tangible Assets, marketable title, free and clear of material Liens, other than the material Liens set forth in Section 4.1(h)(i)(2) of the Disclosure Schedule described above.

             (ii) The tangible Assets are in good working condition, order and repair, suitable for the purpose for which they are used, ordinary wear and tear excepted.

             (iii) Except as otherwise set forth in Section 4.1(h)(i)(2) of the Disclosure Schedule, as of the Closing Date, all of the Assets will be owned by the Company or one of the Subsidiaries and none of the Gilat Business Entities will have any interest in such Assets after the Closing Date.

             (iv) All of the real properties and assets purported to be leased by the Company and its Subsidiaries as of the Closing are subject to valid leases that are in full force and effect, and there does not exist, and the transactions contemplated hereby will not result in any default or event that with notice or the lapse of time, or both or otherwise, would constitute a default under any such leases. All required consents to transfer such leases, or to sub-lease the real properties and assets subject to such lease, to the Company or a Subsidiary, as the case may be, on or prior to the Closing will have been obtained.

          (j) Taxes. Except as set forth on Section 4.1(j) of the Disclosure Schedule, and with respect to the Subsidiaries to the best knowledge of the Gilat Parties:

             (i) Seller and the Company and its Subsidiaries have filed or caused to be filed all material Tax Returns required to have been filed on or before the Closing Date, and all information set forth on such Tax Returns is true, accurate and complete in all material respects;

             (ii) Seller and the Company and its Subsidiaries have paid or made adequate provision for all material Taxes due and payable by the Company and its Subsidiaries on or before the Closing Date;

             (iii) There are no material unpaid Taxes payable by Seller or the Company, and its Subsidiaries or by any other Person that could result in any material liability to Purchaser;

             (iv) There is no current or pending audit, examination, administrative or judicial proceeding, or deficiency or refund litigation with respect to any Taxes of or Tax Returns filed by Seller or the Company or its Subsidiaries, nor has any taxing authority filed or asserted in writing any claim for the assessment of any unpaid Tax against or with respect to Seller or the Company or its Subsidiaries;

             (v) Seller and the Company or its Subsidiaries are in material compliance with all applicable Tax information reporting and Tax withholding requirements;

             (vi) Seller and the Company and its Subsidiaries have collected or withheld all amounts required to be collected or withheld by them with respect to any Taxes, and all such amounts have been paid to the appropriate governmental agencies or set aside in appropriate accounts for future payment when due; and

             (vii) Seller's, the Company's, and the Company's Subsidiaries' financial statements fully and properly reflect, as of their respective dates, the material liabilities of Seller, the Company, and its Subsidiaries, respectively, for all Taxes.

          For purposes of this Section 4.1(j), the term "material" shall mean an amount of $100,000 or more.

          (k)  Employee Benefits; ERISA.

             (i) Seller has previously made available (or will make available to Purchaser prior to the Closing Date upon request by Purchaser) true and complete copies or accurate summaries of all Employee Plans. For purposes of this Agreement, "Employee Plans" means all tax-qualified pension, deferred compensation, stock option, stock purchase, and bonus or group insurance contracts and all other employee benefit plans, policies or programs maintained for the benefit of the Employees.

             (ii) The Employee Plans, to the extent subject to ERISA, are in compliance with ERISA and other relevant employment related Laws, except to the extent any such noncompliance would not result in a material liability to the Company or the Business after the Closing Date. There are no unfunded obligations relating to periods prior to the Closing with respect to any Employee Plan. Each Employee Plan which is an "employee pension benefit plan" within the meeting of Section 3(2) of ERISA and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service with respect to "TRA" (as defined in Section 1 of Rev. Proc. 93-39) and neither Gilat Israel nor Seller is aware of any circumstances likely to result in a revocation of any such favorable determination letter. There is no pending or threatened litigation relating to the Employee Plans that involves any Employee or that would result in a material liability to the Company after the Closing Date. None of the Gilat Parties or the Company or its Subsidiaries has engaged in a transaction with respect to any Employee Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company to a Tax or Penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material. Employment Matters. Section 4.1(h)(ii)(3) of the Disclosure Schedule described above, sets forth a true and complete list of the number of employees that will be transferred to the Company on or prior to the Closing and their current positions with a Gilat Business Entity. There are currently no obligations to such employees other than salaries, customary benefits and the options described on Section 4.1(f)(iii) of the Disclosure Schedule. Each of the Gilat Parties is, and the Company and its Subsidiaries as of the Closing will be, in compliance in all material respects with all applicable Laws respecting employment, health and employment practices, terms and conditions of employment, wages, hours and occupational safety, and discrimination in employment and none of the Gilat Parties is, and the Company and its Subsidiaries as of the Closing will not be, engaged in any unfair labor practice, where the failure to be in compliance (individually or in the aggregate) could have a Company Material Adverse Effect or could reasonably be expected to result in the imposition upon the Company after the Closing Date of any material Penalty, liability, payment or obligation. There is no labor strike, slowdown or stoppage pending (or, to the knowledge of the Gilat Parties, any labor strike or stoppage threatened) against or affecting the Business after the Closing Date. To the knowledge of the Gilat Parties, no petition for certification has been filed and is pending before the National Labor Relations Board or any similar international regulatory entity with respect to any Employees. None of the Employees are, nor will they be as of the Closing Date, represented by any labor union or covered by any collective bargaining agreement.

          (l)  Business Contracts.

             (i) Section 4.1(h)(i)(2) and 4.1(h)(i)(3) of the Disclosure Schedule sets forth (x) all Business Contracts to which the Company and the Subsidiaries are a party or by which any of the Assets or the Business are bound or subject and (y) all of the Business Contracts which will be transferred to the Company or a Subsidiary on or prior to the Closing, in each case, except for those Business Contracts having a total value of less than $100,000. Except as set forth on Section 4.1(h)(i)(2) and 4.1(h)(i)(3) of the Disclosure Schedule, neither the Business nor the Assets are subject to or bound by any Contract having a value greater than or equal to $100,000, which is a:

                (1)  lease of real property or personal property;

                (2)  license agreement;

                (3)  employment or non-competition agreement;

                (4) agreement or other arrangement for the sale of goods or services to any Government or Governmental authority;

                (5) agreement with any distributor, dealer, sales agent or representative;

                (6) agreement with any manufacturer, supplier or customer with respect to discounts or allowances or extended payment terms;

                (7)  joint venture or partnership agreement;

                (8) agreement guaranteeing, indemnifying or creating liability for the obligations or liabilities of another;

                (9)  agreement for the borrowing or lending of money;

                (10) agreement with any bank, finance company or similar organization which acquires accounts receivable or contracts for the sale or merchandise on credit;

                (11) agreement granting to any Person a Lien on any property or asset;

                (12) agreement for the construction or modification of any building or structure or for the incurrence of any other capital expenditure in excess of $50,000; or

                (13) agreement which is material to the operation of the Business.

             (ii) Except as provided for in the Master Agreement and the master agreement between Gilat and StarBand, neither the Business nor the Assets is subject to or bound by any contract which is an agreement which will restrict any one or more of Purchaser, the Company and the Subsidiaries from conducting the Business in any manner anywhere in the world after the Closing.

             (iii) All Business Contracts are valid and in full force and effect and constitute the legal, valid and binding obligations of the relevant Gilat Business Entity and, to the knowledge of the Gilat Parties, of the other parties thereto. There are no existing defaults by the Gilat Business Entities to any such Business Contracts and, to the knowledge of the relevant Gilat Parties, of the other parties thereto and no event, act or omission has occurred that would result in a default thereunder.

             (iv) On or prior to the Closing Date, the Gilat Parties shall, or shall cause the relevant the Gilat Business Entities to, assign and transfer all Business Contracts listed in Section 4.1(h)(i)(2) and 4.1(h)(i)(3) of the Disclosure Schedule, to the Company effective as of the Closing Date, at which time such Business Contracts shall constitute legal, valid and binding obligations of the Company or a Subsidiary, as the case may be, enforceable in accordance with their respective terms. Except as otherwise set forth in Sections 4.1(h)(i)(2) and 4.1(h)(i)(3) of the Disclosure Schedule, any and all consents and novations necessary to transfer and assign the Business Contracts to the Company or a Subsidiary, as the case may be, shall have been obtained on or prior to the Closing.

          (m)  Intellectual Property.

             (i) The Gilat Business Entities own or have the right to use all Intellectual Property necessary for the conduct of the Business. None of the Intellectual Property infringes or violates the intellectual property rights of any third parties. The Gilat Business Entities have not received any written or verbal communication alleging that they have been or may be engaged in, liable for or contributing to any infringement, nor do any of the Gilat Business Entities have knowledge that any such communication will be forthcoming. There is, to the knowledge of the Gilat Business Entities, no unauthorized use, exercise, exploitation, disclosure, infringement or misappropriation of any of the Intellectual Property by any third party, including, without limitation, any employee or former employee of any of the Gilat Business Entities. The Intellectual Property is not subject to any outstanding order, judgment, decree, stipulation or agreement restricting in any manner the ownership or licensing thereof by Purchaser. On or prior to the Closing Date, pursuant to the Master Agreement or otherwise, the Company or a Subsidiary, as the case may be, shall own or have the right to use all of the Intellectual Property necessary for the conduct of the Business.

             (ii) All of the Licensed Intellectual Property is licensed pursuant to valid written agreements, enforceable in accordance with their terms.

             (iii)  For purposes of this Section 4.1(n):

                (1) "Copyrights" shall mean, as used in the Business, all registered and unregistered copyrights and applications for copyright registration in every country of the world;

                (2) "Intellectual Property" shall mean Patents, Trademarks, Copyrights and Know-How, including Licensed Intellectual Property;

                (3) "Know-How" shall mean, as used in the Business, technical information, trade secrets, inventions, processes, specifications, manuals, reports, documents, drawings, procedures, processes, devices, software and source code, software documentation, flow charts, recording media, research and development data, notebooks, marketing information, customer lists, database rights, other tangible embodiments of information and proprietary rights other than Copyrights, Patents and Trademarks, in every country of the world;

                (4) "Licensed Intellectual Property" shall mean all intellectual property owned by third parties and licensed to any Gilat Business Entity and used in the Business;

                (5) "Patents" shall mean all utility and design patents and patent applications (including any divisions, continuations, continuations-in-part, reexaminations, extensions, renewals or reissues thereof), design, design registrations, utility models used in the Business and any similar rights and applications therefor, in every country of the world; and

                (6) "Trademarks" shall mean all registered and unregistered trademarks, service marks, trade dress, trade names, fictitious business names, internet domain names, or other similar names used in the Business and applications for registration of any of the foregoing, in every country of the world.

          (n) Environmental Matters. Except as set forth in Section 4.1(o) of the Disclosure Schedule and except as would not result in a Company Material Adverse Effect:

             (i) Each of the Gilat Parties has, and the Company and its Subsidiaries as of the Closing will have, obtained all Environmental Permits and all licenses and other authorizations and made all registrations and given all notifications that are required to conduct the Business under any applicable Environmental Law.

             (ii) To the knowledge of the Gilat Parties, there is no Environmental Claim pending against the Gilat Parties or the Company and its Subsidiaries under an Environmental Law that would result in material liability to the Company after the Closing Date.

             (iii) Each of the Gilat Parties is, and the Company and its Subsidiaries as of the Closing will be, in compliance with (A) all terms and conditions of their Environmental Permits and (B) all applicable Environmental Laws.

             (iv) None of the Gilat Parties generate, treat, store, transport, discharge, dispose of or release any Hazardous Materials on or from any property now or previously owned, leased or used by the Gilat Parties or that will be owned, leased or used by the Company and its Subsidiaries after the Closing.

             (v)  For purposes of Section 4.1(o):

                (1) "Environment" shall mean any surface water, ground water, or drinking water supply, land surface or subsurface strata, or ambient air and includes, without limitation, any indoor location;

                (2) "Environmental Claim" means any written notice or written claim by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, Governmental costs, or harm, injuries or damages to any Person, property or natural resources, and any fines or penalties) arising out of, based upon, resulting from or relating to (A) the emission, discharge, disposal or other release or threatened release in or into the Environment of any Hazardous Materials or (B) circumstances forming the basis of any violation, or alleged violation, of any applicable Environmental Law;

                (3) "Environmental Laws" means any federal, state, and local laws, codes, and regulations as now or previously in effect relating to pollution, the protection of human health, the protection of the Environment or the emission, discharge, disposal or other release or threatened release of Hazardous Materials in or into the Environment;

                (4) "Environmental Permit" shall mean a permit, identification number, license or other written authorization required under any applicable Environmental Law; and

                (5) "Hazardous Materials" shall mean all pollutants, contaminants, or chemical, hazardous or toxic materials, substances, constituents or wastes, including, without limitation, asbestos or asbestos-containing materials, polychlorinated biphenyls and petroleum, oil, or petroleum or oil derivatives or constituents, including, without limitation, crude oil or any fraction thereof.

          (o)  SEC Documents; Gilat Registration Statement; Filing Status.

             (i) Gilat Israel has filed all SEC Documents required to be filed by it since January 1, 2000 with the SEC, each of which complied when filed in all material respects with all applicable requirements of the Securities Act and the Exchange Act and do not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since the date of Gilat Israel's Annual Report on Form 20F for the year ended January 1, 1999, Gilat Israel has not had any Gilat Material Adverse Effect.

             (ii) None of the information supplied or to be supplied by or on behalf of Gilat Israel expressly for inclusion or incorporation by reference in the definitive form of the Gilat Registration Statement to be filed with the SEC or mailed to Purchaser's stockholders will at the dates mailed to Purchasers' stockholders and filed with the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Gilat Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated thereunder except that no representation is made by Gilat Israel with respect to information relating to or supplied by Purchaser or its Affiliates (excluding Gilat Israel and its officers and directors, but including the officers and directors of Purchaser and its other Affiliates).

             (iii) Gilat Israel is a "foreign private issuer" as that term is defined in Rule 3b-4 under the Exchange Act.

          (p) No Broker. Except for Morgan Stanley Dean Witter & Co., whose fees will be paid solely by Seller, neither Gilat Israel nor Seller has employed or retained any broker, consultant or other intermediary in connection with the transactions contemplated hereby who would be entitled to a broker's, finder's or similar fee or commission in connection therewith.

          (q) Licenses. On or prior to the Closing, the Company will have, or have the benefit of, all licenses, approvals, authorizations, consents, franchises, orders or other permits of all Governmental or regulatory agencies, whether federal, state, local or foreign, and of any third parties (where applicable), necessary for the operation of the Business as currently conducted (collectively, the "Licenses"); provided, however, that in the event that any License cannot be transferred or otherwise assigned to the Company or one of its Subsidiaries on or prior to Closing (either as a result of prohibitions under applicable Law or under existing terms and conditions of any Business Contracts), the Gilat Parties shall take all actions reasonably necessary to ensure that, without any cost or expense to the Company, the Company has the benefit of such non-transferable License on or prior to the Closing to the extent necessary to operate the Business as currently conducted. All Licenses will be in full force and effect as of the Closing.

     SECTION 4.2  Representations and Warranties of Purchaser.

     Purchaser hereby represents and warrants to Seller and Gilat Israel as follows:

          (a) Organization and Authorization. Purchaser is a corporation duly incorporated, validly existing and in good standing under laws of the State of Delaware and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where it is required to be so qualified by the conduct of its business or the nature of its assets. Purchaser has the full power and authority to own and operate its properties and to carry on its business as now conducted. Purchaser has the power and authority to enter into this Agreement and to perform the obligations hereunder and all such action has been duly and validly authorized by all necessary corporate proceedings, subject to Sections 5.1(a) and (d) hereof. This Agreement has been duly and validly authorized, executed and delivered by Purchaser and constitutes a valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms.

          (b) Consents; Filings. No filing or registration with, notification to and no permit, authorization, consent or approval of any Governmental entity is required by Purchaser or any of Purchaser's subsidiaries in connection with the execution and delivery of this Agreement or the consummation by Purchaser of the transactions contemplated hereby, except as set forth in Schedule 4.2(b) hereto and except: (i) as required by (A) the Securities Act and the Exchange Act, (B) state securities or "blue sky" laws, and (C) the NASDAQ and (ii) such other filings, registrations, notifications, permits, authorizations, consents or approvals the failure of which to be obtained, made or given would not, individually or in the aggregate, materially impair Purchaser's ability to consummate the transactions contemplated hereby.

          (c)  Litigation and Compliance.

             (i) As of the date hereof, except as disclosed in Purchaser's SEC Documents, there are no actions, suits or proceedings of any kind pending against, or to Purchaser's knowledge, threatened against Purchaser or any of its Affiliates (excluding the Gilat Business Entities and their respective officers and directors, but including the officers and directors of Purchaser and its other Affiliates) before any court, Governmental or regulatory agency, body, commission or any arbitrator that (A) questions or calls into question the validity of this Agreement or (B) that may reasonably be expected to have a Purchaser Material Adverse Effect or an adverse effect upon the ability of Purchaser to effect the transactions contemplated hereby.

             (ii) Each of Purchaser and its subsidiaries is in substantial compliance with, and is not in default or violation in any respect under, any Law applicable to its business which noncompliance, default or violation would be reasonably expected to have a Purchaser Material Adverse Effect, and to the knowledge of Purchaser, no such default or violation has been alleged.

          (d) Effect of Agreements; Conflicts. The execution, delivery and performance by Purchaser of this Agreement and the consummation of the transactions contemplated hereby, do not and will not (i) violate, conflict with or result in a breach of any provision of its Articles of Incorporation or Bylaws, (ii) violate, conflict with, or result in a breach of any provision of, require any consent, approval or notice under, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) or result in a right of termination or acceleration under, or result in the creation of any Lien upon, any of the properties or assets of Purchaser under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or a material Contract or other material instrument or obligation to which Purchaser is a party or by which Purchaser is bound or to which Purchaser, or any of its properties or assets, may be subject, (iii) violate any judgment, ruling, order, writ, injunction, determination, award, decree, statute, ordinance, rule or regulation applicable to Purchaser, or any of its respective properties or assets, or (iv) cause the suspension or revocation of any authorization, consent, approval or license obtained by or on behalf of Purchaser, which violations, conflicts, breaches, defaults, terminations, accelerations, liens, encumbrances, suspensions or revocations, or which consents, approvals or notices the failure to obtain or give, would, in the case of clauses (ii), (iii) and (iv), individually or in the aggregate, be reasonably expected to prevent, restrict or delay the consummation of the transactions contemplated hereby.

          (e) Purchaser Stock. All shares of Purchaser Stock that will be issued and delivered to Seller or Gilat Israel, as the case may be, pursuant to Sections 2.1 and 2.4 hereof will be duly authorized and, when delivered and paid for in accordance with the terms hereunder, will be validly issued, fully paid and non-assessable, and free of preemptive rights with no personal liability attaching to the ownership thereof and included for trading on the NASDAQ upon official notice of issuance.

          (f) Employee Agreements and Plans. Schedule 4.2(f) hereto sets forth a true and complete list of all of Purchaser's current bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation rights, group insurance, severance pay, retirement, golden parachute or other benefit plan, Contracts, or employment or consulting Contracts applicable to any of the directors and officers of Purchaser and any consultants retained by Purchaser, which Purchaser shall make available to Seller prior to the Closing upon request by Seller.

          (g) Capitalization of Purchaser. The authorized capital stock of Purchaser consists of 200,000,000 shares of Purchaser Stock and 5,000,000 shares of preferred stock, par value $.01 per share, of Purchaser. As of August 28, 2001, 63,792,044 shares of Purchaser Stock were issued and outstanding. All of such issued and outstanding shares of Purchaser Stock are validly issued, fully paid and non-assessable and free of preemptive rights. As of the date hereof, 3,046,122 shares of Purchaser Stock were reserved for issuance upon exercise of outstanding options, warrants, calls, claims, rights (including without limitation any stock appreciation or similar rights), convertible securities or other agreements or commitments to purchase or otherwise acquire shares of Purchaser's capital stock. Except as set forth above and as otherwise contemplated by this Agreement, there are not now, and as of the Closing Date there will not be, any shares of capital stock of Purchaser issued or outstanding or any subscriptions, options, warrants, calls, claims, rights (including without limitation any stock appreciation or similar rights), convertible securities or other agreements or commitments of any character obligating Purchaser to issue, transfer or sell any of its securities. Except as disclosed in Schedule 4.2(g) hereto, none of Purchaser and its subsidiaries is party to any Contract or other obligation relating to or providing for registration rights with respect to its capital stock.

          (h) SEC Documents; Proxy Statement and Offer Documents; and Stockholder Meeting.

             (i) Purchaser has filed all SEC Documents required to be filed by it since January 1, 2000 with the SEC, each of which complied when filed in all material respects with all applicable requirements of the Securities Act and the Exchange Act and do not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

             (ii) None of the information supplied or to be supplied by or on behalf of Purchaser expressly for inclusion or incorporation by reference in the definitive form of (A) the Proxy Statement, or in the related proxy and notice of meeting or other soliciting materials used in connection therewith, or (B) any of the Offer Documents to be filed with the SEC or mailed to Purchaser's stockholders will at the dates mailed to Purchasers' stockholders and filed with the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement and Offer Documents will comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder except that no representation is made by Purchaser with respect to information relating to or supplied by Gilat Israel or its Affiliates (excluding Purchaser and its officers and directors, but including the officers and directors of Gilat Israel and its other Affiliates).

             (iii) In accordance with applicable federal securities laws, the DGCL and Purchaser's Certificate of Incorporation and Bylaws, the Stockholder Meeting shall be duly called and held and proper notice thereof shall be provided to Purchaser's stockholders.

          (i) No Restrictions on Payment of Dividends. Except as contemplated by this Agreement, as of the date hereof, Purchaser is not, and as of the Closing Date Purchaser will not be, subject to any Contract or other obligation with any Person that in any way prevents, prohibits, or otherwise restricts or conditions Purchaser's ability to make or pay the First Distribution Amount, Second Distribution Amount or the Maximum Distribution Amount, as the case may be, under Section IV.B of the Fourth Amended and Restated Certificate of Incorporation.

          (j) Disclosure. All of the facts and circumstances not required to be disclosed as exceptions under or to any of the foregoing representations and warranties made by Purchaser by reason of any minimum disclosure requirement in any such representation and warranty would not, in the aggregate, have a Purchaser Material Adverse Effect.

          (k) Opinion of Purchaser's Financial Advisor. The special committee of the Board of Directors of Purchaser (the "Special Committee"), comprised of independent directors and established to evaluate the fairness of the transactions contemplated hereby to Purchaser's stockholders, has received an opinion from CIBC World Markets Corp., dated on or prior to the date of this Agreement, to the effect that, as of such date, (i) the consideration to be paid in the Sale is fair, from a financial point of view, to Purchaser and (ii) the Offer Consideration to be received by the holders of Purchaser Stock in the Offer is fair, from a financial point of view, to such holders, other than Gilat Israel and its Affiliates.

          (l) No Broker. Except for CIBC World Markets Corp., whose fees will be paid solely by Purchaser, neither Purchaser nor any of its subsidiaries has employed or retained any broker, consultant or other intermediary in connection with the transactions contemplated hereby who would be entitled to a broker's, finder's or similar fee or commission in connection therewith.

                                   ARTICLE V.

                             CONDITIONS TO CLOSING

     SECTION 5.1  Conditions to Each Party's Obligation to Effect the Sale.

     The respective obligation of each Party to effect the Sale and the other transactions contemplated hereby is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) Stockholder Approval. The Stockholder Approval shall have been obtained.

          (b) No Injunctions or Restraints. No judgment, order, decree, statute, law, ordinance, rule or regulation entered, enacted, promulgated, enforced or issued by any court or other Governmental entity of competent jurisdiction or other legal restraint or prohibition shall be in effect preventing the consummation of the transactions contemplated hereby.

          (c) Governmental Action. No action or proceeding shall be instituted by any Governmental authority seeking to prevent consummation of the transactions contemplated hereby or seeking material damages in connection with the transactions contemplated hereby which continues to be outstanding.

          (d) Board Approval. A majority of the Board of Directors of Purchaser, upon recommendation of the Special Committee, shall have approved the Sale and the other transactions contemplated hereby.

          (e) Gilat Registration Statement. The Gilat Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order and no stop order or similar restraining order shall be threatened or entered by the SEC or any state securities administration preventing the Sale or the other transactions contemplated hereby.

          (f) Third Party Consents. The Parties shall have received all necessary third party and Governmental consents and such consents shall be in full force and effect as of the Closing Date.

          (g) Amended and Restated Certificate. The Parties shall have received confirmation that the Fourth Amended and Restated Certificate of Incorporation has been filed with the Secretary of State of the State of Delaware (provided that such filing take place contemporaneously with the Closing).

     SECTION 5.2 Conditions to Obligations of Purchaser. The obligation of Purchaser to consummate the Sale is subject to the satisfaction of the following express conditions, each of which may be waived (in whole or in part) in writing by Purchaser.

          (a) Opinion of Gilat Parties' Counsel. As may be reasonably requested by Purchaser, special Netherlands counsel, Israeli counsel and/or a special U.S. counsel to the Gilat Parties, as the case may

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     be, shall deliver to Purchaser an opinion dated as of the Closing Date in form and substance customary for the type of transactions contemplated hereby.

          (b) Representations and Warranties. The representations and warranties of Gilat Israel and Seller contained herein and in all agreements, documents and instruments executed and delivered pursuant hereto shall be true and correct in all material respects (except that any specific representations or warranties that are qualified as to materiality must be true as written) on and as of the Closing Date as if made on and as of the Closing Date, except for changes contemplated by this Agreement (except that any such representations or warranties made as of a specific date shall have been true on and as of such date), and Purchaser shall have received certificates, dated as of the Closing Date, signed by an executive officer of each of Gilat Israel and Seller, to the foregoing effect. Those representations and warranties of the Gilat Parties contained herein that are to be true and correct as of the Closing Date, shall be true and correct in all material respects on and as of the Closing Date. The Company shall have been formed and the Assets to be transferred and assigned to the Company shall have been transferred by the relevant Gilat Business Entity on or prior to the Closing Date as contemplated hereby.

          (c) Compliance with This Agreement. Gilat Israel and Seller shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions contained herein which are required to be performed or complied with by Gilat Israel or Seller, as the case may be, before or at the Closing (except that any specific agreement or covenant that is qualified as to materiality must have been performed as written), and Purchaser shall have received certificates, dated as of the Closing Date, signed by an executive officer of Gilat Israel and Seller, to the foregoing effect.

          (d) Master Agreement. The Company shall have entered into the Master Agreement which shall be in full force and effect on the Closing Date.

          (e) Voting Agreement and Option. Gilat Israel shall, and shall have caused Gilat Holland to, have executed and delivered the Voting Agreement to Purchaser. In addition, Gilat Israel shall have executed and delivered the Option to Purchaser.

          (f) Proceedings and Other Documents. All corporate and other proceedings in connection with the transactions contemplated hereby and all documents incidental thereto shall be reasonably satisfactory in form, scope and substance to Purchaser and its counsel, and Purchaser and its counsel shall have received all such counterpart originals or certified or other copies of such documents as Purchaser or their counsel may reasonably request.

     SECTION 5.3  Conditions to Obligations of Gilat Israel and Seller.

     The obligation of Gilat Israel and Seller to consummate the Sale is subject to the satisfaction of the following express conditions, each of which may be waived (in whole or in part) in writing by Gilat Israel and Seller.

          (a) Opinion of Purchaser's Counsel. As may be reasonably requested by the Gilat Parties, Piper Marbury Rudnick & Wolfe LLP, counsel for Purchaser, shall deliver to the Gilat Parties an opinion dated as of the Closing Date in form and substance customary for the type of transactions contemplated hereby.

          (b) Representations and Warranties. The representations and warranties of Purchaser contained herein and in all agreements, documents and instruments executed and delivered pursuant hereto shall be true and correct in all material respects (except that any specific representations or warranties that are qualified as to materiality must be true as written) on and as of the Closing Date as if made on and as of the Closing Date, except for changes contemplated by this Agreement (except that any such representations or warranties made as of a specific date shall have been true on and as of such date), and Gilat Israel and Seller shall have received certificates, dated as of the Closing Date, signed by an executive officer of Purchaser, to the foregoing effect. Those representations and warranties of Purchaser contained herein that are to be true and correct as of the Closing Date, shall be true and correct in all material respects on and as of the Closing Date.

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

          (c) Compliance with This Agreement. Purchaser shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions contained herein which are required to be performed or complied with by Purchaser before or at the Closing (except that any specific agreement or covenant that is qualified as to materiality must have been performed as written), and each of Gilat Israel and Seller shall have received a certificate, dated the Closing Date, signed by an executive officer of Purchaser, to the foregoing effect.

          (d) Voting Agreement and Option. Each of the Principal Stockholders shall have executed and delivered the Voting Agreement to Purchaser. Purchaser shall have executed and delivered the Option to Gilat Israel.

          (e) Directors and Officers Resignations. Purchaser shall have delivered to Seller all of the D&O Resignations, as contemplated in Section
     6.1 hereof.

          (f) Gilat Israel's Nominees for Directors. At the Stockholder Meeting, Gilat Israel's nominees for members of Purchaser's Board of Directors shall have been elected to take office effective as of the Closing.

          (g) Proceedings and Other Documents. All corporate and other proceedings in connection with the transactions contemplated hereby and all documents incidental thereto shall be reasonably satisfactory in form, scope and substance to Seller and its counsel, and Seller and its counsel shall have received all such counterpart originals or certified or other copies of such documents as Seller or its counsel may reasonably request.

                                  ARTICLE VI.

                      ADDITIONAL COVENANTS AND AGREEMENTS

     SECTION 6.1  Directors and Officers.

     Prior to or simultaneously with the execution of this Agreement, Purchaser shall have delivered to Seller the written resignations of all of Purchaser's directors and the chief executive officer, to be effective as of the Closing Date, which resignations shall be irrevocable except in the event that this Agreement is terminated (collectively, the "D&O Resignations").

     SECTION 6.2  Additional Agreements; Cooperation.

     (a) Subject to the terms and conditions herein provided, each of the Parties agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated hereby, and to cooperate with each other in connection with the foregoing, including using its reasonable best efforts (i) to obtain all necessary waivers, consents and approvals from other parties to loan agreements, material leases and other material contracts, (ii) to obtain all necessary consents, approvals and authorizations as are required to be obtained under any federal, state or foreign law or regulations, (iii) to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, (iv) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the transactions contemplated hereby, (v) to effect all necessary registrations and filings, including, but not limited to, filings under the Securities Act and Exchange Act and submissions of information requested by Governmental authorities, (vi) provide all necessary information for the Proxy Statement, the Offer Documents and the Gilat Registration Statement, and (vii) to fulfill all conditions to this Agreement. Without limiting the generality of the foregoing, the Gilat Parties shall use their respective best effort to take, or cause to be taken, all action reasonably necessary to cause the Company to be formed and to transfer and assign all of the Assets to the Company as contemplated hereby.

     (b) Each of the Parties agrees to furnish to the other Party hereto such necessary information and reasonable assistance as such other Party may request in connection with its preparation of necessary filings or submissions to any regulatory or Governmental agency or authority, including, without limitation, any filings

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

necessary under the provisions of the Securities Act, the Exchange Act and any other applicable federal or state statute or required by NASDAQ.

     SECTION 6.3  Publicity.

     The Parties shall consult with each other in issuing any press release and other public statements with respect to any of the transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation and agreement of all Parties as to their content and timing, except as may be required by applicable Law.

     SECTION 6.4  Notification of Certain Matters.

     Each of the Parties shall promptly notify the other Parties of (i) its obtaining of actual knowledge as to the matters set forth in clauses (x) and (y) below, or (ii) the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be likely to cause (x) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the date the Sale is consummated, or (y) any material failure of the Gilat Parties or Purchaser, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations or warranties of the Parties or the conditions to the obligations of the Parties hereunder.

     SECTION 6.5  Access to Information.

     (a) From the date of this Agreement until the consummation of the Sale, the Gilat Parties will, and will cause the Company and the other Gilat Business Entities to, give Purchaser and its authorized agents and representatives (including counsel, environmental and other consultants, accountants and auditors) full access during normal business hours to all facilities, personnel and operations and to all books, records, documents, contracts, and financial statements relevant to the conduct of the Business, and will permit Purchaser to make such inspections as it may reasonably require and will cause the executive officers of each of the Gilat Business Entities to furnish Purchaser with such financial and operating data and other information with respect to the Business as Purchaser may from time to time reasonably request.

     (b) Purchaser agrees that information received by it concerning the operations of the Business shall be considered confidential and Purchaser will not, and will cause its agents and representatives not to, use any information obtained pursuant to Section 6.5(a) for any purpose unrelated to the consummation of the transactions contemplated hereby. Subject to the requirements of Law, Purchaser will keep confidential, and will cause its agents and representatives to keep confidential, all information and documents obtained pursuant to Section 6.5(a) unless such information (i) was already known to Purchaser, (ii) becomes available to Purchaser from other sources not known by Purchaser to be bound by a confidentiality obligation, (iii) is disclosed with prior written approval of Seller or Gilat Israel, or (iv) is or becomes readily ascertainable from published information. In the event that this Agreement is terminated or the transactions contemplated hereby shall otherwise fail to be consummated, Purchaser shall promptly cause all copies of documents or extracts thereof containing information and data as to the Company to be returned. In the event that this Agreement has been terminated or the transactions contemplated hereby shall have failed to be consummated and Purchaser or any of its agents or representatives are requested or required (by oral questions, interrogatories, requests for information, or documents in legal proceedings, subpoena, civil investigative demand, or other similar process) to disclose any of the materials delivered or obtained pursuant to this Agreement (the "Business Documentation"), Purchaser shall provide Seller with prompt written notice of any such request or requirement so that the Gilat Parties or the other Gilat Business Entities, as the case may be, may seek a protective order or other appropriate remedy. If, in the absence of a protective order or other remedy, Purchaser or any of its agents or representatives are compelled to disclose any of such Business Documentation to any tribunal or else stand liable for contempt or suffer other censure or penalty, Purchaser or its agents or representatives, as the case may be, may, without liability hereunder, disclose to such tribunal only that portion of the Business Documentation which counsel for the Gilat Parties advises is legally required to be disclosed; provided, that Purchaser shall exercise commercially reasonable efforts to preserve the confidential-

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

ity of the Business Documentation, including, without limitation, by cooperating with the Gilat Parties and the other Gilat Business Entities, as the case may be, to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Business Documentation by such tribunal.

     SECTION 6.6  Non-Solicitation.

     (a) Neither Purchaser nor any of its Affiliates (excluding Gilat Israel and its officers and directors, but including the officers and directors of Purchaser and its other Affiliates) will, directly or indirectly, through any directors, officers, employees, agents, representatives or otherwise, solicit, initiate, facilitate or encourage (including by way of furnishing or disclosing non-public information) any inquiries or the making of any proposal with respect to any merger, consolidation or other business combination involving Purchaser or its subsidiaries or the acquisition of all or any significant assets or capital stock of or by Purchaser and its subsidiaries (a "Transaction Proposal") or negotiate, explore or otherwise engage in discussions with any Person (other than Gilat Israel or Seller and its representatives) with respect to any Transaction Proposal or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the transactions contemplated hereby.

     (b) Notwithstanding the provisions of Section 6.6(a) hereof, in the event that prior to the consummation of the Sale, the Board of Directors of Purchaser determines in good faith, after consultation with outside counsel, that it is necessary to respond to an Unsolicited Superior Proposal (as defined below) in order to comply with its fiduciary duties to Purchaser's stockholders under applicable Law, the Board of Directors of Purchaser may (subject to this and the following sentences) (x) withdraw or modify its approval or recommendation of the Sale, this Agreement and the other transactions contemplated hereby, or (y) approve or recommend an Unsolicited Superior Proposal or terminate this Agreement (and concurrently with or after such termination, if it so chooses, cause Purchaser to enter into any agreement with respect to any Unsolicited Superior Proposal), but in each of the cases set forth in this clause (y), no action shall be taken by Purchaser pursuant to clause (y) until a time that is after the fifth (5th) business day following Seller's receipt of written notice advising Seller that the Board of Directors of Purchaser has received an Unsolicited Superior Proposal, specifying the material terms and conditions of such Unsolicited Superior Proposal and identifying the Person making such Unsolicited Superior Proposal, to the extent such identification of the Person making such proposal does not breach the fiduciary duties of the Board of Directors as advised by outside legal counsel and; provided, that if the Board of Directors takes any action pursuant to the foregoing clauses (x) and (y), Purchaser shall within two (2) business days of such action, pay Seller an amount equal to 3% of the consideration payable by Purchaser under Section 2.1 hereof and reimburse Gilat Israel, Seller and the Company for any of their out of pocket expenses (including without limitation fees and expenses of outside professionals) by wire transfer of immediately available funds to an account specified by Seller. For purposes of this Agreement, an "Unsolicited Superior Proposal" means any bona fide, unsolicited, written proposal made by a third party to enter into an agreement with respect to a Transaction Proposal on terms that the Board of Directors of Purchaser determines in its good faith judgment (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be more favorable to Purchaser's stockholders (including Gilat, but solely in its capacity as a stockholder) than the Sale and the other transactions contemplated hereby.

     (c)  In addition to the obligations of Purchaser set forth in paragraphs
(a) and (b) of this Section 6.6, Purchaser shall immediately advise Seller orally and in writing of any request for information or of any Transaction Proposal, the material terms and conditions of such request or Transaction Proposal, and to the extent such disclosure is not a breach of the fiduciary duties of the Board of Directors as advised by outside legal counsel, the identity of the Person making such request or Transaction Proposal.

     (d) Nothing contained in this Section 6.6 shall prohibit Purchaser from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act, or from making any disclosure to Purchaser's stockholders if, in the good faith judgment of the Board of Directors of Purchaser, after consultation with outside counsel, failure to disclose would be inconsistent with its fiduciary duties to Purchaser's stockholders under applicable law; provided, however, that neither Purchaser nor its Board of Directors nor any committee thereof shall, except as permitted by
Section 6.6, withdraw or modify,
or propose publicly to withdraw or modify, its position with respect to this Agreement or the Sale and the other transactions contemplated hereby or approve or recommend, or propose publicly to approve or recommend, an Transaction Proposal.

     SECTION 6.7  Fees and Expenses.

     Whether or not the Sale is consummated, the Parties shall each bear their respective expenses incurred in connection with the Sale and other transactions contemplated hereby, including, without limitation, the preparation, execution and performance of this Agreement, and all fees and expenses of investment bankers, finders, brokers, agents, representatives, counsel and accountants.

     SECTION 6.8  Insurance.

     Gilat Israel shall cause to be maintained in effect for not less than three years from the Closing Date the current policies of the directors' and officers' liability insurance maintained by Purchaser (provided that Gilat Israel may substitute therefor policies of at least the same coverage that cover Purchaser's current directors and officers which contain terms and conditions that are no less advantageous) with respect to matters occurring on or prior to the Closing Date; provided, that in no event shall Gilat Israel be required to expend annually more than 200% of the amount Purchaser spent for these purposes in the last fiscal year to maintain or procure insurance coverage. Gilat Israel shall cause Purchaser to indemnify the directors of Purchaser to the fullest extent permitted under the DGCL, including without limitation reimbursement for reasonable and documented attorneys' fees.

     SECTION 6.9  Conduct of the Parties after the Closing Date.

     (a) Gilat Israel and Seller each agree to use their respective commercially reasonable efforts to ensure that following the Closing Date, (i) Purchaser remains a public company, with shares of its common stock listed for trading on the NASDAQ -- National Market (or, if such listing becomes reasonably impracticable, listed or quoted on the American Stock Exchange, the NASDAQ -- Small Cap or on the bulletin board (in that order or priority)) and
(ii) Purchaser and its subsidiaries operates and conducts its business, and uses its current cash and cash equivalent holdings in a manner consistent with the operation of the Business, including the Voice Services, as currently conducted, for a period of one year following the Closing Date and thereafter as otherwise approved by Purchaser's Board of Directors including a majority of Purchaser's independent directors as being in the best interest of Purchaser's shareholders. Notwithstanding the foregoing, the Parties acknowledge that (x) Purchaser received a delisting notice from NASDAQ on June 27, 2001, (y) on June 29, 2001, 2001, Purchaser sent notice to NASDAQ requesting a hearing with a Nasdaq Listing Qualification Panel with respect to the delisting by NASDAQ of shares of Purchaser Stock, and (z) Purchaser's eligibility to remain listed for trading on the NASDAQ National Market is subject to the outcome of the qualification hearing that was held on August 9, 2001 between the Nasdaq Hearing Panel and Purchaser.

     (b)  Gilat Israel and Seller shall:

          (i) for the longer of (x) a period of one year following the Closing Date or (y) the Special Distribution Expiration Date, not permit Purchaser to pay or declare any dividends or make any other distributions (other than the Special Distribution);

          (ii) for a period two years following the Closing Date (and without limiting any obligation under applicable Law), not permit Purchaser or any of its subsidiaries to enter into any material transaction with Gilat Israel or any of its Affiliates on terms which are materially less favorable to Purchaser and its subsidiaries as could be obtained by Purchaser and/or its subsidiaries from an unaffiliated third party in an arms-length transaction; and

          (iii) for the longer of (x) a period of three years following the Closing Date or (y) the Special Distribution Expiration Date, except as otherwise provided in the Master Agreement, not charge Purchaser or any of its subsidiaries for any administrative services (such as legal, financial and accounting services) other than at Gilat's actual cost therefor.

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

          (iv) during the term of the Master Agreement (including, without limitation, any automatic renewals thereof), it shall not agree to any amendment, modification or other change to the Master Agreement which is detrimental to the business interests of any one or more of the Company, Purchaser or the Business in any material respect.

     SECTION 6.10  Maintenance of Transfer Agent.

     For the benefit of each current and future holder of shares of Purchaser Stock (other than Gilat Israel and its Affiliates), until the Special Distribution Expiration Date, Purchaser shall maintain, and Gilat Israel and Seller shall cause Purchaser to maintain: (i) an independent transfer agent of shares of Purchaser Stock and (ii) cause such transfer agent to only register and record the transfer of shares of Purchaser Stock in accordance with the provisions of Section 2.5(c) hereof.

                                  ARTICLE VII.

           CONDUCT OF BUSINESS AND OF PURCHASER PRIOR TO THE CLOSING

     SECTION 7.1  Conduct of Business Pending the Sale.

     (a) Except as otherwise contemplated hereby, prior to Closing, except with the prior consent of Purchaser (which consent shall not be unreasonably withheld), Gilat Israel and Seller shall, and shall cause each of the Gilat Business Entities to:

          (i) conduct their respective operations with respect to the Business in the ordinary course, including complying in all material respects with all applicable Laws relating to the Business, and maintaining the books and records of the Business in accordance with applicable Law and past practices;

          (ii) maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it with respect to the operation of the Business and take no action which would materially adversely affect the ability of the Parties to consummate the transactions contemplated hereby;

          (iii)  use commercially reasonable efforts to preserve the Business;
     and

          (iv) conduct their respective operations in a manner which will not result in a Gilat Material Adverse Effect.

     (b) Without limiting the generality of the foregoing, except as otherwise contemplated hereby, prior to Closing, except with the prior consent of Purchaser (which consent shall not be unreasonably withheld), in connection with the operation of the Business, Gilat Israel and Seller shall not nor will it permit any of the Gilat Business Entities to:

          (i) create, incur, assume, maintain or permit to exist any debt for borrowed money that materially affects the operation of the Business or the Assets other than under lines of credit in the ordinary course of business consistent with past practices;

          (ii) (1) increase in any manner the compensation of any Employee except in the ordinary course of business consistent with past practice;
     (2) with respect to the Employees, pay or agree to pay any pension, retirement allowance or other employee benefit not required, or enter into or agree to enter into any agreement or arrangement with such Employee, whether past or present, relating to any such pension, retirement allowance or other employee benefit, except as required under currently existing agreements, plans or arrangements; (3) grant any severance or termination pay to, or enter into any employment or severance agreement with any Employee except consistent with commercially acceptable standards; or (4) except as may be required to comply with applicable Law, become obligated (other than pursuant to any new or renewed collective bargaining agreement) under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, benefit arrangement, or similar plan or arrangement, which was not in existence on the date hereof, including any bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other benefit plan, agreement or arrangement, or employment or consulting agreement with

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

     or for the benefit of any Employee or amend any of such plans or any of such agreements in existence on the date hereof; provided, however, that this clause (4) shall not prohibit the Gilat Parties or the Gilat Business Entities from renewing any such plan, agreement or arrangement already in existence on terms no more favorable to the parties to such plan, agreement or arrangement;

          (iii) except as otherwise expressly contemplated hereby, enter into any other Business Contracts, except for (1) Business Contracts for the purchase, sale or lease of goods or services involving payments or receipts by the Gilat Parties or the Gilat Business Entities not in excess of $100,000, or (ii) leases for rental space in an amount not to exceed $100,000 for any lease;

          (iv) except as otherwise expressly contemplated hereby, authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into any agreement in principle or an agreement with respect to any sale, transfer, lease, license, pledge, mortgage, or other disposition or encumbrance of a material amount of Assets, or any entry into a material Business Contract or any amendment or modification of any material Business Contract or any release or relinquishment of any material Business Contract rights; or

          (v) authorize or commit to make capital expenditures with respect to and in connection with the operation of the Business in excess of $100,000.

     SECTION 7.2  Conduct of Business of Purchaser Pending the Sale.

     (a) Except as otherwise contemplated hereby (including, without limitation, the acknowledgement set forth in Section 7.2(b) hereof), prior to Closing, except with the prior consent of Gilat Israel (which consent shall not be unreasonably withheld), each of Purchaser and its subsidiaries will conduct their respective operations according to its ordinary course of business consistent with past practice, and will use all commercially reasonable efforts to preserve intact its business organization, to keep available the services of its officers and employees and to maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it and take no action which would materially adversely affect the ability of the Parties to consummate the transactions contemplated hereby. Without limiting the generality of the foregoing, Purchaser will not nor will it permit any of its subsidiaries to, without the prior written consent of Gilat Israel (which consent shall not be unreasonably withheld):

          (i) amend its Certificate of Incorporation or Bylaws or other organizational instruments;

          (ii) except as otherwise expressly contemplated hereby, authorize for issuance, issue, sell, deliver, grant any options or warrants for, or otherwise agree or commit to issue, sell or deliver any shares of any class of its capital stock or any securities convertible into, shares of any class of its capital stock, except pursuant to and in accordance with the terms of currently outstanding options or warrants;

          (iii) except as otherwise expressly contemplated hereby, split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or purchase, redeem or otherwise acquire any shares of its own capital stock or of any of its subsidiaries;

          (iv) (1) create, incur, assume, maintain or permit to exist any debt for borrowed money other than under existing lines of credit in the ordinary course of business consistent with past practice; (2) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except for its wholly owned subsidiaries, in the ordinary course of business and consistent with past practices; or (3) make any loans, advances or capital contributions to, or investments in, any other Person in an aggregate amount exceeding $100,000;

          (v) (1) increase in any manner the compensation of any employee, director or officer except in the ordinary course of business consistent with past practice; (2) pay or agree to pay any pension, retirement allowance or other employee benefit not required, or enter into or agree to enter into any agreement or arrangement with such director or officer or employee, whether past or present, relating to any such pension, retirement allowance or other employee benefit, except as required under currently existing agreements, plans or arrangements; (3) grant any severance or termination pay to, or enter into any employment or severance agreement with any employee, officer or director except consistent with commercially acceptable standards; or (4) except as may be required to comply with applicable Law, become obligated (other than pursuant to any new or renewed collective bargaining agreement) under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, benefit arrangement, or similar plan or arrangement, which was not in existence on the date hereof, including any bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other benefit plan, agreement or arrangement, or employment or consulting agreement with or for the benefit of any Person, or amend any of such plans or any of such agreements in existence on the date hereof; provided, however, that this clause (4) shall not prohibit Purchaser from renewing any such plan, agreement or arrangement already in existence on terms no more favorable to the parties to such plan, agreement or arrangement;

          (vi) except as otherwise expressly contemplated hereby, enter into any other agreements, commitments or contracts, except for (i) agreements, commitments or contracts for the purchase, sale or lease of goods or services involving payments or receipts by Purchaser or its subsidiaries not in excess of $100,000, or (ii) leases for rental space in an amount not to exceed $100,000 for any lease;

          (vii) except as otherwise expressly contemplated hereby, authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into any agreement in principle or an agreement with respect to, any plan of liquidation or dissolution, any acquisition of a material amount of assets or securities, any sale, transfer, lease, license, pledge, mortgage, or other disposition or encumbrance of a material amount of assets or securities or any material change in its capitalization, or any entry into a material Contract or any amendment or modification of any material Contract or any release or relinquishment of any material Contract rights;

          (viii) authorize or commit to make capital expenditures in excess of $100,000;

          (ix) make any change in the accounting methods or accounting practices followed by Purchaser;

          (x) settle any action, suit, claim, investigation or proceeding (legal, administrative or arbitrative) in excess of $200,000 without the consent of Seller; or

          (xi)  agree to do any of the foregoing.

     (b)  Discontinuation of School Business. Notwithstanding the provisions of
Section 7.2(a), each of the Gilat Parties hereby acknowledge that Purchaser is and will continue to, without requiring the consent of Gilat Israel or Seller and without being subject to the restrictions contained in Section 7.2(a), take certain action that is not in the ordinary course of business nor consistent with past practices in connection with the discontinuation and winding down of Purchaser's school-related businesses.

     SECTION 7.3  Gilat Review of Expenditures.

     Upon the execution of this Agreement, the Parties agree that Gilat Israel shall have the right to review and approve all proposed cash expenditures of Purchaser equal to or greater than $25,000 prior to their disbursement. The Parties agree that from the date hereof until the Closing Date, other than in the ordinary course consistent with past practice, as not otherwise restricted by the provisions of Section 7.2(a) or as permitted by Section 7.2(b), Purchaser shall not take any action that may materially affect Purchaser's cash and cash equivalent holdings, which as of the date hereof equals at least $36 million, including, without limitation, writing checks or making cash disbursements of any kind, without the prior express consent of both Gilat Israel and Purchaser's Chief Executive Officer.

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                                 ARTICLE VIII.

                                INDEMNIFICATION

     SECTION 8.1  Indemnification Generally by Gilat Israel and Seller.

     (a) From and after the Closing Date, Gilat Israel and Seller shall jointly and severally indemnify Purchaser's Indemnified Persons against, hold Purchaser's Indemnified Persons harmless from, and promptly reimburse Purchaser's Indemnified Persons for, any and all Indemnifiable Claims incurred, suffered, sustained or required to be paid by any of Purchaser's Indemnified Persons, resulting from, arising out of, based upon or in respect of the following (including, without limitation, any of the following sought to be imposed, or that under any Law or legal or equitable principle or right of action could be imposed, upon Purchaser's Indemnified Persons):

          (i) any failure or breach of the representations or warranties made by Gilat Israel and Seller in Section 4.1 of this Agreement or in any agreement, document or instrument executed and delivered pursuant hereto or in connection with the closing of the transactions hereunder to be true as of the date on which they are made;

          (ii) any breach of any covenant made by Gilat Israel or Seller in this Agreement; or

          (iii) any liability, payment or obligation concerning the Business or the Assets or required by this Agreement to be disclosed by Gilat Israel or Seller to Purchaser and not so disclosed; provided, however, that neither of the Gilat Parties shall have any liability under this Section 8.1 until the aggregate amount to which Purchaser's Indemnified Persons would otherwise be entitled exceeds $100,00; and provided, further, however, that the Gilat Parties aggregate liability under this Section 8.1 shall not exceed $50 million.

     (b) Each of the Gilat Parties shall be entitled, at its option, to assume and control the defense of any claims, actions, suits or proceedings by any third party alleged or asserted against Purchaser's Indemnified Persons in respect of, resulting from, related to or arising out of any such liabilities, payments and obligations for which indemnification under this Section 8.1 is sought by them at its expense and through counsel selected by Gilat Israel or Seller, as the case may be, and approved by Purchaser (which approval shall not be unreasonably withheld, conditioned or delayed) if Gilat Israel or Seller, as the case may be, gives prompt notice of its intention to do so to Purchaser's Indemnified Persons and reimburses Purchaser's Indemnified Persons for their reasonable costs and expenses incurred prior to the assumption by Gilat Israel or Seller, as the case may be, of such defense; provided, however, that Purchaser's Indemnified Persons shall have the right to employ separate counsel (including local counsel), and the relevant Gilat Party shall bear the reasonable and documented fees, costs and expenses of such separate counsel if
(i) the use of counsel chosen by the relevant Gilat Party to represent Purchaser's Indemnified Persons would present such counsel with a conflict of interest or (ii) the actual or potential defendants in, or targets of, any such action include both Purchaser's Indemnified Persons and the relevant Gilat Party and Purchaser's Indemnified Persons shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to those available to the relevant Gilat Party. In the event that Gilat Israel or Seller, as the case may be, shall assume the defense of any such claim, action, suit or proceeding as aforesaid, Purchaser's Indemnified Persons shall nevertheless be permitted to continue to participate in any such claim, action, suit or proceeding with counsel of their choice at the expense of Purchaser's Indemnified Persons.

     SECTION 8.2  Indemnification Generally by Purchaser.

     (a) From and after the Closing Date, Purchaser shall indemnify Gilat Israel and Seller and their respective officers, directors, employers, agents and stockholders (collectively, the "Seller's Indemnified Persons") against, hold Seller's Indemnified Persons harmless from, and promptly reimburse Seller's Indemnified Persons for, any and all Indemnifiable Claims incurred, suffered, sustained or required to be paid by any of Seller's Indemnified Persons resulting from, arising out of, based upon or in respect of the following

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

(including, without limitation, any of the following sought to be imposed, or which under any Law or legal or equitable principle or right of action could be imposed, upon Seller's Indemnified Persons):

          (i) any failure or breach of the representations or warranties made by Purchaser in Section 4.2 of this Agreement or in any agreement, document or instrument executed and delivered pursuant hereto or in connection with the closing of the transactions contemplated hereunder to be true on the date of this Agreement or on the Closing Date; or

          (ii) any breach of any covenant made by Purchaser in or pursuant to this Agreement; provided, however, that Purchaser shall not have any liability under this Section 8.2 until the aggregate amount to which Seller's Indemnified Persons would otherwise be entitled exceeds $100,000; and provided, further, however, that Purchaser's aggregate liability under this Section 8.2 shall not exceed $50 million.

     (b) Prior to the Closing, Purchaser shall be entitled, at its option, to assume and control the defense of any claims, actions, suits or proceedings by any third party alleged or asserted against Seller's Indemnified Parties in respect of, resulting from, related to or arising out of any such liabilities, payments and obligations for which indemnification under this Section 8.2 is sought by them at its expense and through counsel selected by Purchaser and approved by the Gilat Parties (which approval shall not be unreasonably withheld, conditioned or delayed) if Purchaser, gives prompt notice of its intention to do so to Seller's Indemnified Persons and reimburses Seller's Indemnified Persons for their reasonable costs and expenses incurred prior to the assumption by Purchaser of such defense; provided, however, that Seller's Indemnified Persons shall have the right to employ separate counsel (including local counsel), and Purchaser shall bear the reasonable and documented fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by Purchaser to represent Seller's Indemnified Persons would present such counsel with a conflict of interest or (ii) the actual or potential defendants in, or targets of, any such action include both Seller's Indemnified Persons and Purchaser and Seller's Indemnified Persons shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to those available to Purchaser.

     (c) After the Closing or if Purchaser shall not have assumed the defense of any claim, action or proceeding pursuant to Section 8.1(a) hereof, Seller's Indemnified Persons shall have the right, but not the obligation, to contest, defend or litigate, and to retain counsel of their choice in connection with, any claim, action, suit or proceeding by any third party alleged or asserted against Seller's Indemnified Persons in respect of, resulting from, related to or arising out of any such liabilities, payments and obligations for which indemnification under this Section 8.2 is sought by them and the cost and expense thereof shall be subject to the indemnification obligations of Purchaser hereunder.

     (d) If Purchaser acknowledges in writing its obligation to indemnify Seller's Indemnified Persons in respect of such liabilities, payments and obligations to the full extent provided by this Section 8.2, and it provides reasonable evidence of its ability to satisfy any adverse judgment, Purchaser shall be entitled, at its option, to assume and control the defense of such claims, actions suits or proceedings at its expense and through counsel of its choice if it gives prompt notice of its intention to do so to Seller's Indemnified Persons and reimburses Seller's Indemnified Persons for their costs and expenses incurred prior to the assumption by Purchaser of such defense.

     (e) In the event that Purchaser shall assume the defense of any such claim, action, suit or proceeding as aforesaid, Seller's Indemnified Persons shall nevertheless be permitted to continue to participate in any such claim, action, suit or proceeding with counsel of their choice at Seller's Indemnified Persons' expense.

     (f) Purchaser shall not be entitled to settle or compromise any such claim, action, suit or proceeding without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed, except that the consent of Seller shall not be required if such settlement would entail solely the payment of cash damages payable in full (and not by installment or on any deferred basis) for which Purchaser shall be responsible and shall effect payment simultaneously with the execution of any settlement agreement and releases (including releases of Seller's Indemnified Persons) and provided that such settlement does not entail any admission or stipulation that could adversely affect Seller's Indemnified Persons (or their successors and assigns).

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     SECTION 8.3  Notice of Claims for Indemnification.

     Purchaser on the one hand, or Gilat Israel or Seller, on the other hand, as the case may be, shall notify each other promptly, and in any event within thirty (30) days, of the assertion by any third party of any claim against any of Purchaser's Indemnified Persons or Seller's Indemnified Persons, as the case may be, with respect to which any of them intend to make a claim for indemnification under Section 8.1 or Section 8.2 hereof. Any notice of any claim pursuant to Section 8.1 or Section 8.2 shall set forth the dollar amount thereof sought by the party seeking indemnification, unless the amount of such claim is not yet determinable (and such notice shall so state), and a statement of the facts underlying such claim in reasonably sufficient detail (to the extent such facts are readily available to the party claiming indemnification) so as to inform the Party against which indemnification is sought as to the basis of such claim and the manner in which the amount of such claim was computed. The failure by an indemnified party to notify an indemnifying party of an Indemnifiable Claim shall not relieve the indemnifying party of any indemnification responsibility under Section 8.1 or Section 8.2, provided that such failure does not materially prejudice the ability of the indemnifying party to defend such Indemnifiable Claim. Purchaser's Indemnified Persons and Seller's Indemnified Persons shall cooperate with each other in any investigation by the others of any such claim.

     SECTION 8.4  Survival of Representations and Warranties.

     All of the representations and warranties of Gilat Israel and Seller contained in Section 4.1 hereof and of Purchaser contained in Section 4.2 hereof shall continue in effect until the second anniversary of the Closing Date.

                                  ARTICLE IX.

                                TAX INDEMNITIES

     SECTION 9.1 Tax Indemnities. From and after the Closing Date, Gilat Israel and Seller shall jointly and severally indemnify and hold Purchaser and the Company harmless from all federal, state, local, foreign and other Taxes imposed on Purchaser, the Company or any of its Subsidiaries (A) for any pre-Closing period or (B) resulting from the transfer prior to the Closing of assets, properties and businesses to the Company, or the consummation prior to the Closing of any other actions or transactions contemplated hereby. Notwithstanding any other provision to the contrary in this Agreement, Gilat Israel and Seller agree that after the Closing, no Tax Return (or amendments to any previously filed Tax Return) with respect to the Company shall be filed with or submitted to any Government without prior approval by Purchaser.

     SECTION 9.2  Character of Indemnity Payments.

     All amounts paid pursuant to Article 9 of this Agreement by one Party to another Party (other than interest payments) shall be treated by such Parties as an adjustment to the Share Consideration. In the event any taxing authority shall assert, or applicable Law shall require, that any amount referred to in the preceding sentence shall be treated as income to the recipient thereof, then the amount of such payment, if, and only if, such payment relates to Taxes, shall be adjusted to reflect the impact of all applicable Taxes so that the recipient, after the impact of all Taxes is taken into consideration, shall be in the same position as it would have been had the event creating the obligation on the part of the payor to make such payment never occurred.

     SECTION 9.3  Refunds.

     (a) In the event that Purchaser or the Company receives a refund or credit of Tax for which Gilat Israel or Seller, made a payment pursuant to Section 9.1 of this Agreement or any other provision of this Agreement, then Purchaser or the Company, as the case may be, shall promptly pay to Gilat Israel or Seller, as the case may be, the amount of such refund (including any accrued interest paid in respect of such refunded Tax) or credit. In the event that any refund or credit of Taxes for which a payment has been made to Gilat Israel or Seller, as the case may be, pursuant to this Section 9.3(a) is subsequently reduced or disallowed, Gilat Israel and Seller shall, jointly and severally, indemnify and hold harmless the payor for any Tax liability assessed against such payor by reason of the reduction or disallowance.

     (b) In the event that Gilat Israel or Seller receives a refund or credit of Tax for which Purchaser or the Company made a payment pursuant to Section 9.1 or any other provision of this Agreement, then Gilat Israel or Seller, as the case may be, shall promptly pay to Purchaser or the Company, as the case may be, the amount of such refund (including any accrued interest paid in respect of such refunded Tax) or credit. In the event that any refund or credit of Taxes for which a payment has been made to Purchaser or the Company pursuant to this
Section 9.3(b) is subsequently reduced or disallowed, Purchaser or the Company, as the case may be, shall indemnify and hold harmless the payor for any Tax liability assessed against such payor by reason of the reduction or disallowance.

     SECTION 9.4  Miscellaneous.

     (a) Prior Tax Sharing Agreements. This Agreement terminates and supersedes as of the Closing Date any and all other tax sharing agreements, if any, in effect on the Closing Date as to which the Company or any of its Subsidiaries is or was a party, for all Taxes imposed by any federal, state, foreign or local Government or taxing authority, regardless of the period for which such Taxes are imposed.

     (b) Survival of Claims. Notwithstanding any other provision of this Agreement, no claim for indemnification under this Article 9 may be made in respect of any Tax that is asserted by any taxing authority after the applicable statute of limitations period with respect to such Tax has expired, except for a claim for indemnification for the cost of contesting such assertion.

                                   ARTICLE X.

                                  TERMINATION

     SECTION 10.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

          (a)  by the written consent of Purchaser and Seller;

          (b) by either Purchaser or Seller, if the transactions contemplated hereby shall not have been consummated pursuant hereto by 5:00 p.m. Eastern Standard Time on November 30, 2001, unless such date shall have been extended by mutual written consent of Purchaser and Seller; provided, however, that a Party may not terminate this Agreement pursuant to this clause (b) if the transactions contemplated by this Agreement are not consummated by November 30, 2001 is a result of a breach by such Party of its representations, warranties or agreements hereunder.

          (c) by Purchaser, by written notice to Seller if any of the conditions set forth in Sections 5.1 or 5.2 hereof (including with respect to any representations and warranties) shall not have been, or it becomes apparent that any of such conditions will not have been fulfilled by the Closing Date, unless such failure shall be due to failure of Purchaser to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

          (d) by Seller, by written notice to Purchaser if any of the conditions set forth in Sections 5.1 or 5.3 hereof (including with respect to any representations and warranties) shall not have been, or it becomes apparent that any of such conditions will not have been fulfilled by the Closing Date (other than Section 6.6 of this Agreement), unless such failure shall be due to failure of either of the Gilat Parties to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by them prior to Closing;

          (e) by Seller, if (i) Section 6.6 shall be breached by Purchaser or any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative of Purchaser, in any material respect and Purchaser shall have failed promptly to terminate the activity giving rise to such breach following such time as Purchaser first becomes aware thereof and used best efforts to cure such breach, or (ii) Purchaser shall breach Section 6.6 by failing to promptly notify the Gilat Parties as required thereunder; provided, in the case of
     (i), Purchaser shall comply with applicable requirements relating to the payment (including the timing of any payment) of each of the Gilat Parties' expenses and the fees required by Section 6.6 hereof;

          (f) by Seller, if (i) the Board of Directors of Purchaser or any committee thereof, under the circumstances contemplated in Section 6.6 hereof, shall have withdrawn or modified in a manner adverse to the Gilat Parties its approval or recommendation of this Agreement or the Sale and the other transactions contemplated hereby or failed to reconfirm its recommendation within five business days after a written request to do so, or approved or recommended any Transaction Proposal or (ii) the Board of Directors of Purchaser or any committee thereof shall have resolved to take any of the foregoing actions; provided, that in the case of clauses (i) or
     (ii), Purchaser shall comply with applicable requirements relating to the payment (including the timing of any payment) of each of the Gilat Parties' expenses and the fee required by Section 6.6(b); or

          (g) by Purchaser, if it elects to terminate this Agreement in accordance with Section 6.6(b); provided, that it has complied with all provisions thereof.

     SECTION 10.2  Effect of Termination.

     In the event of the termination of this Agreement pursuant to this Article 10, this Agreement shall become void and have no effect, without any liability to any Person in respect thereof or of the transactions contemplated hereby on the part of any Party except as otherwise provided in Section 11.2 hereof.

                                  ARTICLE XI.

                                 MISCELLANEOUS

     SECTION 11.1  Governing Law.

     (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to principles of conflicts of laws.

     (b) Each of the Parties hereto irrevocably consents to the service of process, pleading, notices or other papers by the mailing of copies thereof by registered, certified or first class mail, postage prepaid, to such party at such party's address set forth herein, or by any other method provided or permitted under Delaware law.

     (c) Each party irrevocably and unconditionally agrees and consents that any suit, action or other legal proceeding arising out of or related to this Agreement shall be brought and heard in State of Delaware, and each Party irrevocably consents to personal jurisdiction in any and all tribunals in the State of Delaware.

     SECTION 11.2  Remedies.

     The rights and remedies provided herein and all other rights and remedies available at law or in equity are, to the extent permitted by law, cumulative and not exclusive of any other right or remedy now or hereafter available at law or in equity. In the event that a Party brings a claim, action or proceeding against any of the other Parties alleging breach of such Party's obligations hereunder (the "breaching party"), and the non-breaching party successfully obtains a final, non-appealable ruling from a court of competent jurisdiction that such breaching party has in fact breached its obligations hereunder, such non-breaching party shall be entitled to be reimbursed for all of its reasonable and documented out of pocket expenses for outside professionals (including, attorneys and financial advisors) incurred by it in connection with bringing the successful suit, claim or proceeding.

     SECTION 11.3  Successors and Assigns.

     Except as otherwise provided in Sections 2.3(c), 2.4(d) and 2.5 hereof, neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party without the prior written consent of the other Parties; provided, however, that if the Parties mutually agree, Purchaser may assign its rights, but not its obligations, hereunder to any wholly-owned subsidiary of Purchaser formed by Purchaser specifically to consummate the Sale. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors and permitted assigns of the Parties hereto.
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     SECTION 11.4  Amendment.

     This Agreement may be amended by the Parties at any time prior to the consummation of the Sale. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

     SECTION 11.5  Entire Agreement.

     This Agreement and the Exhibits and Schedules hereto constitute the entire agreement among the Parties with respect to the subject matter hereof. There are no representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein. This Agreement supersedes all prior agreements between the Parties with respect to the subject matter hereof.

     SECTION 11.6  No Reliance on Other Information.

     Except for the representations and warranties contained in this Agreement, none of the Parties nor any representative, agent or affiliate or other Person acting for any of them makes any other representation or warranty, express or implied.

     SECTION 11.7  Severability.

     If any provision of this Agreement, including any phrase, sentence, clause, section or subsection is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever.

     SECTION 11.8  No Third Party Beneficiaries.

     Except as provided for in Section 2.5 hereof, nothing in this Agreement shall confer any rights upon any Person or entity that is not a party or permitted assignee of a party to this Agreement.

     SECTION 11.9  Notices.

     All notices and other communications required or permitted hereunder shall be in writing and shall be delivered by hand, transmitted via facsimile or mailed by first-class mail, postage prepaid, addressed

     (a)  if to Gilat Israel or Seller:

        c/o Gilat Satellite Networks, Ltd.
        21/D Yegia Kapayim Street
        Daniv Park, Kiryat Arye
        Petah Tikva, Israel
        Facsimile: 972-3-921-3321
        Attn: Yoav Leibovitch

        with a copy to:

        Arnold & Porter
        399 Park Avenue
        New York, New York 10022
        Facsimile: (212) 715-1399
        Attn: Steven G. Tepper, Esq.

     (b)  if to Purchaser:

        rStar Corporation
        3000 Executive Parkway, Suite 150
        San Ramon, CA 94583
        Facsimile No.: (925) 355-1299
        Attention: Lance Mortensen, Chairman

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

          with a copy to:

          Piper Marbury Rudnick & Wolfe LLP
        6225 Smith Avenue
        Baltimore, Maryland 21209
        Facsimile No.: (410) 580-3001
        Attention: Wilbert H. Sirota, Esq.

     SECTION 11.10  Delays or Omissions.

     No delay or omission to exercise any right, power or remedy accruing to the Parties upon any breach or default by the another Party under this Agreement, shall impair any such right, power or remedy of the non-breaching Parties, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement or any waiver on the part of another Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in writing. All remedies, either under this Agreement, or by law or otherwise afforded to a Party, shall be cumulative and not alternative.

     SECTION 11.11  Legal Fees.

     The provision of Section 7.2 to the contrary notwithstanding, simultaneously with the Closing, Purchaser shall be entitled to pay, and it shall pay, all reasonable legal fees and disbursements incurred by Purchaser in connection with the transactions contemplated by this Agreement.

     SECTION 11.12  Titles and Subtitles.

     The titles of the sections, paragraphs and subparagraphs of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

     SECTION 11.13  Counterparts.

     This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

                      [SIGNATURES BEGIN ON THE NEXT PAGE]

     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf either by itself or by one of its officers thereunto duly authorized, all as of the date and year first above written.

                                          PURCHASER:

                                          rSTAR CORPORATION

                                          By: /s/ LANCE MORTENSEN
                                            ------------------------------------
                                            Name: Lance Mortensen
                                            Title:  President and CEO

                                          SELLER:

                                          GILAT TO HOME LATIN AMERICA
                                            (HOLLAND) N.V.

                                          By: /s/ GORA ORON
                                            ------------------------------------
                                            Name: Gora Oron
                                            Title:  CEO

                                          GILAT SATELLITE NETWORKS LTD.

                                          By: /s/ YOAV LEIBOVITCH
                                            ------------------------------------
                                            Name: Yoav Leibovitch
                                          Title:  Chief Financial Officer and
                                                  Vice President, Finance and
                                                  Administration

                    [LETTERHEAD OF CIBC WORLD MARKETS CORP.]

                               September 7, 2001


The Special Committee of the Board of Directors rStar Corporation
3000 Executive Parkway, Suite 150
San Ramon, California 94583

Members of the Board:

You have asked CIBC World Markets Corp. ("CIBC World Markets") to render a written opinion ("Opinion")to the Special Committee of the Board of Directors as to the fairness, from a financial point of view, to rStar Corporation ("rStar") of the Exchange Ratio (defined below) provided for in the Amended and Restated Acquisition Agreement, dated as of September 7, 2001 (the "Acquisition Agreement"), among rStar, Gilat Satellite Networks Ltd., an Israeli corporation and indirect majority shareholder of rStar ("Gilat"), and Gilat To Home Latin America (Holland) N.V., an indirect wholly owned subsidiary of Gilat ("GTH Latin America"). The Acquisition Agreement provides for, among other things, the acquisition by rStar (the "StarBand Acquisition") of all outstanding shares of the common stock, par value EUR 0.01 per share, of StarBand Latin America (Holland) B.V., a wholly owned subsidiary of GTH Latin America ("StarBand" and, such common stock, "StarBand Common Stock"), in exchange for an aggregate of 43,103,448 shares of the common stock, par value $0.01 per share, of rStar ("rStar Common Stock" and, such aggregate number of shares of rStar Common Stock for which all outstanding shares of StarBand Common Stock will be so exchanged, the "Exchange Ratio"), subject to certain adjustments as more fully described in the Acquisition Agreement. The Acquisition Agreement also provides that Gilat and StarBand will enter into a Master Agreement (the "Master Agreement") on or prior to the consummation of the StarBand Acquisition pursuant to which, among other things, Gilat will grant to StarBand exclusive and non-exclusive rights to operate in certain countries in Latin America certain of Gilat's businesses, as more fully described in the Master Agreement, relating to broadband Internet access services, voice services and satellite-based services.

You also have asked CIBC World Markets to render an Opinion to the Special Committee of the Board of Directors as to the fairness, from a financial point of view, to the holders of rStar Common Stock, other than Gilat and its affiliates, of the Offer Consideration (defined below) to be received by such holders pursuant to the Acquisition Agreement. The Acquisition Agreement provides for, among other things, the commencement by rStar of an offer to purchase  (the  "rStar  Offer" and, together with the StarBand Acquisition,  the
"Transaction") from holders of rStar Common Stock, other than Gilat and its affiliates, an aggregate of up to 6,315,789 of the shares of rStar Common Stock held by such holders in exchange for a per share consideration of $0.95 in cash (the "Cash Amount") and 0.0738 (the "Stock Amount") of an ordinary share, par value NIS 0.01 per share, of Gilat ("Gilat Ordinary Share" and, such Stock Amount, together with the Cash Amount, collectively, the "Offer Consideration"), subject to a maximum aggregate Offer Consideration of $6,000,000 in cash (plus amounts to be paid in lieu of fractional Gilat Ordinary Shares) and 466,105 Gilat Ordinary Shares. The Acquisition Agreement further provides that pursuant to an Amended and Restated Option Agreement to be entered into between Gilat and rStar (the "Option Agreement" and, together with the Acquisition Agreement and the Master Agreement, the "Agreements"), rStar will have the option to purchase from Gilat that number of Gilat Ordinary Shares, subject to a maximum of 466,105 Gilat Ordinary Shares, required to pay the Offer Consideration in the rStar Offer, in exchange for 60% of the shares, subject to a maximum of 3,789,473 shares, of rStar Common Stock tendered in the rStar Offer.

The Special Committee of the Board of Directors rStar Corporation
September 7, 2001
Page 2


In arriving at our Opinion, we:

(a)   reviewed   the  Acquisition  Agreement  and  certain  related   documents,
      including forms of the Master Agreement and the Option Agreement attached as exhibits to the Acquisition Agreement;

(b) reviewed audited financial statements of rStar and Gilat for the fiscal years ended December 31, 1998, December 31, 1999 and December 31, 2000;

(c) reviewed unaudited financial statements of rStar and Gilat for the six months ended June 30, 2001;

(d) reviewed financial forecasts and other information relating to rStar and StarBand provided to or discussed with us by the managements of rStar and Gilat and reviewed and discussed with the management of Gilat publicly available financial forecasts relating to Gilat;

(e) reviewed historical market prices and trading volumes for rStar Common Stock and Gilat Ordinary Shares;

(f) held discussions with the senior managements and other representatives of rStar and Gilat with respect to the businesses and prospects for future growth of rStar, Gilat and StarBand;

(g) reviewed and analyzed certain publicly available financial data for certain companies we deemed comparable to rStar, Gilat and StarBand;

(h) performed discounted cash flow analyses of rStar, Gilat and StarBand using assumptions of future performance prepared or discussed with us by the managements of rStar and Gilat;

(i)   reviewed  public  information  concerning  rStar,  Gilat and StarBand;
      and

(j) performed such other analyses and reviewed and considered such other information and factors, including the pro rata nature of the rStar Offer, as we deemed appropriate.

In rendering our Opinion, we relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided to or discussed with us by rStar and Gilat and their respective employees, representatives and affiliates. With respect to the financial forecasts and other information relating to rStar and StarBand provided to or discussed with us by the managements of rStar and Gilat, we assumed, at the direction of the managements of rStar and Gilat, without independent verification or investigation, that such forecasts and information were reasonably prepared on bases reflecting the best available information, estimates and judgments of the managements of rStar and Gilat as to the future financial condition and operating results of rStar and StarBand, as the case may be. With respect to publicly available financial forecasts relating to Gilat which we reviewed and discussed with the management of Gilat, we assumed, at the direction of the management of Gilat, without independent verification or investigation, that such forecasts were prepared on bases reflecting reasonable estimates and judgments as to the future financial condition and operating results of Gilat. We have relied, at the direction of the managements of rStar and Gilat, without independent verification or investigation, upon the assessments of the managements of rStar and Gilat as to the existing and future technology and products of StarBand and the risks associated with such technology and products. We have assumed, with the consent of rStar, that in the course of obtaining the necessary regulatory

The Special Committee of the Board of Directors rStar Corporation
September 7, 2001
Page 3


or third party approvals and consents for the Transaction, no delay, limitation, restriction or condition will be imposed that would have a material adverse effect on rStar or StarBand or the contemplated benefits to rStar of the Transaction. We also have assumed, with the consent of rStar, that the Transaction and the other transactions contemplated by the Agreements will be consummated, in all material respects in accordance with their terms, without waiver, modification or amendment of any material conditions or agreements. We have neither made nor obtained any independent evaluations or appraisals of the assets or liabilities (contingent or otherwise) of rStar, Gilat, StarBand or affiliated entities. We are not expressing any opinion as to the underlying valuation, future performance or long-term viability of rStar, Gilat or StarBand, or the prices at which the rStar Common Stock or Gilat Ordinary Shares will trade upon or subsequent to announcement or consummation of the
Transaction. We express no view as to, and our Opinion does not address, the underlying business decision of rStar to effect the Transaction nor were we requested to consider the relative merits of the Transaction as compared to any alternative business strategies that might exist for rStar or the effect of any other transaction in which rStar might engage. In connection with our engagement, we were not requested to, and we did not, participate in the negotiation or structuring of the Transaction. Our Opinion is necessarily based on the information available to us and general economic, financial and stock market conditions and circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that, although subsequent developments may affect this Opinion, we do not have any obligation to update, revise or reaffirm the Opinion.

As part of our investment banking business, we are regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes.

We have been engaged solely to render an Opinion to the Special Committee of the Board of Directors in connection with the Transaction, for which we have received and will receive compensation, a portion of which is payable upon delivery of this Opinion. CIBC World Markets and its affiliates in the past have provided services to Gilat unrelated to the proposed Transaction, for which services CIBC World Markets and its affiliates have received compensation. In the ordinary course of business, CIBC World Markets and its affiliates may actively trade securities of rStar and Gilat for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Based upon and subject to the foregoing, and such other factors as we deemed relevant, it is our opinion that, as of the date hereof, (i) the Exchange Ratio provided for in the StarBand Acquisition is fair, from a financial point of view, to rStar and (ii) the Offer Consideration to be received in the rStar Offer by the holders of rStar Common Stock, other than Gilat and its affiliates, is fair, from a financial point of view, to such holders. This Opinion is for the use of the Special Committee of the Board of Directors of rStar in its evaluation of the Transaction and does not constitute a recommendation as to whether any stockholder should tender shares in the rStar Offer or how such stockholder should vote with respect to any matters relating to the Transaction.


                                      Very truly yours,



                                      /S/ CIBC World Markets Corp.
                                      --------------------------
                                      CIBC WORLD MARKETS CORP.

     Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for shares and any other required documents should be sent or delivered by each stockholder or the stockholder's broker, dealer, commercial bank, trust company or nominee to the exchange agent at one of its addresses set forth below. To confirm delivery of shares, stockholders are directed to contact the exchange agent.

                      The exchange agent for the offer is:
                                   EQUISERVE
                        (For Information (781) 575-3400)

          By Mail:                 By Overnight Delivery            By Hand Delivery:
       EquiServe, N.A.                EquiServe, N.A.             Securities Transfer &
       P. O. Box 9573               40 Campanelli Drive            Reporting Services
    Boston, MA 02205-9573           Braintree, MA 02184               c/o EquiServe
      Attn: Reorg Dept.              Attn: Reorg Dept.        100 Williams Street, Galleria
                                                                   New York, NY 10038
                                                                    Attn: Reorg Dept.

                            Facsimile Transmission:
                                 (781) 575-4826
                                       or
                                 (781) 575-3400
                   Confirm Receipt of Facsimile by Telephone:
                                 1-800-575-4816

     Tendering stockholders may request additional copies of this offer, the Letter of Transmittal or the Notice of Guaranteed Delivery and direct questions and requests for assistance to the information agent at its address and telephone numbers set forth below.

                    The information agent for the offer is:

                          [GEORGESON SHAREHOLDER LOGO]
                             THE INFORMATION AGENT

                               111 Commerce Road
                        Carlstadt, New Jersey 07072-2586
                 Banks and Brokers call collect (201) 896-1900
                    All others call Toll Free (866) 821-0667

                                    PART II
            INFORMATION NOT REQUIRED IN OFFER TO EXCHANGE/PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS OF GILAT

     The Israeli Companies Law, 1999 (the "Israeli Companies Law") provides that an Israeli company cannot exculpate an Office Holder from liability with respect to a breach of his duty of loyalty, but may exculpate in advance an Office Holder from his liability to the company, in whole or in part, with respect to a breach of his duty of care. An "Office Holder" is defined under the Israeli Companies Law as a director, managing director, chief business manager, executive vice president, vice president or other manager directly subordinate to the managing director and any other person assuming the responsibilities of any of the foregoing positions without regard to such person's title.

     Under the Israeli Companies Law, a corporation may indemnify an Office Holder against a monetary liability imposed on him in a court decision, including in settlement or arbitration proceedings and against reasonable legal expenses in a civil proceeding or in a criminal proceeding in which the Office Holder was found to be innocent or in which he was convicted of an offense which does not require proof of a criminal intent. The indemnification of an Office Holder must be expressly allowed in the Articles of Association, under which the corporation may:

     - undertake in advance to indemnify its Office Holders with respect to categories of events that can be foreseen at the time of giving such undertaking and up to an amount determined by the board of directors to be reasonable under the circumstances, or

     - provide indemnification retroactively at amounts deemed to be reasonable by the board of directors.

     A corporation may also procure insurance of an Officer Holder's liability in consequence of an act performed in the scope of his office, in the following cases: (a) a breach of the duty of care of such Office Holder, (b) a breach of the duty of loyalty, only if the Office Holder acted in good faith and had reasonable grounds to believe that such act would not be detrimental to the corporation, or (c) a monetary obligation imposed on the Office Holder for the benefit of another person.

     A corporation may not indemnify an Office Holder, nor enter into an insurance contract which would provide coverage for any monetary liability incurred as a result of any of the following:

     - a breach by the Office Holder of his duty of loyalty unless the Office Holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the corporation;

     - a breach by the Office Holder of his duty of care if such breach was done intentionally or in disregard of the circumstances of the breach or its consequences;

     - any act or omission done with the intent to derive an illegal personal benefit; or

     - any fine levied against the Office Holder as a result of a criminal offense.

     In addition, under the Israeli Companies Law, indemnification of, and procurement of insurance coverage for, the corporation's Office Holders must be approved by the corporation's audit committee and board of directors and, in specified circumstances, by the corporation's stockholders.

     Gilat's Articles of Association provides that Gilat may indemnify an Office Holder for a breach of duty of care to the maximum extent permitted by law, before or after the occurrence giving rise to liability. In addition, Gilat may separately agree to indemnify an Office Holder, to the maximum extent permitted by law, against any liabilities that he may incur in such capacity. However, any agreement shall be limited with respect (i) to the categories of events that can be foreseen in advance by the board of directors when authorizing such undertaking and (ii) to the amount of such indemnification as determined retroactively by the board of directors to be reasonable in the particular circumstances. Gilat's Articles of Association, nevertheless, further provide that Gilat may indemnify any past or present Office Holder, to the maximum extent permitted by applicable law, with respect to any past occurrence, regardless of whether Gilat is obligated under any agreement to indemnify such Office Holder in respect of such occurrence.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Gilat pursuant to the foregoing provisions, Gilat has been informed that in the opinion of the U.S. Securities and Exchange Commission, this indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibit List

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
   2.1    Amended and Restated Acquisition Agreement, dated September
          7, 2001, by and among rStar Corporation, Gilat Satellite
          Networks Ltd., Gilat-to-Home Latin America (Holland) N.V.
   3.1    Memorandum of Association, as amended.(1)
   3.2    Articles of Association, as amended and restated.(1)
   4.1    Specimen of Gilat ordinary share certificate.
   5.1    Opinion of Gross, Kleinhendler, Hodak, Halevy, Greenberg &
          Co. regarding the validity of the securities being
          registered.
  10.1    Form of master agreement, by and among StarBand Latin
          America (Holland) B.V., Gilat-to-Home Latin American
          (Holland) N.V., Gilat-to-Home Latin America, Inc., and Gilat
          Satellite Networks Ltd.*
  21      Subsidiaries of Gilat.(1)
  23.1    Consent of Kost, Forer & Gabbay, a member of Ernst & Young
          International.
  23.2    Consent of Kesselman & Kesselman PricewaterhouseCoopers.
  23.3    Consent of Berman Hopkins Wright & LaHam, CPAs LLP.
  23.4    Consent of Gross, Kleinhendler, Hodak, Halevy, Greenberg &
          Co. (included in Exhibit 5.1).
  23.5(a) Consent of Grant Thornton LLP.
  23.5(b) Consent of Ernst & Young LLP.
  24.1    Powers of Attorney (contained in the signature pages of this registration statement).
  99.1    Form of Letter of Transmittal.**
  99.2    Form of Notice of Guaranteed Delivery.**
  99.3    Form of Letter to Brokers, Dealers, etc.**
  99.4    Form of Letter to Clients.**
  99.5    Guidelines for Certification of Taxpayer Identification
          Number on Substitute Form W-9.**

---------------
(1) Incorporated by reference to Gilat's Annual Report on Form 20-F for the year ended December 31, 2000.

 * Information in this exhibit marked with [*] has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

     (b) Not applicable.

     (c) The opinion of CIBC World Markets Corp. is included as Annex B to the offer to exchange/prospectus filed with this registration statement.

** To be filed by amendment to this Registration Statement.

ITEM 22. UNDERTAKINGS

(A) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any offer to exchange/prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the offer to exchange/prospectus any fact or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change on the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of offer to exchange/prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more that 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)3 of the Act need not be furnished, provided that the registrant includes in the offer to exchange/prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the offer to exchange/prospectus is at least as current as the date of those financial statements.

(B) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a offer to exchange/prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such offering offer to exchange/prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (2) The registrant undertakes that every offer to exchange/prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(D) Insofar as the indemnification for liabilities arising under the Securities Act of 1933 may be permitted for directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(E) The undersigned registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the offer to exchange/prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the U.S. for the purpose of responding to such requests. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(F) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, Gilat Satellite Networks Ltd. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Petah
Tikva, Israel on the      day of October 2001.

                                         GILAT SATELLITE NETWORKS LTD.

                                          By       /s/ YOAV LEIBOVITCH
                                            ------------------------------------
                                              YOAV LEIBOVITCH, VICE PRESIDENT,
                                                 FINANCE AND ADMINISTRATION
                                                AND CHIEF FINANCIAL OFFICER

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

     Each person in so signing also makes, constitutes and appoints Yoel Gat, Amiram Levinberg and Yoav Leibovitch, and each of them acting alone, his true and lawful attorney-in-fact, with full power of substitution, to execute and cause to be filed with the Securities and Exchange Commission pursuant to the requirements of the Securities Act of 1933, any and all amendments and post-effective amendments to this registration statement, with exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or his substitute or substitutes may do or cause to be done by virtue hereof.

                 NAME                                      CAPACITY                            DATE
                 ----                                      --------                            ----

             /s/ YOEL GAT                Chairman and Chief Executive Officer            October 11, 2001
---------------------------------------
               YOEL GAT

         /s/ AMIRAM LEVINBERG            President, Chief Operating Officer and          October 11, 2001
---------------------------------------    Director
           AMIRAM LEVINBERG

          /s/ YOAV LEIBOVITCH            Vice President, Finance and Administration      October 11, 2001
---------------------------------------    and Chief Financial Officer
            YOAV LEIBOVITCH

           /s/ SHLOMO TIROSH             Director                                        October 11, 2001
---------------------------------------
             SHLOMO TIROSH

            /s/ DOV TADMOR               Director                                        October 11, 2001
---------------------------------------
              DOV TADMOR

         /s/ JOHN F. CONNELLY            Director                                        October 11, 2001
---------------------------------------
           JOHN F. CONNELLY

           /s/ LORI KAUFMANN             Director                                        October 11, 2001
---------------------------------------
             LORI KAUFMANN

Authorized Representative in the United States:

GILAT SATELLITE NETWORKS, INC.

*By: /s/ AMIRAM LEVINBERG                                                                October 11, 2001
     ----------------------------------
     NAME: AMIRAM LEVINBERG
     TITLE: DIRECTOR

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
   2.1    Amended and Restated Acquisition Agreement, dated September
          7, 2001, by and among rStar Corporation, Gilat Satellite
          Networks Ltd., Gilat-to-Home Latin America (Holland) N.V.
   3.1    Memorandum of Association, as amended.(1)
   3.2    Articles of Association, as amended and restated.(1)
   4.1    Specimen of Gilat ordinary share certificate.
   5.1    Opinion of Gross, Kleinhendler, Hodak, Halevy, Greenberg &
          Co. regarding the validity of the securities being
          registered.
  10.1    Form of master agreement, by and among StarBand Latin
          America (Holland) B.V., Gilat-to-Home Latin American
          (Holland) N.V., Gilat-to-Home Latin America, Inc., and Gilat
          Satellite Networks Ltd.*
  21      Subsidiaries of Gilat.(1)
  23.1    Consent of Kost, Forer & Gabbay, a member of Ernst & Young
          International.
  23.2    Consent of Kesselman & Kesselman PricewaterhouseCoopers.
  23.3    Consent of Berman Hopkins Wright & LaHam, CPAs LLP.
  23.4    Consent of Gross, Kleinhendler, Hodak, Halevy, Greenberg &
          Co. (included in Exhibit 5.1).
  23.5(a) Consent of Grant Thornton LLP.
  23.5(b) Consent of Ernst & Young LLP.
  24.1    Powers of Attorney (contained in the signature pages of this registration statement).
  99.1    Form of Letter of Transmittal.**
  99.2    Form of Notice of Guaranteed Delivery.**
  99.3    Form of Letter to Brokers, Dealers, etc.**
  99.4    Form of Letter to Clients.**
  99.5    Guidelines for Certification of Taxpayer Identification
          Number on Substitute Form W-9.**

---------------
(1) Incorporated by reference to Gilat's Annual Report on Form 20-F for the year ended December 31, 2000.

 * Information in this exhibit marked with [*] has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

** To be filed by amendment to this Registration Statement.